As filed with the Securities and Exchange Commission on May 8, 2007.

Registration No. 333-142274

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EVERCORE PARTNERS INC.

(Exact name of Registrant as specified in its charter)

Delaware	6199	20-4748747
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

55 East 52nd Street

43rd Floor

New York, NY 10055

Telephone: (212) 857-3100

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

Adam B. Frankel, Esq.

General Counsel

Evercore Partners Inc.

55 East 52nd Street

43rd Floor

New York, NY 10055

Telephone: (212) 857-3100

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Vincent Pagano, Jr., Esq. Joshua Ford Bonnie, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017-3954 Telephone: (212) 455-2000 Facsimile: (212) 455-2502	Mark G. Borden, Esq. Stuart R. Nayman, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 399 Park Avenue New York, NY 10022 Telephone: (212) 230-8800 Facsimile: (212) 230-8888

Approximate date of commencement of the proposed sale of the securities to the public:    As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Class A Common Stock, par value $.01 per share	4,830,000 shares	$30.42	$146,928,600	$4,511

(1)	Includes 630,000 shares subject to the underwriters’ option to purchase additional shares.
(2)	Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(c) under the Securities Act of 1933. The proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee have been computed on the basis of the average of the high and low prices per share of the Class A common stock on the New York Stock Exchange on April 13, 2007.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated May 8, 2007

Prospectus

4,200,000 Shares

Class A Common Stock

Evercore Partners Inc. is selling 1,581,778 of the shares in this offering and the selling stockholders named in this prospectus, including members of our senior management, are selling 2,618,222 of the shares in this offering. We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “EVR”. On May 4, 2007, the last reported sale price of the Class A common stock on the New York Stock Exchange was $29.30 per share.

Investing in our Class A common stock involves risks. See “ Risk Factors” beginning on page 16.

	Per Share	Total
Public offering price	$	$

Underwriting discount	$	$

Proceeds, before expenses, to Evercore Partners Inc.	$	$

Proceeds, before expenses, to the selling stockholders	$	$

The selling stockholders have granted the underwriters a 30-day option to purchase up to 630,000 additional shares of Class A common stock at the public offering price less the underwriting discount if the underwriters sell more than 4,200,000 shares of Class A common stock in this offering.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

It is expected that the shares will be delivered to purchasers on or about                     , 2007.

Goldman, Sachs & Co.	Lehman Brothers

JPMorgan

Credit Suisse	E*TRADE Securities

                    , 2007

•	Founded in 1996

•	Advisory and Investment Management businesses

•	34 Senior Managing Directors at May 8, 2007

•	Offices in New York, Los Angeles, San Francisco, London, Mexico City and Monterrey

Selected Advisory Transactions†

April 2, 2007	February 10, 2007	January 15, 2007	December 15, 2006
Advised	Advised	Advised	Advised

on its pending $27.0 billion leveraged buyout by	on its pending $5.8 billion sale to	on its $4.8 billion sale of its Aerospace division to	on its $7.0 billion leveraged buyout by

KKR	Hindalco	GE	Apollo Management

November 1, 2006	June 14, 2006	April 2, 2006	March 5, 2006
Advised	Advised	Advised	Advised

on its $25.1 billion acquisition of	on its $10.0 billion sale of	on its $7.9 billion sale of a 51% interest in	on its $89.4 billion acquisition of

Caremark Rx			BellSouth

January 22, 2006	January 16, 2006	January 13, 2006	October 24, 2005
Advised	Advised	Advised	Advised

on its acquisitions of Osco Drug and Sav-on Drug as part of the $17.4 billion asset sale of	on its $11.3 billion sale	on its pending split-up	on its $22.1 billion split-up

Albertsons

Private Equity Funds††
as of December 31, 2006

1997	2001	2000	2003
Evercore Capital Partners I	Evercore Capital Partners II	Evercore Ventures	Discovery Americas

$512 million committed	$663 million committed	$62 million committed	$68 million committed

†	In the majority of the transactions presented, Evercore provided financial advisory services in conjunction with one or more other investment banking firms.
††	We do not consolidate these funds in our financial statements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures—Revenue” for a discussion of how we generate revenue from the private equity funds we manage.

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

In this prospectus, references to “Evercore”, the “Company”, “we”, “us”, “our” and our “Successor Company” refer, subsequent to the reorganization described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Reorganization”, to Evercore Partners Inc., a Delaware corporation, and its consolidated subsidiaries. These references (other than Successor Company) refer, prior to such reorganization, to Evercore Holdings, or our “Predecessor Company”, which was comprised of certain combined and consolidated entities under the common ownership of the Evercore Senior Managing Directors. Unless the context otherwise requires, references to (1) “Evercore Partners Inc.” refer solely to Evercore Partners Inc., and not to any of its consolidated subsidiaries and (2) “Evercore LP” refer solely to Evercore LP, a Delaware limited partnership, and not to any of its consolidated subsidiaries. References to the “IPO” refer to our initial public offering on August 10, 2006 of 4,542,500 shares of our Class A common stock, including shares issued to the underwriters of the IPO pursuant to their election to exercise in full their overallotment option.

Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of their option to purchase additional shares of Class A common stock from the selling stockholders.

i

SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and the historical financial statements and related notes, before you decide to invest in our Class A common stock.

Evercore Partners

Overview

Evercore is the leading investment banking boutique in the world based on the dollar volume of announced worldwide merger and acquisition (“M&A”) transactions on which we have advised since 2002. When we use the term “investment banking boutique”, we mean an investment banking firm that directly or through its affiliates does not underwrite public offerings of securities or engage in commercial banking activities. We provide advisory services to prominent multinational corporations on significant mergers, acquisitions, divestitures, restructurings and other strategic corporate transactions. Evercore also includes a successful investment management business through which we manage private equity funds and public securities for sophisticated institutional investors. We serve a diverse set of clients around the world from our offices in New York, Los Angeles, San Francisco, London, Mexico City and Monterrey.

Our senior leadership is comprised of Roger Altman, the former U.S. Deputy Treasury Secretary and Vice Chairman of The Blackstone Group; Austin Beutner, a former General Partner of The Blackstone Group; Eduardo Mestre, the former head of Citigroup’s Global Investment Bank; Pedro Aspe, the former Minister of Finance of Mexico; and Bernard Taylor, the former Vice Chairman of JPMorgan Investment Banking (Europe) and Chief Executive of Robert Fleming & Co. Limited.

We were founded on the belief that there was an opportunity within the investment banking industry for a firm free of the potential conflicts of interest created within large, multi-product financial institutions. We also believed that an independent advisory business, with its broad set of relationships, would provide a differentiated investment platform from which to make private equity investments. We employ the Evercore relationship network throughout the investment process in our private equity business to originate investment opportunities, evaluate those opportunities and add value after an investment is made.

From the time of our founding in 1996, we have grown by expanding the range of our advisory and investment management services. In our advisory business, at December 31, 2006 we had 21 Senior Managing Directors with expertise and client relationships in a number of industry sectors, including telecommunications, technology, media, energy and power, general industrial, consumer products and financial institutions: 13 in the United States, 6 in Mexico and 2 in Europe. Our advisory business has a particular focus on advising multinational corporations on large, complex transactions. In addition, we have professionals with extensive restructuring experience. In our investment management business, at December 31, 2006 we had 9 Senior Managing Directors with expertise and relationships in a variety of industries: 7 in the United States, 1 in Mexico and 1 in Europe. A majority of our investment management team’s Senior Managing Directors have worked together since 1999. As of December 31, 2006 the four private equity funds we manage had capital commitments of over $1.3 billion. In addition to our private equity funds, we also manage public equities in the United States through our joint venture, Evercore Asset Management L.L.C. (“EAM”), and fixed income securities in Mexico through our subsidiary, Protego Casa de Bolsa (“PCB”).

We have grown from three Senior Managing Directors at our inception to 33 at December 31, 2006. We expect to continue our growth by hiring additional highly qualified professionals with a broad range of product and industry expertise, expanding into new geographic areas, raising additional private equity funds and diversifying our investment management products and services. We opened our New York office in 1996, our Los Angeles office in 2000 and our San Francisco office in 2005. On August 10, 2006 we combined with Protego Asesores S. de R.L. (“Protego”) in Mexico, with offices in Mexico City and Monterrey, and on December 19, 2006 we acquired Braveheart Financial Services Limited (“Braveheart”), with an office in London.

We believe maintaining standards of excellence in our core businesses demands a spirit of cooperation and hands-on participation more commonly found in smaller organizations. Since our inception, we have set out to build—in the employees we choose and in the projects we undertake—an organization dedicated to the highest caliber of professionalism.

Advisory

Our advisory business provides confidential, strategic and tactical advice to both public and private companies, with a particular focus on large, multinational corporations. By virtue of their prominence, size and sophistication, many of our clients are more likely to require expertise relating to larger and more complex situations. We have advised on numerous noteworthy transactions, including:

• First Data on its pending leveraged buyout by Kohlberg Kravis & Roberts & Co.	• Novelis on its pending sale to Hindalco

• Smiths on its sale of its Aerospace division to General Electric	• Realogy on its leveraged buyout by Apollo Management

• CVS on its acquisition of Caremark	• Credit Suisse on its sale of Winterthur

• General Motors on its sale of a 51% interest in GMAC to an investor group	• AT&T on its acquisition of BellSouth

• CVS on its acquisitions of Osco Drug and Sav-on Drug as part of the asset sale of Albertsons	• VNU on its sale to a private equity consortium

• Tyco on its pending split-up	• Cendant on its split-up

• E*TRADE on its acquisitions of Harrisdirect and Brown & Co.	• Swiss Re on its acquisition of General Electric’s reinsurance business

• SBC on its acquisition of AT&T and on Cingular’s acquisition of AT&T Wireless	• IntercontinentalExchange on its acquisition of the New York Board of Trade

• Aquila on its pending sale to Great Plains Energy

Our approach is to work as a trusted senior advisor to top corporate officers and boards of directors, helping them devise strategies for enhancing shareholder value. We believe this relationship-based approach to our advisory business gives us a competitive advantage in serving a distinct need in the market today. Furthermore, we believe our advisory business is differentiated from that of our competitors in the following respects:

•

Objective Advice with a Long-Term Perspective.    We seek to recommend shareholder value enhancement strategies or other financial strategies that we would pursue ourselves were we acting in management’s capacity. This approach often includes advising our clients against pursuing transactions that we believe do not meet that standard.

•

Transaction Excellence.    Since the beginning of 2004, we have advised on more than $375 billion of announced transactions, including acquisitions, sale processes, mergers of equals, special committee advisory assignments, recapitalizations and restructurings. We have provided significant advisory services on multiple transactions for AT&T (including its predecessor company, SBC), CVS, Dow Jones, EDS, E*TRADE, General Mills and Swiss Re, among others.

•

Senior Level Attention and Experience.    The Senior Managing Directors in our advisory business participate in all facets of client interaction, from the initial evaluation phase to the final stage of executing our recommendations. Our advisory Senior Managing Directors have on average more than 21 years of relevant experience.

•

Independence and Confidentiality.    We do not underwrite securities, publish securities research, or act as a lender. This enables us to avoid the potential conflicts that may arise from these activities at larger, more diversified competitors. In addition, we believe our commitment to discretion and the smaller size of our firm enhance our ability to provide our clients with strict confidentiality.

Our advisory business generates revenue from fees for providing advice and investment banking services on mergers, acquisitions, restructurings and other strategic transactions. In 2006 our advisory business generated $183.8 million, or 87.6%, of our net revenue and earned advisory fees from 63 clients.

Investment Management

Our investment management business manages four private equity funds with aggregate capital commitments of over $1.3 billion as of December 31, 2006, as well as public securities in the U.S. and Mexico. Mr. Beutner is the Chief Investment Officer of Evercore and a majority of the investment team’s Senior Managing Directors have worked together since 1999. Our team brings a diverse set of skills and experiences to the investment process and includes experienced investors, former senior executives from Fortune 100 companies, buy-side research analysts and strategic consultants. Our investment management business principally manages and invests capital on behalf of third parties. A broad range of institutional and high net worth investors, including corporate and public pension funds, endowments, foundations, insurance companies and family offices, have committed capital to the funds we manage. The investments made by our private equity funds are typically control or significant influence investments while the investments made by our Evercore Ventures fund are typically minority investments.

Evercore Capital Partners L.P. and its affiliated entities (collectively, “ECP I”), Evercore Capital Partners II L.P. and its affiliated entities (collectively, “ECP II”) are value-oriented, middle-market private equity funds. We believe Evercore differentiates itself from other managers of middle-market private equity funds by the breadth, depth, quality and stability of its investment team, its ability to leverage the broader Evercore relationship network throughout the investment process, and its ability to bring world class operating expertise to its portfolio companies.

We seek to generate attractive risk-adjusted returns in all of our funds by adhering to the following investment approach:

•

Employing the Evercore Relationship Network.    We employ the Evercore relationship network throughout the investment process to originate investments, evaluate potential opportunities thoroughly, and add value after an investment is made. We enhance the breadth and depth of our advisory relationship network with our investment management business’ advisory board, in-house operating executives and the collective experience of our investment team.

•

Value Discipline: Focus on Risk Adjusted Returns.    We focus on the fundamentals of the underlying business rather than relying on capital markets arbitrage, future acquisitions or valuation multiple expansion to achieve returns.

•	World Class Operating Expertise and Post-Investment Value Creation. We devote considerable time and resources to working closely with the funds’ portfolio companies to determine business strategy,

allocate capital and other resources, evaluate expansion and acquisition opportunities and participate in implementing these plans. Our investment management team benefits from Fortune 100 CEO-level operating experience and is able to apply world class operating expertise to our middle market portfolio companies.

As of December 31, 2006, ECP I and ECP II have invested over $990 million in 21 companies. The funds typically hold investments for three to seven years and systematically evaluate exit opportunities throughout the holding period. Evercore Venture Partners L.P. and its affiliated entities (collectively, “EVP”) has invested $37.4 million in emerging technology companies in specific growth sectors including data storage, wireline and wireless communications, enterprise software and technology enabled services.

Our investment management business primarily generates revenue from (1) fees earned for our management of the funds, (2) portfolio company fees, (3) incentive fees, referred to as carried interest, earned when specified financial returns are achieved over the life of a fund and (4) gains (or losses) on investments of our own capital in the funds. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures—Revenue—Investment Management”. Our investment management business generated $23.3 million, or 11.1%, of our net revenue in 2006, which was comprised of $16.7 million of management and portfolio company fees and $6.5 million of carried interest and investment losses.

The Evercore entities entitled to the management and portfolio company fees from the private equity funds we manage were contributed to us as part of our reorganization prior to the IPO. Accordingly, we continue to receive these fees from all of the funds we manage following the IPO. However, with the exception of a non-managing minority equity interest in the general partner of ECP II, the general partners of the private equity funds we currently manage and certain other entities through which Messrs. Altman and Beutner have invested capital in ECP I were not contributed to us and continue to be owned by our Senior Managing Directors and other third parties. Accordingly, we no longer receive any carried interest from ECP I or EVP or any gains or losses arising from investments in those funds. However, through our equity interest in the general partner of ECP II, we receive 8% to 9% (depending on the particular fund investment) of any carried interest realized from that fund, as well as gains (or losses) on investment based on the amount of capital in that fund which is contributed to, or is subsequently funded by, us. We also will receive a portion of the carried interest realized from any future private equity funds we manage and gains (or losses) on investment based on the amount of capital we contribute in respect of any such future fund.

Our investment management business also manages public securities in the U.S. and Mexico.

•

In October 2005, we formed Evercore Asset Management L.L.C. (“EAM”). EAM’s approach to investing is classic value and the firm seeks to make value investments in small- and mid-capitalization publicly-traded companies. EAM’s business development focuses on the institutional pension, endowment and foundation market. As of December 31, 2006 EAM had $157.0 million in assets under management. We do not consolidate the results of EAM, but rather recognize our pro rata share of income or losses based on our 41.7% ownership interest in the joint venture.

•

In 2005, Protego formed PCB, an asset management business focused on investment management in peso-denominated money market and fixed income securities for institutional and high net worth investors in Mexico. As of December 31, 2006, PCB had $263.2 million in assets under management. We own a 70.0% interest in PCB.

Our Growth Strategy

We believe this offering will allow us to continue to grow and diversify our advisory and investment management businesses and further enhance our profile and position. We seek to achieve these objectives through three primary strategies:

•

Add Highly Qualified Advisory Professionals with Industry and Product Expertise.    We intend to continue to recruit high-caliber professionals into our advisory practice to add depth in industry sectors in which we believe we already have strength, to extend the reach of our advisory focus to industry sectors we have identified as particularly attractive and to further strengthen our restructuring business. In the 18 months preceding March 31, 2007, we hired one partner with energy and power expertise, one partner with telecom and technology expertise, and two partners with restructuring expertise.

•

Expand Into New Geographic Markets.    We plan to expand into new geographic markets where we believe the business environment will be receptive to the strengths of our advisory and investment management business models or where our clients have or may develop a significant presence. Our combination with Protego in August 2006 and our acquisition of Braveheart in December 2006 represented important steps in this strategy. We have also entered into a strategic alliance with Mizuho Securities to provide joint advisory services for U.S.-Japan cross-border merger, acquisition and restructuring transactions. We may hire groups of talented professionals or pursue additional strategic acquisitions of or alliances with highly-regarded regional or local firms in new markets whose culture and operating principles are similar to ours.

•

Raise New Private Equity Funds and Diversify Into New Investment Management Services.    We intend to raise additional private equity funds and diversify our business into new investment management services. We intend to raise a new private equity fund, Evercore Capital Partners III, and expect the fundraising process to take more than 12 months, subject to market conditions. EAM is evaluating new services and has recently launched a domestic, value-oriented, long-short hedge fund.

Preliminary Revenue Estimates for the First Quarter of 2007;

Compensation and Benefits Expense Target

Our expectations with respect to our results discussed below are based upon management estimates that are subject to quarterly review procedures and final reconciliations and adjustments. Actual results may differ from these estimates, and those differences may be material.

For the first quarter of 2007, we estimate that our net revenue was between $87 million and $89 million. This compares to $45.6 million in net revenue for the first quarter of 2006 generated by Evercore Holdings (the Predecessor Company) and $78.9 million in net revenue for the fourth quarter of 2006.

Our Advisory net revenue for the quarter benefited from the successful completion of several engagements as to which we were entitled to significant fees, which may not recur in subsequent periods. Our revenues and net income can fluctuate materially depending on the number, size and timing of the completed transactions on which we advised, the number and size of Investment Management gains or losses and other factors. Accordingly, the revenues and net income in any particular quarter may not be indicative of future results. Evercore believes that annual results are the most meaningful.

We currently target total employee compensation and benefits expense (excluding for these purposes, compensation and benefits expense associated with new business initiatives or any vesting of partnership units or RSUs granted in connection with the Reorganization and the IPO) at a level not to exceed 50% of revenue (excluding for these purposes any revenue associated with carried interest and reimbursable expenses). Since the acquisition of Braveheart represents a new business initiative, we have excluded the revenues and compensation expenses associated with our European operations in calculating our compensation and benefits expense target for 2007. We retain the ability to exceed our compensation and benefit expense target, change the target or change how the target is calculated at any time.

Increasing the number of high caliber Senior Managing Directors is critical to our growth efforts. Typically, we hire new Senior Managing Directors in the middle of a calendar year, but the new hires do not begin to generate significant revenue until the following calendar year. We expect new Senior Managing Directors to be accretive to our earnings by the second calendar year after joining the firm. We have hired one new Senior Managing Director already in 2007 and may add as many as ten additional Senior Managing Directors in 2007 in the United States and in Europe, although the number of actual new hires also may fall short of that target. As a result, we expect to record significant compensation expenses associated with new Senior Managing Director hires that will cause us to exceed our compensation and benefits expense target in 2007 and possibly in future periods. We expect such increased expenses, to the extent incurred, to have a material and adverse impact on our near-term margins and profitability. Accordingly, to the extent we hire at the high end of our current estimates, we expect that our earnings per share for 2007 will be significantly below our pro forma earnings per share for 2006. We undertake no obligation to publicly update or review these estimates of new hires, future expenses, margins or profitability, whether as a result of new information, future developments or otherwise.

Evercore Partners Inc. was incorporated in Delaware on July 21, 2005. Our principal executive offices are located at 55 East 52nd Street, 43rd Floor, New York, New York 10055, and our telephone number is (212) 857-3100.

Organizational Structure

The diagram below depicts our organizational structure immediately following this offering and gives effect to the vesting of Evercore LP partnership units that will occur as a result of the completion of this offering as described below.

Holding Company Structure

Evercore Partners Inc. is a holding company, and its sole material asset is a controlling equity interest in Evercore LP. As the sole general partner of Evercore LP, Evercore Partners Inc. operates and controls all of the business and affairs of Evercore LP and, through Evercore LP and its operating subsidiaries, conducts our business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reorganization” for a more detailed discussion of the Reorganization we effected in August 2006 to establish our current organizational structure.

Evercore Partners Inc. consolidates the financial results of Evercore LP and its subsidiaries, and the ownership interest of our Senior Managing Directors in Evercore LP is reflected as a minority interest in Evercore Partners Inc.’s consolidated financial statements.

Pursuant to the partnership agreement of Evercore LP, Evercore Partners Inc. has the right to determine when distributions will be made to the partners of Evercore LP and the amount of any such distributions. If Evercore Partners Inc. authorizes a distribution, such distribution will be made to the partners of Evercore LP (1) in the case of a tax distribution (as described below), to the holders of vested partnership units in proportion to the amount of taxable income of Evercore LP allocated to such holder and (2) in the case of other distributions, pro rata in accordance with the percentages of their respective vested partnership interests. Evercore Partners Inc. may, however, authorize a distribution to the partners of Evercore LP who hold vested and unvested units in accordance with the percentages of their respective vested and unvested partnership interests in the event of an extraordinary dividend, refinancing, restructuring or similar transaction.

The holders of partnership units in Evercore LP, including Evercore Partners Inc., will incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Evercore LP. Net profits and net losses of Evercore LP will generally be allocated to its partners (including Evercore Partners Inc.) pro rata in accordance with the percentages of their respective partnership interests. The partnership agreement provides for cash distributions to the holders of vested partnership units of Evercore LP if Evercore Partners Inc. determines that the taxable income of Evercore LP will give rise to taxable income for its partners. In accordance with the partnership agreement, we intend to cause Evercore LP to make cash distributions to the holders of vested partnership units of Evercore LP for purposes of funding their tax obligations in respect of the income of Evercore LP that is allocated to them. Generally, these tax distributions will be computed based on our estimate of the net taxable income of Evercore LP allocable to such holder of vested partnership units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income).

Evercore LP also intends to make distributions to Evercore Partners Inc. in order to fund any dividends Evercore Partners Inc. may declare on the Class A common stock. If Evercore Partners Inc. declares such dividends, our Senior Managing Directors will be entitled to receive equivalent distributions pro rata based on their partnership interests in Evercore LP, although these individuals will not be entitled to receive any such dividend-related distributions in respect of unvested partnership units.

Vesting of Evercore LP Partnership Units and Restricted Stock Units as a Result of the Completion of this Offering

In the Reorganization, our Senior Managing Directors received 13,430,500 vested and 9,706,329 unvested partnership units in Evercore LP. Under the terms of the Evercore LP partnership agreement (1) 4,853,164, or 50%, of these unvested partnership units will vest if and when Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 90% of the aggregate Evercore LP partnership units owned by them on the date the Reorganization was effected and (2) 9,706,329, or 100%, of these unvested partnership units will vest upon the earliest to occur of the following events:

•

when Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 50% of the aggregate Evercore LP partnership units owned by them at the time of the Reorganization;

•	a change of control of Evercore; or

•	two of Messrs. Altman, Beutner and Aspe are not employed by, or do not serve as a director of, Evercore Partners Inc. or one of its affiliates within a 10-year period following the IPO.

In addition, 100% of the unvested Evercore LP partnership units held by a Senior Managing Director will vest if such Senior Managing Director dies or becomes disabled while in our employ. Our Equity Committee, which is comprised of Messrs. Altman, Beutner and Aspe, may also accelerate vesting of unvested partnership units at any time.

In addition, we granted 2,286,055 RSUs to our employees at the time of the IPO. 207,116 of the RSUs are fully vested and, as a result, we recorded compensation expense at the time of the IPO equal to the value of these fully vested RSUs. The remaining 2,078,939 of these RSUs are unvested and will vest upon the same conditions as the unvested partnership units of Evercore LP issued in connection with the Reorganization (although on a different vesting schedule). Generally, 10% of the units were fully vested at the time of grant and, upon each subsequent vesting, an additional 45% of the units will vest.

We account for the unvested Evercore LP partnership units and unvested RSUs as compensation paid to employees in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 123R, “Share Based Payments” (“SFAS 123R”), which we adopted effective January 1, 2006. The unvested Evercore LP partnership units and unvested RSUs vest based on the achievement of one of the performance and service vesting conditions as described above. In accordance with SFAS 123R, accruals of compensation costs for awards with a performance or service condition are based on the probable outcome of that service or performance condition. Compensation cost is accrued if it is probable that the performance condition will be achieved and is not accrued if it is not probable that the performance condition will be achieved.

We have heretofore concluded that it is not probable that the conditions relating to a decline in the collective beneficial ownership of Messrs. Altman, Beutner and Aspe (and trusts benefiting their families and permitted transferees), a change of control of Evercore or a lack of continued association of Messrs. Altman, Beutner and Aspe with Evercore will be achieved, or that the death or disability condition during the employment period will be satisfied. Accordingly, we have not been accruing compensation expense relating to these unvested partnership units and unvested RSUs. However, the completion of this offering will probably result in Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, ceasing to beneficially own at least 90% of the aggregate Evercore LP partnership units owned by them on the date of the Reorganization, which will in turn result in the vesting of 4,853,164, or 50%, of the unvested partnership units and 1,039,505, or 50%, of the unvested RSUs issued in conjunction with the IPO. In the event that we successfully complete this offering but Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, continue to beneficially own at least 90% of the aggregate Evercore LP partnership units owned by them on the date of the Reorganization, our Equity Committee nonetheless intends to accelerate the vesting of these unvested partnership units and RSUs.

The vesting of these partnership units and RSUs will be charged to expense at the completion of this offering based on the grant date fair value of the Evercore LP partnership units and RSUs, which is the IPO price of the Class A common stock of $21.00 per share.

In the first quarter of 2007, and in connection with new hiring activity, we granted (1) 90,479 RSUs with a grant date fair value of $33.27 per unit, 30,160 of which were fully vested and 60,319 of which are unvested and will vest upon the same conditions as the unvested partnership units of Evercore LP issued in connection with the Reorganization, and (2) 90,606 shares of restricted stock with a grant date fair value of $33.64 per share, all of which are unvested and will vest upon the earlier of one year following the date of grant or Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, ceasing to beneficially own at least 90% of the aggregate Evercore LP partnership units owned by them on the date the Reorganization was effected. Therefore, the completion of this offering will result in the vesting of 30,160 of these RSUs and all of these 90,606 shares of restricted stock.

Accordingly, we will record a non-cash equity-based compensation charge at the completion of this offering of approximately $127.8 million. As a result, we will record a significant loss in the quarter in which this offering is completed and expect to record a loss for the full fiscal year ending December 31, 2007.

Tax Receivable Agreement

Prior to this offering, certain of our Senior Managing Directors will exchange 2,369,540 Evercore LP partnership units that they hold on a one-for-one basis for shares of our Class A common stock. In addition, partnership units held by our Senior Managing Directors in Evercore LP may be exchanged in the future for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. This exchange and any such future exchanges are expected to result in an increase in the tax basis of the tangible and intangible assets of Evercore LP. These increases in tax basis would increase (for tax purposes) amortization and, therefore, reduce the amount of tax that we would otherwise be required to pay in the future.

We have entered into a tax receivable agreement with our Senior Managing Directors that provides for the payment by us to an exchanging Evercore partner of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of these increases in tax basis. We expect to benefit from the remaining 15% of cash savings, if any, in income tax that we realize. While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the timing of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income, we expect that, as a result of the size of the increases of the tangible and intangible assets of Evercore LP attributable to our interest in Evercore LP, during the expected term of the tax receivable agreement, the payments that we may make to our Senior Managing Directors could be substantial.

Assuming no material changes in the relevant tax law, and that we earn sufficient taxable income to realize the full tax benefit of the increased amortization, we expect that future payments to our Senior Managing Directors in respect of the exchange of Evercore LP partnership units which will occur prior to this offering to aggregate approximately $21.1 million, resulting in payments of approximately $1.4 million per year over the next 15 years, based on an assumed value of the Class A common stock of $29.30 per share (the last reported price of the Class A common stock on the New York Stock Exchange on May 4, 2007). (A $1.00 increase (decrease) in the assumed value of the Class A common stock of $29.30 per share would increase (decrease) the amount of future payments to our Senior Managing Directors in respect of the exchange of the Evercore LP partnership units that will occur prior to this offering by $0.05 million per year over the next 15 years.) Future payments to our Senior Managing Directors in respect of subsequent exchanges pursuant to the tax receivable agreement would be in addition to these amounts and are expected to be substantial.

The effects of the tax receivable agreement on our consolidated statement of financial condition as a result of the exchange of 2,369,540 Evercore LP partnership units by our Senior Managing Directors prior to this offering are as follows:

•

we will record an increase of $24.8 million in deferred tax assets for the estimated income tax effects of the increase in the tax basis of the assets owned by Evercore LP, based on enacted federal and state tax rates at the date of the transaction. To the extent we estimate that we will not realize the full benefit represented by the deferred tax asset, based on an analysis of expected future earnings, we will reduce the deferred tax asset with a valuation allowance; and

•

we will record 85% of the estimated realizable tax benefit (which is the recorded deferred tax asset less any recorded valuation allowance) as an increase of $21.1 million to payable to related parties and the remaining 15% of the estimated realizable tax benefit, or $3.7 million, as an increase to paid-in-capital.

Therefore, as of the date of the exchange of the Evercore LP partnership units, on a cumulative basis the net effect of accounting for income taxes and the tax receivable agreement on our financial statements will be a net increase in stockholders’ equity of 15% of the estimated realizable tax benefit. The amounts to be recorded for both the deferred tax asset and the liability for our obligations under the tax receivable agreement have been estimated. Any additional payments under the tax receivable agreement that will further increase the tax benefits and the estimated payments under the tax receivable agreement have not been included in this estimate. All of the effects of changes in any of our estimates after the date of the purchase will be included in net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in net income. Future exchanges of Evercore LP partnership units for our shares of Class A common stock will be accounted for in a similar manner.

If the underwriters exercise their option to purchase additional shares from the selling stockholders, we expect that our Senior Managing Directors will exchange additional Evercore LP partnership units. The values of the deferred tax assets and payable to related parties, and the amount of expected future payments to our Senior Managing Directors under the tax receivable agreement in respect of any such exchange, will be based on the value of the Class A common stock at the time of such exchange.

The Offering

Class A common stock offered by Evercore Partners Inc.	1,581,778 shares.

Class A common stock offered by the selling stockholders	2,618,222 shares.

Class A common stock outstanding immediately after this offering assuming no exercise of the underwriters’ option to purchase additional shares from the selling stockholders

10,560,482 shares (or 31,327,771 shares if all vested and unvested Evercore LP partnership units, other than those held by Evercore Partners Inc., are exchanged for newly-issued shares of Class A common stock on a one-for-one basis).

Class A common outstanding immediately after this offering assuming full exercise of the underwriters’ option to purchase additional shares from the selling stockholders

11,130,644 shares (or 31,327,771 shares if all vested and unvested Evercore LP partnership units, other than those held by Evercore Partners Inc., are exchanged for newly-issued shares of Class A common stock on a one-for-one basis).

Use of proceeds

We estimate that our net proceeds from this offering, after deducting estimated underwriting discounts and commissions and offering expenses, will be approximately $43.0 million, based on an assumed public offering price of $29.30 per share (the last reported price of the Class A common stock on the New York Stock Exchange on May 4, 2007). We intend to use these proceeds to expand and diversify our advisory and investment management businesses and for general corporate purposes in our operating subsidiary, Evercore LP. We will not receive any proceeds from the sale of shares by the selling stockholders.

Voting rights	Each share of our Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally.

Each limited partner of Evercore LP holds one or more shares of our Class B common stock. The shares of Class B common stock have no economic rights but entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes that is determined pursuant to a formula that relates to the number of Evercore LP partnership units held by such holder. As a result of this formula, the limited partners of Evercore LP collectively have a number of votes in Evercore Partners Inc. that is equal to the aggregate number of vested and unvested partnership units that they hold. Under the formula, until such time as Messrs. Altman, Beutner and Aspe and certain trusts benefiting their families collectively cease to beneficially own, in the aggregate, at least 90% of the Evercore LP partnership units they held on August 10, 2006 (the date of the IPO), these three individuals will have all of the voting power of the Class B common stock and the other limited partners of Evercore LP will have no voting power. See “Description of Capital Stock—Class B Common Stock”.

As a result of the successful completion of the offering of the shares offered by this prospectus, Messrs. Altman, Beutner and Aspe and certain trusts benefiting their families collectively will own less than 90% of the Evercore LP partnership units they held on August 10, 2006. Accordingly, following the completion of this offering, each of the limited partners of Evercore LP will have a number of votes in Evercore Partners Inc. that is equal to the number of vested and unvested Evercore LP partnership units held by such holder.

Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Dividend policy

As part of the IPO, we announced our intention to pay quarterly cash dividends to the holders of our Class A common stock and, on March 26, 2007, we paid our first quarterly cash dividend of $0.07 per share to holders of record of our Class A common stock as of March 12, 2007. Management intends to recommend to our board of directors that we increase our quarterly cash dividend to $0.10 per share and set a record date for the next quarterly dividend as of a date subsequent to the closing of this offering. However, there is no assurance that sufficient cash will be available to pay future dividends.

The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors. Our board of directors will take into account general economic and business conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries (including Evercore LP) to us, and such other factors as our board of directors may deem relevant.

Evercore Partners Inc. is a holding company and has no material assets other than its ownership of partnership units in Evercore LP. We intend to cause Evercore LP to make distributions to Evercore

Partners Inc. in an amount sufficient to cover dividends, if any, declared by us. If Evercore LP makes such distributions, our Senior Managing Directors will be entitled to receive equivalent distributions from Evercore LP on their vested partnership units.

Risk factors	See “Risk Factors” for a discussion of risks you should carefully consider before deciding to invest in our Class A common stock.

New York Stock Exchange symbol	EVR

Shares of Class A common stock outstanding and other information based thereon in this prospectus do not reflect:

•

2,795,295 shares of Class A common stock underlying 237,276 vested and 2,558,019 unvested restricted stock units (1,069,665 of which are expected to vest as a result of the completion of this offering) that have been awarded under our 2006 Stock Incentive Plan;

•	17,114,099 additional shares of Class A common stock reserved for issuance under our 2006 Stock Incentive Plan; and

•

431,607 additional shares of Class A common stock that may be issuable as deferred consideration as part of our acquisition of Braveheart Financial Services Limited. See “Related Party Transactions—Acquisition of Braveheart Financial Services Limited”.

Summary Historical Financial Data

	Combined			Consolidated
	Twelve Months Ended December 31,		For the Period January 1, 2006 through August 9, 2006	For the Period August 10, 2006 through December 31, 2006
	2004	2005
	PREDECESSOR	PREDECESSOR	PREDECESSOR	SUCCESSOR
STATEMENT OF INCOME DATA:
REVENUES
Advisory Revenue	$69,205	$110,842	$96,122	$87,659
Investment Management Revenue	16,967	14,584	16,860	6,400
Interest Income and Other Revenue	145	209	643	8,813

TOTAL REVENUES	86,317	125,635	113,625	102,872
Interest Expense	—	—	—	6,783

NET REVENUES	86,317	125,635	113,625	96,089

EXPENSES
Employee Compensation and Benefits(a)	17,084	24,115	20,598	52,316
Non-compensation Expenses	17,389	34,988	24,702	17,966

TOTAL EXPENSES	34,473	59,103	45,300	70,282

Other Income	76	—	—	—

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	51,920	66,532	68,325	25,807
Provision for Income Taxes(b)	2,114	3,372	2,368	6,030
Minority Interest	29	8	6	15,991

NET INCOME	$49,777	$63,152	$65,951	$3,786

Net Income Per Share:
Basic				$0.76

Diluted				$0.76

Consolidated
As of December 31, 2006
SUCCESSOR
STATEMENT OF FINANCIAL CONDITION DATA:
Total Assets	$301,503
Total Liabilities	152,108
Minority Interest	36,918
Stockholders’ Equity	112,477

(a)	Prior to our August 2006 IPO, payments for services rendered by our Senior Managing Directors generally were accounted for as distributions of members’ capital rather than as compensation expense. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures—Operating Expenses—Employee Compensation and Benefits Expense”.
(b)	Prior to our August 2006 IPO, our income was not subject to U.S. federal and state income taxes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures—Provision for Income Taxes”.

RISK FACTORS

An investment in our Class A common stock involves risks. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before investing in our Class A common stock.

Risks Related to Our Business

Difficult market conditions can adversely affect our business in many ways, including reducing the volume of the transactions involving our advisory business and reducing the value or performance of the investments made by our private equity funds or traditional asset management business, which, in each case, could materially reduce our revenue or income.

As a financial services firm, our businesses are materially affected by conditions in the global financial markets and economic conditions throughout the world. We have benefited from the recent record levels of M&A activity, and we cannot predict whether or for how long the current levels of M&A activity will continue. The future market and economic climate may deteriorate because of many factors beyond our control, including rising interest rates or inflation, terrorism or political uncertainty. Revenue generated by our advisory business is directly related to the volume and value of the transactions in which we are involved. During periods of unfavorable market or economic conditions, the volume and value of M&A transactions may decrease, thereby reducing the demand for our advisory services and increasing price competition among financial services companies seeking such engagements. Our operating results would be adversely affected by any such reduction in the volume or value of mergers and acquisitions transactions. In addition, in the event of a market or general economic downturn, the private equity funds that our investment management business manages also may be impacted by reduced opportunities to exit and realize value from their investments and our asset management business would be expected to generate lower revenue because investment advisory fees we receive typically are in part based on the market value of underlying publicly traded securities. Our profitability may also be adversely affected by our fixed costs and the possibility that we would be unable to scale back other costs within a time frame sufficient to match any decreases in revenue relating to changes in market and economic conditions.

We depend on Mr. Altman, Mr. Beutner and the other members of our Management Committee, including Mr. Aspe, Mr. Mestre, Mr. Taylor and other key personnel, and the loss of their services would have a material adverse effect on us.

We depend on the efforts and reputations of Roger Altman, our Co-Chairman and Co-Chief Executive Officer, Austin Beutner, our President, Co-Chief Executive Officer and Chief Investment Officer, and the other members of our Management Committee, including Pedro Aspe, our Co-Chairman, Eduardo Mestre, our Co-Vice Chairman and Bernard Taylor, our Co-Vice Chairman and Chief Executive of Evercore Europe. Our senior leadership team’s reputations and relationships with clients and potential clients are critical elements in expanding our businesses, and we believe our performance is strongly correlated to the performance of Messrs. Altman and Beutner and the other members of our Management Committee. For example, our operations and performance in Mexico and Europe are particularly dependent on the efforts and reputations of Mr. Aspe and Mr. Taylor, respectively. The loss of the services of any of them would have a material adverse effect on our operations, including our ability to attract advisory clients and raise new private equity funds.

Our future success depends to a substantial degree on our ability to retain and recruit qualified personnel, including Senior Managing Directors in addition to Messrs. Altman, Beutner and the other members of our Management Committee. We anticipate that it will be necessary for us to add financial professionals as we pursue our growth strategy. However, we may not be successful in our efforts to recruit and retain the required personnel as the market for qualified financial professionals is extremely competitive. Our financial professionals possess substantial experience and expertise and have direct contact with our advisory and investment management clients, which can lead to strong client relationships. As a result, the loss of these personnel could jeopardize our relationships with clients and result in the loss of client engagements. For example, if any of our Senior Managing Directors were to join or form a competing firm, some of our current clients could choose to use the services of that competitor rather than our services.

Our transition to a corporate structure may adversely affect our ability to recruit, retain and motivate our Senior Managing Directors and other key employees, which in turn could adversely affect our ability to compete effectively and to grow our business.

In connection with our transition to a corporate structure, our Senior Managing Directors may experience significant reductions in their compensation. Since the IPO, we have and intend to continue to use equity, equity-based incentives and other employee benefits rather than pure cash compensation to motivate and retain our Senior Managing Directors. Our compensation mechanisms as a public company may not be effective, especially if the market price of our Class A common stock declines.

In addition, we expect that our Senior Managing Directors will receive less overall compensation than they would have otherwise received prior to the IPO and may receive less compensation than they otherwise would receive at other firms. Such a reduction in compensation (or the belief that a reduction may occur) could make it more difficult to retain our Senior Managing Directors. In addition, some current or potential Senior Managing Directors and other employees may be more attracted to the benefits of working at a private partnership and the prospects of becoming a partner at such a firm, or at one of our larger competitors.

We have experienced rapid growth over the past several years, which may be difficult to sustain and which may place significant demands on our administrative, operational and financial resources.

We expect our rapid growth to continue, which could place additional demands on our resources and increase our expenses. Our future growth will depend, among other things, on our ability to successfully identify practice groups and individuals to join our firm. It may take more than one year for us to determine whether new professionals will be profitable or effective. During that time, we may incur significant expenses and expend significant time and resources toward training, integration and business development. If we are unable to hire and retain profitable professionals, we will not be able to implement our growth strategy and our financial results may be materially adversely affected.

Sustaining growth will also require us to commit additional management, operational and financial resources to this growth and to maintain appropriate operational and financial systems to adequately support expansion. There can be no assurance that we will be able to manage our expanding operations effectively or that we will be able to maintain or accelerate our growth and any failure to do so could adversely affect our ability to generate revenue and control our expenses.

If we are unable to consummate or successfully integrate additional acquisitions or joint ventures, we may not be able to implement our growth strategy successfully.

Our growth strategy is based, in part, on the selective acquisition, development and investment in advisory businesses, asset management businesses or other business complementary to our business where we think we can add substantial value or generate substantial returns. The success of this strategy will depend on, among other things:

•	the availability of suitable opportunities;

•	the level of competition from other companies that may have greater financial resources;

•	our ability to value acquisition and investment candidates accurately and negotiate acceptable terms for those acquisitions and investments;

•	our ability to identify and enter into mutually beneficial relationships with venture partners; and

•	the availability of management resources to oversee the integration and operation of the new businesses.

If we are not successful in implementing our growth strategy, our business and results and the market price for our Class A common stock may be adversely affected.

Our inability to integrate acquired businesses successfully or to realize the anticipated cost savings and other benefits could have adverse consequences to our business.

We have experienced significant growth through acquisitions and we expect to continue to grow through additional acquisitions. Acquisitions generally result in increased operating and administrative costs. We may not be able to manage or integrate the acquired companies or businesses successfully. The process of combining acquired businesses may be disruptive to our business and may cause an interruption or reduction of our business as a result of the following factors, among others:

•	loss of key employees or customers;

•

possible inconsistencies in or conflicts between standards, controls, procedures and policies among the combined companies and the need to implement company-wide financial, accounting, information technology and other systems;

•	failure to maintain the quality of services that have historically been provided;

•	failure to coordinate geographically diverse organizations; and

•	the diversion of management’s attention from our day-to-day business as a result of the need to manage any disruptions and difficulties and the need to add management resources to do so.

These disruptions and difficulties, if they occur, may cause us to fail to realize the cost savings, revenue enhancements and other benefits that we expect to result from integrating acquired companies and may cause material adverse short- and long-term effects on our operating results, financial condition and liquidity.

Even if we are able to integrate the operations of acquired businesses into our operations, we may not realize the full benefits of the cost savings, revenue enhancements or other benefits that we may have expected at the time of acquisition. These analyses necessarily involve assumptions as to future events, including general business and industry conditions, the longevity of specific customer engagements and relationships, operating costs and competitive factors, many of which are beyond our control and may not materialize. While we believe these analyses and their underlying assumptions to be reasonable, they are estimates that are necessarily speculative in nature. In addition, even if we achieve the expected benefits, we may not be able to achieve them within the anticipated time frame. Also, the cost savings and other synergies from these acquisitions may be offset by costs incurred in integrating the companies, increases in other expenses or problems in the business unrelated to these acquisitions.

Our recent acquisitions have involved the purchase of the equity of existing companies. These acquisitions, as well as acquisitions of substantially all of the assets of a company may expose us to liability for actions taken by an acquired business and its management before the acquisition. The due diligence we conduct in connection with an acquisition and any contractual guarantees or indemnities that we receive from the sellers of acquired companies generally would not be sufficient to protect us from or compensate us for, actual liabilities. A material liability associated with an acquisition, especially where there is no right to indemnification, could adversely affect our financial condition and operating results.

Our revenue and profits are highly volatile, which may make it difficult for us to achieve steady earnings growth on a quarterly basis and may cause the price of our Class A common stock to decline.

Our revenue and profits are highly volatile. We generally derive revenue from a limited number of engagements that generate significant fees at key transaction milestones, such as closing, the timing of which is outside of our control. As a result, our financial results will likely fluctuate from quarter to quarter based on the timing of when those fees are earned. It may be difficult for us to achieve steady earnings growth on a quarterly basis, which could, in turn, lead to large adverse movements in the price of our Class A common stock or increased volatility in our stock price generally.

We earn a majority of our revenue from advisory engagements, and, in many cases, we are not paid until the successful consummation of the underlying M&A transaction or restructuring. As a result, our advisory revenue is highly dependent on market conditions and the decisions and actions of our clients, interested third parties and governmental authorities. For example, a client could delay or terminate an acquisition transaction because of a failure to agree upon final terms with the counterparty, failure to obtain necessary regulatory consents or board or stockholder approvals, failure to secure necessary financing, adverse market conditions or because the target’s business is experiencing unexpected operating or financial problems. Anticipated bidders for assets of a client during a restructuring transaction may not materialize or our client may not be able to restructure its operations or indebtedness due to a failure to reach agreement with its principal creditors. In these circumstances, we often do not receive any advisory fees other than the reimbursement of certain out-of-pocket expenses, despite the fact that we have devoted considerable resources to these transactions.

The timing and receipt of carried interest generated by our private equity funds is uncertain and will contribute to the volatility of our investment management revenue. Carried interest depends on our funds’ investment performance and opportunities for realizing gains, which may be limited. In addition, it takes a substantial period of time to identify attractive private equity or venture capital opportunities, to raise the funds needed to make an investment and then to realize the cash value of an investment through resale, recapitalization or other exit. Even if an investment proves to be profitable, it may be several years or longer before any profits can be realized in cash or other proceeds. Moreover, if legislation were to be introduced in the U.S. Congress to tax carried interest as ordinary income rather than as capital gains, adoption of any such legislation could adversely affect our ability to recruit, retain and motivate our current and future Senior Managing Directors and other employees. We recognize revenue on investments in our funds based on our allocable share of realized and unrealized gains (or losses) reported by such funds, and a decline in realized or unrealized gain, or a realized or unrealized loss, would adversely affect our revenue, which could further increase the volatility of our quarterly results.

A general decline in the media or telecommunications sectors could have an adverse effect on our net revenue.

We generated 32.5% of our net revenue in 2006 from advisory clients in the media and telecommunications sectors. Our clients in those industries continue to play an important role in the overall prospects of our business. Accordingly, the success of our business depends, at least in part, on the strength and level of economic activity in these sectors, particularly in the United States. Adverse market or economic conditions as well as a slowdown in activity in the media or telecommunications sectors could reduce the size and number of our fee engagements, which would have an adverse effect on our revenue.

Our management has identified material weaknesses in our internal control over financial reporting; failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) could have a material adverse effect on our business and stock price.

Our internal control over financial reporting does not currently meet all the standards contemplated by Section 404 that we will eventually be required to meet. As a public company, we are required to complete our initial assessment by the filing of our Form 10-K for the year ending December 31, 2007. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, this result may cause us to be unable to report on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in the reliability of our financial statements. We have and will incur incremental costs in order to improve our internal control over financial reporting and comply with Section 404, including increased auditing and legal fees and costs associated with hiring additional accounting and administrative staff. This could harm our operating results and lead to a decline in our stock price.

Our management has identified material weaknesses in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board. Areas of material weaknesses in our internal control over financial reporting include a lack of an enterprise-wide, executive-driven internal control environment that documents key processes related to financial reporting and the lack of a formal, regular process designed to identify key financial reporting risks. As we went through the assessment process, we further clarified the risks to also include material weaknesses in internal controls over financial reporting. Specifically, we identified the existence of certain deficiencies around the quarterly and annual financial statement close process to permit the preparation of our financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and SEC regulations.

In addition to the material weaknesses described above, as previously disclosed in our Quarterly Report on our Form 10-Q that was filed on November 20, 2006, prior to our acquisition of Protego, its subsidiaries and Protego Asesores, S.A. de C.V. (“Protego Historical”), Protego Historical improperly accounted for repurchase and reverse repurchase agreements entered into by PCB, the Mexican asset management subsidiary of Protego, on a net basis instead of recording separate assets and liabilities or separately recording revenue for the interest earned and the associated interest expense as an offset to total revenue. Due to this error in accounting, on November 18, 2006, we determined that the combined and consolidated financial statements of Protego Historical as of and for the year ended December 31, 2005 and the related interim financial statements as of and for the three months ended March 31, 2006 and 2005, and as of and for the three and six months ended June 30, 2006 and 2005, should no longer be relied upon. As a result, we filed a Form 8-K and a Form 10-Q/A on February 21, 2007 restating certain financial information including: (1) restated combined and consolidated financial statements of Protego Historical as of and for the year ended December 31, 2005 and the related interim financial statements as of and for the three months ended March 31, 2006 and 2005 and as of and for the three and six months ended June 30, 2006 and 2005 and (2) the restated unaudited condensed consolidated pro forma financial statements for the year ended December 31, 2005, as of and for the three months ended March 31, 2006 and as of and for the three and six months ended June 30, 2006. As we went through the assessment process, we further clarified the risks to also include material weaknesses in internal control over financial reporting. Management concluded that the material weakness in internal control over financial reporting was related to the fact that we lacked a sufficient complement of personnel with experience to comply with GAAP and SEC reporting requirements.

The items discussed above may cause our quarterly or annual financial statements and other regulatory reporting requirements to become materially misstated or not meet the applicable filing deadlines if they are not properly remedied. We are in the process of addressing these deficiencies and have developed and started a project plan to improve our core accounting and finance processes. We are in the process of remedying these material weaknesses by taking the following actions.

In fiscal year 2006, we:

•

hired additional key accounting and finance professionals, including a new Sarbanes-Oxley compliance officer responsible for implementation of Section 404 compliance, within our accounting and finance organization;

•	engaged a professional consulting firm to assist management in preparing and reporting our annual financial results;

•	began the process of assessing the design of our internal control environment, establishing appropriate internal controls and implementing remediation plans to achieve Section 404 compliance;

•

established a number of formal committees to ensure proper protocols regarding control performance and changes to our risk profile, and have begun enhancing our policies and processes related to financial reporting;

•	implemented new procedures and began monitoring that all repurchases and reverse repurchase agreements at PCB were accounted for in accordance with GAAP;

•	engaged a professional consulting firm to assist us in providing additional financial and accounting services to review the financial activities and transactions within Protego; and

•	hired additional finance professionals to replace and enhance the current financial reporting team within Protego.

During fiscal year 2007, we plan to:

•	establish new policies and procedures to ensure that all GAAP and SEC matters as they arise are evaluated by the appropriate level of personnel;

•	augment our internal accounting and finance resources to improve the operations of the accounting and financial process;

•	enhance our training efforts to help ensure our key accounting and financial professionals can identify complex accounting matters as they arise; and

•	enhance our internal audit process to monitor financial reporting activities.

The steps we have taken or intend to take, however, may not remediate these material weaknesses and additional material weaknesses in our internal control over financial reporting may be identified in the future.

Employee misconduct, which is difficult to detect and deter, could harm us by impairing our ability to attract and retain clients and subjecting us to significant legal liability and reputational harm.

Recently, there have been a number of highly-publicized cases involving fraud or other misconduct by employees in the financial services industry, and there is a risk that our employees could engage in misconduct that adversely affects our business. For example, our advisory business often requires that we deal with confidential matters of great significance to our clients. If our employees were to improperly use or disclose confidential information provided by our clients, we could be subject to regulatory sanctions and suffer serious harm to our reputation, financial position, current client relationships and ability to attract future clients. We are also subject to a number of obligations and standards arising from our investment management business and our authority over the assets managed by our investment management business. The violation of these obligations and standards by any of our employees would adversely affect our clients and us. It is not always possible to deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in all cases. If our employees engage in misconduct, our business would be adversely affected.

The financial services industry faces substantial litigation risks, and we may face damage to our professional reputation and legal liability if our services are not regarded as satisfactory or for other reasons.

As a financial services firm, we depend to a large extent on our relationships with our clients and our reputation for integrity and high-caliber professional services to attract and retain clients. As a result, if a client is not satisfied with our services, such dissatisfaction may be more damaging to our business than to other types of businesses. Moreover, our role as advisor to our clients on important mergers and acquisitions or restructuring transactions involves complex analysis and the exercise of professional judgment, including, if appropriate, rendering “fairness opinions” in connection with mergers and other transactions.

In recent years, the volume of claims and amount of damages claimed in litigation and regulatory proceedings against financial advisors has been increasing. Our advisory activities may subject us to the risk of significant legal liabilities to our clients and third parties, including our clients’ stockholders, under securities or other laws for materially false or misleading statements made in connection with securities and other transactions and potential liability for the fairness opinions and other advice provided to participants in corporate transactions.

In our investment management business, we make investment decisions on behalf of our clients that could result in substantial losses. This also may subject us to the risk of legal liabilities or actions alleging negligent misconduct, breach of fiduciary duty or breach of contract. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. Our engagements typically include broad indemnities from our clients and provisions designed to limit our exposure to legal claims relating to our services, but these provisions may not protect us or may not be adhered to in all cases. As a result, we may incur significant legal expenses in defending against litigation. Substantial legal liability could materially adversely affect our business, financial condition or operating results or cause significant reputational harm to us, which could seriously harm our business.

Compliance failures and changes in regulation could adversely affect us.

Our advisory and investment management businesses are subject to regulation in the United States, including by the SEC and the NASD. In Mexico, our business is regulated by the Mexican Ministry of Finance and the Mexican National Banking and Securities Commission and our European business is subject to regulation by the Financial Services Authority in the United Kingdom. Our failure to comply or have complied with applicable laws or regulations could result in fines, suspensions of personnel or other sanctions, including revocation of the registration of us or any of our subsidiaries as an investment adviser or broker-dealer. Even if a sanction imposed against us or our personnel is small in monetary amount, the adverse publicity arising from the imposition of sanctions against us by regulators could harm our reputation and cause us to lose existing clients or fail to gain new advisory or investment management clients. Our broker-dealer operations are subject to periodic examination by the SEC and the NASD. We cannot predict the outcome of any such examinations.

As a result of recent highly-publicized financial scandals, investors have exhibited concerns over the integrity of the U.S. financial markets, and the regulatory environment in which we operate is subject to further regulation in addition to those rules already promulgated. We may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other United States or foreign governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations.

In addition, some of our subsidiaries are registered as investment advisors with the SEC. Registered investment advisors are subject to the requirements and regulations of the Investment Advisers Act of 1940. Such requirements relate to, among other things, recordkeeping and reporting requirements, disclosure requirements, limitations on agency cross and principal transactions between an advisor and advisory clients, as well as general anti-fraud prohibitions.

Further, financial services firms are subject to numerous conflicts of interest or perceived conflicts. While we have adopted various policies, controls and procedures to address or limit actual or perceived conflicts, these policies and procedures carry attendant costs and may not be adhered to by our employees. Failure to adhere to these policies and procedures may result in regulatory sanctions or client litigation.

Risks Related to Our Advisory Business

A majority of our revenue is derived from advisory fees, which are not long-term contracted sources of revenue and are subject to intense competition, and declines in our advisory engagements could have a material adverse effect on our financial condition and operating results.

We historically have earned a substantial portion of our revenue from advisory fees paid to us by our advisory clients. These fees are typically payable upon the successful completion of a particular transaction or restructuring. Advisory services accounted for 87.6%, 88.2% and 80.2% of the Predecessor Company and Successor Company net revenue in 2006, 2005 and 2004, respectively.

Unlike diversified investment banks, we do not have multiple sources of revenue, such as underwriting or trading securities. We expect that we will continue to rely on advisory fees for a substantial portion of our revenue for the foreseeable future. A decline in our advisory engagements or the market for advisory services would adversely affect our business.

In addition, our advisory business operates in a highly competitive environment where typically there are no long-term contracted sources of revenue. Each revenue-generating engagement typically is separately solicited, awarded and negotiated. In addition, many businesses do not routinely engage in transactions requiring our services. As a consequence, our fee-paying engagements with many clients are not likely to be predictable and high levels of revenue in one quarter are not necessarily predictive of continued high levels of revenue in future periods. We also lose clients each year as a result of the sale or merger of a client, a change in a client’s senior management, competition from other financial advisors and financial institutions and other causes. As a result, our advisory fees could decline materially due to such changes in the volume, nature and scope of our engagements.

A high percentage of our net revenue is derived from a small number of clients and the termination of any one advisory engagement could reduce our revenue and harm our operating results.

Each year, we advise a limited number of advisory clients. Our top five advisory clients accounted for 40.4%, 50.2% and 51.8% of the Predecessor Company and Successor Company net revenue in 2006, 2005 and 2004, respectively. The composition of the group of clients comprising our largest advisory clients can vary each fiscal year. AT&T or SBC Communications (a predecessor to AT&T) and UCB have represented in excess of 10% of our net revenue for the year ended December 31, 2006. With the exception of 2004, 2005 and 2006 when our largest advisory client was the same, the composition of the group comprising our largest advisory clients varies significantly from year to year. We expect that our advisory engagements will continue to be limited to a relatively small number of clients and that an even smaller number of those clients will account for a high percentage of revenue in any particular year. As a result, our results of operations may be significantly affected by even one lost mandate or the failure of one advisory assignment to be completed.

If the number of debt defaults, bankruptcies or other factors affecting demand for our restructuring advisory services declines, or we lose business to new entrants into the restructuring advisory business that are no longer precluded from offering such services due to recent changes to the U.S. Bankruptcy Code, our restructuring advisory business revenue could suffer.

We provide various financial restructuring and related advice to companies in financial distress or to their creditors or other stakeholders. A number of factors affect demand for these advisory services, including general economic conditions, the availability and cost of debt and equity financing and changes to laws, rules and regulations, including deregulation or privatization of particular industries and those that protect creditors.

The requirement of Section 327 of the U.S. Bankruptcy Code requiring that one be a “disinterested person” to be employed in a restructuring has recently been modified pursuant to the Bankruptcy Abuse Prevention and Consumer Protection Act of 2005. The “disinterested person” definition of the U.S. Bankruptcy Code has historically disqualified certain of our competitors, but has not often disqualified us from obtaining a role in a restructuring because we have not been an underwriter of securities or lender. However, a recent change to the “disinterested person” definition will allow underwriters of securities to compete for restructuring engagements as well as with respect to the recruitment and retention of professionals. If our competitors succeed in being retained in new restructuring engagements, our restructuring advisory business, and thereby our results of operations, could be adversely affected.

We face strong competition from other financial advisory firms, many of which have the ability to offer clients a wider range of products and services than we can offer, which could cause us to fail to win advisory mandates and subject us to pricing pressures that could materially adversely affect our revenue and profitability.

The financial advisory industry is intensely competitive, and we expect it to remain so. We compete on the basis of a number of factors, including the quality of our employees, transaction execution, our products and services, innovation and reputation, and price. We have experienced intense competition over obtaining advisory mandates in recent years, and we may experience pricing pressures in our advisory business in the future as some of our competitors seek to obtain increased market share by reducing fees.

We also face increased competition due to a trend toward consolidation. In recent years, there has been substantial consolidation and convergence among companies in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Unlike us, many of these firms have the ability to offer a wide range of products, from loans, deposit-taking and insurance to brokerage, asset management and investment banking services, which may enhance their competitive position. They also have the ability to support investment banking, including financial advisory services, with commercial banking, insurance and other financial services revenue in an effort to gain market share, which could result in pricing pressure in our businesses.

Risks Relating to Our Investment Management Business

If the investments we make on behalf of our funds perform poorly we will suffer a decline in our investment management revenue and earnings, we may be obligated to repay certain incentive fees we have previously received to the third party investors in our funds, and our ability to raise capital for future funds may be adversely affected.

Our revenue from our investment management business is derived from fees earned for our management of the funds calculated as a percentage of the capital committed to our funds, incentive fees, or carried interest, earned when certain financial returns are achieved over the life of a fund, gains or losses on investments of our own capital in the funds and monitoring, director and transaction fees. In the event that our investments perform poorly on both realized and unrealized bases, our investment management revenues and earnings will suffer a corresponding decline. Such a decline may make it more difficult for us to raise Evercore Capital Partners III or any other new funds in the future, or result in such fundraising taking longer to complete than anticipated. To the extent that, over the life of the funds, we have received an amount of carried interest that exceeds a specified percentage of distributions made to the third party investors in our funds, we may be obligated to repay the amount of this excess to the third party investors.

A portion of our investment management activities involve investments in relatively high-risk, illiquid assets, and we may lose some or all of the principal amount we invest in these activities or fail to realize any profits from these activities for a considerable period of time.

We have made and expect to continue to make principal investments in ECP II and in any new private equity funds we may establish in the future. These funds generally invest in relatively high-risk, illiquid assets. Contributing capital to these funds is risky, and we may lose some or all of the principal amount of our investments.

In addition, our private equity funds invest in businesses with capital structures that have significant leverage. The leveraged capital structure of such businesses increases the exposure of the funds’ portfolio companies to adverse economic factors such as rising interest rates, downturns in the economy or deteriorations in the condition of such business or its industry. If these portfolio companies default on their indebtedness, the lender may foreclose and we could lose our entire investment.

Valuation methodologies for certain assets in our funds can be subject to significant subjectivity and the values of assets established pursuant to such methodologies may never be realized, which could result in significant losses for our funds.

There are no readily ascertainable market prices for a very large number of illiquid investments in our funds. The value of the investments of our funds is determined periodically by us based on applicable GAAP fair value methodologies described in the funds’ valuation policies. These policies are based on a number of factors, including the nature of the investment, the expected cash flows from the investment, bid or ask prices provided by third parties for the investment, the length of time the investment has been held, the trading price of securities (in the case of publicly traded securities), restrictions on transfer and other recognized valuation methodologies. The methodologies we use in valuing individual investments are based on a variety of estimates and assumptions specific to the particular investments, and actual results related to the investment therefore often vary materially as a result of the inaccuracy of such assumptions or estimates. In addition, because some of the illiquid investments held by our funds are or may in the future be in industries or sectors which are unstable, in distress, or undergoing some uncertainty, such investments are subject to rapid changes in value caused by sudden company-specific or industry-wide developments.

Because there is significant uncertainty in the valuation of, or in the stability of the value of illiquid investments, the fair values of such investments as reflected in a fund’s value do not necessarily reflect the prices that would actually be obtained by us on behalf of the fund when such investments are sold. Realizations at values significantly lower than the values at which investments have been reflected in fund values would result in losses for the applicable fund and the loss of potential incentive income.

Difficult market conditions can reduce the value or performance of the assets we manage in our investment management business, which, in each case, could materially reduce our revenue or income and adversely affect our financial position.

The traditional asset management component of our investment management business would be expected to generate lower revenue in a market or general economic downturn. Under our traditional asset management business arrangements, investment advisory fees we receive typically are based on the market value of assets under management. Accordingly, a decline in the prices of securities would be expected to cause our revenue and income to decline by causing the value of our assets under management to decrease, which would result in lower investment advisory fees, causing negative absolute performance returns for some accounts which have performance-based incentive fees, resulting in a reduction of revenue from such fees, and/or causing some of our clients to withdraw funds from our asset management business in favor of investments they perceive as offering greater opportunity or lower risk, which also would result in lower investment advisory fees. If our asset management revenue declines without a commensurate reduction in our expenses, our net income would be reduced.

The investment management business is intensely competitive.

The investment management business is intensely competitive, with competition based on a variety of factors, including investment performance, the quality of service provided to clients, brand recognition and business reputation.

Our investment management business competes with a number of private equity and venture capital firms, traditional asset managers, commercial banks, investment banks and other financial institutions. A number of factors serve to increase our competitive risks:

•	a number of our competitors have more relevant experience, greater financial and other resources and more personnel than we do;

•

there are relatively few barriers to entry impeding new private equity and venture capital firms, including a relatively low cost of entering these businesses, and the successful efforts of new entrants into our various lines of business, including major banks and other financial institutions, have resulted in increased competition;

•	certain investors may prefer to invest with private partnerships; and

•	other industry participants will from time to time seek to recruit our investment professionals and other employees away from us.

This competitive pressure could adversely affect our ability to make successful investments and prevent us from raising Evercore Capital Partners III or any other future funds, either of which would adversely impact our revenue and earnings.

The limited partners of the private equity funds we manage may terminate their relationship with us at any time.

The limited partnership agreements of the funds we manage provide that the limited partners of each fund may terminate their relationship with us without cause with a simple majority vote of each fund’s limited partners. If the limited partners of the funds we manage terminate their relationship with us, we would lose fees earned for our management of the funds and carried interest from those funds. In addition, such an event would negatively impact our ability to raise capital for future funds.

The time and attention that our Senior Managing Directors and other employees devote to monetizing the investments of ECP I and EVP will not financially benefit us and may reduce the time and attention these individuals devote to our business. The time and attention that these individuals devote to managing ECP II and the Discovery Fund may not be as profitable to us as other business activities and opportunities to which they might otherwise have devoted their time and attention.

With the exception of a non-managing equity interest in the general partner of the ECP II, the general partners of the private equity funds we currently manage were not contributed to us in connection with the Reorganization and are owned by our Senior Managing Directors and other third parties. Accordingly, we no longer receive any carried interest from ECP I or EVP or any gains (or losses) arising from investments in those funds. As a result, although ECP I and EVP are in their realization, or harvesting, periods, the time and attention that our Senior Managing Directors and employees devote to monetizing the investments of these funds will not financially benefit us and may reduce the time and attention these individuals devote to our business. In addition, while we will receive 8% to 9% (depending on the particular fund investment) of the carried interest realized from ECP II and 10% from the Discovery Fund, the time and attention that our Senior Managing Directors and employees devote to managing this fund may not be as profitable to us as other business activities and opportunities to which these individuals might otherwise have devoted their time and attention.

Risks Related to Our International Operations

Our recent acquisitions of our Mexican and English subsidiaries may adversely affect our business.

The process of integrating the operations of Evercore with those of Protego and Braveheart may require a disproportionate amount of resources and management attention as the combinations will increase the scope, geographic diversity and complexity of our operations and regulatory requirements. Any substantial diversion of management attention or difficulties in operating the combined business could affect our ability to achieve operational, financial and strategic objectives. The unsuccessful integration of our operations with Protego or Braveheart may also have adverse short-term effects on reported operating results and may lead to the loss of key personnel. In addition, Protego’s and Braveheart’s clients may react unfavorably to the combination of our businesses or we may be exposed to additional liabilities of the combined business, both of which could materially adversely affect our revenue and operating results.

Fluctuations in foreign currency exchange rates could adversely affect our results of operations.

Because our financial statements are denominated in U.S. dollars and, as a result of recent acquisitions we will be receiving portions of our net revenue from continuing operations in other currencies, predominantly in Mexican pesos, euros and British pounds, we are exposed to fluctuations in foreign currencies. In addition, we pay certain of our expenses in such currencies. The exchange rates of these currencies versus the U.S. dollar could adversely affect our results of operations. We do not generally hedge such non-dollar foreign exchange rate exposure arising in our subsidiaries outside of the U.S., but periodically evaluate this strategy and may enter into foreign currency hedging transactions in the future. Fluctuations in foreign currencies may also make period-to-period comparisons of our results of operations difficult.

Adverse economic conditions in Mexico, including interest rate volatility, may result in a decrease in Protego’s revenue.

Protego is a Mexican company, with all of its assets located in Mexico and most of its revenue derived from operations in Mexico. As a financial services firm, Protego’s businesses are materially affected by Mexico’s financial markets and economic conditions. Historically, interest rates in Mexico have been volatile, particularly in times of economic unrest and uncertainty. Mexico has had, and may continue to have, high real and nominal interest rates. The interest rates on 28-day Mexican government treasury securities averaged 7.21%, 9.1% and, 6.8% for 2006, 2005 and 2004, respectively. The Mexican economy has grown at varying rates over the past decade. For example, Mexico’s GDP grew at a rate of approximately 5.45% between 1996 and 2000. Between 2001 and 2003, Mexico’s GDP growth rates declined to approximately -0.2% in 2001, 0.8% in 2002 and 1.4% in 2003. Mexico’s GDP grew at a rate of approximately 4.8% and 3.0% in 2006 and 2005, respectively. Economic crises have been recurrent in Mexico, particularly around election years. For example, in 1976, the Mexican peso was devalued by 60.0%. In 1982, the Mexican economy entered into a period of instability marked by sustained devaluation, inflation and high interest rates following a sharp decline in oil prices. In December 1994, weeks after the new government took office, the peso was devalued and the Mexican government abandoned the semi-fixed exchange rate after its foreign reserves were depleted.

Because revenue generated by Protego’s advisory business, which accounted for 76.5% of its revenue in 2006, is directly related to the volume and value of the transactions in which it is involved, during periods of unfavorable market or economic conditions in Mexico, the volume and value of mergers and acquisitions and other types of transactions may decrease, thereby reducing the demand for Protego’s advisory services and increasing price competition among financial services companies seeking such engagements. Protego’s results of operations would be adversely affected by any such reduction in the volume or value of these and similar advisory transactions.

Political events in Mexico, including a change in state and municipal political leadership, may result in disruptions to Protego’s business operations and adversely affect its revenue.

The Mexican government exercises significant influence over many aspects of the Mexican economy and Mexico’s financial sector is heavily regulated. Protego also derives a significant portion of its revenue from advisory contracts with state and local governments in Mexico. Any action by the government, including changes in the regulation of Mexico’s financial sector or changes made by elected officials with respect to advisory contracts with state and local governments, could have an adverse effect on the operations of Protego, especially on its asset management business.

As in the past several years, no political party has, or is expected to have in the next three years as a consequence of the recently held elections, a majority in the Mexican Congress. Multi-party rule is relatively new in Mexico and could result in economic or political conditions that could cause disruptions to Protego’s business. The lack of a majority party in the legislature and the lack of alignment between the legislature and the executive branch could prevent the timely implementation of economic reforms or other legislative actions, which in turn could have a material adverse effect on the Mexican economy and cause disruptions to Protego’s business and decrease its revenue.

In addition, Protego derives a significant portion of its revenue from advisory contracts with state and local governments in Mexico. The re-election of individual officeholders is prohibited by Mexican law. State governors have six-year terms of office, and local administrations are limited to three or four years, depending on the law of their state. The term limit system may prevent Protego from maintaining relationships with the same clients in the same political positions beyond these periods. After an election takes place, there is no guarantee that Protego will be able to remain as advisors of the new government, even if the new administration is of the same political party as the previous one. As of December 31, 2006, Protego has six contracts with state and local governments, including the states of Tabasco, Coahuila, Estado de México, Querétaro, Sonora and Durango. Advising state and local governments in Mexico accounted for $14.8 million, or 37.5%, of Protego’s advisory revenue from January 1, 2004 through December 31, 2006. Of Protego’s current four Mexican state public finance clients, the governor of one is leaving office in 2008, two in 2009 and one in 2010. Moreover, political change or instability at the state or municipal level can lead to the unexpected termination of Protego advisory contracts or the cancellation of projects in which Protego might be involved, leading to a reduction of Protego’s advisory revenue.

The cost of compliance with international employment, labor, benefits and tax regulations may adversely affect our revenue and hamper our ability to expand internationally.

Since we operate our business both in the United States and internationally, we are subject to many distinct employment, labor, benefits and tax laws in each country in which we operate, including regulations affecting our employment practices and our relations with our employees and service providers. If we are required to comply with new regulations or new interpretations of existing regulations, or if we are unable to comply with these regulations or interpretations, our business could be adversely affected or the cost of compliance may make it difficult to expand into new international markets. Additionally, our competitiveness in international markets may be adversely affected by regulations requiring, among other things, the awarding of contracts to local contractors, the employment of local citizens and/or the purchase of services from local businesses or that favor or require local ownership.

Risks Related to Our Organizational Structure

As a result of the completion of this offering, we will record a significant non-cash equity-based compensation charge due to the vesting of unvested Evercore LP partnership units and RSUs. As a result, we will record a significant loss in the quarter in which this offering is completed and expect to record a loss for the full fiscal year ending December 31, 2007.

In the Reorganization, our Senior Managing Directors received 13,430,500 vested and 9,706,329 unvested partnership units in Evercore LP. Under the terms of the Evercore LP partnership agreement, 4,853,164, or 50%, of these unvested partnership units will vest if and when Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 90% of the aggregate Evercore LP partnership units owned by them on the date the Reorganization was effected, and 9,706,329, or 100%, of the unvested partnership units issued will vest upon the earliest to occur of the following events:

•

when Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 50% of the aggregate Evercore LP partnership units owned by them at the time of the Reorganization;

•	a change of control of Evercore; or

•	two of Messrs. Altman, Beutner and Aspe are not employed by, or do not serve as a director of, Evercore Partners Inc. or one of its affiliates within a 10-year period following the IPO.

In addition, 100% of the unvested Evercore LP partnership units held by a Senior Managing Director will vest if such Senior Managing Director dies or becomes disabled while in our employ. Our Equity Committee, which is comprised of Messrs. Altman, Beutner and Aspe, may also accelerate vesting of unvested partnership units at any time.

In addition, we granted 2,286,055 restricted stock units (“RSUs”) to our employees at the time of the IPO. 207,116 of the RSUs are fully vested and, as a result, we recorded compensation expense at the time of the IPO equal to the value of these fully vested RSUs. The remaining 2,078,939 of these RSUs are unvested and will vest upon the same conditions as the unvested partnership units of Evercore LP issued in connection with the Reorganization (although on a different vesting schedule). Generally, 10% of the units were fully vested at the time of grant and, upon each subsequent vesting, an additional 45% of the units will vest.

We account for the unvested Evercore LP partnership units and unvested RSUs as compensation paid to employees in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 123R, “Share Based Payments”, (“SFAS 123R”), which we adopted effective January 1, 2006. The unvested Evercore LP partnership units and unvested RSUs vest based on the achievement of one of the performance and service vesting conditions as described above. In accordance with SFAS 123R, accruals of compensation costs for awards with a performance or service condition are based on the probable outcome of that service or performance condition. Compensation cost is accrued if it is probable that the performance condition will be achieved and is not accrued if it is not probable that the performance condition will be achieved.

We have heretofore concluded that it is not probable that the conditions relating to a decline in the collective beneficial ownership of Messrs. Altman, Beutner and Aspe (and trusts benefiting their families and permitted transferees), a change of control of Evercore or a lack of continued association of Messrs. Altman, Beutner and Aspe with Evercore will be achieved, or that the death or disability condition during the employment period will be satisfied. Accordingly, we have not been accruing compensation expense relating to these unvested partnership units and unvested RSUs. However, the completion of this offering will probably result in Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, ceasing to beneficially own at least 90% of the aggregate Evercore LP partnership units owned by them on the date of the Reorganization, which will in turn result in the vesting of 4,853,164, or 50%, of the unvested partnership units and 1,039,505, or 50%, of the unvested RSUs issued in conjunction with the IPO. In the event that we successfully complete this offering but Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, continue to beneficially own at least 90% of the aggregate Evercore LP partnership units owned by them on the date of the Reorganization, our Equity Committee nonetheless intends to accelerate the vesting of these unvested partnership units and RSUs.

The vesting of these partnership units and RSUs will be charged to expense at the completion of this offering based on the grant date fair value of the Evercore LP partnership units and RSUs, which is the IPO price of the Class A common stock of $21.00 per share.

In the first quarter of 2007, and in connection with new hiring activity, we granted (1) 90,479 RSUs with a grant date fair value of $33.27 per unit, 30,160 of which were fully vested and 60,319 of which are unvested and will vest upon the same conditions as the unvested partnership units of Evercore LP issued in connection with the Reorganization, and (2) 90,606 shares of restricted stock with a grant date fair value of $33.64 per share, all of which are unvested and will vest upon the earlier of one year following the date of grant or Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, ceasing to beneficially own at least 90% of the aggregate Evercore LP partnership units owned by them on the date the Reorganization was effected. Therefore, the completion of this offering will result in the vesting of 30,160 of these RSUs and all of these 90,606 shares of restricted stock.

Accordingly, we will record a non-cash equity-based compensation charge at the completion of this offering of approximately $127.8 million. As a result, we will record a significant loss in the quarter in which this offering is completed and expect to record a loss for the full fiscal year ending December 31, 2007.

We will be required to pay our Senior Managing Directors for most of the benefits relating to any additional tax depreciation or amortization deductions we may claim as a result of the tax basis step-up we receive in connection with exchanges of Evercore LP partnership units for shares of Class A common stock.

Prior to this offering, certain of our Senior Managing Directors, including members of our senior management, will exchange 2,369,540 Evercore LP partnership units that they hold on a one-for-one basis for shares of our Class A common stock. In addition, partnership units held by our Senior Managing Directors in Evercore LP may be exchanged in the future for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. This exchange and any such future exchanges are expected to result in an increase in the tax basis of the tangible and intangible assets of Evercore LP. These increases in tax basis would likely increase (for tax purposes) amortization and, therefore, reduce the amount of tax that we would otherwise be required to pay in the future.

We have entered into a tax receivable agreement with our Senior Managing Directors that provides for the payment by us to an exchanging Evercore partner of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of these increases in tax basis. We expect to benefit from the remaining 15% of cash savings, if any, in income tax that we realize. While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the timing of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income, we expect that, as a result of the size of the increases of the tangible and intangible assets of Evercore LP attributable to our interest in Evercore LP, during the expected term of the tax receivable agreement, the payments that we may make to our Senior Managing Directors could be substantial.

Assuming no material changes in the relevant tax law, and that we earn sufficient taxable income to realize the full tax benefit of the increased amortization, we expect that future payments to our Senior Managing Directors in respect of the exchange of Evercore LP partnership units which will occur prior to this offering to aggregate approximately $21.1 million, resulting in payments of approximately $1.4 million per year over the next 15 years, based on an assumed value of the Class A common stock of $29.30 per share (the last reported price of the Class A common stock on the New York Stock Exchange on May 4, 2007). (A $1.00 increase (decrease) in the assumed value of the Class A common stock of $29.30 per share would increase (decrease) the amount of future payments to our Senior Managing Directors in respect of the exchange of the Evercore LP partnership units that will occur prior to this offering by $0.05 million per year over the next 15 years.) Future payments to our Senior Managing Directors in respect of subsequent exchanges pursuant to the tax receivable agreement would be in addition to these amounts and are expected to be substantial.

If the underwriters exercise their option to purchase additional shares from the selling stockholders, we expect that our Senior Managing Directors will exchange additional Evercore LP partnership units. The values of the deferred tax assets and payable to related parties, and the amount of expected future payments to our Senior Managing Directors under the tax receivable agreement in respect of any such exchange, will be based on the value of the Class A common stock at the time of such exchange.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, our Senior Managing Directors will not reimburse us for any payments that may previously have been made under the tax receivable agreement. As a result, in certain circumstances we could make payments to the Senior Managing Directors under the tax receivable agreement in excess of our cash tax savings.

Our only material asset is our interest in Evercore LP, and we are accordingly dependent upon distributions from Evercore LP to pay dividends and taxes and other expenses.

Evercore Partners Inc. is a holding company and has no material assets other than its ownership of partnership units in Evercore LP. Evercore Partners Inc. has no independent means of generating revenue. We intend to cause Evercore LP to make distributions to its partners in an amount sufficient to cover all applicable taxes payable and dividends, if any, declared by us. To the extent that Evercore Partners Inc. needs funds, and Evercore LP is restricted from making such distributions under applicable law or regulation, or is otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition.

If Evercore Partners Inc. were deemed an “investment company” under the Investment Company Act of 1940 (the “1940 Act”) as a result of its ownership of Evercore LP, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

If Evercore Partners Inc. were to cease participation in the management of Evercore LP, its interest in Evercore LP could be deemed an “investment security” for purposes of the 1940 Act. Generally, a person is deemed to be an “investment company” if it owns investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items), absent an applicable exemption. Evercore Partners Inc. will have no material assets other than its equity interest in Evercore LP. A determination that this interest was an investment security could result in Evercore Partners Inc. being an investment company under the 1940 Act and becoming subject to the registration and other requirements of the 1940 Act.

The 1940 Act and the rules thereunder contain detailed parameters for the organization and operations of investment companies. Among other things, the 1940 Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, prohibit the issuance of stock options, and impose certain governance requirements. We intend to conduct our operations so that Evercore Partners Inc. will not be deemed to be an investment company under the 1940 Act. However, if anything were to happen which would cause Evercore Partners Inc. to be deemed to be an investment company under the 1940 Act, requirements imposed by the 1940 Act, including limitations on our capital structure, ability to transact business with affiliates and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among Evercore Partners Inc., Evercore LP or our Senior Managing Directors, or any combination thereof and materially adversely affect our business, financial condition and results of operations.

Risks Related to Our Class A Common Stock and this Offering

Control by our Senior Managing Directors of the voting power in Evercore Partners Inc. may give rise to conflicts of interests.

Our Senior Managing Directors own shares of our Class A common stock and our Class B common stock. Our certificate of incorporation provides that the holders of the shares of our Class B common stock are entitled to a number of votes that is determined pursuant to a formula that relates to the number of Evercore LP partnership units held by such holders. Following the completion of this offering, each holder of Class B common stock shall be entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each partnership unit in Evercore LP held by such holder. Accordingly, following the completion of this offering, our Senior Managing Directors, and certain trusts benefiting their families, will collectively have 71.8% of the voting power in Evercore Partners Inc. (or 69.8% if the underwriters exercise in full their option to purchase additional shares). As a result, because our Senior Managing Directors have a majority of the voting power in Evercore Partners Inc. and our certificate of incorporation does not provide for cumulative voting, they have the ability to elect all of the members of our board of directors and thereby to control our management and affairs, including determinations with respect to acquisitions, dispositions, borrowings, issuances of common stock or other securities, and the declaration and payment of dividends. In addition, they are able to determine the outcome of all matters requiring stockholder approval and are able to cause or prevent a change of control of our company or a change in the composition of our board of directors and can preclude any unsolicited acquisition of our company. This concentration of ownership could deprive our Class A stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our Class A common stock.

The historical and pro forma financial information in this prospectus may not permit you to predict our costs of operations.

The Predecessor Company financial information in this prospectus does not reflect the added costs we expect to incur as a public company or the resulting changes that will occur in our capital structure and operations. Because we historically operated through limited liability companies, partnerships or Subchapter S entities, payments for services rendered by our Senior Managing Directors for periods prior to our IPO generally were accounted for as distributions of members’ capital rather than as compensation expense. In preparing our pro forma financial information we have given effect to, among other items, certain reorganization transactions described in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reorganization” section, a deduction and charge to earnings of estimated taxes based on an estimated tax rate (which may be different from our actual tax rate in the future) and estimated salaries, payroll taxes and benefits for our Senior Managing Directors. The estimates we used in our pro forma financial information may not be similar to our actual experience as a public company. For more information on our historical financial information and pro forma financial information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Pro Forma Financial Information” and the historical combined financial statements included elsewhere in this prospectus.

Our share price may decline due to the large number of shares eligible for future sale and for exchange.

The market price of our Class A common stock could decline as a result of sales of a large number of shares of Class A common stock in the market after the IPO or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon completion of this offering we will have a total of 10,560,482 shares of our Class A common stock outstanding, or 11,130,644 shares assuming the underwriters exercise in full their option to purchase additional shares of Class A common stock. Following the completion of this offering, our Senior Managing Directors will own an aggregate of 20,767,289 partnership units in Evercore LP (or 20,197,127 partnership units if the underwriters exercise in full their option to purchase additional shares), of which 15,914,125 partnership units (or 15,343,963 partnership units if the underwriters exercise in full their option to purchase additional shares) will be fully vested and 4,853,164 partnership units will be unvested. Our amended and restated certificate of incorporation allows the exchange of partnership units in Evercore LP (other than those held by us) for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. The shares of Class A common stock issuable upon exchange of the partnership units that are held by our Senior Managing Directors are eligible for resale from time to time, subject to certain contractual and Securities Act restrictions. In addition, we have granted to certain of our employees and directors 2,795,295 restricted stock units pursuant to the Evercore Partners Inc. 2006 Stock Incentive Plan. Of these restricted stock units, 1,306,941 will be fully vested following the completion of this offering.

Our Senior Managing Directors are parties to a registration rights agreement with us. Under that agreement, these persons have the ability to cause us to register the shares of our Class A common stock they could acquire upon exchange of their partnership units in Evercore LP.

The market price of our Class A common stock may be volatile, which could cause the value of our Class A common stock to decline.

Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions could reduce the market price of our Class A common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response, the market price of our Class A common stock could decrease significantly.

Anti-takeover provisions in our charter documents and Delaware law could delay or prevent a change in control.

Our certificate of incorporation and by-laws may delay or prevent a merger or acquisition that a stockholder may consider favorable by permitting our board of directors to issue one or more series of preferred stock, requiring advance notice for stockholder proposals and nominations, and placing limitations on convening stockholder meetings. In addition, we are subject to provisions of the Delaware General Corporation Law that restrict certain business combinations with interested stockholders. These provisions may also discourage acquisition proposals or delay or prevent a change in control, which could harm our stock price.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect our current views with respect to, among other things, our operations and financial performance. In some cases, you can identify these forward-looking statements by the use of words such as “outlook”, “believes”, “expects”, “potential”, “continues”, “may”, “will”, “should”, “seeks”, “approximately”, “predicts”, “intends”, “plans”, “estimates”, “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. All statements other than statements of historical fact are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in Evercore’s business. We believe these factors include, but are not limited to, those described under “Risk Factors”. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We estimate that our net proceeds from this offering, after deducting estimated underwriting discounts and commissions and offering expenses, will be approximately $43.0 million based on an assumed public offering price of $29.30 per share (the last reported price of the Class A common stock on the New York Stock Exchange on May 4, 2007). We intend to use these proceeds to expand and diversify our advisory and investment management businesses and for general corporate purposes in our operating subsidiary, Evercore LP.

We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders. The selling stockholders include members of our senior management, and entities affiliated with them. See “Principal and Selling Stockholders.”

PRICE RANGE OF EVERCORE CLASS A COMMON STOCK

Our Class A common stock is listed on the NYSE and is traded under the symbol “EVR”. At the close of business on May 4, 2007, there were 7 holders of record of our Class A common stock. The last reported price of our Class A common stock on the New York Stock Exchange on May 4, 2007 was $29.30 per share.

The following table sets forth for the periods indicated the high and low reported sale prices per share for the Class A common stock since August 11, 2006, the date that our Class A common stock began trading on the NYSE, as reported on the NYSE:

	High	Low
2006
Third Quarter (since August 11, 2006)	$32.15	$21.00
Fourth Quarter	$40.05	$28.51

2007
First Quarter	$38.30	$29.80
Second Quarter (through May 4, 2007)	$33.72	$28.75

There is no trading market for the Evercore Partners Inc. Class B common stock. As of May 4, 2007, there were 51 holders of record of our Class B common stock.

DIVIDEND POLICY

As part of the IPO, we announced our intention to pay quarterly cash dividends to the holders of our Class A common stock and, on March 26, 2007, we paid our first quarterly cash dividend of $0.07 per share to holders of record of our Class A common stock as of March 12, 2007. Management intends to recommend to our board of directors that we increase our quarterly cash dividend to $0.10 per share and set a record date for the next quarterly dividend as of a date subsequent to the closing of this offering. However, there is no assurance that sufficient cash will be available to pay future dividends.

The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors. Our board of directors will take into account:

•	general economic and business conditions;

•	our financial condition and operating results;

•	our available cash and current and anticipated cash needs;

•	capital requirements;

•	contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries (including Evercore LP) to us; and

•	such other factors as our board of directors may deem relevant.

Evercore Partners Inc. is a holding company and has no material assets other than its ownership of partnership units in Evercore LP. We intend to cause Evercore LP to make distributions to Evercore Partners Inc. in an amount sufficient to cover dividends, if any, declared by us. If Evercore LP makes such distributions, our Senior Managing Directors will be entitled to receive equivalent distributions from Evercore LP on their vested partnership units.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2006:

•	on a historical basis for Evercore Partners Inc.; and

•	on a pro forma basis giving effect to:

•

the issue and sale by Evercore Partners Inc. of 1,581,778 shares of Class A common stock in this offering, based on an assumed public offering price of $29.30 per share (the last reported price of the Class A common stock on the New York Stock Exchange on May 4, 2007), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us in this offering;

•

the tax receivable and minority interest effects associated with the exchange of Evercore LP partnership units for shares of Class A common stock prior to this offering as described in “Summary—Tax Receivable Agreement”; and

•	the tax benefits associated with the vesting of RSUs as described in “Summary—Vesting of Evercore LP Partnership Units and Restricted Stock Units as a Result of This Offering”.

You should read this table together with the other information contained in this prospectus, including “Unaudited Pro Forma Financial Information”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2006
	Actual	Pro Forma(a)
	($ in thousands, except par value)
Cash and Cash Equivalents	$65,420	$108,420

Capital Leases	226	226
Notes Payable	3,000	3,000
Minority Interest	36,918	32,677
Stockholders’ Equity:
Class A Common Stock, par value $0.01 per share, 1,000,000,000 shares authorized; 6,359,558 shares issued and outstanding on an actual basis; 10,560,482 shares issued and outstanding on a pro forma basis	64	106
Class B Common Stock, par value $0.01 per share, 1,000,000 shares authorized; 51 shares issued and outstanding on an actual basis; 51 shares issued and outstanding on a pro forma basis	—	—
Additional Paid-In-Capital	108,564	287,275
Retained Earnings (Accumulated Deficit)	3,786	(119,081)
Accumulated Other Comprehensive Income	63	63

Total Stockholders’ Equity	112,477	168,363

Total Capitalization	$152,621	$204,266

(a)	See “Unaudited Pro Forma Financial Information”.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA

The following historical selected financial data for the Company is derived from audited financials statements included elsewhere in this prospectus. For more information on our historical financial information and pro forma financial information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Financial Statements and Supplementary Data”.

	Combined					Consolidated
	For the Twelve Months Ended December 31,				For the Period January 1, 2006 through August 9, 2006	For the Period August 10, 2006 through December 31, 2006
	2002	2003	2004	2005
	PREDECESSOR	PREDECESSOR	PREDECESSOR	PREDECESSOR	PREDECESSOR	SUCCESSOR
	(in thousands)
STATEMENT OF INCOME DATA
REVENUES
Advisory Revenue	$25,108	$26,302	$69,205	$110,842	$96,122	$87,659
Investment Management Revenue	32,921	33,568	16,967	14,584	16,860	6,400
Interest Income and Other Revenue	309	250	145	209	643	8,813

TOTAL REVENUES	58,338	60,120	86,317	125,635	113,625	102,872
Interest Expense	—	—	—	—	—	6,783

NET REVENUES	58,338	60,120	86,317	125,635	113,625	96,089

EXPENSES
Employee Compensation and Benefits(a)	12,092	12,448	17,084	24,115	20,598	52,316
Non-compensation Expenses	10,397	12,432	17,389	34,988	24,702	17,966

TOTAL EXPENSES	22,489	24,880	34,473	59,103	45,300	70,282

Other Income	—	—	76	—	—	—

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	35,849	35,240	51,920	66,532	68,325	25,807
Provision for Income Taxes(b)	1,065	905	2,114	3,372	2,368	6,030
Minority Interest	(13)	(9)	29	8	6	15,991

NET INCOME	$34,797	$34,344	$49,777	$63,152	$65,951	$3,786

Net Income Per Share:
Basic						$0.76

Diluted						$0.76

	Combined				Consolidated
	As of December 31,
	2002	2003	2004	2005	2006
	PREDECESSOR	PREDECESSOR	PREDECESSOR	PREDECESSOR	SUCCESSOR
	(in thousands)
STATEMENT OF FINANCIAL CONDITION DATA
Total Assets	$45,527	$42,343	$71,681	$81,456	$301,503
Total Liabilities	19,694	15,135	20,137	29,677	152,108
Minority Interest	123	155	265	274	36,918
Stockholders’ and Members’ Equity	25,710	27,053	51,279	51,505	112,477
Dividends Declared per Share	N/A	N/A	N/A	N/A	N/A

(a)	Prior to our August 2006 IPO, payments for services rendered by our Senior Managing Directors generally were accounted for as distributions of members’ capital rather than as compensation expense. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures—Operating Expenses—Employee Compensation and Benefits Expense”.
(b)	Prior to our August 2006 IPO, our income was not subject to U.S. federal and state income taxes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures—Provision for Income Taxes”.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the historical financial statements and the related notes included elsewhere in this prospectus and with “Unaudited Pro Forma Financial Information”.

Overview

Evercore is an investment banking boutique. Our operations consist of two business segments: advisory and investment management.

•

Advisory generates revenue from fees for providing advice on matters of strategic importance to our clients, including mergers, acquisitions, restructurings, divestitures, leveraged buy-outs, recapitalizations and other corporate transactions. Our advisory segment generated $183.8 million, or 87.6%, of our net revenue in 2006, $110.8 million, or 88.2%, of our net revenue in 2005 and $69.2 million, or 80.2%, of our net revenue in 2004.

•

Investment management generates revenue from fees earned for managing the Private Equity Funds and the portfolio companies of the Private Equity Funds. In addition, we earn revenue from incentive fees, referred to as carried interest, earned when certain financial returns are achieved over the life of a fund, through net gains and losses on investments of our own capital in the funds, and from other sources. Investment management also generates revenue from managing outside capital in a traditional asset management capacity. Our investment management segment generated $23.3 million, or 11.1%, of our net revenue in 2006, $14.6 million, or 11.6%, of our net revenue in 2005 and $17.0 million, or 19.7%, of our net revenue in 2004.

Reorganization

Formation Transaction

Prior to the IPO, our business or Predecessor Company had historically been owned by our Senior Managing Directors. On August 10, 2006, pursuant to a contribution and sale agreement, dated as of May 12, 2006, our Senior Managing Directors contributed to Evercore LP each of the various entities included in our historical combined financial statements that were under common ownership of our Senior Managing Directors, with the exception of the general partners of ECP I, ECP II and EVP and certain other entities through which Messrs. Altman and Beutner fund their capital commitments to ECP I, forming the Successor Company. The Successor Company has continued to conduct the same business as The Predecessor Company. More specifically, our Senior Managing Directors contributed to Evercore LP all of the equity interests in:

•

Evercore Group Holdings L.P., a Delaware limited partnership (“EGH”) and its general partner, Evercore Group Holdings L.L.C. EGH wholly owns Evercore Partners Services East L.L.C. (“East”), the operating company that in turn wholly owns the advisors to the ECP II and Evercore Ventures funds and certain other entities. As part of the Formation Transaction, Evercore Advisors L.L.C., the advisor to ECP I; EGL, Evercore’s registered broker-dealer and Evercore Properties L.L.C., Evercore’s leaseholding entity were sold to East. In addition, EGH, through its non-managing membership in the general partner of ECP II, had $7.3 million of investments in and $1.7 million of minimum unfunded commitments to that fund as of December 31, 2006.

•

Evercore GP Holdings L.L.C., a Delaware limited liability company (“GP Holdings”) which became a non-managing member of the general partner of ECP II and is entitled to 8% to 9% (depending on the particular fund investment) of any carried interest realized from that fund following the reorganization, which represented 10% of the carried interest then allocable to our Senior Managing Directors.

In exchange for these contributions to Evercore LP, our Senior Managing Directors and certain trusts benefiting certain of their families received 11,670,313 vested and 9,354,967 unvested partnership units in Evercore LP. The vesting arrangements applicable to these partnership units are described under “—Operating Expenses—Compensation and Benefits Expense”. In addition, we distributed cash to the Senior Managing Directors of Evercore so as to distribute to them all earnings for the period from January 1, 2006 to the date of the closing of the contribution and sale agreement.

We accounted for this transaction, which we refer to as the “Formation Transaction” as an exchange between entities under common control and recorded the net assets and members’ equity of the contributed entities at historical cost. We account for the unvested partnership units issued in the Formation Transaction as future compensation expense.

Combination with Protego

Protego’s business historically was owned by its directors and other stockholders and conducted by Protego and its subsidiaries and Protego SI. Concurrently with the Formation Transaction, we and Protego undertook the following steps pursuant to the contribution and sale agreement, which we refer to collectively as the “Protego Combination”:

•

Evercore LP acquired Protego and its subsidiaries (including a 70% interest in PCB, Protego’s asset management subsidiary), and Protego SI in exchange for $7.0 million aggregate principal amount of non-interest bearing notes; and

•

Mr. Aspe and the other Protego Directors became Senior Managing Directors of Evercore Partners Inc. and subscribed, collectively with certain companies they control, certain trusts benefiting their families and a trust benefiting certain Directors and employees of Protego, for 1,760,187 vested and 351,362 unvested partnership units of Evercore LP.

Of the $7.0 million in notes issued in consideration for the Protego Combination, $6.05 million was payable in cash and $0.95 million was payable in shares of our Class A common stock valued at the IPO price of $21.00 per share. We issued 45,238 shares of Class A common stock upon repayment of such notes. In addition, Protego distributed to its directors cash and to the extent cash was not available, interest in certain accounts receivable, so as to distribute to its directors all earnings for the period from January 1, 2005 to the date of the closing of the contribution and sale agreement. The remaining distribution payable to Protego directors is $0.3 million at December 31, 2006 for interests in those accounts receivable that have not been collected.

IPO

On August 16, 2006, Evercore Partners Inc. completed the IPO of its Class A common stock by issuing 4,542,500 shares of its Class A common stock, including shares issued to its underwriters pursuant to their election to exercise in full their overallotment option, for cash consideration of $19.53 per share (net of underwriting discounts) to a syndicate of underwriters. Evercore Partners Inc. contributed all of the proceeds from the IPO to Evercore LP, and Evercore LP issued to Evercore Partners Inc. a number of partnership units equal to the number of shares of Class A common stock that Evercore Partners Inc. issued in connection with the Protego Combination and in the IPO. Evercore Partners Inc. also became the sole general partner of Evercore LP.

As a result of the Formation Transaction, the Protego Combination and the other transactions described above, which we collectively refer to as the “Reorganization”, immediately following the IPO:

•	Evercore Partners Inc. became the sole general partner of Evercore LP and, through Evercore LP and its subsidiaries, operates our business, including the business of Protego;

•

our Senior Managing Directors, including the former Directors of Protego, and certain companies they control, certain trusts benefiting certain of their families and a trust benefiting certain Directors and employees of Protego held 51 shares of our Class B common stock and 23,136,829 partnership units in Evercore LP; and

•

our public stockholders (including certain former stockholders of Protego who received $0.95 million payable in shares of our Class A common stock as described above) collectively owned 4,587,738 shares of Class A common stock.

The Class B common stock provides its holder with no economic rights but entitles the holder to a number of votes that is determined pursuant to a formula that relates to the number of Evercore LP partnership units held by such holder. Subject to the vesting and transfer restriction provisions of the Evercore LP partnership agreement, the limited partners of Evercore LP are entitled to exchange their partnership units for shares of Class A common stock on a one-for-one basis, subject to customary rate adjustment for stock splits, stock amendments and reclassifications.

Acquisition of Braveheart

On December 19, 2006, we completed the acquisition of Braveheart. Braveheart was organized to provide corporate finance and private equity advisory services, subject to its receipt of applicable regulatory approvals. In exchange for 100% of the outstanding share capital of Braveheart, we paid initial consideration, deferred consideration and earn-out consideration. The initial consideration was comprised of 1,771,820 shares of Evercore Partners Inc. Class A common stock. The deferred consideration, payable at our sole discretion, is comprised of 590,607 additional shares of Class A common stock. Of this deferred consideration, 159,000 shares were issued to Braveheart shareholders on April 4, 2007. The Braveheart shareholders also received earn-out consideration based on gross revenues generated by Braveheart’s financial advisory business carried on in Europe. The amount of earn-out consideration was earned at the point of acquisition and accordingly, we issued to the Braveheart shareholders, collectively, $3.0 million of loan notes due 2010 which bear interest at LIBOR plus 100 basis points and which are redeemable by the holder at any time after October 31, 2007. Additionally, we paid $0.4 million in cash as part of the acquisition. Braveheart has been renamed Evercore Partners Limited and is referred to herein as “Evercore Europe”.

Comparability of Results for Various Periods

The Successor Company results represent the consolidated results of Evercore Partners Inc. and its subsidiaries subsequent to the IPO. The Predecessor Company results represent the results of the combined entities known as Evercore Holdings prior to the Reorganization. Our aggregated results for 2006 aggregate Predecessor and Successor Company results prepared in accordance with GAAP before and after the Reorganization, the acquisition of Protego and other transactions undertaken in connection with the IPO. The aggregated results are non-GAAP financial measures and should not be used in isolation or substitution of Predecessor and Successor Company results.

Moreover, as discussed above, during 2006 we entered into several material transactions that make it more difficult to compare the results of 2006 with prior periods. In particular:

•

the Formation Transaction, which includes the elimination of the financial results of the general partners of the ECP I, ECP II and EVP funds and certain other entities through which Co-CEOs have invested capital in the ECP I fund, which was not contributed to Evercore LP; and

•

the Protego and Braveheart acquisitions which resulted in the inclusion of each of the acquired entity’s financial results, as well as certain purchase accounting adjustments, such as the recording of intangible assets and their periodic amortization.

In addition to the inclusion and exclusion of the results of certain entities, the transactions mentioned above had additional effects on our results that also limit the ability to compare 2006 with prior periods, principally:

•

prior to the IPO, Evercore was not subject to federal income taxes, but was subject to New York City unincorporated business tax (“UBT”) and New York City general corporation taxes. As a result of the IPO, the operating business entities of Evercore were restructured and a portion of Evercore’s income is subject to U.S. federal income taxes, as well as foreign, state and local taxes. Since the IPO, our effective tax rate has been approximately 42.6%, reflecting Evercore Partners Inc.’s income subject to U.S. federal income, foreign, state and local taxes; and

•

payments for services rendered by Evercore’s Senior Managing Directors were historically accounted for as distributions of members’ capital rather than as compensation expense. Following the IPO, management has included all payments for services rendered by the Senior Managing Directors in compensation and benefits expense.

See “Unaudited Pro Forma Financial Information”.

Presentation of Statements of Income

Consistent with the single-step presentation of our statements of income, we do not distinguish between operating and non-operating income and expenses as we consider all the various components of our revenues and expenses as operating items when making management decisions. We maintain accounting records reflecting the collective results of our operations both from a revenue and expense standpoint. We base the analysis of our financial results and the management of our cost structure and overall profitability on such accounting records.

Key Financial Measures

Revenue

Total revenues reflect revenues from advisory and investment management that includes transaction-related client reimbursements plus interest income and other revenue. Net revenues reflect total revenues less interest expense related to repurchase and reverse repurchase agreements.

Advisory.    Our advisory business earns fees from our clients for providing advice on mergers, acquisitions, restructurings, leveraged buy-outs, recapitalizations and other corporate transactions. The amount and timing of the fees paid vary by the type of engagement. In general, fees are paid at the time we sign an engagement letter, during the course of the engagement or when an engagement is completed. The majority of our advisory revenue comes from fees that are dependent on the successful completion of a transaction. A transaction can fail to be completed for many reasons, including failure to agree upon final terms with the counterparty, to secure necessary board or shareholder approvals, to secure necessary financing or to achieve necessary regulatory approvals.

Revenue trends in our advisory business generally are correlated to the volume of M&A activity and restructurings. However, deviations from this trend can occur in any given year for a number of reasons. For example, changes in our market share or the ability of our clients to close certain large transactions can cause our revenue results to diverge from the level of overall M&A or restructuring activity.

We operate in a highly competitive environment where there are no long-term contracted sources of revenue and each revenue-generating engagement is separately awarded and negotiated. Our list of clients, including our list of clients with whom there is a currently active revenue-generating engagement, changes continually. We gain new clients through our business development initiatives, through recruiting additional senior investment banking professionals who bring with them client relationships and through referrals from executives, directors, attorneys and other parties with whom we have relationships. We may also lose clients as a result of the sale or merger of a client, a change in a client’s senior management, competition from other investment banks and other causes.

Investment Management.    Our investment management business includes operations related to the management of the Private Equity Funds and traditional asset management products.

Private equity revenue sources include the following: (1) management fees; (2) portfolio company fees; (3) carried interest; and (4) gains (or losses) on investments in the Private Equity Funds we manage.

•

Management Fees.    Management fees are generally a percentage of committed capital (the total dollar amount of capital pledged to a fund) from certain outside investors in each of the Private Equity Funds we manage. During the commitment period, or until full investment, these fees are typically 2.0% per annum of committed capital and, for the remainder of the fund’s life, 1.0% per annum of invested capital. The entities which are entitled to the management fees from the Private Equity Funds we manage were contributed to Evercore LP. Accordingly, we reflect the management fees from all of these funds in our combined/consolidated financial statements following the IPO.

•

Portfolio Company Fees.    Portfolio company fees include monitoring, director and transaction fees associated with services provided to the portfolio companies of the Private Equity Funds we manage. We earn monitoring fees for services we provide with respect to the development and implementation of strategies for improving operating, marketing and financial performance. Monitoring fee revenue is recognized ratably over the period for which services are provided. We earn director fees for the services provided by our Senior Managing Directors who serve on the boards of directors of portfolio companies. Director fees are recorded as revenue when payment is received. This policy does not yield results that are materially different compared to recording revenue when services are provided, as required by GAAP. We earn transaction fees for providing advice on the acquisition of portfolio companies held by the Private Equity Funds. These fees are earned and recognized under the same revenue recognition policies as advisory fees. The Private Equity Fund documents provide for a reduction of management fees by the amount of certain portfolio company fees earned by us and, as a result, the management fee offsets were $4.7 million for 2006.

•

Carried Interest.    Carried interest is an incentive fee earned by the general partners of the Private Equity Funds we manage when certain financial return targets and hurdles are met. Generally, the carried interest is calculated as 20% of the profits, provided that certain outside investors in the funds have earned an 8% return on investments from the Private Equity Funds and a 10% return on investments from EVP. Accordingly, the amount of carried interest earned depends on the profits, if any, ultimately generated within the funds. Our historical Combined Statements of Income for the period prior to August 10, 2006 include the results of the general partners of the Private Equity Funds, including the carried interest earned by these general partners. Participation in such carried interest historically has been allocated principally to our Senior Managing Directors and other employees and any carried interest ultimately realized was paid directly to such individuals. Following the IPO, we no longer consolidate the results of the general partners of the Private Equity Funds. Accordingly, we no longer recognize as revenue any carried interest earned by the general partners of ECP I or EVP. However, through our equity interest in the general partner of ECP II and the Discovery Fund, we recognize as revenue 8% to 9% (depending on the particular fund investment) of any carried interest from these funds.

•

Gains (or Losses) on Investments.    Gains and losses include both realized gains and losses upon the sale of all or a portion of a portfolio company and unrealized gains and losses on investments arising from changes in the fair value of the portfolio companies. Because our historical Combined Statements of Income include the results of the general partners of the Private Equity Funds we currently manage and certain other entities through which two of our founding Senior Managing Directors have invested capital in ECP I, our historical results include such realized or unrealized gains or losses. Following the IPO, because we no longer consolidate the results of these entities, we no longer recognize as revenue any of the gains or losses arising from these entities’ investments in ECP I or EVP. However, through our equity interest in the general partner of ECP II and the Discovery Fund, we continue to recognize revenue based on our share of those funds’ realized or unrealized gains or losses. As of December 31, 2006, we had an aggregate of $9.6 million of investments in and an aggregate of $1.9 million of unfunded commitments to ECP II and the Discovery Fund.

We expect we will be entitled to 100% of any management fees and portfolio company fees earned in relation to any future private equity funds we manage. We also expect to consolidate the general partners of any future private equity funds we manage. Accordingly, we expect to record as revenue 100% of any carried interest and realized or unrealized gains (or losses) on investments earned by these entities. However, we expect to allocate to our Senior Managing Directors and other employees through the direct equity interests these individuals will hold in these entities approximately 60% to 70% of any such carried interest. In addition, these individuals will be entitled to any such gains (or losses) on investment based on the amount of the general partners’ capital they contribute in respect of any such future fund. We intend to make significant capital commitments to any future private equity fund we manage.

Our traditional asset management products are offered by PCB and EAM.

•

PCB’s revenue sources include: (1) management fees; (2) performance fees; (3) dealer spreads on client transactions; and (4) net interest revenue earned by PCB in collateralized financing transactions.

•

We own a 41.7% equity interest in EAM, with the balance of EAM’s equity held by its senior management team. We account for our investment in EAM under the equity method of accounting whereby we recognize our share of earnings and losses in investment management revenues.

Net Interest Revenue.    Net interest revenue is derived from investing customer funds in financing transactions by PCB. These transactions are primarily repurchases and resales of Mexican government securities. Revenue and expenses associated with these transactions are recognized over the term of the repurchase or resale transaction.

Transaction-Related Client Reimbursements.    In both our advisory and investment management segments we make various transaction-related expenditures, such as travel and professional fees, on behalf of our clients. Pursuant to the engagement letters with our clients or the contracts with the limited partners in the Private Equity Funds we manage, these expenditures may be reimbursable. We define these expenses as transaction-related expenses and record such expenditures as incurred and record revenue when it is determined that clients have an obligation to reimburse us for such transaction-related expenses. Specifically, client expense reimbursements are recorded as revenue on the Consolidated Statements of Income on the later of the date an engagement letter is executed or the date we pay or accrue the expense.

Operating Expenses

Employee Compensation and Benefits Expense.    Prior to the IPO, our employee compensation and benefits expense reflected compensation solely to non-Senior Managing Directors. Historically, payments for services rendered by our Senior Managing Directors, including all salaries and bonuses, had been accounted for as distributions from members’ capital rather than as employee compensation and benefits expense. As a result, our employee compensation and benefits expense and net income had not reflected payments for services rendered by our Senior Managing Directors. Following the IPO, we include all payments for services rendered by our Senior Managing Directors in employee compensation and benefits expense.

In connection with the IPO, we targeted total employee compensation and benefits expense (excluding for these purposes, compensation and benefits expense associated with new business initiatives or any vesting of partnership units or RSUs granted in connection with the Reorganization and the IPO) at a level not to exceed 50% of revenue (excluding for these purposes any revenue associated with realized gains and losses on investments, carried interest and reimbursable expenses). Starting in 2007, we will no longer exclude gains or losses on investments from revenues used to calculate our compensation and benefits target. Additionally, since the acquisition of Braveheart represents a new business initiative, we have excluded the revenues and compensation expenses associated with our European operations in calculating our compensation and benefits expense target for 2007. We retain the ability to exceed our compensation and benefit expense target, change the target or change how the target is calculated at any time.

Increasing the number of high caliber Senior Managing Directors is critical to our growth efforts. Typically, we hire new Senior Managing Directors in the middle of a calendar year, but the new hires do not begin to generate significant revenue until the following calendar year. We expect new Senior Managing Directors to be accretive to our earnings by the second calendar year after joining the firm. We have hired one new Senior Managing Director already in 2007 and may add as many as ten additional Senior Managing Directors in 2007 in the United States and in Europe, although the number of actual new hires also may fall short of that target. As a result, we expect to record significant compensation expenses associated with new Senior Managing Director hires that will cause us to exceed our compensation and benefits expense target in 2007 and possibly in future periods. We expect such increased expenses, to the extent incurred, to have a material and adverse impact on our near-term margins and profitability. Accordingly, to the extent we hire at the high end of our current estimates, we expect that our earnings per share for 2007 will be significantly below our pro forma earnings per share for 2006. We undertake no obligation to publicly update or review these estimates of new hires, future expenses, margins or profitability, whether as a result of new information, future developments or otherwise.

Under the terms of the Evercore LP partnership agreement, 66 2/3% of the partnership units received by our Senior Managing Directors, other than Mr. Altman and Mr. Beutner, in the Formation Transaction and 66 2/3% of the partnership units received by the Directors of Protego (who became our Senior Managing Directors), other than Mr. Aspe, and certain companies they control and a trust benefiting Directors and employees of Protego in the Protego Combination will, with specified exceptions, be subject to forfeiture and re-allocation to other Senior Managing Directors (or, in the event that there are no eligible Senior Managing Directors, forfeiture and cancellation) if the Senior Managing Director ceases to be employed by us prior to the occurrence of specified vesting events. 4,853,164, or 50%, of these unvested partnership units will vest if and when Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 90% of the aggregate Evercore LP partnership units owned by them on the date the Reorganization was effected, 9,706,329, or 100%, of the unvested partnership units issued will vest upon the earliest to occur of the following events:

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when Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 50% of the aggregate Evercore LP partnership units owned by them at the time of the Reorganization;

•	a change of control of Evercore; or

•	two of Messrs. Altman, Beutner and Aspe are not employed by, or do not serve as a director of, Evercore Partners Inc. or one of its affiliates within a 10-year period following the IPO.

In addition, 100% of the unvested Evercore LP partnership units held by a Senior Managing Director will vest if such Senior Managing Director dies or becomes disabled while in our employ. Our Equity Committee, which is comprised of Messrs. Altman, Beutner and Aspe, may also accelerate vesting of unvested partnership units at any time.

Post Reorganization, on August 10, 2006, we account for the unvested Evercore LP partnership units as compensation paid to employees in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 123R, “Share Based Payments”, (“SFAS 123R”), which we adopted effective January 1, 2006. The unvested Evercore LP partnership units vest based on the achievement of one of the performance and service vesting conditions as described above. In accordance with SFAS 123R, accruals of compensation costs for awards with a performance or service condition are based on the probable outcome of that service or performance condition. Compensation cost is accrued if it is probable that the performance condition will be achieved and is not accrued if it is not probable that the performance condition will be achieved.

We have heretofore concluded that it is not probable that the conditions relating to a decline in the collective beneficial ownership of Messrs. Altman, Beutner and Aspe (and trusts benefiting their families and permitted transferees), a change of control of Evercore or a lack of continued association of Messrs. Altman, Beutner and Aspe with Evercore will be achieved, or that the death or disability condition during the employment period will be satisfied. Accordingly, we have not been accruing compensation expense relating to these unvested partnership units. However, the completion of this offering will probably result in Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, ceasing to beneficially own at least 90% of the aggregate Evercore LP partnership units owned by them on the date of the Reorganization, which will in turn result in the vesting of 4,853,164, or 50%, of the unvested partnership units. In the event that we successfully complete this offering but Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, continue to beneficially own at least 90% of the aggregate Evercore LP partnership units owned by them on the date of the Reorganization, our Equity Committee nonetheless intends to accelerate the vesting of these 4,853,164 unvested partnership units and the 1,039,505 unvested RSUs issued in conjunction with the IPO described below.

The vesting of these partnership units will be charged to expense at the completion of this offering based on the grant date fair value of the Evercore LP partnership units, which is the IPO price of the Class A common stock of $21.00 per share. Accordingly, at the completion of this offering we will record a non-cash equity-based compensation charge associated with the vesting of these unvested partnership units of $101.9 million.

Following the completion of this offering, if all of the remaining unvested partnership units were to vest at some point in the future, based upon the IPO price of the Class A common stock of $21.00 per share, the total amount of compensation expense that we will record in connection with the vesting of these unvested partnership units would be $101.9 million.

The unvested partnership units are not reflected as outstanding for purposes of calculating the minority interest for the economic interest in Evercore LP held by the limited partners. As a result, vesting of these unvested partnership units significantly increases minority interest and reduces our net income and net income per share.

We granted 2,286,055 RSUs to our employees at the time of the IPO. 207,116 of the RSUs are fully vested and, as a result, we recorded compensation expense at the time of the IPO equal to the value of these fully vested RSUs. The remaining 2,078,939 of these RSUs are unvested and will vest upon the same conditions as the unvested partnership units of Evercore LP issued in connection with the Formation Transaction and the Protego Combination described below although on a different vesting schedule. Generally, 10% of the units were fully vested at the time of grant and, upon each subsequent vesting, an additional 45% of the units will vest. As a result of the completion of this offering, 1,039,505, or 50%, of the unvested RSUs issued in conjunction with the IPO will vest. As with the unvested partnership units, the unvested RSUs will be charged to expense at the completion of this offering based on the grant date fair value of the Class A common stock deliverable pursuant to such RSUs, which is the IPO price of the Class A common stock of $21.00 per share. Accordingly, at the completion of this offering we will record a non-cash equity-based compensation charge associated with the vesting of these unvested RSUs of $21.8 million. Following the completion of this offering, if all of the remaining unvested RSUs were to vest at some point in the future, based on the grant date fair value of the Class A common stock deliverable pursuant to such RSUs, $21.00 per share, the total amount of compensation expense that we will record in connection with the vesting of these unvested RSUs would be approximately $21.8 million. To the extent unvested restricted stock units vest, they are included in weighted average shares outstanding for purposes of calculating basic and diluted net income per share, which has a dilutive effect on these measures.

In the first quarter of 2007, and in connection with new hiring activity, we granted (1) 90,479 RSUs with a grant date fair value of $33.27 per unit, 30,160 of which were fully vested and 60,319 of which are unvested and will vest upon the same conditions as the unvested partnership units of Evercore LP issued in connection with the Reorganization, and (2) 90,606 shares of restricted stock with a grant date fair value of $33.64 per share, all of which are unvested and will vest upon the earlier of one year following the date of grant or Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, ceasing to beneficially own at least 90% of the aggregate Evercore LP partnership units owned by them on the date the Reorganization was effected. Therefore, the completion of this offering will result in the vesting of 30,160 of these RSUs and all of these 90,606 shares of restricted stock, and we will accordingly record a non-cash equity-based compensation charge of $4.1 million in connection therewith.

Accordingly, at the completion of this offering, due to the vesting of the unvested Evercore LP partnership units, RSUs and shares of restricted stock that will occur as a result of the completion of this offering as described above, we will record a non-cash equity-based compensation charge of approximately $127.8 million. As a result, we will record a significant loss in the quarter in which this offering is completed and expect to record a loss for the full fiscal year ending December 31, 2007.

Non-Compensation Expense.    The balance of our operating expenses includes costs for occupancy and equipment rental, professional fees, travel and related expenses, communications and information services, depreciation and amortization and other operating expenses. We refer to all of these expenses as non-compensation expense.

As a result of the IPO we are no longer a private company and our costs for such items as insurance, accounting and legal advice have increased. We have also incurred costs which we have not previously incurred for director fees, investor relations expenses, expenses for compliance with the Sarbanes-Oxley Act of 2002 and rules implemented by the SEC and the New York Stock Exchange, and various other costs of a public company. We expect that we will incur significant additional expenses associated with compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Provision for Income Taxes

Prior to August 10, 2006, we had not been subject to U.S. federal income tax, but had been subject to the New York City UBT and New York City general corporate tax on our U.S. earnings, including certain non-income tax fees in other jurisdictions where we had registered offices and conduct business. Our operations were historically organized as a series of partnerships, limited liability companies and Subchapter S corporations. Taxes related to income earned by these entities represent obligations of the individual members, partners or shareholders and have not historically been reflected in the combined/consolidated financial statements included elsewhere in this prospectus. Commencing August 10, 2006, we became subject to U.S. corporate federal income tax on our allocable share of the results of operations. We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”, which requires the recognition of tax benefits or expenses on temporary differences between the financial reporting and tax bases of its assets and liabilities.

Minority Interest

On a historical basis, our minority interest has consisted of unaffiliated third party interests in the general partner of EVP. Following the IPO, we no longer consolidate the general partner of that fund and, accordingly, minority interest related to EVP is no longer reflected in our financial results. We do, however, record significant minority interest relating to the ownership interest of our Senior Managing Directors and their estate planning vehicles in Evercore LP as well as the portion of PCB not owned by Protego. As described in Note 1 to the financial statements included in this prospectus, Evercore Partners Inc. is the sole general partner of Evercore LP. Accordingly, although Evercore Partners Inc. has a minority economic interest in Evercore LP, it has a majority voting interest and controls the management of Evercore LP. As a result, Evercore Partners Inc. consolidates Evercore LP and records a minority interest for the economic interest in Evercore LP held by the limited partners.

Results of Operations

Following is a discussion of our results of operations for the years ended December 31, 2004 and 2005 and for the periods January 1, 2006 to August 9, 2006 and August 10, 2006 to December 31, 2006. For a more detailed discussion of the factors that affected our revenue and operating expenses of our advisory and investment management business segments in these periods, see the discussion in “—Business Segments” below.

	Condensed Combined/Consolidated Statements of Income
	Combined			Consolidated
	For the Twelve Months Ended		For the Period		For the Twelve Months Ended December 31, 2006
			January 1, 2006 through August 9, 2006	August 10, 2006 through December 31, 2006
	December 31, 2004	December 31, 2005
	PREDECESSOR	PREDECESSOR	PREDECESSOR	SUCCESSOR	AGGREGATED*
		(in thousands except per share data)
REVENUES
Advisory Revenue	$69,205	$110,842	$96,122	$87,659	$183,781
Investment Management Revenue	16,967	14,584	16,860	6,400	23,260
Interest and Other Income	145	209	643	8,813	9,456

TOTAL REVENUES	86,317	125,635	113,625	102,872	216,497
Interest Expense	—	—	—	6,783	6,783

NET REVENUES	86,317	125,635	113,625	96,089	209,714

EXPENSES
Employee Compensation and Benefits	17,084	24,115	20,598	52,316	72,914
Non-compensation Expenses	17,389	34,988	24,702	17,966	42,668

TOTAL EXPENSES	34,473	59,103	45,300	70,282	115,582
Other Income	76	—	—	—	—

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	51,920	66,532	68,325	25,807	94,132
Provision for Income Taxes	2,114	3,372	2,368	6,030	8,398
Minority Interest	29	8	6	15,991	15,997

NET INCOME	$49,777	$63,152	$65,951	$3,786	$69,737

NET INCOME PER SHARE	N/A	N/A	N/A	$0.76	N/A

*	Represents aggregate Predecessor and Successor results for the period presented. The aggregated results are non-GAAP financial measures and should not be used in isolation or substitution of Predecessor and Successor results. The aggregated results help to provide a full-year presentation of our results for comparability purposes.

As of December 31, 2006, our total headcount was 247 employees, compared with 113 as of December 31, 2005. The increase in headcount is illustrated as follows:

	As of December 31,
	2004	2005	2006
			U.S.	Protego	Evercore Europe	Consolidated
Headcount:
Senior Managing Directors:
Advisory	8	11	13	6	2	21
Investment Management	6	6	7	1	1	9
Corporate	1	3	3	—	—	3
Other Employees:
Other Professionals and Support Staff	77	93	129	81	4	214

Total	92	113	152	88	7	247

2006 versus 2005

Net revenue was $209.7 million in 2006, an increase of $84.1 million, or 66.9%, versus net revenue of $125.6 million in 2005. During 2006, advisory revenue was $183.8 million, an increase of $72.9 million or 65.8% versus revenue of $110.8 million in 2005. Investment management revenue was $23.3 million, an increase of approximately $8.7 million, or 59.5%, versus revenue of approximately $14.6 million in 2005. Interest and Other Income was $9.5 million in 2006, an increase of $9.3 million versus 2005. The increase is predominantly due to interest revenue earned reduced by Interest Expense of $6.8 million from collateralized financing transactions entered into by PCB. Additionally, interest income increased year over year due to the investment of IPO proceeds. Client expense reimbursements for transaction-related expenses recorded as revenue in 2006 were $4.7 million, or $1.3 million greater than in 2005.

Employee compensation and benefits expense was $72.9 million in 2006, an increase of $48.8 million, or 202.4%, versus expense of $24.1 million in 2005. The increase was primarily due to the inclusion of compensation for employees of Protego and Braveheart during the period since the acquisitions and the inclusion of Senior Managing Directors’ compensatory payments in compensation for the period after the IPO, which totaled $32.0 million, plus the impact of increased headcount, higher base salaries for existing employees, and higher performance-based bonus awards. Additionally, we recorded $4.3 million in compensation expense recognized post-IPO associated with the estimated fair market value of RSUs granted in connection with the IPO.

Non-compensation expenses were $42.7 million in 2006, an increase of $7.7 million, or 22.0%, over non-compensation expenses of $35.0 million in 2005. Professional fees declined on a net basis for 2006 compared to 2005 by $3.6 million. The decrease was due to lower costs associated with temporary resources hired to support our accounting and finance staff in preparation for the IPO which were not needed to the same extent after the IPO. This decrease was partially offset by a net increase in spending associated with business development initiatives, increases in legal fees, incremental professional fees associated with being a public company and Protego professional fees incurred post acquisition. Travel and related expenses increased by $2.8 million in 2006 compared to 2005. A large portion of this increase is due to transaction-and deal-related expenses that are generally billable to clients. Non-compensation expenses additionally increased due to financing fees associated with our line of credit of $1.7 million and $2.7 million in amortization of intangible assets associated with the acquisitions of Protego and Braveheart, both of which were incurred during 2006. The increase of approximately $4.1 million in all other expenses is primarily due to an increase in costs commensurate with our expanded headcount, principally leased office space and technology related expenses and other costs associated with being a public company in addition to other expenses incurred by Protego post acquisition.

Included in the 2006 non-compensation expense of $42.7 million are $7.7 million of transaction-related expenses for travel, meals, and professional fees incurred in the conduct of financial advisory and investment management activity. Transaction-related expenses incurred in 2005 were $5.8 million.

In 2006, the provision for income taxes was $8.4 million, an increase of $5.0 million versus $3.4 million in 2005 due to higher pretax operating income and the effect of Evercore Partners Inc. being taxed as a C Corporation. For the period of January 1, 2006 through August 9, 2006 and twelve months ended December 31, 2005, we operated as a series of limited liability companies and Subchapter S corporations, and therefore was not subject to federal and state income taxes. The income tax expense for these periods was $2.4 million and $3.4 million, respectively, resulting in an effective tax rate of 3.5% and 5.1%, respectively. The decline in the effective tax rate is the result of the reorganization of Evercore Group L.L.C. to a limited liability company from an S corporation and the increase in revenues generated from carried interest and unrealized/realized gains and losses not subject to tax at the entity level.

For the period August 10, 2006 to December 31, 2006, a portion of our taxable net income was taxed as a C Corporation and subject to federal, state and local income taxes, which resulted in an increased tax expense. Additionally, the results were also affected by the addition of Protego and Braveheart, included post-acquisition, which were taxed at their respective applicable foreign country tax rates. The income taxes for this period were $6.0 million, resulting in an effective tax rate of 23.4%.

Minority interest was $16.0 million in 2006 compared to $0.01 million in 2005 due to the impact of the Reorganization and IPO discussed above.

2005 versus 2004

Net revenue for 2005 was $125.6 million, an increase of $39.3 million, or 45.6%, over 2004. Advisory revenue increased $41.6 million, or 60.2%, while Investment Management revenue decreased $2.4 million, or 14.0%. Client expense reimbursements for transaction-related expenses recorded as revenue in 2005 were $3.4 million, or $1.0 million greater than 2004.

Employee compensation and benefits expense was $24.1 million in 2005, an increase of $7.0 million, or 41.2%, versus employee compensation and benefits expense of $17.1 million in 2004. The 2005 compensation expense increase was primarily due to a net increase in headcount and an increase in bonus compensation. Base compensation in 2005 increased by $2.3 million to $8.6 million, an increase of 36.5% relative to 2004 base compensation, primarily as a result of the net increase in headcount. Total bonus compensation for 2005 was $13.5 million, reflecting an increase of $4.2 million, or 45.2%, compared to 2004 bonuses. Employee compensation, which is highly correlated with net revenue, represented 19.2% of net revenue in 2005 versus 19.8% in 2004. At December 31, 2005 and December 31, 2004, headcount for employees other than Senior Managing Directors was 93 and 77, respectively.

Non-compensation expenses were $35.0 million in 2005, an increase of $17.6 million, or 101.2%, versus $17.4 million in 2004. Professional fees were $23.9 million, an increase of $15.9 million, or 198.8%. Approximately $10.2 million of the increase in professional fees was due to incremental costs incurred in connection with the preparation of our historical financial statements and upgrades to our reporting and accounting systems. Additionally, $3.0 million of costs were incurred through temporary outsourcing of our accounting and finance functions. Professional fees also increased by $1.5 million in 2005 for the placement fees associated with the recruiting and retention of M&A professionals and accounting professionals.

Included in the 2005 non-compensation expense of $35.0 million are $5.8 million of transaction-related expenses for travel, meals and professional fees incurred in the conduct of financial advisory and investment management activity. Transaction-related expenses incurred in 2004 were $3.7 million.

Business Segments

The following data discusses revenue and operating income by business segment. Each segment’s operating expenses include: (1) compensation and benefits expense incurred directly in support of the businesses of the segment; (2) non-compensation expenses, which include directly incurred expenses for premises and occupancy, professional fees, travel and entertainment, communications and information services and equipment and (3) an allocation of indirect support costs (including compensation and other operating expenses related thereto) for administrative services. These administrative services include certain accounting, tax, legal, facilities management and senior management activities. Such support costs are allocated to the relevant segments based on various statistics such as headcount, square footage, transactional volume and revenue. Other corporate expenses such as costs related to audit fees, other costs related to being a public company and our line of credit are not allocated to the business segments and are reflected in a Corporate segment in the notes to our combined/consolidated financial statements.

Advisory

The following table summarizes the operating results of the advisory segment.

	Condensed Combined/Consolidated Statements of Income
	Combined			Consolidated	For the Twelve Months Ended December 31, 2006
	For the Twelve Months Ended		For the Period
			January 1, 2006 through August 9, 2006	August 10, 2006 through December 31, 2006
	December 31, 2004	December 31, 2005
	PREDECESSOR	PREDECESSOR	PREDECESSOR	SUCCESSOR	AGGREGATED*
	(in thousands)
ADVISORY REVENUES
Advisory Revenue	$69,205	$110,842	$96,122	$87,659	$183,781
Interest Income and Other Revenue	110	170	460	1,044	1,504

TOTAL ADVISORY REVENUES	69,315	111,012	96,582	88,703	185,285

ADVISORY EXPENSES
Employee Compensation and Benefits	13,288	19,047	16,974	45,510	62,484
Non-Compensation Expenses	11,214	17,558	12,838	13,119	25,957

TOTAL ADVISORY EXPENSES	24,502	36,605	29,812	58,629	88,441

ADVISORY OPERATING INCOME	$44,813	$74,407	$66,770	$30,074	$96,844

*	Represents aggregate Predecessor and Successor results for the period presented. The aggregated results are non-GAAP financial measures and should not be used in isolation or substitution of Predecessor and Successor results. The aggregated results help to provide a full-year presentation of our results for comparability purposes.

For the twelve month period ended December 31, 2006, activity in the North American M&A industry continued to be strong as evidenced by the following industry statistics regarding the volume of transactions:

	Twelve Months Ended December 31,
	2004	2005	2006
Industry Statistics ($ in billions)**
Value of North American M&A Deals Announced	$823	$1,210	$1,621
Value of North American M&A Deals Completed	816	955	1,431
Number of Advisory Clients***
Total	45	58	63
With Fees of at Least $1 million	15	28	30

**	Source: Thomson Financial March 27, 2007
***	Excludes Advisory clients for Protego and Evercore Europe

As of December 31, 2006, the total headcount in our advisory segment was 133 employees, compared with 59 as of December 31, 2005. The increase in headcount is illustrated as follows:

	As of December 31,
	2004	2005	2006
			U.S.	Protego	Evercore Europe	Consolidated
Headcount:
Senior Managing Directors	8	11	13	6	2	21
Other Advisory Professionals	29	35	56	25	2	83
Direct Support Staff	16	13	21	8	—	29

Total	53	59	90	39	4	133

Advisory Results of Operations

2006 versus 2005

Advisory revenue, including interest and other revenue allocated to this segment, was $185.3 million in 2006 compared to $111.0 million in 2005, which represents an increase of 66.9%. The increase reflects the continued strength of the M&A market environment, the improved productivity of our U.S. Senior Managing Directors and the impact of the Protego and Braveheart acquisitions. Included in total advisory revenue in 2006 was Protego advisory revenue of $5.8 million and Braveheart advisory revenue of $20.8 million. Advisory client expense reimbursements billed as revenue were $3.8 million in 2006 and $2.5 million and 2005.

Our U.S. advisory business earned advisory revenue from 63 different clients in 2006, compared to 58 different clients in 2005. We earned in excess of $1 million from 30 of those clients in 2006, compared to 28 in 2005. Two clients each accounted for more than 10% of advisory revenue in 2006 and three clients each accounted for more than 10% of advisory revenue in 2005. Five clients accounted for more than 40.6% of advisory revenue in 2006, compared to 56.9% of advisory revenue in 2005.

Advisory expenses were $88.4 million in 2006, an increase of $51.8 million, versus expenses of $36.6 million in 2005. Employee compensation and benefits increased by $43.4 million compared to 2005, reflecting inclusion of Senior Managing Directors’ compensation from the date of our IPO, increased compensation associated with new hires, increased base salaries for existing employees, higher performance-based bonus awards, inclusion of Protego and Braveheart in the consolidated results, and the issuance of stock based awards at the date of the IPO.

Advisory non-compensation expenses were $26.0 million in 2006, an increase of $8.4 million versus non-compensation expenses of $17.6 million in 2005. The increase in non-compensation expenses for the advisory segment is due to the impact of expanded headcount in the advisory business, resulting in higher occupancy, travel and technology related expenses, amortization of intangibles associated with the Braveheart and Protego acquisitions during 2006, increase in deal- and transaction-related expenses potentially billable to clients and the inclusion of non-compensation expenses associated with Protego’s advisory business post acquisition.

Included in advisory 2006 non-compensation expenses of $26.0 million are transaction-related expenses of $5.7 million for travel, meals and professional fees were incurred in the conduct of financial advisory activity. Advisory transaction-related expenses incurred in 2005 were $4.2 million.

Advisory operating income was $96.8 million in 2006, an increase of $22.4 million, or 30.2%, compared to 2005.

2005 versus 2004

Advisory revenue, including interest and other revenue allocated to this segment, was $111.0 million in 2005 compared to $69.3 million in 2004, which represents an increase of 60.2%. The increase reflects the continued growth of the M&A markets, and our continued business development efforts and additions to our advisory headcount, particularly three new Senior Managing Directors. Our revenue per Senior Managing Director increased by 16.1% from $8.7 million in 2004 to $10.1 million in 2005. Advisory client expense reimbursements billed as revenue were $2.5 million and $2.1 million in 2005 and 2004, respectively.

We earned advisory revenue from 58 different clients in 2005 compared to 45 in 2004. We earned in excess of $1 million from 28 of those clients in 2005, compared to 15 in 2004. Three clients each accounted for more than 10% of advisory revenue in 2005 and two clients each accounted for more than 10% of advisory revenue in 2004. Additionally, one client accounted for 18.7% of advisory revenue in 2005 and 34.1% in 2004. Our top five clients accounted for 56.9% of advisory revenue in 2005 and 64.6% of advisory revenue in 2004.

Advisory expenses were $36.6 million in 2005, an increase of $12.1 million from 2004, largely due to higher employee compensation and benefits expense, which rose from $13.3 million in 2004 to $19.0 million in 2005, and an increase in non-compensation expenses from $11.2 million 2004 to $17.6 million in 2005, an increase of $6.4 million or 56.6%.

Advisory base compensation in 2005 was $6.1 million, an increase of $1.9 million or 45.2% relative to 2004. Of this $1.9 million increase, $1.7 million, or 40.5%, of 2004 base compensation related to net increase in headcount for direct hires into the advisory headcount and compensation costs of allocated support staff. Total advisory bonus compensation for 2005 was $11.4 million, which represents an increase of $3.3 million relative to 2004 advisory bonus compensation of $8.1 million.

Non-compensation expenses increased principally due to additional fees and transaction-related expenses. The increase in professional fees is due to $2.4 million of temporary accounting fees borne by this segment and an increase in executive search fees to recruit advisory professionals of $1.2 million. Included in advisory 2005 non-compensation expenses of $17.6 million are transaction-related expenses of $4.2 million for travel, meals and professional fees incurred in the conduct of financial advisory activity. Advisory transaction-related expenses incurred in 2004 were $2.9 million.

Advisory operating income was $74.4 million in 2005, an increase of $29.6 million, or 66.0%, compared to 2004.

Investment Management

The following table summarizes the operating results of the investment management segment.

	Condensed Combined/Consolidated Statements of Income
	Combined			Consolidated	For the Twelve Months Ended December 31, 2006
	For the Twelve Months Ended		For the Period
			January 1, 2006 through August 9, 2006	August 10, 2006 through December 31, 2006
	December 31, 2004	December 31, 2005
	PREDECESSOR	PREDECESSOR	PREDECESSOR	SUCCESSOR	AGGREGATED*
	(in thousands)
INVESTMENT MANAGEMENT REVENUES
Management Fees	$14,575	$12,935	$7,227	$3,553	$10,780
Placement Fees	(2,487)	(2,487)	—	—	—

NET MANAGEMENT FEES	12,088	10,448	7,227	3,553	10,780
Portfolio Company Fees	1,741	5,112	5,059	888	5,947

TOTAL MANAGEMENT AND PORTFOLIO COMPANY FEES	13,829	15,560	12,286	4,441	16,727
Carried Interest and Gains on Investments	3,138	(976)	4,574	1,959	6,533

INVESTMENT MANAGEMENT REVENUES	16,967	14,584	16,860	6,400	23,260
Interest Income and Other Revenue	111	39	183	7,769	7,952

TOTAL INVESTMENT MANAGEMENT REVENUES	17,078	14,623	17,043	14,169	31,212
Interest Expense	—	—	—	6,783	6,783

NET INVESTMENT MANAGEMENT REVENUES	17,078	14,623	17,043	7,386	24,429
INVESTMENT MANAGEMENT EXPENSES
Employee Compensation and Benefits	3,796	5,068	3,623	6,806	10,429
Non-Compensation Expenses	6,175	7,097	7,187	2,124	9,311

TOTAL INVESTMENT MANAGEMENT EXPENSES	9,971	12,165	10,810	8,930	19,740

INVESTMENT MANAGEMENT OPERATING INCOME (LOSS)	$7,107	$2,458	$6,233	$(1,544)	$4,689

*	Represents aggregate Predecessor and Successor results for the period presented. The aggregated results are non-GAAP financial measures and should not be used in isolation or substitution of Predecessor and Successor results.

As of December 31, 2006, the total headcount in our investment management segment was 48 employees, compared with 16 as of December 31, 2005. The increase in headcount is illustrated as follows:

	As of December 31,
	2004	2005	2006
			U.S.	Protego	Evercore Europe	Consolidated
Headcount:
Senior Managing Directors	6	6	7	1	1	9
Other Investment Management Professionals	7	4	5	21	—	26
Direct Support Staff	8	6	7	6	—	13

Total	21	16	19	28	1	48

Investment Management Results of Operations

2006 versus 2005

Net investment management revenue was $24.4 million in 2006, an increase of $9.8 million, or 67.0%, compared to net investment management revenue of $14.6 million in 2005. The increase in net investment management revenue was driven primarily by an increase of $7.5 million in carried interest and net investment gains, a $1.1 million increase in net interest and other income (net of interest expense), a $0.8 million increase in portfolio company fees and a $0.3 million increase in net management fees. The increase in carried interest and net investment gains was a result of several realizations of ECP II investments, partly offset by unrealized losses resulting from a reduction in the carrying value of certain ECP II investments. The increase in portfolio company fees was a result of increased investment activity in the first half of 2006. The increase in net management fees in 2006 was primarily the result of the non-recurrence of placement fees payable to a third party partly offset by higher portfolio company fees and a reduction in gross management fees resulting from investment realizations that decreased the amount of invested capital. Placement fees and portfolio company fees are netted against gross management fees. Interest and Other Income was $8.0 million in 2006, an increase of $7.9 million versus 2005. The increase is due to interest revenue earned, reduced by Interest Expense of $6.8 million from collateralized financing transactions entered into by PCB.

Employee compensation and benefits increased by $5.4 million, or 105.8%, compared to 2005, reflecting inclusion of Senior Managing Directors’ compensatory payments in compensation, an increase in base salaries and higher performance-based bonus awards attributable to allocated new hires and the inclusion of compensation for Protego’s asset management business post acquisition.

Non-compensation expenses increased by $2.2 million, or 31.2%, compared to 2005 as a result of increased spending for new business initiatives, an increase in transaction-related expenses billable to the Private Equity Funds and portfolio companies and non-compensation costs associated with Protego’s asset management business post acquisition. Included in investment management non-compensation expenses of $9.3 million in 2006 are transaction-related expenses of $2.0 million for travel, meals and professional fees incurred in the conduct of investment management activity. Investment management transaction-related expenses incurred in 2005 were $1.6 million.

Investment management operating income was $4.7 million in 2006, an increase of $2.2 million, or 90.8%, as higher revenues offset post-IPO increases in compensation and non-compensation expenses. Operating income as a percentage of segment revenue was 19.2% in 2006 versus 16.8% in 2005.

2005 versus 2004

Net investment management revenue was $14.6 million in 2005, a decrease of $2.5 million, or 14.4%, compared to net revenue of $17.1 million in 2004. The decrease in revenue was driven primarily by an increase in fee related revenue of $1.7 million, offset by a decline in investment performance related revenue of $4.1 million. The increase in fee related revenue was due to an increase in transaction fees related to an investment in ECP II’s portfolio. This increase was offset by a decline in management fees due to the realization of several investments in ECP I’s portfolio in 2004 resulting in a decrease in invested capital and related management fees in 2005. The decline in investment performance related revenue was due to realizations in four ECP I portfolio companies that generated modest carried interest and investment gains, offset by an unrealized loss resulting from a reduction in the carrying value of an ECP I portfolio company due to currency fluctuations in 2005. Investment management client expense reimbursements billed as revenue were $0.9 million and $0.3 million in 2005 and 2004, respectively.

Investment management expenses were $12.2 million in 2005, an increase of $2.2 million, or 22.0%, versus expenses of $10.0 million in 2004. This increase is primarily due to an increase in employee compensation and benefits and higher professional fees. Investment management employee compensation and benefits increased by $1.3 million, or 33.5%, relative to 2004. This increase is principally due to an increase in compensation costs associated with additional hires in the investment management fund administration group and an increase in bonus compensation.

Professional fees for the investment management business increased $0.7 million in 2005 from 2004 primarily due to an increase in transaction-related expense as described below.

Included in investment management 2005 non-compensation expenses of $7.1 million are transaction-related expenses of $1.6 million for travel, meals and professional fees incurred in the conduct of investment management activity. Investment management transaction-related expenses incurred in 2004 were $0.8 million.

Cash Flows

Our cash flows are primarily related to the timing of receipt of advisory and investment management fees and the timing of distributions to our Senior Managing Directors and payment of bonuses to employees. In general, we collect our accounts receivable within 60 days.

2006.    Cash and cash equivalents increased $49.1 million from August 9, 2006, the last day prior to the Reorganization. During the 144 day period ended December 31, 2006, cash of $0.4 million was used by operating activities, comprised mainly of net income of $3.8 million offset by net changes in operating assets and liabilities of $4.2 million. Cash of $3.0 million was used for investing activities, principally for net purchases of investments, the acquisition of Braveheart, and furniture, equipment and leasehold improvements, offset by proceeds from investments. Financing activities during the period provided cash of $52.5 million, primarily from the net proceeds from the IPO, offset by payments for short-term borrowings and notes payable associated with the purchase of Protego.

Cash and cash equivalents at August 9, 2006 decreased $21.5 million from December 31, 2005. During the 221 day period ended August 9, 2006, cash of $60.1 million was provided by operating activities, comprised mainly of net income of $66.0 million, offset by changes in operating assets and liabilities of $5.8 million. Cash of $3.1 million was used in investing activities, principally for the purchase of investments and furniture, equipment and leasehold improvements, offset by cash provided by proceeds from investments, and cash received in the acquisition of Protego. Financing activities during the period used cash of $78.6 million, primarily for distributions to Senior Managing Directors, offset by increases in short-term borrowings.

2005.    Cash increased $0.5 million in 2005. Cash of $66.7 million was provided by operating activities, including $63.2 million from net income. Cash of $2.5 million was used for investing activities, including $1.0 million for the purchase of furniture, equipment and leasehold improvements. Financing activities used $63.7 million of cash primarily due to distributions to our Senior Managing Directors of $65.3 million.

2004.    Cash increased $21.6 million in 2004. Operating activities provided $46.6 million due to $49.8 million in net income, primarily offset by a loss of $3.1 million on private equity investments. Cash of

$0.7 million was provided by investing activities with $3.1 million being provided by proceeds on investments offset by purchases of fixed assets of $1.0 million and purchases of investments of $0.5 million. Net cash used in financing activities was $25.7 million due to distributions to our Senior Managing Directors of $26.5 million.

Liquidity and Capital Resources

Our current assets typically have consisted primarily of cash and accounts receivable in relation to earned advisory fees. Cash distributions related to partnership tax allocations are generally made shortly after the end of each calendar quarter to the partners of Evercore LP. We traditionally have made payments for employee bonuses and year-end distributions to partners primarily in the first quarter of the year with respect to the prior year’s results. Our liabilities have typically consisted of accrued compensation and accounts payable.

On December 30, 2005, we entered into a $30.0 million credit agreement with affiliates of Lehman Brothers, JPMorgan Chase and Goldman, Sachs that matured on the earlier of the consummation of the IPO or December 31, 2006 (the “Line of Credit”). The agreement was a 364-day revolving line of credit. Borrowings under the Line of Credit bore interest at a rate of LIBOR plus 200 basis points for any amount drawn and a commitment fee of 50 basis points for any unused portion. On January 12, 2006, we borrowed $25.0 million on the Line of Credit at an interest rate of 6.60%. On June 22, 2006, we drew down an additional $5.0 million at an effective interest rate of 7.48%. We recognized $0.6 million of debt issuance cost expense and $1.1 million of interest expense for the twelve months ended December 31, 2006. The proceeds of the Line of Credit were used for working capital purposes including funding of our ongoing investment management activities. We used a portion of the proceeds from the IPO to repay all outstanding borrowings under the Line of Credit, which has been terminated.

PCB maintains a line of credit with BBVA Bancomer to fund its trading activities on an intra-day and overnight basis. The intra-day facility is approximately $20 million, secured with trading securities and interest is charged at the Inter-Bank Balance Interest Rate plus 10 basis points, while the overnight facility is approximately $1.0 million, unsecured and interest is charged at two times the Inter- Bank Balance Interest Rate. There have been no drawdowns on PCB’s line of credit since August 10, 2006.

We regularly monitor our liquidity position, including cash, other significant working capital assets and liabilities, debt, principal investment commitments and other matters relating to liquidity and compliance with regulatory net capital requirements.

Under the Evercore LP limited partnership agreement, we intend to cause Evercore LP to make distributions to its partners in an amount sufficient to cover all applicable taxes and dividends, if any, declared by us.

We had total commitments (not reflected on our Consolidated Statement of Financial Condition) relating to future principal investments of $1.9 million as of December 31, 2006. We expect to fund these commitments with cash flows from operations, with the balance to be funded by other members of the general partners of the Private Equity Funds we manage. We may be required to fund these commitments at any time through December 2011, depending on the timing and level of investments by the Evercore Capital Partners Private Equity Funds.

Subject to legally available funds, we intend to pay quarterly cash dividends. The Class B common stock will not be entitled to dividend rights. The declaration of this and any other dividends and, if declared, the amount of any such dividend, will be subject to the ability of our subsidiaries to provide cash to us. The declaration and payment of any future dividends will be at the sole discretion of our board of directors. Our board of directors will take into account general economic and business conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries (including Evercore LP) to us, and such other factors as our board of directors may deem relevant. If we pay such dividends, our Senior Managing Directors will be entitled to receive equivalent distributions pro rata based on their partnership interests in Evercore LP, although these individuals will not be entitled to receive any such dividend-related distributions in respect of unvested partnership units. See “Dividend Policy”.

PCB, the Mexican asset management subsidiary of Protego, which we acquired in August 2006, enters into repurchase agreements with clients whereby PCB transfers to the clients securities (typically, Mexican government securities) in exchange for cash and concurrently agrees to repurchase the securities at a future date for an amount equal to the cash exchanged plus a stipulated premium or interest factor. PCB deploys the cash received from, and acquires the securities deliverable to, clients under these repurchase arrangements by purchasing securities in the open market or by entering into reverse repurchase agreements with unrelated third parties. We account for these repurchase and reverse repurchase agreements as collateralized financing transactions. We record a liability on our Consolidated Statement of Financial Condition in relation to repurchase transactions executed with clients as securities sold under agreements to repurchase. We record as assets on our Consolidated Statement of Financial Condition, financial instruments owned and pledged as collateral at fair value (where we have acquired the securities deliverable to clients under these repurchase arrangements by purchasing securities in the open market) and securities purchased under agreements to resell (where we have acquired the securities deliverable to clients under these resell agreements by entering into reverse repurchase agreements with unrelated third parties). As of December 31, 2006, PCB had approximately $84.1 million of repurchase transactions executed with clients, of which approximately $73.8 million related to securities PCB purchased in the open market and approximately $10.3 million of reverse repurchase transactions with third parties. Net income includes interest income earned and interest expense incurred under these agreements.

As of December 31, 2006, our share of PCB’s equity was recorded as $1.9 million.

Subsequent to December 31, 2006, we made the following cash payments:

•	Bonus Payments—We made $44.8 million in cash bonus payments to our employees and Senior Managing Directors for 2006 during the first quarter of 2007.

•	Tax Distributions—Evercore LP made tax distributions to its limited partners and its general partner, Evercore Partners Inc., during the first quarter of 2007 of $12.9 million.

Prior to this offering, certain of our Senior Managing Directors, including members of our senior management, will exchange 2,369,540 Evercore LP partnership units that they hold on a one-for-one basis for shares of our Class A common stock. In addition, partnership units held by our Senior Managing Directors in Evercore LP may be exchanged in the future for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. This exchange and any such future exchanges are expected to result in an increase in the tax basis of the tangible and intangible assets of Evercore LP. These increases in tax basis would increase (for tax purposes) amortization and, therefore, reduce the amount of tax that we would otherwise be required to pay in the future.

We have entered into a tax receivable agreement with our Senior Managing Directors that provides for the payment by us to an exchanging Evercore partner of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of these increases in tax basis. We expect to benefit from the remaining 15% of cash savings, if any, in income tax that we realize. While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the timing of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income, we expect that, as a result of the size of the increases of the tangible and intangible assets of Evercore LP attributable to our interest in Evercore LP, during the expected term of the tax receivable agreement, the payments that we may make to our Senior Managing Directors could be substantial.

Assuming no material changes in the relevant tax law, and that we earn sufficient taxable income to realize the full tax benefit of the increased amortization, we expect that future payments to our Senior Managing

Directors in respect of the exchange of Evercore LP partnership units which will occur prior to this offering to aggregate approximately $21.1 million, resulting in payments of approximately $1.4 million per year over the next 15 years, based on an assumed value of the Class A common stock of $29.30 per share (the last reported price of the Class A common stock on the New York Stock Exchange on May 4, 2007). (A $1.00 increase (decrease) in the assumed public offering price of $29.30 per share would increase (decrease) the amount of future payments to our Senior Managing Directors in respect of the exchange of Evercore LP partnership units that will occur prior to this offering by $0.05 million per year over the next 15 years.) Future payments to our Senior Managing Directors in respect of subsequent exchanges pursuant to the tax receivable agreement would be in addition to these amounts and are expected to be substantial.

The effects of the tax receivable agreement on our consolidated statement of financial condition as a result of the exchange of 2,369,540 Evercore LP partnership units by our Senior Managing Directors prior to this offering are as follows:

•

we will record an increase of $24.8 million in deferred tax assets for the estimated income tax effects of the increase in the tax basis of the assets owned by Evercore LP, based on enacted federal and state tax rates at the date of the transaction. To the extent we estimate that we will not realize the full benefit represented by the deferred tax asset, based on an analysis of expected future earnings, we will reduce the deferred tax asset with a valuation allowance; and

•

we will record 85% of the estimated realizable tax benefit (which is the recorded deferred tax asset less any recorded valuation allowance) as an increase of $21.1 million to payable to related parties and the remaining 15% of the estimated realizable tax benefit, or $3.7 million, as an increase to paid-in-capital.

Therefore, as of the date of the exchange of the Evercore LP partnership units, on a cumulative basis the net effect of accounting for income taxes and the tax receivable agreement on our financial statements will be a net increase in stockholders’ equity of 15% of the estimated realizable tax benefit. The amounts to be recorded for both the deferred tax asset and the liability for our obligations under the tax receivable agreement have been estimated. Any additional payments under the tax receivable agreement that will further increase the tax benefits and the estimated payments under the tax receivable agreement have not been included in this estimate. All of the effects of changes in any of our estimates after the date of the purchase will be included in net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in net income. Future exchanges of Evercore LP partnership units for our shares of Class A common stock will be accounted for in a similar manner.

If the underwriters exercise their option to purchase additional shares from the selling stockholders, we expect that our Senior Managing Directors will exchange additional Evercore LP partnership units. The values of the deferred tax assets and payable to related parties, and the amount of expected future payments to our Senior Managing Directors under the tax receivable agreement in respect of any such exchange, will be based on the value of the Class A common stock at the time of such exchange.

Contractual Obligations

The following table sets forth information relating to our contractual obligations as of December 31, 2006:

	Payment Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Capital Lease Obligations	$226	$132	$94	$—	$—
Operating Lease Obligations	186,871	12,964	25,990	25,491	122,426
Investment Management Commitments	1,861	—	—	—	1,861

Total	$188,958	$13,096	$26,084	$25,491	$124,287

In July 2006, we entered into a lease for an additional 124,000 square feet of office space at our principal executive offices at 55 East 52nd Street, New York, New York. Our rental payment obligations under the lease will be as follows: $9.6 million per year for years one through five of the lease term; $10.2 million per year for years six through ten of the lease term; $10.8 million per year for years 11 through 15 of the lease term; and $11.4 million per year for year 16 through the expiration of the lease term. We intend to sublease a portion of this additional space to a third party. Our current annual lease expense is $3.2 million. In connection with the execution of the lease, we delivered a security deposit in the form of an unsecured letter of credit in the amount of $4.8 million. If we do not meet certain covenants of the unsecured letter of credit agreement, we may be required to secure the letter of credit. We intend to take possession of all of this additional space by April 30, 2007. The term of the lease expires on April 29, 2023.

Off-Balance Sheet Arrangements

We do not invest in any off-balance sheet vehicles that provide liquidity, capital resources, market or credit risk support, or engage in any leasing activities that expose us to any liability that is not reflected in our combined/consolidated financial statements.

Market Risk

Except for the items noted below in this section, due to the nature of our business and the manner in which we conduct our operations, in particular our limitation of investments to short-term cash investments and government securities, other than principal investments in our Private Equity Funds and EAM products, and we believe we do not face any material interest rate risk, foreign currency exchange rate risk, equity price risk or other market risk.

Investment Risk

Through our principal investments in our funds which were $9.6 million at December 31, 2006, and our ability to recognize carried interest from these funds, which depends on the profits generated within our funds, we face exposure to changes in the estimated fair value of the companies in which these funds invest, which historically has been volatile. However, we do not believe normal changes in public equity markets will have a material effect on revenues derived from such investments. In contrast, we have made investments in portfolios managed by EAM, which include investments of $10.0 million during the year ended December 31, 2006 in publicly traded equity securities.

Exchange Rate Risk

A significant portion of Protego’s revenues have been and will continue to be derived from contracts denominated in Mexican pesos. In addition, Protego’s contracts with employees and most of its suppliers are denominated in Mexican pesos. As a result, variations in the exchange rate between the Mexican peso and the U.S. dollar may affect Protego’s revenue and expenses in U.S. dollars. A peso appreciation increases Protego’s costs in U.S. dollar terms but has a proportionately smaller effect on revenue, reducing Protego’s net income in U.S. dollar terms. Historically, the value of the peso has fluctuated considerably relative to the U.S. dollar.

We expect that Braveheart’s revenue and expenses will be denominated primarily in British pounds sterling and euro, which will expose us to fluctuations in the value of the dollar relative to these foreign currencies.

We have not entered into any transactions to hedge our exposure to these foreign exchange fluctuations through the use of derivative instruments or otherwise. It is currently not our intention to hedge our foreign currency exposure. We will reevaluate this policy from time to time.

Critical Accounting Policies and Estimates

The combined/consolidated financial statements included in this prospectus are prepared in conformity with GAAP, which require management to make estimates and assumptions regarding future events that affect the amounts reported in our financial statements and their notes, including reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. We base these estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ materially from those estimates. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the presentation of our financial condition and results of operations and require management’s most difficult, subjective and complex judgments.

Trading Securities

We invest in readily marketable equity securities that are managed by EAM. Trading Securities are valued using quoted market prices on applicable exchanges or markets. The realized and unrealized gains and losses on Trading Securities are included in the Combined/Consolidated Statements of Income in Investment Management Revenue.

Investments

Our investments, which are accounted for under the equity method of accounting, consist of investments in the Private Equity Funds, an equity investment in funds managed by EAM and our equity interest in EAM.

The Private Equity Funds consist primarily of investments in marketable and non-marketable securities of portfolio companies. These underlying investments are generally restricted, encumbered and are not actively traded or intended for immediate sale. The underlying investments held by the Private Equity Funds are valued based on quoted market prices, or estimated fair value if there is no public market. The fair value of each private equity fund’s investments in non-marketable securities is determined by the general partner of each private equity fund subject to review by the fund’s advisory committee comprised of certain third party limited partners. The carrying value of non-marketable securities is determined in good faith by giving consideration to a range of factors, including but not limited to market conditions, operating performance (current and projected) and subsequent financing transactions at each period end. The values assigned are based upon available information and do not necessarily represent amounts which might ultimately be realized. Due to the inherent uncertainty in the valuation of these non-marketable securities, estimated values may materially differ from the values that would have been used had a ready market existed for these investments. Investments in publicly traded securities are valued using quoted market prices.

The equity investment in funds managed by EAM consists primarily of readily marketable equity securities that are valued using quoted market prices on applicable exchanges or markets.

We reflect our pro rata share of realized and unrealized gains and losses from changes in the values associated with the Private Equity Funds and the fund managed by EAM. Such gains and losses are included in the Combined/Consolidated Statements of Income in Investment Management Revenue.

We hold a 41.7% interest in EAM that is accounted for under the equity method. We record our pro rata share of net income or losses in Investment Management Revenue on the Combined/Consolidated Statements of Income.

Financial Instruments Owned and Pledged as Collateral at Fair Value

We pledge financial instruments owned, which consist principally of short-term Mexican government obligations, to collateralize certain financing agreements and permit the counterparty to pledge the securities. We record these securities on a trade date basis and are stated at quoted market values. Related gains and losses are reflected in Interest Income and Other Revenue on the Combined/Consolidated Statement of Income. These securities are recorded as Financial Instruments Owned and Pledged as Collateral at Fair Value in the Combined/Consolidated Statement of Financial Condition.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions. The agreements provide that the transferor will receive substantially the same securities in return at the maturity of the agreement and the transferor will obtain from the transferee sufficient cash or collateral to purchase such securities during the term of the agreement. These transactions are carried at the amounts at which the related securities will be subsequently resold or repurchased, plus accrued interest payables or receivable. As these transactions are short-term in nature, their carrying amounts are a reasonable estimate of fair value.

Revenue Recognition

Advisory

We earn advisory revenue through: (1) success fees based on the occurrence of certain events which may include announcements or completion of various types of financial transactions; (2) retainer arrangements and (3) fairness opinions.

We recognize revenue when: (1) there is evidence of an arrangement with a client; (2) agreed upon services have been provided; (3) fees are fixed or determinable and (4) collection is reasonably assured. Our clients generally enter into agreements with us that vary in duration depending on the nature of the services provided. We typically bill clients for the full amounts due under the applicable agreements on or after the dates on which the specific services have been provided. Generally, payments are collected within 60 days of billing. Fees paid in advance of services rendered are initially recorded as deferred revenue and recognized as advisory revenue ratably over the period in which the related service is rendered.

We assess whether collection is probable based on a number of factors, including past transaction history with the client and an assessment of the client’s current creditworthiness. If in management’s judgment collection of a fee is not probable, we will not recognize revenue until that uncertainty is removed. In rare instances, an allowance for doubtful collection may be established if revenue had been recognized.

Investment Management

Currently, our Investment Management business generates revenues principally from management of the Private Equity Funds. Sources of revenue for private equity consist of: (1) management fees; (2) portfolio company fees; (3) realized and unrealized gains (or losses) and (4) carried interest.

Management fees are contractually based and are derived from investment management services provided to the Private Equity Funds in originating, recommending and consummating investment opportunities. Management fees are payable semi-annually in advance on committed capital during the Private Equity Funds’ investment period, and on invested capital, thereafter. Management fees are initially recorded as deferred revenue and revenue is recognized ratably over the period for which services are provided.

The Private Equity Funds’ partnership agreements provide for a reduction of management fees for certain portfolio company fees earned by us. Portfolio company fees are recorded as revenue when earned and are offset, in whole or in part, against future management fees.

Realized and unrealized gains and losses resulting from the fair value or disposition of investments in the Private Equity Funds are recorded as revenue based on our pro rata ownership in the period in which the disposition or the fair value change has occurred.

Realized and unrealized carried interest is computed in accordance with the underlying private equity funds’ partnership agreements and is based on investment performance over the life of each investment partnership. Future investment underperformance may require amounts previously distributed to be returned to the respective investment partnerships. As required by the Private Equity Funds’ partnership agreements, the general partners of each private equity fund maintain a defined amount in escrow in the event that distributions received by such general partner must be returned due to investment underperformance. Prior to the Reorganization, these escrow funds are not included in our accounts as these funds were the property of the members of the general partner. Subsequent to the Reorganization, our pro rata share of escrow requirements of any distribution will be placed in a segregated account and reflected in the consolidated statement of financial condition as Other Assets. The members of the general partners of the Private Equity Funds have guaranteed the general partners’ obligations to repay or refund to outside investors in the Private Equity Funds interim amounts distributed to us, which may arise due to future investment underperformance.

In the conduct of our financial advisory service engagements and in the pursuit of successful portfolio company investments for the Private Equity Funds, we receive reimbursement for certain transaction-related expenses incurred by us on behalf of our clients. Such reimbursements are classified as either advisory or investment management revenues, as applicable.

Net Interest Revenue

Net interest revenue is derived from investing customer funds in financing transactions by PCB. These transactions are primarily repurchases and resales of Mexican government securities. Revenue and expenses associated with these transactions are recognized over the term of the repurchase or resale transaction.

Income Taxes

As part of the process of preparing our consolidated financial statements, we are required to estimate income taxes in each of the jurisdictions in which we operate. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. This process requires us to estimate our actual current tax liability and to assess temporary differences resulting from differing book versus tax treatment of items, such as deferred revenue, compensation and benefits expense, unrealized gains on long-term investments and depreciation. These temporary differences result in deferred tax assets and liabilities, which are included within our consolidated statements of financial condition. We must then assess the likelihood that deferred tax assets will be recovered from future taxable income, and, to the extent we believes that recovery is not more likely than not, we must establish a valuation allowance. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Management considers the level of historical taxable income, scheduled reversals of deferred taxes, projected future taxable income and tax planning strategies that can be implemented by us in making this assessment. If actual results differ from these estimates or we adjust these estimates in future periods, we may need to adjust our valuation allowance, which could materially impact our consolidated financial position and results of operations.

In addition, in order to determine the quarterly tax rate, we are required to estimate full year pre-tax income and the related annual income tax expense in each jurisdiction. Changes in the geographic mix or estimated level of annual pre-tax income can affect our overall effective tax rate. Furthermore, our interpretation of complex tax laws may impact its measurement of current and deferred income taxes.

Business Combinations

We account for acquisitions using the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations”. The purchase price of the acquisition is allocated to the assets acquired and liabilities assumed using the fair values determined by management as of the acquisition date.

Goodwill and Intangible Assets

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, goodwill and intangible assets are tested for impairment annually or more frequently if circumstances indicate impairment may have occurred. In this process, we make estimates and assumptions in order to determine the fair value of our assets and liabilities and to project future earnings using valuation techniques, including a discounted cash flow model. We use our best judgment and information available to us at the time to perform this review. Because our assumptions and estimates are used in projecting future earnings as part of the valuation, actual results could differ. Definite life intangible assets are amortized over their estimated useful lives which are periodically reevaluated. For the period ended December 31, 2006, we concluded there was no impairment of goodwill and intangible assets. As a result of our Protego and Braveheart acquisitions, our goodwill and intangible assets, net of amortization, as of December 31, 2006 were $38.0 million and $23.1 million, respectively.

Equity Compensation

On December 16, 2004, the Financial Accounting Standards Board (“FASB”), issued SFAS 123(R) “Share-Based Payment” which is a revision of SFAS No. 123, “Accounting for Stock Based Compensation”. SFAS 123(R) supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, (“APB No. 25”) and amends SFAS No. 95, “Statement of Cash Flows” (“SFAS 95”). Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the Combined/Consolidated Statements of Income based on their fair values. Pro forma disclosure is no longer an alternative. Prior to the Reorganization, we operated as a series of partnerships, limited liability companies and Subchapter S corporations and had not historically issued stock-based compensation awards. We adopted SFAS 123(R) on January 1, 2006. In conjunction with the IPO, we recorded $4.3 million of expense related to the vesting of RSUs made at the date of our IPO. See “—Key Financial Measures—Operating Expenses—Employee Compensation and Benefits Expense” for a discussion of expense related to vesting of Evercore LP partnership units, RSUs and shares of restricted stock that we expect to record as a result of the completion of this offering.

Recently Issued Accounting Standards

SFAS 154—In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, (“SFAS 154”) which replaces APB Opinion No. 20 and SFAS No. 3, and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, although early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date SFAS 154 was issued. The adoption of SFAS 154 did not have a material effect on our financial condition, results of operations and cash flows.

SFAS 155—In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140” (“SFAS 155”). SFAS 155 permits an entity to measure at fair value any financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS 155 is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The adoption of SFAS 155 will not have a material impact on our financial condition, results of operations and cash flows.

SFAS 156—In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140” (“SFAS 156”), which requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable, and for subsequent measurements, permits an entity to choose either the amortization method or the fair value measurement method for each class of separately recognized servicing assets and servicing liabilities. SFAS 156 also requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial condition and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS 156 is effective in fiscal years beginning after September 15, 2006. The adoption of SFAS 156 is not expected to have a material impact on our financial condition, results of operations and cash flows.

FSP FIN 46(R)-6—In April 2006, the FASB issued FASB Staff Position No. FIN 46(R)-6, “Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R)” (“FSP FIN 46(R)-6”).

FSP FIN 46(R)-6 requires that the determination of the variability to be considered in applying FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46R”), be based on an analysis of the design of the entity. In evaluating whether an interest with a variable interest entity creates or absorbs variability, FSP FIN 46(R)-6 focuses on the role of a contract or arrangement in the design of an entity, regardless of its legal form or accounting classification. We adopted the guidance in FSP FIN 46(R)-6 prospectively on October 1, 2006 to all entities that we first became involved with and to all entities previously required to be analyzed under FIN 46R when a reconsideration event has occurred under paragraph 7 of FIN 46R. The adoption of FSP FIN 46(R)-6 did not have a material impact on our financial condition, results of operations and cash flows.

FIN 48—In July 2006, the FASB issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the criteria that must be met prior to recognition of the financial statement benefit of a position taken in a tax return. FIN 48 provides a benefit recognition model with a two-step approach consisting of a “more-likely-than-not” recognition criteria, and a measurement attribute that measures the position as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. FIN 48 also requires the recognition of liabilities created by differences between tax positions taken in a tax return and amounts recognized in the financial statements. FIN 48 is effective as of the beginning of the first annual period beginning after December 15, 2006. The adoption of FIN 48 is not expected to have a material impact on our financial condition, results of operations and cash flows.

SFAS 157—In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective in fiscal years beginning after November 15, 2007. We are currently assessing the impact of adopting SFAS 157 on our financial condition, results of operations and cash flows.

SFAS 158—In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS 158”), which requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial condition and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 is effective in fiscal years beginning after December 15, 2008. The adoption of SFAS 158 is not expected to have a material impact on our financial condition, results of operations and cash flows.

SAB 108—In September 2006, the SEC released Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 permits us to adjust for the cumulative effect of immaterial errors relating to prior years in the carrying amount of assets and liabilities as of the beginning of the current fiscal year, with an offsetting adjustment to the opening balance of retained earnings in the year of adoption. SAB 108 also requires the adjustment of any prior quarterly financial statements within the fiscal year of adoption for the effects of such errors on the quarters when the information is next presented. Such adjustments do not require previously filed reports with the SEC to be amended. The adoption of SAB 108 did not have a material impact on our financial condition, results of operations and cash flows.

SFAS 159—In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We are currently assessing the impact of adopting SFAS 159, on our financial condition, results of operations and cash flows.

BUSINESS

Overview

Evercore is the leading investment banking boutique in the world based on the dollar volume of announced worldwide merger and acquisition (“M&A”) transactions on which we have advised since 2002. When we use the term “investment banking boutique”, we mean an investment banking firm that directly or through its affiliates does not underwrite public offerings of securities or engage in commercial banking activities. We provide advisory services to prominent multinational corporations on significant mergers, acquisitions, divestitures, restructurings and other strategic corporate transactions. Evercore also includes a successful investment management business through which we manage private equity funds and public securities for sophisticated institutional investors. We serve a diverse set of clients around the world from our offices in New York, Los Angeles, San Francisco, London, Mexico City and Monterrey.

Our senior leadership is comprised of Roger Altman, the former U.S. Deputy Treasury Secretary and Vice Chairman of The Blackstone Group; Austin Beutner, a former General Partner of The Blackstone Group; Eduardo Mestre, the former head of Citigroup’s Global Investment Bank; Pedro Aspe, the former Minister of Finance of Mexico; and Bernard Taylor, the former Vice Chairman of JPMorgan Investment Banking (Europe) and Chief Executive of Robert Fleming & Co. Limited.

We were founded on the belief that there was an opportunity within the investment banking industry for a firm free of the potential conflicts of interest created within large, multi-product financial institutions. We also believed that an independent advisory business, with its broad set of relationships, would provide a differentiated investment platform from which to make private equity investments. We employ the Evercore relationship network throughout the investment process in our private equity business to originate investment opportunities, evaluate those opportunities and add value after an investment is made.

From the time of our founding in 1996, we have grown by expanding the range of our advisory and investment management services. In our advisory business, at December 31, 2006 we had 21 Senior Managing Directors with expertise and client relationships in a number of industry sectors, including telecommunications, technology, media, energy and power, general industrial, consumer products and financial institutions: 13 in the United States, 6 in Mexico and 2 in Europe. Our advisory business has a particular focus on advising multinational corporations on large, complex transactions. In addition, we have professionals with extensive restructuring experience. In our investment management business, at December 31, 2006 we had 9 Senior Managing Directors with expertise and relationships in a variety of industries: 7 in the United States, 1 in Mexico and 1 in Europe. A majority of our investment management team’s Senior Managing Directors have worked together since 1999. As of December 31, 2006 the four private equity funds we manage had capital commitments of over $1.3 billion. In addition to our private equity funds, we also manage public equities in the United States through our joint venture, Evercore Asset Management L.L.C. (“EAM”), and fixed income securities in Mexico through our subsidiary, Protego Casa de Bolsa (“PCB”).

We have grown from three Senior Managing Directors at our inception to 33 at December 31, 2006. We expect to continue our growth by hiring additional highly qualified professionals with a broad range of product and industry expertise, expanding into new geographic areas, raising additional private equity funds and diversifying our investment management products and services. We opened our New York office in 1996, our Los Angeles office in 2000 and our San Francisco office in 2005. On August 10, 2006 we combined with Protego Asesores S. de R.L. (“Protego”) in Mexico, with offices in Mexico City and Monterrey, and on December 19, 2006 we acquired Braveheart Financial Services Limited (“Braveheart”), with an office in London.

We believe maintaining standards of excellence in our core businesses demands a spirit of cooperation and hands-on participation more commonly found in smaller organizations. Since our inception, we have set out to build—in the employees we choose and in the projects we undertake—an organization dedicated to the highest caliber of professionalism.

Our Growth Strategy

We believe this offering will allow us to continue to grow and diversify our advisory and investment management businesses and further enhance our profile and position. We seek to achieve these objectives through three primary strategies:

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Add Highly Qualified Advisory Professionals with Industry and Product Expertise.    We intend to continue to recruit high-caliber professionals into our advisory practice to add depth in industry sectors in which we believe we already have strength, to extend the reach of our advisory focus to industry sectors we have identified as particularly attractive and to further strengthen our restructuring business. In the 18 months preceding March 31, 2007, we hired one partner with energy and power expertise, one partner with telecom and technology expertise, and two partners with restructuring expertise.

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Expand Into New Geographic Markets.    We plan to expand into new geographic markets where we believe the business environment will be receptive to the strengths of our advisory and investment management business models or where our clients have or may develop a significant presence. Our combination with Protego in August 2006 and our acquisition of Braveheart in December 2006 represented important steps in this strategy. We have also entered into a strategic alliance with Mizuho Securities to provide joint advisory services for U.S.-Japan cross-border merger, acquisition and restructuring transactions. We may hire groups of talented professionals or pursue additional strategic acquisitions of or alliances with highly-regarded regional or local firms in new markets whose culture and operating principles are similar to ours.

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Raise New Private Equity Funds and Diversify Into New Investment Management Services.    We intend to raise additional private equity funds and diversify our business into new investment management services. We intend to raise a new private equity fund, Evercore Capital Partners III, and expect the fundraising process to take more than 12 months, subject to market conditions. EAM is evaluating new services and has recently launched a domestic, value-oriented, long-short hedge fund.

Business Segments

Our two business segments are advisory and investment management.

Advisory

Our advisory business provides confidential, strategic and tactical advice to both public and private companies, with a particular focus on large, multinational corporations. By virtue of their prominence, size and sophistication, many of our clients are more likely to require expertise relating to larger and more complex situations. We have advised on numerous noteworthy transactions, including:

• First Data on its pending leveraged buyout by Kohlberg Kravis & Roberts & Co.	• Novelis on its pending sale to Hindalco

• Smiths on its sale of its Aerospace division to General Electric	• Realogy on its leveraged buyout by Apollo Management

• CVS on its acquisition of Caremark	• Credit Suisse on its sale of Winterthur

• General Motors on its sale of a 51% interest in GMAC to an investor group	• AT&T on its acquisition of BellSouth

• CVS on its acquisitions of Osco Drug and Sav-on Drug as part of the asset sale of Albertsons	• VNU on its sale to a private equity consortium

• Tyco on its pending split-up	• Cendant on its split-up

• E*TRADE on its acquisitions of Harrisdirect and Brown & Co.	• Swiss Re on its acquisition of General Electric’s reinsurance business

• SBC on its acquisition of AT&T and on Cingular’s acquisition of AT&T Wireless	• IntercontinentalExchange on its acquisition of the New York Board of Trade

• Aquila on its pending sale to Great Plains Energy

We have expanded our business globally via our business combinations with Protego and Braveheart and our strategic alliance with Mizuho Securities of Japan.

•

Protego provides advisory services related to mergers and acquisitions, energy project finance, sub-national public finance and infrastructure, real estate financial advisory and restructurings in Mexico. Protego has advised on a number of innovative financing transactions that have had a meaningful role in developing Mexico’s financial markets. For example, Protego advised on the development and financing of Cemex’s power self-generation project, which was the first and largest project financing for a private project of its kind in Mexico, on the sale of HomeMart to Home Depot and on several innovative real estate transactions, including one of the largest sales ever of commercial property in Mexico to a group of international investors. Protego also served as advisor to the government of the State of Mexico on its $2.5 billion debt restructuring and fiscal adjustment plan.

•

Braveheart has been renamed Evercore Partners Limited and is referred to herein as “Evercore Europe”. Evercore Europe provides advisory services relating to mergers and acquisitions, recapitalizations, restructurings and other strategic advisory matters in Europe. Evercore Europe advised UCB, a Belgian company, on its $4.5 billion acquisition of Schwarz Pharma, a German company. Evercore Europe also advised Smiths, a U.K. company, on the $4.8 billion sale of its aerospace business to General Electric.

•

On February 2, 2006, we entered into an alliance agreement with Mizuho and its U.S. advisory subsidiary, The Bridgeford Group. The agreement calls for Evercore, Mizuho and Bridgeford to provide U.S.-Japan cross-border advisory services for merger, acquisition or restructuring transactions on a joint basis. Subject to the terms of the agreement, we and Mizuho will offer one another the exclusive option to provide joint advisory services for certain cross-border transactions to U.S. clients of Evercore and Japanese clients of Mizuho. This alliance will give us access to the large number of Japanese corporate clients that Mizuho serves and enhances our ability to advise our U.S. clients on a global basis. The alliance agreement has an initial term of three years and is renewable for successive one-year terms thereafter. The alliance agreement may be terminated by either party at any time.

Our approach is to work as a trusted senior advisor to top corporate officers and boards of directors, helping them devise strategies for enhancing shareholder value. We believe this relationship-based approach to our advisory business gives us a competitive advantage in serving a distinct need in the market today. Furthermore, we believe our advisory business is differentiated from that of our competitors in the following respects:

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Objective Advice with a Long-Term Perspective.    We seek to recommend shareholder value enhancement strategies or other financial strategies that we would pursue ourselves were we acting in management’s capacity. This approach often includes advising our clients against pursuing transactions that we believe do not meet that standard.

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Transaction Excellence.    Since the beginning of 2004, we have advised on more than $375 billion of announced transactions, including acquisitions, sale processes, mergers of equals, special committee advisory assignments, recapitalizations and restructurings. We have provided significant advisory services on multiple transactions for AT&T (including its predecessor company, SBC), CVS, Dow Jones, EDS, E*TRADE, General Mills and Swiss Re, among others.

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Senior Level Attention and Experience.    The Senior Managing Directors in our advisory business participate in all facets of client interaction, from the initial evaluation phase to the final stage of executing our recommendations. Our advisory Senior Managing Directors have on average more than 21 years of relevant experience.

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Independence and Confidentiality.    We do not underwrite securities, publish securities research, or act as a lender. This enables us to avoid the potential conflicts that may arise from these activities at larger, more diversified competitors. In addition, we believe our commitment to discretion and the smaller size of our firm enhance our ability to provide our clients with strict confidentiality.

Our advisory business generates revenue from fees for providing advice and investment banking services on mergers, acquisitions, restructurings and other strategic transactions. Our restructuring advisory services complement our other advisory services because they are generally counter-cyclical and more active when other areas of our advisory business are less active. In addition, our restructuring advisory business may generate follow-on relationships and assignments that survive the completion of restructuring-related engagements.

We advise clients in a number of different situations across many industries and geographies, each of which may require various services:

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Mergers and Acquisitions.    When we advise companies about the potential acquisition of another company or certain assets, our services include evaluating potential acquisition targets, providing valuation analyses, evaluating and proposing financial and strategic alternatives and rendering, if appropriate, fairness opinions. We also may advise as to the timing, structure, financing and pricing of a proposed acquisition and assist in negotiating and closing the acquisition.

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Divestitures and Sale Transactions.    When we advise clients that are contemplating the sale of certain businesses, assets or their entire company, our services include evaluating and recommending financial and strategic alternatives with respect to a sale, advising on the appropriate sales process for the situation and valuation issues, assisting in preparing an offering memorandum or other appropriate sales materials and rendering, if appropriate, fairness opinions. We also identify and contact selected qualified acquirers and assist in negotiating and closing the sale.

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Special Committee and Fairness Opinion Assignments.    We are well known for our independence, quality and thoroughness, devoting senior-level attention throughout the project lifecycle. We believe our objectivity, integrity and discretion allow us to provide an unbiased perspective. Our firm does not underwrite securities, publish securities research or act as a lender. We are therefore not burdened by these potential conflicts of interest when advising special committees and boards of directors and rendering fairness opinions.

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Restructuring.    We provide financial advice and investment banking services to companies in financial transition, as well as to creditors, shareholders and potential acquirors. Our services may include reviewing and analyzing the business, financial condition and prospects of the company or providing advice on strategic transactions, capital raising or restructurings. We also may provide advisory services to companies that have sought or are planning to seek protection under Chapter 11 of the U.S. Bankruptcy Code or other similar processes in non-U.S. jurisdictions.

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Corporate Finance Advisory.    We also serve as an independent and objective advisor in financing situations. We have developed an expertise in assisting clients with respect to the entire spectrum of capital structure decisions, from underwriter selection and management to negotiation of financing terms and transaction execution.

We strive to earn repeat business from our clients. However, we operate in a highly competitive environment in which there are no long-term contracted sources of revenue. Each revenue-generating engagement is separately negotiated and awarded. To develop new client relationships, and to develop new engagements from historical client relationships, we maintain an active dialogue with a large number of clients and potential clients, as well as with their financial and legal advisors, on an ongoing basis. We have gained a significant number of new clients each year through our business development initiatives, through recruiting additional senior professionals who bring with them client relationships and through referrals from directors, attorneys and other third parties with whom we have relationships.

We staff our assignments with a team of professionals with appropriate product and industry expertise. As of December 31, 2006, 21 of our Senior Managing Directors were primarily dedicated to our advisory business worldwide. These individuals have an average of more than 21 years of relevant experience in the advisory services industry. We have recruited our professionals from leading financial institutions and universities.

Investment Management

Private Equity

Our investment management business manages four private equity funds with aggregate capital commitments of over $1.3 billion as of December 31, 2006. Mr. Beutner is the Chief Investment Officer of Evercore and a majority of the investment team’s Senior Managing Directors have worked together since 1999. Our team brings a diverse set of skills and experiences to the investment process and includes experienced investors, former senior executives from Fortune 100 companies, buy-side research analysts and strategic consultants. Our investment management business principally manages and invests capital on behalf of third parties. A broad range of institutional and high net worth investors, including corporate and public pension funds, endowments, foundations, insurance companies and family offices, have committed capital to the funds we manage. The investments made by our private equity funds are typically control or significant influence investments while the investments made by our Evercore Ventures fund are typically minority investments.

The historical information presented below and elsewhere in this prospectus with respect to each of our funds is provided for illustrative purposes only. The historical investment and realization performance for our funds is no guarantee of future performance for Evercore Capital Partners L.P. and its affiliated entities (collectively, “ECP I”), Evercore Capital Partners II L.P. and its affiliated entities (collectively, “ECP II”), Evercore Venture Partners L.P. and its affiliated entities (collectively, “EVP”), Discovery Americas I, L.P. (the “Discovery Fund”) (collectively, the “Private Equity Funds”), or any other fund we may form or manage in the future. With the exception of a non-managing minority equity interest in the general partner of ECP II, the general partners of the private equity funds we currently manage and certain other entities through which Messrs. Altman and Beutner have invested capital in ECP I were not contributed to Evercore LP and are owned by certain of our Senior Managing Directors and other third parties.

The historical Combined Statements of Income of Predecessor Company for the period prior to August 10, 2006 included the results of the general partners of the Private Equity Funds we currently manage. Following the initial public offering (“IPO”) of our Class A common stock, we do not consolidate the results of the general partners of the Private Equity Funds as they were not contributed as part of the formation transaction as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reorganization”. However, through our equity interest in the general partner of ECP II and the Discovery Fund, we recognized as revenue 8% to 9% of any carried interest from these funds plus the pro rata share of realized and unrealized gains and losses associated with capital invested.

The following table provides information with respect to each of the funds as described above as of December 31, 2006.

	Year of Initial Closing	Total Capital Commitments		Capital Invested as of December 31, 2006	Gross Realizations as of December 31, 2006	Carrying Value as of December 31, 2006
	(in millions)
ECP I	1997	$511.9		$438.4	$694.9	$63.3
ECP II	2001	662.9		554.3	245.8	463.6
EVP	2000	62.4	(1)	37.4	10.7	26.1
Discovery Fund	2003	68.4		58.3	—	69.1

(1)	Excludes $15 million commitment by ECP I for side-by-side investment

ECP I and ECP II are value-oriented, middle-market private equity funds. We believe Evercore differentiates itself from other managers of middle-market private equity funds by the breadth, depth, quality and stability of its investment team, its ability to leverage the broader Evercore relationship network throughout the investment process, and its ability to bring world class operating expertise to its portfolio companies.

We seek to generate attractive risk-adjusted returns in all of our funds by adhering to the following investment approach:

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Employing the Evercore Relationship Network.    We employ the Evercore relationship network throughout the investment process to originate investments, evaluate potential opportunities thoroughly, and add value after an investment is made. We enhance the breadth and depth of our advisory relationship network with our investment management business’ advisory board, in-house operating executives and the collective experience of our investment team.

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Value Discipline: Focus on Risk Adjusted Returns.    We focus on the fundamentals of the underlying business rather than relying on capital markets arbitrage, future acquisitions or valuation multiple expansion to achieve returns.

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World Class Operating Expertise and Post-Investment Value Creation.    We devote considerable time and resources to working closely with the funds’ portfolio companies to determine business strategy, allocate capital and other resources, evaluate expansion and acquisition opportunities and participate in implementing these plans. Our investment management team benefits from Fortune 100 CEO-level operating experience and is able to apply world class operating expertise to our middle market portfolio companies.

Investment Process.    We evaluate potential investments at a prudent and deliberate pace, targeting a limited number of investments per year. The funds’ investment guidelines are flexible with respect to both industry exposure and investment size, though we have chosen to avoid undue concentration in any particular industry or segment. We typically seek investments with total enterprise value of at least $100 million but have completed individual transactions that exceed $4 billion in value in partnership with other investors. Given the range of transaction sizes we pursue, we seek to commit an average of approximately $50 million to $150 million of equity to each investment. As of December 31, 2006, ECP I and ECP II have invested over $990 million in 21 companies. The funds typically hold investments for three to seven years and systematically evaluate exit opportunities throughout the holding period.

While we remain generalists in our approach, we focus on a limited number of sectors where we believe our professionals and firm have extensive intellectual capital, including media, energy and power, business services and mature technology companies. We typically invest in businesses as the lead financial sponsor and demand strong governance rights. However, we are willing to share control with other investors assuming the interests and incentives of the controlling group of investors are aligned with ours.

Business Model.    The life cycle of a typical private equity fund can be defined by three distinct, but overlapping stages:

•	Fundraising Period. Investment capital is raised during a finite period.

•	Investment Period. Investments are made over time and capital is drawn as needed to fund those investments. Multiple investments may be made in a single portfolio company.

•	Realization or Harvesting Period. Capital and carried interest are realized over the life of the fund as investments are monetized. A single portfolio company can have multiple realizations.

ECP I.    In February 1998, the final closing was held for ECP I, with total committed capital of $511.9 million, of which $493.0 million was committed by outside investors and $18.9 million was committed by our Senior Managing Directors and other professionals. As of December 31, 2006, $438.4 million of the $511.9 million of committed capital was invested. The investment period for ECP I ended in April 2003 and therefore, we expect no additional capital will be invested from this fund. As of December 31, 2006, ECP I had realizations of $694.9 million of gross proceeds. The portfolio is invested in a number of different sectors of the economy including media, energy and power and business services.

ECP II.    In March 2003, the final closing was held for ECP II, with total committed capital of $662.9 million, of which $642.9 million was committed by outside investors and $20.0 million was committed by our

Senior Managing Directors and other professionals. As of December 31, 2006, ECP II had invested $554.3 million in 10 investments in the media, energy and power, financial services and healthcare sectors, among others. As of December 31, 2006, ECP II had realizations of $245.8 million of gross proceeds.

EVP.    In October 2002, the final closing was held for EVP, with total committed capital of $104.1 million, of which $82.1 million was committed by outside investors, $20.0 million was committed by ECP I, and $2.0 million was committed by our Senior Managing Directors and other professionals. The fund size was later reduced to $77.4 million, which included $15.0 million committed by ECP I. As of December 31, 2006, EVP had invested $37.4 million in emerging technology companies in specific growth sectors including data storage, wireline and wireless communications, enterprise software and technology enabled services.

Discovery Fund.    In 2003, Protego launched the Discovery Fund jointly with Discovery Capital Partners L.L.C. The Discovery Fund has $68.4 million in capital commitments as of December 31, 2006 and seeks investment opportunities in Mexico in several sectors, including housing, healthcare, retail, consumer finance and transportation. As of December 31, 2006 the Discovery Fund has invested $58.3 million in four portfolio companies. We account for our investment in the Discovery Fund under the equity method and, accordingly, we do not consolidate the general partner of the Discovery Fund. We recognize as revenue 10.0% of any carried interest realized from the Discovery Fund. As of December 31, 2006, there had not yet been any realizations.

Traditional Asset Management

Our investment management business also manages public securities in the U.S. and Mexico.

In October 2005, we formed EAM. The core team of EAM professionals has long-standing working relationships and a deep commitment to value investing. Gregory Sawers, EAM’s Chief Executive Officer, and Andrew Moloff, EAM’s Chief Investment Officer, who lead the investment and research effort, worked closely managing and co-managing several investment services at one of the industry’s leading value-based asset management firms. EAM’s approach to investing is classic value and the firm seeks to make value investments in small- and mid-capitalization publicly-traded companies. EAM’s business development focuses on the institutional pension, endowment and foundation market. The firm’s first two product offerings, a concentrated small-cap value service and a concentrated small-mid-cap value equity portfolio, are being formally marketed to the investment community. As of December 31, 2006 EAM had $157.0 million in assets under management. We do not consolidate the results of EAM, but rather recognize our pro rata share of income or losses based on our 41.7% ownership interest in the joint venture.

In 2005, Protego formed PCB, an asset management business focused on investment management in peso-denominated money market and fixed income securities for institutional and high net worth investors in Mexico. As of December 31, 2006, PCB had $263.2 million in assets under management. We own a 70.0% interest in PCB.

Results by Segment and Geographic Location

See Note 19 in our combined/consolidated financial statements for additional information regarding our segment results and the geographic areas from which we derive our revenues.

Reorganization

In August 2006, we completed a corporate reorganization and our combination with Protego prior to the IPO. See Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reorganization”.

People

As of December 31, 2006, we employed a total of 247 people, including our Senior Managing Directors. We use the title Senior Managing Director to refer to our most senior investment banking and investment management professionals. None of our employees is subject to any collective bargaining agreements and we believe we have good relations with our employees.

As an investment banking boutique, our core asset is our professional staff, their intellectual capital, and their dedication to providing the highest quality services to our clients. Prior to joining Evercore, many of our Senior Managing Directors held senior level positions with other leading corporations, financial services firms, law firms or investment firms.

Competition

The financial services industry is intensely competitive, and we expect it to remain so. Our competitors are other investment banking, financial advisory and private equity firms. We compete both globally and on a regional, product or niche basis. We compete on the basis of a number of factors, including transaction execution skills, investment performance, our range of products and services, innovation, reputation and price.

We believe our primary competitors in securing advisory engagements are Citigroup, Credit Suisse, Goldman Sachs, JPMorgan, Lazard, Lehman Brothers, Merrill Lynch, Morgan Stanley, UBS Investment Bank and other large investment banking firms as well as investment banking boutiques such as Allen & Co., The Blackstone Group, Gleacher Partners and Greenhill.

We believe our competition in the investment management business includes private equity funds of all sizes and we expect to face competition both in the pursuit of outside investors for our private equity funds and in acquiring investments in attractive portfolio companies. In addition, EAM and PCB, which seek to make investments for institutional and high net worth investors, face substantial competition from a large number of traditional asset management companies, many of which are larger, more established firms with greater brand name recognition and more extensive client bases.

Competition is also intense for the attraction and retention of qualified employees. Our ability to continue to compete effectively in our businesses will depend upon our ability to attract new employees and retain and motivate our existing employees.

In recent years there has been substantial consolidation and convergence among companies in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wider range of products, from loans, deposit-taking and insurance to brokerage, asset management and investment banking services, which may enhance their competitive position. They also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenues in an effort to gain market share, which could result in pricing pressure in our businesses. This trend toward consolidation and convergence has significantly increased the capital base and geographic reach of our competitors.

Regulation

Our business, as well as the financial services industry generally, is subject to extensive regulation in the United States and elsewhere. As a matter of public policy, regulatory bodies in the United States and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets, not with protecting the interests of our shareholders or creditors. In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws. Evercore Group L.L.C. (“EGL”), a wholly-owned subsidiary of ours through which we conduct our financial advisory business, is registered as a broker-dealer with the SEC and the National Association of Securities Dealers, Inc., (the “NASD”), and is registered as a broker-dealer in all 50 states and the District of Columbia. EGL is subject to regulation and oversight by the SEC. In addition, the NASD, a self-regulatory organization that is subject to oversight by the SEC, adopts and enforces rules governing the conduct, and examines the activities, of its member firms, including EGL. State securities regulators also have regulatory or oversight authority over EGL.

PCB, Protego’s asset management subsidiary, is authorized by the Mexican Ministry of Finance to act as a broker-dealer and financial advisor in accordance with the Mexican Securities Market Law. PCB is subject to regulation and oversight by the Mexican Ministry of Finance and the Mexican National Banking and Securities Commission including the maintenance of minimum capital requirements. In addition, the Mexican Broker Dealer Association, a self-regulatory organization that is subject to oversight by the Mexican National Banking and Securities Commission, adopts and enforces rules governing the conduct, and examines the activities of, its member broker-dealers, including PCB.

Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers’ funds and securities, capital structure, record-keeping, the financing of customers’ purchases and the conduct and qualifications of directors, officers and employees. In particular, as a registered broker-dealer and member of a self-regulatory organization, we are subject to the SEC’s uniform net capital rule, Rule 15c3-1. Rule 15c3-1 specifies the minimum level of net capital a broker-dealer must maintain and also requires that a significant part of a broker-dealer’s assets be kept in relatively liquid form. The SEC and various self-regulatory organizations impose rules that require notification when net capital falls below certain predefined criteria, limit the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the SEC’s uniform net capital rule imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital.

Certain of our businesses are subject to compliance with laws and regulations of U.S. federal and state governments, non-U.S. governments, their respective agencies and/or various self-regulatory organizations or exchanges relating to, among other things, the privacy of client information, and any failure to comply with these regulations could expose us to liability and/or reputational damage. Additional legislation, changes in rules promulgated by financial authorities (in the case of Mexican broker-dealers) and self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect our mode of operation and profitability.

Some of our subsidiaries and EAM are registered as investment advisors with the SEC. Registered investment advisors are subject to the requirements and regulations of the Investment Advisers Act of 1940. Such requirements relate to, among other things, fiduciary duties to clients, maintaining an effective compliance program, solicitation agreements, conflicts of interest, recordkeeping and reporting requirements, disclosure requirements, limitations on agency cross and principal transactions between an advisor and advisory clients, as well as general anti-fraud prohibitions.

The U.S. and non-U.S. government agencies and self regulatory organizations, as well as state securities commissions in the United States and Mexican Financial Authorities, are empowered to conduct periodic examinations and initiate administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees.

Evercore Europe, which provides corporate finance and private equity advisory services in Europe, is subject to regulation by the Financial Services Authority in the United Kingdom, including the maintenance of minimum capital requirements.

Properties

Our principal executive offices are located in leased office space at 55 East 52nd Street, New York, New York. We also lease the space for our offices at 150 East 52nd Street, New York, New York; 100 Wilshire Boulevard, Santa Monica, California; One Maritime Plaza, San Francisco, California; at Av. Lázaro Cárdenas 2400 Torre D-33, Col. San Agustin in Monterrey, Mexico; at Blvd. Manuel A. Camacho 36-22, Col. Lomas de Chapultepec in Mexico City, Mexico; and at 10 Hill Street in London. We do not own any real property. We consider these arrangements to be adequate for our present needs.

Legal Proceedings

In re High Voltage Engineering Corp. (“High Voltage”) in the U.S. Bankruptcy Court for the District of Massachusetts and Stephen S. Gray, Trustee (“Trustee”) of The High Voltage Engineering Liquidating Trust v. Evercore Restructuring L.P. Evercore Restructuring L.L.C. (collectively, “Evercore Restructuring”) et al., in the United States District Court of Massachusetts.

In 2003, High Voltage engaged Evercore Restructuring to assist in its restructuring efforts. During the engagement, Evercore Restructuring assisted High Voltage in negotiating a restructuring plan and related financing. During the period of engagement, which ended in August 2004, High Voltage filed for Chapter 11 bankruptcy protection and later emerged from bankruptcy with new financing. However, in February 2005, High Voltage again filed for Chapter 11 bankruptcy protection. In July 2006, as part of the second bankruptcy proceeding, High Voltage’s businesses were sold and its creditors were repaid in full out of the proceeds of the sale. In addition, the Trustee conducted an informal investigation into the causes of the second bankruptcy and the knowledge of professionals who assisted High Voltage in its first bankruptcy.

On August 15, 2006, Stephen S. Gray, as trustee of the High Voltage Engineering Liquidating Trust (the “Plaintiff”), filed a motion in the bankruptcy court seeking to undo an order entered in November 2004 approving $2.34 million in fees and expenses for Evercore Restructuring’s services, alleging, among other matters, that Evercore Restructuring should have known that the projections prepared by High Voltage in connection with the first bankruptcy proceedings were inaccurate. On September 8, 2006, Evercore Restructuring responded in the bankruptcy court denying the factual allegations and asserting a variety of legal bases to deny the request. The motion was fully briefed and the bankruptcy court heard arguments. In a decision issued January 19, 2007, the bankruptcy court decided in favor of Evercore and denied the Plaintiff’s motion. On January 29, 2007, the Plaintiff filed a notice of appeal of the January 19, 2007 decision. On March 28, 2007, Evercore Restructuring moved to dismiss that appeal. No further appellate activity has occurred to date.

In addition, on August 15, 2006, the same Plaintiff filed a complaint against Evercore and Jefferies & Company, Inc. in the United States District Court of Massachusetts. The Plaintiff’s complaint asserts claims against Evercore for gross negligence and breach of fiduciary duty in connection with a 2003 client engagement. Evercore has filed a motion for judgment on the pleadings, briefing on the motion was completed by January 16, 2007, and a hearing on the motion occurred January 23, 2007. No ruling on the motion has been issued at this time. Although it is not possible to predict with a reasonable degree of certainty the likely outcome of this action, Evercore has substantial meritorious defenses to the Plaintiff’s allegations and plans vigorously to contest the allegations.

General

In addition to the proceedings set forth above, from time to time we may be involved in judicial, regulatory and arbitration proceedings concerning matters arising in connection with the conduct of our businesses, and U.S. and non-U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the United States and Mexican Financial Authorities, conduct periodic examinations and initiate administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees. When those circumstances arise, management will make what it believes are adequate provisions in the financial statements for any expected liabilities which may result, although we determined that no provisions were required to be accrued at December 31, 2005 or 2006. Nevertheless, such proceedings are subject to inherent uncertainties and unfavorable events could occur. Were such unfavorable events to occur, there exists the possibility of a material adverse impact to our operating results, financial condition or liquidity as of and for the period in which such events occur.

MANAGEMENT

Directors and Executive Officers

All current directors were first elected in 2006, except for Messrs. Altman and Beutner, who were elected in 2005. The following table sets forth the names, ages and positions of our current directors and executive officers.

Name	Age	Position
Roger C. Altman	61	Co-Chairman, Co-Chief Executive Officer and Director
Austin M. Beutner	47	President, Co-Chief Executive Officer, Chief Investment Officer and Director
Pedro Aspe	56	Co-Chairman and Director
Francois de Saint Phalle	61	Director
Gail Block Harris	54	Director
Curt Hessler	63	Director
Anthony N. Pritzker	46	Director
Eduardo Mestre	58	Co-Vice Chairman
Bernard J. Taylor	50	Co-Vice Chairman
David E. Wezdenko	43	Chief Financial Officer
Adam B. Frankel	39	General Counsel

Roger C. Altman, Co-Chairman, Co-Chief Executive Officer and director, co-founded Evercore Partners in 1996. He began his investment banking career at Lehman Brothers and became a general partner of that firm in 1974. Beginning in 1977, he served as Assistant Secretary of the U.S. Treasury for four years. He then returned to Lehman Brothers, later becoming Co-Head of overall investment banking, a member of the firm’s Management Committee and its board of directors. He remained in those positions until the firm was sold to Shearson/American Express.

In 1987, Mr. Altman joined The Blackstone Group as Vice Chairman, Head of the Firm’s merger and acquisition advisory business and a member of its Investment Committee. Mr. Altman also had primary responsibility for Blackstone’s international business. Beginning in January 1993, Mr. Altman returned to Washington to serve as Deputy Secretary of the U.S. Treasury for two years.

Mr. Altman is a trustee of New York-Presbyterian Hospital, New Visions for Public Schools and The American Museum of Natural History, where he also serves as Chairman of the Investment Committee. He also is a member of the Council on Foreign Relations and serves on its Finance and Investment Committees. He received a B.A. from Georgetown University and an M.B.A. from the University of Chicago.

Austin M. Beutner, President, Co-Chief Executive Officer, Chief Investment Officer and director, co-founded Evercore Partners in 1996. Mr. Beutner has served as Chairman of the Evercore Capital Partners private equity funds since 1997, Chairman of the Evercore Ventures private equity fund since 2002 and Chairman of Evercore Asset Management since 2006. From 1994 to 1996, Mr. Beutner was President and Chief Executive Officer of The U.S. Russia Investment Fund, a private investment fund capitalized with $440 million by the U.S. Government. In 1988, Mr. Beutner joined The Blackstone Group, where he became a General Partner in 1989. From 1982 to 1988, Mr. Beutner worked in Smith Barney’s Mergers and Acquisitions Group and, in 1986, he helped establish the firm’s Merchant Banking Group.

Mr. Beutner currently serves on the boards of directors of American Media, Inc. and Sedgwick CMS, Inc. He also serves as Chairman of the Board of the California Governor’s Council on Physical Fitness and Sports, as Chairman of the Board of Directors of the California Institute of the Arts, as Chairman of the board of directors of Carlthorp School and is a member of the Council on Foreign Relations. Mr. Beutner has a B.A. in Economics from Dartmouth College.

Pedro Aspe, Co-Chairman and director since August 2006, founded Protego in 1996, and serves as Protego’s Chairman of the board of directors and Chief Executive Officer. Since 1995 Mr. Aspe has been a professor at the Instituto Tecnológico Autónomo de México located in Mexico City. Mr. Aspe has held a number of positions with the Mexican government and was most recently the Minister of Finance and Public Credit of Mexico from 1988 through 1994.

Mr. Aspe is a Principal, member of the Investment Committee and Chairman of the Advisory Board of Discovery Americas I L.P. Mr. Aspe serves as a director of a number of companies, including Televisa S.A. de C.V. and the McGraw Hill Companies. Mr. Aspe is a member of the Board of the Carnegie Foundation, the Advisory Board of Stanford University’s Institute of International Studies and the Visiting Committee of the Department of Economics of the Massachusetts Institute of Technology. Mr. Aspe also currently serves as Chairman of the Board of Concesionaria Vuela Compañia de Aviación and Controladora Vuela Compañia de Aviación (Volaris), and a member of the Advisory Board of Marvin & Palmer and of MG Capital, in Monterrey, Mexico. Mr. Aspe received a B.A. in Economics from Instituto Tecnológico Autónomo de México and a Ph.D. in Economics from the Massachusetts Institute of Technology.

Francois de Saint Phalle, director since August 2006, has been a private equity investor, financial advisor and investment banker for more than thirty-five years. Mr. de Saint Phalle has been a private investor since 2000 and was a consultant for Evercore from 2000 to 2002. From 1989 to 2000 he was Chief Operating Officer and Vice Chairman of Dillon, Read & Co. Inc. before it was merged into UBS. In this capacity he was responsible for the oversight of the firm’s capital commitments in debt and equity markets. Previously, Mr. de Saint Phalle worked for 21 years at Lehman Brothers. He was named a general partner of the firm in 1976 and at various points he managed the Corporate Syndicate Department, the Equity Division and co-headed the Corporate Finance Department. From 1985 to 1989 he served as Chairman of Lehman International, with a primary responsibility for developing a coordinated international finance strategy with American Express which had acquired Lehman in 1984. He was named to Lehman’s Operating and Compensation Committees in 1980.

Mr. de Saint Phalle is a member Emeritus of the Board of Visitors of Columbia College. He received his B.A. from Columbia College.

Gail Block Harris, director since 2006, joined Simpson Thacher & Bartlett LLP, a leading international law firm, in 1977, where she was a partner from 1984 to 1998, specializing in corporate and securities law, with an emphasis on entertainment and media companies as well as joint ventures. During the course of her career, Ms. Harris also represented underwriters in public debt and equity transactions and the development of new financial products. Ms. Harris is currently Of Counsel to the firm. She is also a director of CIGNA Life Insurance Company of New York. Ms. Harris is the President of the Board of Directors of New York Cares, the leading non-profit organization providing volunteer services in New York City. Her other activities include serving on the Dean’s Advisory Council of Stanford Law School and the Executive Committee of the Stanford Law School Board of Visitors. Additionally, Ms. Harris is an adjunct professor of law at Ohio State University, Moritz College of Law, participating in its Distinguished Practitioners in Residence Program in Business Law. Ms. Harris received a B. A. with distinction from Stanford University and a J.D. from Stanford Law School.

Curt Hessler, director since 2006, has been a Lecturer at the UCLA School of Law since 2003. Mr. Hessler has held various CEO and board-level leadership positions in media and information technology companies. In 1998, Mr. Hessler founded 101 Communications LLC, an information technology media company, as CEO and served as the company’s chairman until its sale in 2006. From 1985 to 1991, he was Vice-Chairman and Chief Financial Officer of Unisys Corporation; from 1991 to 1995, he was Executive Vice President of Times Mirror Company; he was Chairman of I-net. Inc. during 1996; and he was President of Quarterdeck Corporation in 1997 and 1998. From 1981 to 1983, Mr. Hessler practiced law as a partner at Paul Weiss Rifkind Wharton & Garrison. From 1976 to 1981, Mr. Hessler served as the U.S. Assistant Secretary of the Treasury for Economic Policy, Executive Director of President’s Economic Group, and Associate Director of OMB. He clerked for Judge J. Skelly Wright of the U.S. Court of Appeals in D.C. from 1973 to 1974 and then clerked for Justice Potter Stewart of the U.S. Supreme Court from 1974 to 1975. Mr. Hessler is currently a director of Learning Tree International, Inc.

Mr. Hessler received a B.A. from Harvard College, a J.D. from Yale Law School and an M.A. from the University of California at Berkeley. He was also a Rhodes Scholar of Balliol College at Oxford.

Anthony N. Pritzker, director since August 2006, is a co-founder of The Pritzker Group where he has served as Managing Partner since January 2004. He has also served as Chairman of Am-Safe, Inc. since September 2004. Mr. Pritzker has over twenty years experience leading middle-market manufacturing and distribution companies. From 2000 to 2004 he served as President of Baker Tanks, a leading tank and pump equipment rental company. In 1998, he was appointed by the Marmon Group to oversee Stainless Industrial Companies, a portfolio of several industrial manufacturing companies. Mr. Pritzker served as President of Stainless Industrial Companies from January 1998 to December 2005. From 1996 to 1998 he served as the Regional Vice President of operations in Asia for Getz Bros. & Co. Prior to 1996, Mr. Pritzker was a Group Executive at the Marmon Group and directed operations at Arzo, MD Tech, Micro-Aire, Oshkosh Door and Fenestra.

Mr. Pritzker is a trustee of Cal Arts, serves as a director for Heal The Bay and is a member of the Dartmouth Board of Overseers. Mr. Pritzker graduated with a B.A. from Dartmouth College and an M.B.A. from the University of Chicago.

Eduardo Mestre, Co-Vice Chairman, is responsible for the firm’s corporate advisory business. From 2001 to 2004, Mr. Mestre served as Chairman of Citigroup’s Global Investment Bank. From 1995 to 2001, he served as Head of investment banking and, prior to that, as Co-Head of mergers and acquisitions at Salomon Smith Barney. As Head of investment banking, Mr. Mestre led Salomon’s business integration efforts arising from the various mergers that led to the creation of Citigroup. Prior to joining Salomon in 1977, Mr. Mestre practiced law at Cleary Gottlieb Steen & Hamilton LLP.

Mr. Mestre is a member of the Executive Committee and past Chairman of the Board of WNYC and is Chairman of the Board of Cold Spring Harbor Laboratory. Mr. Mestre has a B.A. from Yale University and a J.D. from Harvard Law School.

Bernard J. Taylor, Co-Vice Chairman, was previously Chief Executive of Braveheart, which was acquired by Evercore Partners Inc. in December 2006. In 1999, Mr. Taylor was joint Chief Executive of Global Investment Banking (Corporate Advisory, Securities, Banking, Capital Markets worldwide) and Deputy Chairman and Chief Executive of Robert Fleming & Co. Limited. On the acquisition of Flemings by Chase Manhattan, Mr. Taylor became responsible for the Investment Banking activities of the expanded Chase Manhattan Bank in Europe, Middle East and Africa as Vice Chairman and a member of the Chase Global Management Committee in New York. Following the acquisition of JPMorgan by Chase, Mr. Taylor remained a Vice Chairman of JPMorgan Investment Banking (Europe) until March 2006, when he joined Braveheart.

Mr. Taylor is a member of the Council of Oxford University and is Chairman of the Audit and Scrutiny Committee of the university, a fellow of the Royal Society of Chemistry, Royal Commissioner on the Commission of 1851, Chairman of ISIS Innovation Limited, Deputy Chairman of TI Automotive Limited and a non-executive director of Oxford Instruments Group plc. He was educated at Cheltenham College and St. Johns College, Oxford.

David E. Wezdenko, Chief Financial Officer, is responsible for accounting, administrative and tax functions of the firm and its private equity and venture capital funds. Prior to joining the firm, Mr. Wezdenko was a Managing Director at JPMorgan Asset Management from 1996 to 2005, where he was head of technology and operations for the U.S. platform and Chief Operating Officer of JPMorgan’s mutual fund business. Prior to JPMorgan, Mr. Wezdenko held senior financial and operational positions at United Asset Management and Fidelity Investments in Boston. Mr. Wezdenko has a B.S. in accounting from Boston College.

Adam B. Frankel, General Counsel, is responsible for Evercore’s legal and compliance departments. Prior to joining Evercore in July 2006, Mr. Frankel was Senior Vice President, General Counsel and Corporate

Secretary of Genesee & Wyoming from 2003 to 2006, a leading owner and operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia and Bolivia. Mr. Frankel was also responsible for matters related to human resources and government affairs. Prior to that, Mr. Frankel worked from 1999 until 2003 as a corporate and transactions attorney in the Office of the General Counsel at Ford Motor Company. From 1995 until 1999, Mr. Frankel was an associate at Simpson Thacher & Bartlett LLP in London and New York.

Mr. Frankel is currently a member of the board of directors at Picis, Inc., a privately held company that creates automated software for resource-intensive hospital departments. He has a B.A. from Brown University and a J.D. from Stanford Law School.

There are no family relationships among any of our directors or executive officers. Our bylaws provide that our board of directors shall consist of such number of directors as shall from time to time be fixed by our board of directors. Each director will serve until our next annual meeting or until the director’s earlier resignation or removal.

Committees of the Board of Directors

Our board of directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, and our board of directors has adopted charters for these committees that comply with current federal and New York Stock Exchange rules relating to corporate governance matters. Copies of the committee charters, as well as our Corporate Governance Guidelines and our Code of Ethics, are available on our website at www.evercore.com.

Audit Committee.    Messrs. Hessler and de Saint Phalle and Ms. Harris serve on the Audit Committee, and Mr. Hessler serves as its chair. The purpose of the Audit Committee is to assist our board of directors in overseeing and monitoring (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence and (4) the performance of the independent registered public accounting firm. The Audit Committee also is responsible for preparing the Audit Committee report that is included in our annual proxy statement.

Compensation Committee.    Messrs. Hessler, Pritzker and de Saint Phalle serve on the Compensation Committee, and Mr. Pritzker serves as its chair. The Compensation Committee is responsible for approving, administering and interpreting our compensation and benefit policies, including our executive officer incentive programs. It reviews and makes recommendations to our board of directors to ensure that our compensation and benefit policies are consistent with our compensation philosophy and corporate governance guidelines. The Compensation Committee also is responsible for establishing the compensation of our Co-Chief Executive Officers.

Nominating and Corporate Governance Committee.    Ms. Harris and Messrs. Pritzker and de Saint Phalle serve on the Nominating and Corporate Governance Committee, and Ms. Harris serves as its chair. The purpose of the Nominating and Corporate Governance Committee is to oversee our governance policies, nominate directors for election by stockholders, nominate committee chairpersons and, in consultation with the committee chairpersons, nominate directors for membership on the committees of the board. In addition, the Nominating and Corporate Governance Committee assists our board of directors with the development of our Corporate Governance Guidelines.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Anthony N. Pritzker (Chairman), Curt Hessler and Francois de St. Phalle. Our Co-Chief Executive Officers consult with the Compensation Committee. They participate in discussions of the Compensation Committee and make recommendations to it, but they do not vote or otherwise participate in the Compensation Committee’s ultimate determinations. Our Board believes that it is wise and prudent to have our Co-Chief Executive Officers participate in these determinations, because their evaluations and recommendations with respect to the compensation and benefits paid to executives other than themselves are extremely valuable to the Compensation Committee. However, our Co-Chief Executive Officers neither participate in nor are otherwise involved in the deliberations of the Compensation Committee with respect to their own compensation and benefits.

None of our Executive Officers has served as a member of a compensation committee of a board of directors of any other entity which has an executive officer serving as a member of our Board, and there are no other matters regarding interlocks or insider participation that are required to be disclosed.

Directors’ Compensation

Our policy is not to pay director compensation to directors who are also our employees. Each non-management director receives an annual retainer of $70,000, payable, at the director’s option, either 100% in cash or half of which is payable in cash and half of which is payable in restricted stock in the Company. In addition, each non-management director received a one-time award of RSUs with a value of $50,000 upon his or her initial appointment to the Board. The RSUs were granted under the 2006 Stock Incentive Plan and will vest after a two-year period following the director’s appointment to the Board, subject to continued service on the Board. In addition, the chair of the Audit Committee receives an additional annual cash retainer of $10,000. Non-management directors are further reimbursed for travel and related expenses associated with attendance at Board or committee meetings as well as expenses for continuing education programs related to their role as members of the Board.

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our non-management directors for services rendered to us during 2006.

Name	Fees Earned or Paid in Cash	Stock Awards		Total
Francois de Saint Phalle	$35,000	$12,500	(1)	$47,500
Gail Block Harris	35,000	12,500	(1)	47,500
Curt Hessler	35,000	12,500	(1)	47,500
Anthony N. Pritzker	35,000	12,500	(1)	47,500

(1)	The amount reflected in the Stock Awards column reflects the dollar amount recognized in accordance with SFAS 123R for financial statement purposes for the fiscal year ended December 31, 2006. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Equity Compensation”. The full grant date fair value computed under SFAS 123R of the RSUs awarded to each non-management director in 2006 was $50,000. On December 31, 2006, each of Messrs. de Saint Phalle, Hessler and Pritzker and Ms. Harris held 2,381 RSUs.

Executive Compensation

Compensation Discussion and Analysis

Our Executive Compensation Objectives and Philosophy

The goals of our executive compensation program are to align compensation with business objectives and performance, to enable us to attract, retain and reward executives who contribute to our long-term success and to increase stockholder value. Our future success depends to a substantial degree on our ability to retain and recruit qualified personnel. It will be necessary for us to add financial professionals as we pursue our growth strategy. However, the market for qualified financial professionals is extremely competitive. In addition, although our Senior Managing Directors have all entered into non-compete and non-solicitation agreements, the loss of such personnel could still jeopardize our relationships with clients and result in the loss of client engagements. For example, if any of our Senior Managing Directors were to join or form a competing firm, some of our current clients could still choose to use the services of that competitor rather than our services.

The interests of our executive officers are aligned with those of our stockholders though the ownership of significant amounts of our equity subject to material liquidity restrictions, as described in “Security Ownership of Directors, Executive Officers and Certain Beneficial Owners”. With certain limited exceptions, our Senior Managing Directors, including our executive officers and permitted transferees, are contractually restricted from transferring or exchanging Evercore LP partnership units for a period of five years following the IPO. In addition, if an executive officer (other than Messrs. Altman, Beutner and Aspe) were to cease to be employed by us on the fifth anniversary of the IPO, he would be contractually restricted from transferring or exchanging Evercore LP partnership units until the later of (A) eight years after the IPO and (B) five years after such executive officer ceased to be employed by us. These transfer restrictions also prohibit hedging the economic risks of equity ownership. As a result, we believe that our executive officers have a demonstrable and significant interest in increasing stockholder value over the long term. Therefore, we have not adopted any formal, specific equity ownership guidelines or polices for our executives, although these transfer and exchange restrictions may be lifted by the Equity Committee at its discretion.

Another arrangement that aligns the interests of our executive officers and stockholders is our approach of linking compensation and benefits expenses to a percentage of our revenues. In connection with the IPO, we targeted total employee compensation and benefits expense (excluding for these purposes, compensation and benefits expense associated with new business initiatives or any vesting of partnership units or RSUs granted in connection with the Reorganization and the IPO) at a level not to exceed 50% of revenue (excluding for these purposes any revenue associated with realized gains and losses on investments, carried interest and reimbursable expenses). Starting in 2007, we will no longer exclude gains or losses on investments from revenues used to calculate our compensation and benefits target. Since the acquisition of Braveheart represents a new business initiative, we have excluded the revenues and compensation expenses associated with our European operations in calculating our compensation and benefits expense target for 2007. We retain the ability to exceed our compensation and benefit expense target, change the target or change how the target is calculated at any time.

Increasing the number of high caliber Senior Managing Directors is critical to our growth efforts. Typically, we hire new Senior Managing Directors in the middle of a calendar year, but the new hires do not begin to generate significant revenue until the following calendar year. We expect new Senior Managing Directors to be accretive to our earnings by the second calendar year after joining the firm. We have hired one new Senior Managing Director already in 2007 and may add as many as ten additional Senior Managing Directors in 2007 in the United States and in Europe, although the number of actual new hires also may fall short of that target. As a result, we expect to record significant compensation expenses associated with new Senior Managing Director hires that will cause us to exceed our compensation and benefits expense target in 2007 and possibly in future periods. We expect such increased expenses, to the extent incurred, to have a material and adverse impact on our near-term margins and profitability. Accordingly, to the extent we hire at the high end of our current estimates, we expect that our earnings per share for 2007 will be significantly below our pro forma earnings per share for 2006. We undertake no obligation to publicly update or review these estimates of new hires, future expenses, margins or profitability, whether as a result of new information, future developments or otherwise.

How We Establish Compensation

Our Co-Chief Executive Officers have historically played a significant role in the determination of the amounts of base salary, signing or retention bonuses and other forms of cash and equity-based compensation to be paid to other members of senior management. Following the IPO, our Compensation Committee has been responsible for implementing and administering all aspects of our benefit and compensation plans and programs, as well as developing specific policies regarding compensation of our executive officers. All of the members of our Compensation Committee are independent directors. The Compensation Committee will continue to solicit input from our co-Chief Executive Officers with respect to compensation decisions affecting other members of our senior management.

In establishing compensation for our executive officers, we do not rely on independent consultants to analyze or prepare formal surveys for us; however, we make informal comparisons of the compensation of some of our executives with the compensation paid to executives of other publicly and privately held companies similar to ours. In addition, we take into account the fact that we generally do not provide significant perquisites or similar benefits to our executive officers. The Compensation Committee will periodically review the effectiveness and competitiveness of our executive compensation programs, which may involve the assistance of independent consultants.

Principal Components of Executive Compensation

Prior to the IPO, our business was conducted through partnerships and limited liability companies. Accordingly, our Senior Managing Directors, including our named executive officers, were compensated through limited partner distributions of earnings of these businesses. Subsequent to the IPO, our Senior Managing Directors receive salary and bonus as compensation. Compensation for some of our named executive officers for the year ended December 31, 2006 was determined pursuant to employment agreements we entered into prior to the IPO. These agreements are described below under “—Employment Agreements” following the Summary Compensation Table. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation or among different forms of non-cash compensation. The Compensation Committee does endeavor, however, to maximize the percentage of each executive’s compensation that is performance-based.

The key components of our compensation program for executive officers are (1) base salary, (2) annual incentive compensation, (3) for those of our executive officers who are active in our Private Equity Funds, carried interest earned by our Private Equity Funds, (4) equity grants and (5) other benefits, each of which is described below and all of which are considered in setting overall compensation.

Base Salary.    Consistent with industry practice, the base salaries for our executive officers generally account for a relatively small portion of their overall compensation. Executive officer base salaries and subsequent adjustments, if any, are expected to be determined by the Compensation Committee annually, based on a review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position. In addition, when setting base salaries for our executive officers, the Compensation Committee will consider adjustments made to the salaries of our broader employee population.

Bonuses.    For 2006, for some of our executive officers who were paid in excess of contractually guaranteed amounts or for whom there were no contractual guarantees, the determination of the amount of annual bonuses paid generally reflected our overall performance and a number of subjective considerations, including the contributions of the executive officer to our success during the relevant period. In particular, Mr. Taylor was paid in excess of his contractually guaranteed bonus, and Mr. Mestre was paid his bonus amount based on their contributions to the success of our European and Advisory businesses, respectively. In determining such bonus amounts and form of consideration, the Compensation Committee also took into consideration the fact that our executive officers have significant equity interests in Evercore which are subject to material transfer restrictions, thereby providing executive officers with performance incentives and shareholder alignment. In recognition of the superior performance generated by a significant number of individuals as part of our transformative year that was 2006, each of our Co-Chief Executive Officers and Mr. Aspe agreed to not accept $696,000, $696,000 and $96,000, respectively of their guaranteed bonuses, and such amounts were allocated to others as bonuses.

Carried Interest.    Those executive officers who participated in fundraising or played significant roles in the investments made or realized by our Private Equity Funds receive carried interest earned by the general partner of each fund. The ultimate values of carried interest in respect of investments by our Private Equity Funds are not determinable until the investments have been fully divested or otherwise monetized by the relevant fund, a process which can take many years. Following the Reorganization in connection with the IPO, the general partners of these funds are no longer our consolidated subsidiaries, and we do not treat carried interest received from these entities by our employees as compensation.

Equity Grants.    In connection with the Formation Transaction, all of our Senior Managing Directors, including some of our executive officers, received vested and unvested Evercore LP limited partnership units.

We account for the unvested Evercore LP partnership units issued in the Formation Transaction as future compensation expense. See “Management’s Discussion and Analysis-Operating Expenses-Compensation and Benefits Expense”. In addition, certain executive officers received awards of RSUs as a reward for their efforts in connection with the IPO. These RSUs are subject to the same type of vesting and material transfer restrictions as those applicable to Evercore LP partnership units and further align our executives’ interests with those of our stockholders.

Other Benefits.    Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all of our employees, including our executive officers. We do not offer pension benefits, but we offer a 401(k) plan which does not include an employer match in the United States and a similar plan with an employer match in Europe. Until 2007, we offered U.S. executive officers as well as other employees (on the same basis) the opportunity to participate in a profit sharing plan. However, we recently determined not to offer such a benefit, and we are exploring other benefits for U.S. employees, which may include a non-qualified deferred compensation plan.

Our Rationale for Potential Post-Employment Payments Following a Change-in-Control

The employment agreements we entered into with some of our named executive officers prior to the IPO provide for post-employment payments following a change-in-control. We believe that these severance and change-in-control arrangements mitigate some of the risk that exists for executives working in a smaller company. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky without these arrangements. Because of the significant acquisition activity in the financial services industry, there is a possibility that we could be acquired in the future. Accordingly, we believed that the severance packages resulting from terminations related to change-in-control transactions would provide an incentive for these executives to continue to help successfully execute such a transaction from its early stages until closing.

Process and Timing for Grants of Bonuses and Equity Awards

Other than as a result of deadlines set forth in employment agreements for certain of our executive officers, we determine annual bonuses, payable in cash or equity in connection with the issuance of our fourth quarter earnings release. The Compensation Committee authorizes the granting of equity awards, except that another committee of the board comprised of our Co-Chief Executive Officers is also authorized to make a limited amount of equity awards to employees other than executive officers. Equity awards for existing employees as part of their annual grants are approved in dollar amounts by the relevant committee and such dollar amounts are converted into a number of shares based on the average daily price of stock on the date two days after the date of the fourth quarter earnings release. Equity awards for new hires or related to promotions are approved in dollar amounts and converted into a number of shares based on the average price of stock on the date that is the last business day of the month during which such employee was hired or promoted.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows public corporations from claiming a tax deduction for compensation in excess of $1 million paid to their chief executive officer or any of the four other most highly compensated executive officers. The Compensation Committee believes that there are circumstances where the provision of compensation that is not fully deductible may be more consistent with our compensation philosophy and objectives and/or may be in our best interests of and those of our stockholders. The Compensation Committee’s ability to exercise discretion and to retain flexibility in this regard may, in certain circumstances, outweigh the advantages of qualifying all compensation as deductible, or causing all compensation expenses to be accounted for in a particular fashion. Accordingly, the Compensation Committee reserves the authority to award compensation that may not be fully deductible.

We review the design of compensation programs to assure that the recognition of expense for financial reporting purposes is consistent with our financial modeling and so the non-cash portion of our compensation would qualify for classification as equity awards under SFAS 123R. Under SFAS 123R the compensation cost recognized for an award classified as an equity award is fixed for the particular award and, absent modification, is not revised with subsequent changes in market prices of our common shares or other assumptions used for purposes of the valuation.

Summary Compensation Table

The following table provides summary information concerning compensation for the fiscal year ended December 31, 2006 for our Co-Chairman and Co-Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers who served in such capacities at December 31, 2006, collectively known as our named executive officers.

Name and Principal Position	Salary(1)	Bonus(1)	Stock Awards(2)	All Other Compensation(3)	Total
Roger C. Altman Co-Chairman and Co-Chief Executive Officer	$187,500	$750,000	$—	$10,586,005	$11,523,505

Austin M. Beutner President and Co-Chief Executive Officer	187,500	750,000	—	6,478,603	7,416,103

David E. Wezdenko Chief Financial Officer	187,500	112,000	10,500	601,258	911,258

Eduardo Mestre Vice Chairman	187,500	2,000,000	—	6,145,377	8,332,877

Bernard Taylor (4) Vice Chairman	18,967	7,367,613	—	9,136	7,395,716

(1)	Prior to the Reorganization and the IPO, the named executive officers, in lieu of salaries or bonuses, received their compensation in the form of participation in the earnings of Evercore’s businesses. See “-Principal Components of Executive Compensation”. This compensation is included in the All Other Compensation column. Thus the salaries and bonuses disclosed reflect amounts paid following the Reorganization and the IPO. In addition, salary and bonuses are reported in the year in which the compensable service was performed even if we paid the compensation in a subsequent year or if the named executive officer elected to defer a portion of such compensation.
(2)	The amount reflected in the Stock Awards column reflects the dollar amount recognized in accordance with SFAS 123R for financial statement reporting purposes for the fiscal year ended December 31, 2006. See “Management’s Discussion and Analysis-Operating Expenses-Compensation and Benefits Expense”.
(3)	All Other Compensation for each of the named executive officers includes the following:

Name	Participation in Earnings of Evercore Entities (Excluding Carried Interest)(a)	Carried Interest Realized(b)	Perquisites and Other Personal Benefits(c)		Total All Other Compensation
Roger C. Altman	$9,844,993	$623,633	$117,379	(d)	$10,586,005
Austin M. Beutner	5,837,441	641,162	—		6,478,603
David E. Wezdenko	601,258	—	—		601,258
Eduardo Mestre	6,145,377	—	—		6,145,377
Bernard Taylor	—	—	9,136	(e)	9,136

(a)	Prior to the Reorganization and the IPO, Evercore historically operated in the form of limited partnerships, limited liability companies or sub-chapter S entities and the Senior Managing Directors, in lieu of a salary and bonus, received their compensation in the form of participation in the earnings of the respective entities in which they were members or partners. The amounts presented in this column reflect distributions made to the named executive officers by such entities in respect of the portion of the year prior to the Reorganization and the IPO and excludes distributions made to Messrs. Altman, Beutner and Mestre in January and February 2006 in respect of the prior fiscal year in the amounts of $6,673,000, $4,397,309 and $3,528,000, respectively.
(b)	The amounts in this column reflect the amount of carried interest earned by the general partners of the our Private Equity Funds in connection with investments realized by these funds prior to the

Reorganization and the IPO that was allocated to the named executive officer. Following the Reorganization, the general partners of these funds are not consolidated subsidiaries of the Company, and this column does not reflect allocations of realized carried interest by the general partners of these funds to Messrs. Altman, Beutner, Wezdenko and Mestre during 2006 following the Reorganization in the amounts of $6,614,103, $6,771,429, $20,946 and $123,416, respectively.

(c)	Except as otherwise provided below, perquisites and other personal benefits to the named executive officers were less than $10,000 and therefore information regarding perquisites and other personal benefits has not been included. Excluded from this column is the $30,000 profit sharing contribution relating to 2005 that was paid in 2006 for all named executive officers, with the exception of Mr. Wezdenko.
(d)	The costs and expenses (including a $31,331 tax gross-up) associated with the automobile and driver the Company provides for Mr. Altman.
(e)	Reflects amounts contributed by the Company into a U.K. tax qualified defined contribution plan for employees of Evercore Partners Limited.

(4)	We began paying Mr. Taylor’s salary on December 19, 2006, the date of the acquisition of Braveheart. The amounts reported for Mr. Taylor were paid in British pounds and have been converted into U.S. dollars at the average Interbank exchange rate as in effect from December 19, 2006 to December 31, 2006.

Grants of Plan-Based Awards in 2006

Name	Grant Date	All Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
Roger C. Altman	—	—		—
Austin M. Beutner	—	—		—
David E. Wezdenko	(1)	5,000	(2)	105,000
	(1)	154,309	(3)	3,240,489
Eduardo Mestre	(1)	847,763	(4)	17,803,023
Bernard Taylor	—	—		—

(1)	All grants made in 2006 were made on August 10, 2006.
(2)	Mr. Wezdenko was granted 5,000 RSUs. The vesting terms of these RSUs are described below.
(3)	Mr. Wezdenko was granted unvested Evercore LP partnership units. The vesting terms of these Evercore LP partnership units are described below.
(4)	Mr. Mestre was granted unvested Evercore LP partnership units. The vesting terms of these Evercore LP partnership units are described below.

Terms of Evercore LP Partnership Units and RSUs

On August 10, 2006, in connection with the Reorganization and the IPO, we granted (1) Mr. Wezdenko 154,309 unvested Evercore LP partnership units and 5,000 RSUs, 500 of which vested on the grant date, and (2) Mr. Mestre 847,763 unvested Evercore LP partnership units. Subject to each executive’s continued employment with us or our affiliates, 50% of that executive’s unvested Evercore LP partnership units and RSUs will vest if and when Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 90% of their aggregate equity interest in our Company. Subject to each executive’s continued employment with us or our affiliates, all of such executive’s Evercore LP partnership units and RSUs will vest upon the earliest to occur of the following events:

•

when Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 50% of the aggregate equity interest in our Company;

•	a change of control of Evercore;

•	two of Messrs. Altman, Beutner and Aspe are not employed by, or do not serve as a director of, Evercore Partners Inc. within a 10-year period following the IPO; or

•	the death or disability of the executive while in our employ.

Subject to Mr. Wezdenko’s compliance with certain restrictive covenants, the shares of Class A common stock underlying of the RSUs will be delivered to Mr. Wezdenko as follows:

•

If Mr. Wezdenko is employed on the fifth anniversary of the IPO, then on that date he will receive all shares underlying any RSUs that are vested as of such date. Thereafter, so long as Mr. Wezdenko remains employed through the subsequent vesting date of any RSUs that were not vested as of the fifth anniversary of the IPO, he will receive the shares underlying such RSUs at the time of such subsequent vesting date(s).

•

If Mr. Wezdenko’s employment terminates prior to the fifth anniversary of the IPO other than due to death or disability, then Mr. Wezdenko will (1) forfeit any then unvested RSUs and (2) receive the shares underlying any RSUs that were vested prior to such termination upon the later of (a) the eighth anniversary of the IPO and (b) the fifth anniversary of Mr. Wezdenko’s cessation of service.

On August 10, 2006, in connection with the Reorganization and the IPO, Messrs. Altman, Beutner, Wezdenko and Mestre also received vested and unvested Evercore LP partnership units in the amounts of 3,475,919, 3,475,919, 231,463 and 1,271,644, respectively, in exchange for their contributions to us of their ownership interests in certain entities that had previously been included in our financial statements. These vested partnership units were not granted for a compensatory purpose and, accordingly, are not reflected in our compensation disclosure tables.

The completion of this offering will result in Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, ceasing to beneficially own at least 90% of the aggregate Evercore LP partnership units owned by them on the date of the Reorganization, which will in turn result in the vesting of 50%, of the unvested partnership units and 50%, of the unvested RSUs, including those held by Messrs. Mestre and Wezdenko. In the event that we successfully complete this offering but Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, continue to beneficially own at least 90% of the aggregate Evercore LP partnership units owned by them on the date of the Reorganization, our Equity Committee nonetheless intends to accelerate the vesting of these unvested partnership units and RSUs.

Outstanding Equity Awards at 2006 Fiscal-Year End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Roger C. Altman	—		$—
Austin M. Beutner	—		—
David E. Wezdenko	4,500	(1)	165,825
	154,309	(2)	5,686,287
Eduardo Mestre	847,763	(2)	31,240,067
Bernard Taylor	—		—

(1)	RSUs.
(2)	Evercore LP partnership units.

Stock Vested in 2006

Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Roger C. Altman	—	$—
Austin M. Beutner	—	—
David E. Wezdenko	500	10,500
Eduardo Mestre	—	—
Bernard Taylor	—	—

Pension Benefits and Nonqualified Deferred Compensation

We do not provide pension benefits or nonqualified deferred compensation.

Potential Payments Upon Termination of Employment or Change In Control

The following table describes the potential incremental payments and benefits to which our named executive officers would be entitled upon termination of employment or a change in control. All calculations in this table are based on a termination date of December 31, 2006 and the completion of a full fiscal year, and all defined terms are as defined in the respective employment agreements of each named executive officer. Although bonus payments are not customarily payable to executives until March of the year following the year in which the bonus is earned and is only payable if the executive is employed on such date, for purposes of the following table, bonuses have been deemed earned and paid on the deemed termination date, December 31, 2006. The amounts shown in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as continuation of health care benefits through the end of the month of the termination of employment.

Name	Lump sum cash severance payment		Continuation of Medical Benefits	Accelerated Vesting		Other		Total
Roger C. Altman
• Termination due to death or disability, by us for “cause” or by the executive without “good reason”	$—		$—	$—		$—		$—
• Termination by us without “cause” or by the executive for “good reason” of if we elect not to extend term (“Qualifying Terminations”)	4,845,435		46,391	—		—		4,891,826
• Qualifying Termination within 6 months or following a change in control	7,219,332		118,407	—		—		7,337,739

Austin M. Beutner
• Termination due to death or disability, by us for “cause” or by the executive without “good reason”	—		—	—		—		—
• Qualifying Terminations	4,845,435		46,391	—		—		4,891,826
• Qualifying Termination within 6 months or following a change in control	7,219,332		118,407	—		—		7,337,739

David E. Wezdenko
• Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 90% of their aggregate equity interest owned at the time of the IPO	—		—	2,926,056	(1)(3)	—		2,926,056
• Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 50% of their aggregate equity interest at the time of the IPO; change of control; two of Messrs. Altman, Beutner and Aspe are not employed by us, or do not serve as our director within a 10-year period following the IPO; or death or disability	—		—	5,852,112	(2)(3)	—		5,852,112

Eduardo Mestre
• Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 90% of their aggregate equity interest at the time of the IPO	—		—	15,620,033	(4)	—		15,620,033
• Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 50% of their aggregate equity interest at the time of the IPO; change of control; two of Messrs. Altman, Beutner and Aspe are not employed by us, or do not serve as our director within a 10-year period following the IPO; or death or disability	—		—	31,240,067		—		31,240,067

Bernard Taylor
• Termination due to death or disability	—		—	—		—		—
• Termination by the executive for “good reason”	—		—	—		2,102,804	(5)	2,102,804
• Termination by us without “cause”	3,607,619	(6)	—	—		—		3,607,619

(1)	Of this amount, $82,913 is attributable to accelerated vesting of RSUs and $2,843,143 is attributable to accelerated vesting of Evercore LP partnership units.
(2)	Of this amount, $165,825 is attributable to accelerated vesting of RSUs and $5,686,287 is attributable to accelerated vesting of Evercore LP partnership units.
(3)	Pursuant to the terms of his Restricted Stock Award Agreement, Mr. Wezdenko will forfeit all of his outstanding RSUs, whether vested or unvested, if he violates certain restrictive covenants, including confidentiality, non-competition, non-solicitation and non-interference obligations specified in his Confidentiality, Non-Solicitation and Proprietary Information Agreement.
(4)	This amount is attributable to accelerated vesting of Evercore LP partnership units.
(5)	If Mr. Taylor terminates his employment as a result of a breach or series of breaches by the Company, he will be contractually entitled to a bonus payment on December 31, 2007 in an amount equal to $2,250,000, the present value of which has been calculated as $2,102,804.
(6)	Pursuant to Mr. Taylor’s employment agreement, Mr. Taylor has a fixed minimum bonus in each of fiscal years 2006 and 2007. In calculating severance for Mr. Taylor, we have assumed no bonus is payable in respect of fiscal year 2008 and that no additional incentive arrangements have been adopted. Payments are in Pounds Sterling and have been converted into U.S. dollars at the average exchange rate of $1.96 to £1 for the period December 19, 2006 through December 31, 2006.

Employment Agreements

Employment Agreements with Messrs. Altman and Beutner

We have entered into substantially similar employment agreements with each of Messrs. Altman and Beutner (each, an “Executive”). Pursuant to the terms of the individual employment agreements (1) Mr. Beutner serves as Co-Chief Executive Officer, President, Chief Investment Officer and Director and (2) Mr. Altman serves as a Co-Chief Executive Officer, Co-Chairman of the Board of Directors and Director, in each case for a term of three years, subject to automatic, successive one-year extensions thereafter unless either party gives the other 60 days prior notice that the term will not be extended.

Each employment agreement provides for an annual base salary of $500,000 and a guaranteed annual bonus payment of $500,000 on a fixed date following the end of each fiscal year (the “guaranteed annual bonus”). The employment agreements for Messrs. Altman and Beutner also provide for a profit annual bonus in the amount of $1.25 million for 2006, which is in addition to profits or other bonuses paid out in 2006 prior to the effectiveness of the employment agreement. For each subsequent year, Messrs. Altman and Beutner shall receive a profit annual bonus as long as the annual percentage increase in adjusted net income per share (as defined in the agreement) for such year compared to the prior year is greater than 5%, in an amount equal to one plus the percentage increase in our adjusted net income per share for such year compared to the base net income per share for 2006 (as defined in the agreement) multiplied by $2.50 million.

Pursuant to each employment agreement, if the Executive’s employment terminates prior to the expiration of the term due to his death or disability, the Executive would be entitled to receive (1) any base salary earned but unpaid through the date of termination; (2) reimbursement for any unreimbursed business expenses properly incurred by the Executive; (3) such employee benefits, if any, as to which the Executive may be entitled under our employee benefit plans (the payments and benefits described in (1) through (3) are referred to as the “accrued rights”); (4) lump sum payments equal to the Executive’s earned but unpaid guaranteed annual bonus and profit annual bonus, if any, payable in respect of the fiscal year immediately preceding the fiscal year in which the termination occurs, payable when such bonuses would have otherwise been payable had Executive’s employment not terminated; and (5) pro-rated portions of the guaranteed annual bonus and profit annual bonus, calculated based on the number of months (and any fraction thereof) the Executive is employed during the fiscal year in which a termination of employment occurs and in respect of which such bonuses are payable, relative to 12 months.

If an Executive’s employment is terminated prior to the expiration of the term (or such extension thereof) by us without “cause” (as defined in the employment agreement) or by the Executive for “good reason” (as defined in the employment agreement) or if we elect not to extend the term (each a “qualifying termination”), the Executive would be entitled, subject to his compliance with certain restrictive covenants, to (A) a lump sum payment equal to two times (three times in the case of a qualifying termination that occurs on or following a “change in control” of the Company (as defined in the employment agreement)) the greater of (x) the sum of (1) his annual base salary, (2) his guaranteed annual bonus and (3) his average profit annual bonus for the three most recently completed fiscal years and (y) the average of the aggregate amount of cash compensation payable to our three most highly paid executives in the most recently completed fiscal year; (B) any “accrued rights” (as defined above); (C) lump sum payments equal to the Executive’s earned but unpaid guaranteed annual bonus and profit annual bonus, if any, payable in respect of the fiscal year immediately preceding the fiscal year in which the termination occurs, payable when such bonuses would have otherwise been payable had Executive’s employment not terminated; and (D) pro-rated portions of the guaranteed annual bonus and profit annual bonus, calculated based on the number of months (and any fraction thereof) the Executive is employed during the fiscal year in which a termination of employment occurs and in respect of which such bonuses are payable, relative to 12 months. The Executive would also be entitled to receive continued coverage for the Executive and his spouse and dependents under our medical plans for two years (three years in the case of a qualifying termination that occurs on or following a change in control of the Company), subject to payment by the Executive of the same premiums he would have paid during such period of coverage if he were an active employee. Any termination by us without cause within six months prior to the occurrence of a change in control of the Company would be deemed to be a termination of employment on the date of such change in control.

In the event of a termination of an Executive’s employment which is not a qualifying termination or a termination due to the Executive’s death or disability (including if the Executive resigns without good reason), the Executive would be entitled to receive any “accrued rights” (as defined above).

If a dispute arises out of the employment agreement with an Executive, we would pay the Executive’s reasonable legal fees and expenses incurred in connection with such dispute if the Executive prevails in substantially all material respects on the issues presented for resolution.

In addition, for each of Messrs. Altman and Beutner, if payments or benefits provided to the Executive under an employment agreement or any other plan or agreement in connection with a change in control of the Company result in an “excess parachute payment” excise tax being imposed on the Executive, he would be entitled to a gross-up payment equal to the amount of the excise tax, as well as the excise tax and income tax on the gross-up payment.

Employment Agreement with Mr. Wezdenko

David Wezdenko, our Senior Managing Director, Executive Vice President and Chief Financial Officer, joined Evercore in October 2005 and in connection therewith was admitted as a partner of Evercore Group Holdings L.P. We have entered into an employment agreement with Mr. Wezdenko, which provides for an annual salary of $500,000 and an annual guaranteed bonus of $200,000. Mr. Wezdenko’s salary and bonus are subject to annual review by our Co-Chief Executive Officers and will be payable after fiscal year 2006 in a manner that is commensurate with his position with us.

Mr. Wezdenko’s employment with the company is “at-will” and may be terminated by either party at any time, provided, however that Mr. Wezdenko is obligated to give at least thirty day’s advance written notice if he intends to terminate the agreement. Upon termination of the agreement for any reason, Mr. Wezdenko is entitled to any unpaid base salary and signing bonus through the date of his termination.

Services Agreement with Mr. Taylor

In connection with the acquisition of Braveheart, we entered into a Services Agreement with Mr. Taylor, our Vice Chairman, on July 31, 2006, which provides for an annual salary of £300,000, an annual guaranteed minimum bonus of $2,250,000 for the fiscal years ending December 31, 2006 and 2007 and appropriate incentive arrangements for the period thereafter. Mr. Taylor’s employment with the company is for an initial period of two years following the date of the acquisition of Braveheart. Pursuant to the Services Agreement, if Mr. Taylor terminates his employment for reasons other than breach of contract by the Company, bonus payments not yet due will not be paid. If Mr. Taylor terminates his employment due to death, his dependents will receive the bonus described above for the year in which the employment ceases. Mr. Taylor will be entitled to customary benefits, welfare and retirement plans commensurate with his position and will be entitled to the free use of a personal car and a driver for travel between home and office and other business matters. In the event a Senior Managing Director of the Company ceases to be employed and his or her equity in Evercore LP is reallocated to those who were Senior Managing Directors prior to the IPO, Mr. Taylor will be included in this group and will receive Class A common stock for such equally.

If the Company terminates Mr. Taylor’s employment for reasons other than (1) his conviction or guilty plea to a criminal offence involving (a) violence, (b) dishonesty or (c) which results in a custodial sentence and is likely to bring the Company or its affiliates into disrepute, (2) if he commits a serious or persistent breach of contract of employment or causes the Company or its affiliates to commit a serious or persistent breach of the applicable rules and regulations of the UK Financial Services Authority or (3) if he is disqualified from holding office in the Company or any other company under the Insolvency Act 1986 or the Company Directors

Disqualification Act 1986, then Mr. Taylor will receive compensation equal to the basic salary and cost of providing the other benefits he would otherwise have been entitled to receive for the unexpired portion of the initial employment term.

Mr. Taylor is also subject to customary confidentiality obligations and a non-competition obligation to extend six months after the earlier of termination of employment or notice of Mr. Taylor’s desire to terminate employment.

RELATED PARTY TRANSACTIONS

Reorganization

Prior to the Reorganization, our business was owned by our Senior Managing Directors. Pursuant to a contribution and sale agreement, dated as of May 12, 2006, our Senior Managing Directors contributed to Evercore LP each of the various entities included in our historical combined financial statements, with the exception of the general partners of the Evercore Capital Partners I and II and Evercore Ventures funds and certain other entities through which Messrs. Altman and Beutner invested capital in the Evercore Capital Partners I fund. In exchange for these contributions to Evercore LP, our Senior Managing Directors and certain trusts benefiting certain of their families received 11,670,313 vested and 9,354,967 unvested partnership units in Evercore LP. Prior to the Reorganization, Protego’s business was owned by its directors and other stockholders and conducted by Protego Asesores and its subsidiaries and Protego SI. Prior to the IPO, and concurrently with the Formation Transaction, we and Protego undertook the following steps pursuant to the contribution and sale agreement:

•

Evercore LP acquired Protego Asesores and its subsidiaries (including a 70% interest in Protego Casa de Bolsa, Protego’s asset management subsidiary) and Protego SI in exchange for $7.0 million aggregate principal amount of non-interest bearing notes; and

•

Mr. Aspe and the other Protego Directors became Senior Managing Directors of Evercore Partners and subscribed, collectively with certain companies they control, certain trusts benefiting their families and a trust benefiting certain Directors and employees of Protego, for 1,760,187 vested and 351,362 unvested partnership units of Evercore LP.

Of the $7.0 million in notes issued in consideration for the Protego Combination, $6.05 million were payable in cash and $0.95 million was paid in shares of our Class A common stock valued at the initial public offering price per share. Based on the initial public offering price of $21.00 per share, we issued 45,238 shares of Class A common stock upon repayment of such notes.

See below under “—Evercore LP Partnership Agreement” for a discussion of the vesting requirements and transfer restrictions applicable to the Evercore LP partnership units. The Reorganization is described in further detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Reorganization”.

Tax Receivable Agreement

Partnership units held by our Senior Managing Directors in Evercore LP may be exchanged in the future for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Evercore LP intends to make an election under Section 754 of the Internal Revenue Code (the “Code”) effective for each taxable year in which an exchange of partnership units for shares occurs, which may result in an adjustment to the tax basis of the assets owned by Evercore LP at the time of an exchange of partnership units. The exchanges may result in increases in the tax basis of the tangible and intangible assets of Evercore LP that otherwise would not have been available. These increases in tax basis would increase (for tax purposes) amortization and, therefore, reduce the amount of tax that we would otherwise be required to pay in the future.

We have entered into a tax receivable agreement with our Senior Managing Directors that provides for the payment by us to an exchanging Evercore partner of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of these increases in tax basis. We expect to benefit from the remaining 15% of cash savings, if any, in income tax that we realize. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of Evercore LP as a result of the exchanges and had we not entered into the tax receivable agreement. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement for an amount based on agreed payments remaining to be made under the agreement.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, our Senior Managing Directors will not reimburse us for any payments previously made under the tax receivable agreement. As a result, in certain circumstances we could make payments to the Senior Managing Directors under the tax receivable agreement in excess of our cash tax savings. However, our Senior Managing Directors receive 85% of our cash tax savings, leaving us with 15% of the benefits of the tax savings. While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the timing of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income, we expect that, as a result of the size of the increases of the tangible and intangible assets of Evercore LP attributable to our interest in Evercore LP, during the expected term of the tax receivable agreement, the payments that we may make to our Senior Managing Directors could be substantial.

Registration Rights Agreement

We have entered into a registration rights agreement pursuant to which we may be required to register the sale of shares of our Class A common stock held by our Senior Managing Directors, including our Executive Officers, upon exchange of partnership units of Evercore LP held by our Senior Managing Directors. Under the registration rights agreement, our Senior Managing Directors have the right to request us to register the sale of their shares and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, our Senior Managing Directors will have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by our other Senior Managing Directors or initiated by us.

Relationship with the Evercore Capital Partners II and Discovery Americas I Funds

Evercore LP, through its subsidiaries, is a non-managing member of the general partner of the Evercore Capital Partners II private equity fund and a limited partner of the general partner of the Discovery Americas I private equity fund. Evercore LP, through its subsidiaries, is entitled to receive 8% to 9% (depending on the particular fund investment) of the carried interest realized from the Evercore Capital Partners II fund and 10% of the carried interest realized from the Discovery Americas I fund, as well as gains (or losses) on investments made by each of the funds based on the amount of capital in that fund which is contributed to, or subsequently funded by, us. The respective general partners of the Evercore Capital Partners II and Discovery Americas I private equity funds make investment decisions and are entitled to receive carried interest, investment income and gains and losses on investments in the funds. Several of our Senior Managing Directors, including each of our Co-Chief Executive Officers and some of our other executive officers, are members of the general partner of the Evercore Capital Partners II fund, and Mr. Aspe is a member of the investment committee of the Discovery Americas I fund. The partnership agreements governing our private equity funds provide for the payment by the limited partners of each fund of certain expenses incurred by the general partners of the funds and for the indemnification of the general partner, its affiliates and their employees under certain circumstances. As of December 31, 2006, we had an aggregate of $9.6 million of investments in and an aggregate of $1.9 million of unfunded commitments to ECP II and the Discovery Fund.

See “Management—Executive Compensation” for additional information about the carried interest received by our executive officers.

Evercore LP Partnership Agreement

The Company operates its business through Evercore LP and its subsidiaries. As the general partner of Evercore LP, the Company has unilateral control over all of the affairs and decision making of Evercore LP. As such, the Company, through its officers and directors, is responsible for all operational and administrative decisions of Evercore LP and the day-to-day management of Evercore LP’s business. Furthermore, the Company cannot be removed as the general partner of Evercore LP without its approval.

Pursuant to the partnership agreement of Evercore LP, the Company has the right to determine when distributions will be made to the partners of Evercore LP and the amount of any such distributions. If the Company authorizes a distribution, such distribution will be made to the partners of Evercore LP (1) in the case of a tax distribution (as described below), to the holders of vested partnership units in proportion to the amount of taxable income of Evercore LP allocated to such holder and (2) in the case of other distributions, pro rata in accordance with the percentages of their respective vested partnership units. The Company may, however, authorize a distribution to the partners of Evercore LP who hold vested and unvested units in accordance with the percentages of their respective vested and unvested partnership units in the event of an extraordinary dividend, refinancing, restructuring or similar transaction.

The holders of partnership units in Evercore LP, including the Company, will incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Evercore LP. Net profits and net losses of Evercore LP will generally be allocated to its partners pro rata in accordance with the percentages of their respective partnership units. The partnership agreement will provide for cash distributions to the partners of Evercore LP if the Company determines that the taxable income of Evercore LP will give rise to taxable income for its partners. In accordance with the partnership agreement, we intend to cause Evercore LP to make cash distributions to the holders of vested partnership units of Evercore LP for purposes of funding their tax obligations in respect of the income of Evercore LP that is allocated to them. Generally, these tax distributions will be computed based on our estimate of the net taxable income of Evercore LP allocable to such holder of vested partnership units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income).

The Evercore LP partnership agreement provides that the partnership units be initially divided into the following classes: Class A and Class B. The Class A and Class B partnership units are identical, and the distinction between Class A and Class B partnership units is relevant only for purposes of the formula governing the voting power of the Class B common stock set forth in the certificate of incorporation of the Company. Subject to the transfer restrictions set forth in the Evercore LP partnership agreement, holders of fully vested partnership units in Evercore LP (other than the Company) may exchange these partnership units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. At any time a share of Class A common stock is redeemed, repurchased, acquired, cancelled or terminated by us, one partnership unit registered in the name of the Company will automatically be cancelled by Evercore LP so that the number of partnership units held by the Company at all times equals the number of shares of Class A common stock outstanding.

Under the terms of the Evercore LP partnership agreement, 66 2/3% of the partnership units to be received by our Senior Managing Directors, other than Mr. Altman and Mr. Beutner and Mr. Aspe, and certain companies they control, and a trust benefiting Directors and employees of Protego in the Protego Combination will, with specified exceptions, be subject to forfeiture and re-allocation to other Senior Managing Directors (or, in the event that there are no eligible Senior Managing Directors, forfeiture and cancellation) if the Senior Managing Director ceases to be employed by us prior to the occurrence of specified vesting events. 4,853,164, or 50%, of these unvested partnership units will vest if and when Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 90% of the aggregate Evercore LP partnership units owned by them on the date of the Evercore LP partnership agreement. 9,706,329, or 100%, of the unvested partnership units issued will vest upon the earliest to occur of the following events:

•

when Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 50% of the aggregate Evercore LP partnership units owned by them on the date of the partnership agreement;

•	a change of control of Evercore; or

•

two of Messrs. Altman, Beutner and Aspe are not employed by, or do not serve as a director of, the Company, Evercore LP or any of its subsidiaries within a 10-year period following the completion of this offering.

In addition, 100% of the unvested Evercore LP partnership units held by a Senior Managing Director will vest if such Senior Managing Director dies or becomes disabled while in our employ. Our Equity Committee may also accelerate vesting of unvested partnership units at any time.

Evercore LP partnership units held by Senior Managing Directors, including Messrs. Altman, Beutner and Aspe, and certain trusts benefiting their families and permitted transferees, may not be transferred or exchanged for a period of five years following the IPO. In addition, Evercore LP partnership units held by a Senior Managing Director (other than Messrs. Altman, Beutner and Aspe) who is not employed by us on the fifth anniversary of the IPO may not be transferred or exchanged until the later of (A) eight years after the IPO and (B) five years after such Senior Managing Director ceases to be employed by us.

If a Senior Managing Director who was a Senior Managing Director of Evercore prior to the IPO (other than Messrs. Altman and Beutner) ceases to be employed by us, he or she will forfeit his or her unvested Evercore LP partnership units to the other currently employed persons who were Senior Managing Directors of Evercore (other than Messrs. Altman and Beutner) prior to the IPO (or, in the event that there are no other eligible Senior Managing Directors, such unvested partnership units will be forfeited and cancelled). If a Senior Managing Director who was a Director of Protego prior to the IPO (other than Mr. Aspe) ceases to be employed by us, he or she will forfeit his or her unvested Evercore LP partnership units to the other currently employed persons who were Senior Managing Directors of Protego (other than Mr. Aspe) prior to the IPO (or, in the event that there are no other eligible directors, such unvested partnership units will be forfeited and cancelled). Such forfeited partnership units will be re-allocated on a pro rata basis.

Notwithstanding the restrictions on transfer and exchange of Evercore LP partnership units described above and in addition to any other permitted transfer, following any underwritten public offering of shares of Class A common stock subsequent to the IPO, Mr. Altman may transfer to charity, and these charitable transferees may sell, up to an aggregate of $10 million of Evercore LP partnership units or Class A common stock without the approval of the Equity Committee.

Equity Committee

Our Equity Committee is comprised of Mr. Altman, Mr. Beutner and Mr. Aspe. If any Equity Committee member ceases to be associated with us, he will no longer be a member of the Equity Committee. All decisions made by the Equity Committee must be unanimous.

The Equity Committee may accelerate vesting of unvested Evercore LP partnership units in whole or in part at any time and may permit transfers or exchanges by holders who remain our employees. In addition, the Equity Committee may, from time to time in its sole discretion, permit transfers or exchanges of Evercore LP partnership units held by the Senior Managing Directors. If the Equity Committee permits any employee to transfer or exchange Evercore LP partnership units, each employee will be entitled to participate ratably with one another in any such permitted disposition (i.e., each such holder shall be permitted to dispose of an equal proportion of his or her Evercore LP partnership units provided such units have vested).

Dissolution

Evercore LP may be dissolved only upon the occurrence of certain unlikely events specified in the partnership agreement. Upon dissolution, Evercore LP will be liquidated and the proceeds from any liquidation shall be applied and distributed in the following order:

•	First, to pay the debts, liabilities or expenses of Evercore LP;

•	Second, as reserve cash for contingent liabilities of Evercore LP;

•	Third, to distribute pro rata to vested Class A and vested Class B partnership units in an amount equal to the value of the businesses contributed to Evercore LP prior to this offering; and

•	Fourth, to distribute pro rata to all vested Class A and B partnership units.

Acquisition of Braveheart Financial Services Limited

On December 19, 2006, we completed our previously announced acquisition of all of the share capital of Braveheart Financial Services Limited, pursuant to the sale and purchase agreement, dated July 31, 2006, as amended by the closing agreement, dated December 19, 2006, in each case by and among the Company and the shareholders of Braveheart, including Bernard J. Taylor.

Pursuant to the sale and purchase agreement and the closing agreement, we paid to the shareholders of Braveheart an aggregate of 1,771,820 shares of our Class A Common Stock as consideration for all of the outstanding ordinary shares of Braveheart. Of this amount, Mr. Taylor received 1,413,557 shares. In addition, we paid to Mr. Taylor a total of £200,181 as consideration for all of the preference shares of Braveheart. The sale and purchase agreement and the closing agreement provides that at any time prior to the seventh anniversary of the closing, we may, at our sole discretion, issue up to an additional 590,607 shares of our Class A Common Stock to the shareholders of Braveheart, including up to an additional 471,186 shares issuable to Mr. Taylor, as additional consideration for the ordinary shares of Braveheart to reflect the success of Braveheart. On April 4, 2007, we issued 159,000 additional shares of our Class A common stock to the former shareholders of Braveheart, including 127,000 shares to Bernard J. Taylor. Accordingly, we may now, at our sole discretion, issue up to an additional 431,607 shares of our Class A common stock to the former shareholders of Braveheart, including 344,186 shares to Mr. Taylor.

We also issued loan notes due in 2010 in the aggregate amount of $3 million to the shareholders of Braveheart, including a loan note in the amount of $2 million issued to Mr. Taylor, representing the “earn-out” consideration to which the shareholders were entitled under the sale and purchase agreement and the closing agreement. The loan notes carry an annual interest rate of 1% over LIBOR and are payable in twice yearly installments in arrears on May 31 and October 31 of each year, but may be called by the shareholders of Braveheart beginning in October 2007. We also repaid loans in the aggregate amount of £100,000 that Mr. Taylor made to Braveheart in connection with certain regulatory requirements of Braveheart.

In connection with the acquisition, we entered into an employment agreement with Mr. Taylor with a two year term commencing on the closing date of the acquisition. The employment agreement provides, among other things, that Mr. Taylor will be paid an annual salary of £300,000 and a guaranteed bonus of not less than $2,250,000. Pursuant to the employment agreement, upon the closing of the acquisition, Mr. Taylor became the Chief Executive Officer of Braveheart and Co-Vice Chairman of Evercore Partners Inc. In addition, we entered into a registration rights agreement with Mr. Taylor providing for demand registration rights exercisable by our Equity Committee and piggyback registration rights exercisable by the shareholders. This agreement is substantially similar to the registration rights agreement that we entered into with our Senior Managing Directors.

Policy Regarding Transactions with Related Parties

In 2007, we adopted a written Policy Regarding Transactions with Related Parties which requires that a Related Party (as defined as any person described in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our General Counsel any Related Party Transaction in which we are to be a participant and the amount involved exceeds $120,000 and in which such Related Party had or will have a direct or indirect material interest and all material facts with respect thereto. The General Counsel will then communicate that information to the Board. No Related Party Transaction will be consummated without the approval of the Nominating and Corporate Governance Committee of the Board. However, it is our policy that directors interested in a Related Party Transaction will recuse themselves from any vote of a Related Party Transaction in which they have an interest.

The IPO occurred on August 10, 2006, and the above described transactions with Related Parties were approved prior to the time we had adopted our Statement of Policy Regarding Transactions with Related Parties as described above.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of Evercore Partners Inc. Class A common stock and Class B common stock and Evercore LP partnership units by (1) each person known to us to beneficially own more than 5% of any class of the outstanding common stock of Evercore Partners Inc., (2) each of our directors, (3) each of our named executive officers, (4) all directors and executive officers as a group and (5) each of the selling stockholders.

Prior to this offering, certain of our Senior Managing Directors, including members of our senior management, will exchange Evercore LP partnership units on a one-for-one basis for shares of our Class A common stock and sell such shares in this offering.

Beneficial ownership is determined in accordance with the rules of the SEC.

																Percentage of Combined Voting Power of Evercore Partners Inc.
	Shares of Class A Common Stock Beneficially Owned†								Evercore LP Partnership Units Beneficially Owned†						Number of Shares of Class B Common Stock Beneficially Owned††
Name of Beneficial Owner	Prior to this Offering		Shares of Class A Common Stock Offered Assuming the Underwriters’ Option is Not Exercised	After this Offering and Assuming the Underwriters’ Option is Not Exercised		Shares of Class A Common Stock Offered Assuming the Underwriters’ Option is Exercised in Full	After this Offering and Assuming the Underwriters’ Option is Exercised in Full		Prior to this Offering		After this Offering and Assuming the Underwriters’ Option is Not Exercised		After this Offering and Assuming the Underwriters’ Option is Exercised in Full			Prior to this Offering of Class A Common Stock		After this Offering Assuming the Under- writers’ Option is Not Exercised		After this Offering Assuming the Under- writers’ Option Is Exercised in Full
	Number	Per- centage		Number	Per- centage		Number	Per- centage	Number	Per- centage	Number	Per- centage	Number	Per- centage
Principal Stockholders
Baron Capital Group, Inc.(1)	602,700	9.1%	—	602,700	5.7%	—	602,700	5.4%	—	—	—	—	—	—	—	2.0%		1.9%		1.9%
Marisco Capital Management, LLC(2)	373,763	5.7%	—	373,763	3.5%	—	373,763	3.4%	—	—	—	—	—	—	—	1.3%		1.2%		1.2%
Capital Group International, Inc.(3)	363,200	5.5%	—	363,200	3.4%	—	363,200	3.3%	—	—	—	—	—	—	—	1.2%		1.2%		1.2%
Directors
Roger Altman(4)	—	—	361,582	—	—	448,587	—	—	3,426,453	11.5%	3,064,871	9.8%	2,977,866	9.5%	4	31.4	%(5)	9.8	%(5)	9.5	%(5)
Austin Beutner(6)	—	—	361,582	—	—	448,587	—	—	3,475,919	11.7%	3,114,337	9.9%	3,027,332	9.7%	3	31.9	%(5)	9.9	%(5)	9.7	%(5)
Pedro Aspe(7)	—	—	17,485	—	—	21,692	—	—	168,080	*	150,596	*	146,388	*	1	14.5%		4.5%		4.4%
Francois de Saint Phalle(8)	50,000	*	—	50,000	*	—	50,000	*	—	—	—	—	—	—	—	*		—		—
Gail Block Harris(9)	25,000	*	—	25,000	*	—	25,000	*	—	—	—	—	—	—	—	*		—		—
Curt Hessler(10)	5,000	*	—	5,000	*	—	5,000	*	—	—	—	—	—	—	—	*		—		—
Anthony N. Pritzker(11)	170,000	2.6%	—	170,000	1.6%	—	170,000	1.5%	—	—	—	—	—	—	—	*		—		—
Named Executive Officers who are not Directors
Eduardo Mestre(12)	—	—	132,283	—	—	164,113	—	—	1,271,644	4.3%	1,139,361	3.6%	1,107,531	3.5%	2	—		3.6%		3.5%
Bernard J. Taylor	1,540,557	23.3%	160,256	1,380,301	13.1%	198,818	1,341,739	12.1%	—	—	—	—	—	—	—	5.2%		4.4%		4.3%
David Wezdenko(13)	—	—	24,078	—	—	29,872	—	—	231,463	*	207,385	*	201,591	*	1	—		*		*
Directors and executive officers as a group (11 persons)	1,790,557	27.1%	1,070,213	1,630,301	15.4%	1,327,730	1,591,739	14.3%	8,747,480	29.4%	7,837,524	25.0%	7,618,568	24.3%	14	83.0%		29.1%		28.2%
Other Selling Stockholders(14)
Julian P. Oakley	390,263	5.9%	40,598	349,665	3.3%	50,366	339,897	3.1%	—	—	—	—	—	—	—	1.3%		1.1%		1.1%
James R. Matthews	90,606	1.4%	47,828	42,778	*	59,337	31,269	*	—	—	—	—	—	—	—	*		*		*
Paspro Trust	—	—	164,828	—	—	204,490	—	—	1,584,507	5.3%	1,419,679	4.5%	1,380,017	4.4%	1	—		—		—
Michael Price	—	—	149,322	—	—	185,252	—	—	1,435,442	4.8%	1,286,120	4.1%	1,250,190	4.0%	2	—		4.1%		4.0%
Neeraj Mital	—	—	141,393	—	—	175,416	—	—	1,359,224	4.6%	1,217,831	3.9%	1,183,808	3.8%	3	—		3.9%		3.8%
William Hiltz	—	—	137,850	—	—	171,020	—	—	1,325,163	4.5%	1,187,313	3.8%	1,154,143	3.7%	2	—		3.8%		3.7%
Jane Wheeler	—	—	97,916	—	—	121,476	—	—	941,272	3.2%	843,356	2.7%	819,796	2.6%	1	—		2.7%		2.6%
Jonathan Knee	—	—	97,784	—	—	121,313	—	—	940,004	3.2%	842,220	2.7%	818,691	2.6%	2	—		2.7%		2.6%
Richard Emerson	—	—	89,916	—	—	111,552	—	—	864,370	2.9%	774,454	2.5%	752,818	2.4%	1	—		2.5%		2.4%
William Repko	—	—	55,297	—	—	68,603	—	—	531,578	1.8%	476,281	1.5%	462,975	1.5%	1	—		1.5%		1.5%
David Ying	—	—	55,297	—	—	68,603	—	—	531,578	1.8%	476,281	1.5%	462,975	1.5%	1	—		1.5%		1.5%
Kathleen Reiland	—	—	46,226	—	—	57,349	—	—	444,375	1.5%	398,149	1.3%	387,026	1.2%	1	—		1.3%		1.2%
Ciara Burnham	—	—	46,047	—	—	57,126	—	—	442,650	1.5%	396,603	1.3%	385,524	1.2%	1	—		1.3%		1.2%
William Shutzer	—	—	45,226	—	—	56,108	—	—	434,760	1.5%	389,534	1.2%	378,652	1.2%	1	—		1.2%		1.2%
Saul Goodman	—	—	55,297	—	—	68,603	—	—	531,578	1.8%	476,281	1.5%	462,975	1.5%	1	—		1.5%		1.5%
Gil Ha	—	—	44,669	—	—	55,417	—	—	429,403	1.4%	384,734	1.2%	373,986	1.2%	1	—		1.2%		1.2%
Jane Sadowsky	—	—	44,669	—	—	55,417	—	—	429,403	1.4%	384,734	1.2%	373,986	1.2%	1	—		1.2%		1.2%
Phillipe Camus	—	—	36,606	—	—	45,414	—	—	351,892	1.2%	315,286	1.0%	306,478	1.0%	1	—		1.0%		1.0%
Sangam Pant	—	—	26,120	—	—	32,405	—	—	251,097	*	224,977	*	218,692	*	1	—		*		*
Brian Roberts	—	—	25,669	—	—	31,845	—	—	246,754	*	221,085	*	214,909	*	1	—		*		*
John Dillon	—	—	20,644	—	—	25,612	—	—	198,454	*	177,810	*	172,842	*	2	—		*		*
M. Sharon Lewellen	—	—	19,899	—	—	24,688	—	—	191,295	*	171,396	*	166,607	*	2	—		*		*
Adam Frankel	—	—	18,092	—	—	22,445	—	—	173,921	*	155,829	*	151,476	*	2	—		*		*
Gail Landis	—	—	16,421	—	—	20,373	—	—	157,859	*	141,438	*	137,486	*	2	—		*		*
Janesanco, S. De R.L.	—	—	10,983	—	—	13,625	—	—	105,577	*	94,594	*	91,952	*	1	—		*		*
Sudarte, S. De R.L.	—	—	6,590	—	—	8,175	—	—	63,346	*	56,756	*	55,171	*	1	—		*		*
Aportela, S. De R.L.	—	—	4,393	—	—	5,450	—	—	42,231	*	37,838	*	36,781	*	1	—		*		*
Administradora HDI, S. De R.L. de C.V.	—	—	4,393	—	—	5,450	—	—	42,231	*	37,838	*	36,781	*	1	—		*		*
Anrosale, S. De R.L.	—	—	4,393	—	—	5,450	—	—	42,231	*	37,838	*	36,781	*	1	—		*		*
Antonio Bassols Zaleta	—	—	4,393	—	—	5,450	—	—	42,231	*	37,838	*	36,781	*	1	—		*		*
Augusto Arellano Ostoa	—	—	2,197	—	—	2,725	—	—	21,116	*	18,919	*	18,391	*	1	—		*		*

Total Shares of Class A Common Stock Offered			2,618,222			3,248,222

*	Less than 1%.
†	The partnership units of Evercore LP are exchangeable for shares of Class A common stock of Evercore Partners Inc. on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Beneficial ownership of partnership units of Evercore LP reflected in this table has not also been reflected as beneficial ownership of the shares of the Class A common stock of Evercore Partners Inc. for which such units may be exchanged.
††	A holder of Class B common stock is entitled to a number of votes that is equal to the product of (A) the quotient of (x) the number of Class A partnership units in Evercore LP held by such holder divided by (y) the total number of Class A partnership units in Evercore LP outstanding (excluding Class A partnership units in Evercore LP held by Evercore Partners Inc.) multiplied by (B) the total number of partnership units in Evercore LP outstanding (excluding partnership units in Evercore LP held by Evercore Partners Inc.); provided, however, that, from and after the time that Messrs. Altman, Beutner and Aspe, and certain trusts benefiting their families collectively cease to beneficially own at least 90% of the Class A partnership units in Evercore LP held by them on August 10, 2006 (the date of the IPO), each holder of Class B common stock shall be entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each partnership unit in Evercore LP held by such holder. Class A partnership units in Evercore LP are partnership units held by Messrs. Altman, Beutner and Aspe, and certain trusts benefiting their families, on August 10, 2006. As a result the completion of this offering, Messrs. Altman, Beutner and Aspe and certain trusts benefiting their families collectively will own less than 90% of the Evercore LP partnership units they held on August 10, 2006. Accordingly, following the completion of this offering, the limited partners of Evercore LP will have a number of votes in Evercore Partners Inc. that is equal to the number of vested and unvested partnership units that they hold.
(1)	Based on information set forth in Amendment No. 1 to Schedule 13G, dated February 14, 2007 (the “Baron 13G”), filed with the SEC by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), Baron Capital Management, Inc. (“BCM”), Baron Growth Fund (“BGF”) and Ronald Baron. The address of each of these beneficial owners is 767 Fifth Avenue, New York, New York 10153. The Baron 13G reflects that (i) BCG has shared voting power with respect to 559,800 shares of common stock and shared dispositive power with respect to 602,700 shares of common stock, (ii) BAMCO has shared voting power with respect to 540,800 of such shares and shared dispositive power with respect to 581,800 of such shares, (iii) BCM has shared voting power with respect to 19,000 of such shares and shared dispositive power with respect to 20,900 of such shares, (iv) BGF has shared voting power with respect to 538,700 of such shares and shared dispositive power with respect to 538,700 of such shares and (v) Ronald Baron has shared voting power with respect to 559,800 of such shares and shared dispositive power with respect to 602,700 of such shares. BAMCO is a subsidiary of BCG. Ronald Baron owns a controlling interest in BCG. Each of BCG and Ronald Baron disclaim beneficial ownership of such shares of common stock held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than them. BAMCO disclaims beneficial ownership of shares held by its investment advisory clients to the extent such shares are held by persons other than BAMCO and its affiliates.
(2)	Based on information provided by Marisco Capital Management, LLC in Schedule 13G dated February 13, 2007. Marisco Capital Management, LLC’s address is 1200 17th Street, Suite 1600, Denver, Colorado 80202. Marisco Capital Management, LLC has sole voting and dispositive power with respect to all shares.
(3)	Based on the information provided pursuant to a joint statement on an amended Schedule 13G filed with the SEC on February 7, 2007 by Capital Group International, Inc. (“CGII”) and Capital Guardian Trust Company (“CGTC”). CGII and CGTC’s address is 11100 Santa Monica Blvd., Los Angeles California 90025. CGII is the parent holding company of a group of investment management companies (including CGTC) that hold investment power and, in some cases, voting power over these shares. CGII reported that it does not have direct investment power or voting power over these shares but it may be deemed to “beneficially own” these shares by virtue of Rule 13d-3 under the Securities Exchange Act of 1934, as amended. CGII reported that it has the sole power to vote or to direct the voting of 144,500 shares and the sole power to dispose of or to direct the disposition of 363,200 of the shares. The amended Schedule 13G reported that CGTC, a bank as defined in Section 3(a)(6) of the Act, is deemed to be the beneficial owner of 363,200 shares as a result of its serving as the investment manager of various institutional accounts and has the sole power to vote or to direct the voting of 144,500 shares and the sole power to dispose of or to direct the disposition of 363,200 shares.
(4)	Certain of the Evercore LP partnership units and shares of Class B common stock listed as beneficially owned by Mr. Altman are held by trusts benefiting his family. Mr. Altman disclaims beneficial ownership of the Evercore LP partnership units and shares of Class B common stock held by these trusts.
(5)	Messrs. Altman and Beutner have agreed to vote together with respect to all matters submitted to stockholders.
(6)	Certain of the Evercore LP partnership units and shares of Class B common stock listed as beneficially owned by Mr. Beutner are held by trusts benefiting his family. Mr. Beutner disclaims beneficial ownership of the Evercore LP partnership units and shares of Class B common stock held by these trusts.
(7)	Includes 168,080 Evercore LP partnership units (150,596 partnership units after the offering assuming no exercise of the underwriters option to purchase additional shares and 146,388 partnership units after the offering assuming full exercise of such option) and one share of Class B common stock held by a trust over which Mr. Aspe has voting power and are for the economic benefit of certain Directors and employees of Protego. Mr. Aspe disclaims beneficial ownership of the Evercore LP partnership units and share of Class B common stock held by this trust. Does not include 1,584,507 Evercore LP partnership units (1,419,679 partnership units after the offering assuming no exercise of the underwriters option to purchase additional shares and 1,380,017 partnership units after the offering assuming full exercise of such option) and one share of Class B common stock held by a trust over which Mr. Aspe does not have voting or dispositive power, and are for the benefit of Mr. Aspe, members of his family, and certain charitable organizations. The share of Class B common stock held directly by Mr. Aspe affords him the voting power in Evercore Partners Inc. presented in the table above.
(8)	Does not include 2,381 RSUs granted to Mr. de St. Phalle under the Evercore Partners Inc. 2006 Stock Incentive Plan.

(9)	Does not include 2,381 RSUs granted to Ms. Harris under the Evercore Partners Inc. 2006 Stock Incentive Plan.
(10)	Does not include 2,381 RSUs granted to Mr. Hessler under the Evercore Partners Inc. 2006 Stock Incentive Plan.
(11)	Includes 170,000 shares of Class A common stock owned by New World Opportunity Partners II, LLC, a Delaware limited liability company (“NWOP II”). Mr. Pritzker may be deemed to control NWOP II by virtue of Mr. Pritzker being the manager of NWOP II. Mr. Pritzker expressly disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein. Does not include 2,381 RSUs granted to Mr. Pritzker under the Evercore Partners Inc. 2006 Stock Incentive Plan.
(12)	Includes 847,763 unvested Evercore LP partnership units that are subject to forfeiture and re-allocation or cancellation as described in “Related Party Transactions—Evercore LP Partnership Agreement”. 50% of these unvested partnership units will vest as a result of the completion of this offering. Certain of the Evercore LP units and one share of Class B common stock listed as beneficially owned by Mr. Mestre are held by a trust benefiting his family. Mr. Mestre disclaims beneficial ownership of the Evercore LP partnership units and share of Class B common stock held by this trust.
(13)	Does not include 5,000 RSUs granted to Mr. Wezdenko under the Evercore Partners Inc. 2006 Stock Incentive Plan. Includes 154,309 unvested Evercore LP partnership units that are subject to forfeiture and re-allocation or cancellation as described in “Related Party Transactions—Evercore LP Partnership Agreement”. 50% of these unvested partnership units will vest as a result of the completion of this offering.
(14)	Shares of Class A common stock being sold by any selling stockholder may be beneficially held by estate planning vehicles or trusts benefiting such selling stockholders’ family.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is qualified in its entirety by reference to our certificate of incorporation and bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law.

Our authorized capital stock consists of 1,000,000,000 shares of Class A common stock, par value $.01 per share, 1,000,000 shares of Class B common stock, par value $.01 per share and 100,000,000 shares of preferred stock. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Class A common stock

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Holders of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

Subject to the transfer restrictions set forth in the Evercore LP partnership agreement, holders of fully vested partnership units in Evercore LP (other than Evercore Partners Inc.) may exchange these partnership units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

Class B common stock

Shares of our Class B common stock entitle the holder (other than Evercore Partners Inc.), without regard to the number of Class B common stock held, to a number of votes that is equal to the product of

•

the quotient of (x) the number of Class A partnership units in Evercore LP held by such holder divided by (y) the total number of Class A partnership units in Evercore LP outstanding (excluding Class A partnership units in Evercore LP held by Evercore Partners Inc.) multiplied by

•	the total number of partnership units in Evercore LP outstanding (excluding partnership units in Evercore LP held by Evercore Partners Inc.);

provided, however, that, from and after the time that Messrs. Altman, Beutner and Aspe, and certain trusts benefiting their families, collectively, cease to beneficially own, in the aggregate, at least 90% of the Class A partnership units in Evercore LP held by them on August 10, 2006 (the date of the IPO), each holder of Class B Common Stock shall be entitled, without regard to the number of shares of Class B Common Stock held by such holder, to one vote for each partnership unit in Evercore LP held by such holder. Class A partnership units in Evercore LP are partnership units held by Messrs. Altman, Beutner and Aspe, and certain trusts benefiting their families, on August 10, 2006. As a result of this formula, the limited partners of Evercore LP collectively have a number of votes in Evercore Partners Inc. that is equal to the aggregate number of vested and unvested partnership units that they hold.

However, the formula operates in such a way that, until such time as Messrs. Altman, Beutner and Aspe and certain trusts benefiting their families collectively cease to beneficially own, in the aggregate, at least 90% of the Evercore LP partnership units they held on August 10, 2006, these three individuals will have all of the voting power of the Class B common stock, and the other limited partners of Evercore LP will have no voting power. A reduction in the collective beneficial ownership of Evercore LP partnership units by Messrs. Altman, Beutner and Aspe and their family trusts could occur if these persons were to dispose of their Evercore LP partnership units for any reason, subject to the provisions of the Evercore LP partnership agreement and applicable securities laws.

As a result of the successful completion of the offering of the shares offered by this prospectus, Messrs. Altman, Beutner and Aspe and certain trusts benefiting their families collectively will beneficially own less than 90% of the Evercore LP partnership units they held on August 10, 2006. Accordingly, following the completion of this offering, each of the limited partners of Evercore LP will have a number of votes in Evercore Partners Inc. that is equal to the number of vested and unvested partnership units held by such holder.

Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of Evercore Partners Inc.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your Class A common stock over the market price of the Class A common stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as the Class A common stock remains listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law

We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our board of directors and authorized by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is The Bank of New York.

Listing

Our Class A common stock is listed on the New York Stock Exchange under the symbol “EVR”.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Class A common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our Class A common stock.

Upon completion of this offering we will have a total of 10,560,482 shares of our Class A common stock outstanding, or 11,130,644 shares assuming the underwriters exercise in full their option to purchase additional shares of Class A common stock. 1,817,058 of these were issued in connection with the Protego Combination and the Braveheart Acquisition and are “restricted securities”, as defined in Rule 144. All of the remaining shares sold in the IPO and this offering will be freely tradable without restriction or further registration under the Securities Act by persons other than our “affiliates”. Under the Securities Act, an “affiliate” of a company is a person that directly or indirectly controls, is controlled by or is under common control with that company.

In addition, upon consummation of this offering, our Senior Managing Directors will beneficially own 20,767,289 partnership units in Evercore LP, or 20,197,127 partnership units assuming the underwriters exercise in full their option to purchase additional shares of Class A common stock. Pursuant to the terms of our amended and restated certificate of incorporation, our Senior Managing Directors could from time to time exchange their partnership units in Evercore LP for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. These shares of Class A common stock would be “restricted securities”, as defined in Rule 144. However, we have entered into a registration rights agreement with our Senior Managing Directors that would require us to register under the Securities Act these shares of Class A common stock. See “—Registration Rights” and “Related Party Transactions—Registration Rights Agreement”.

In addition, we have granted to certain of our employees and directors 2,795,295 restricted stock units pursuant to the Evercore Partners Inc. 2006 Stock Incentive Plan. Of these restricted stock units, 1,306,941 will be fully vested following the completion of this offering. We have filed with the SEC a registration statement on Form S-8 under the Securities Act, which registration statement automatically became effective upon filing, to register the offering of up to 20,000,000 shares of our Class A common stock issued or reserved for issuance under the Evercore Partners Inc. 2006 Stock Incentive Plan. Accordingly, shares registered under such registration statement are available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described below.

Registration Rights

Pursuant to a registration rights agreement we have entered into with our Senior Managing Directors, we have granted them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Class A common stock (and other securities convertible into or exchangeable or exercisable for shares of our Class A common stock) held or acquired by them. Such securities registered under any registration statement will be available for sale in the open market unless restrictions apply. See “Related Party Transactions—Registration Rights Agreement”.

Lock-Up Arrangements

We and all of our directors, officers and Senior Managing Directors have agreed that, without the prior written consent of Goldman, Sachs & Co. and Lehman Brothers Inc. on behalf of the underwriters, we and they will not, subject to some exceptions, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our Class A common stock (including, without limitation, shares of our Class A common stock that may be deemed to be beneficially owned in accordance with the rules and regulations of the SEC and shares of our Class A common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for shares of our Class A common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our Class A common stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of our Class A common stock or securities convertible, exercisable or exchangeable into shares of our Class A common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 90 days after the date of this prospectus.

The 90-day restricted period described in the preceding paragraph will be extended if:

•	during the last 8 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 8-day period beginning on the last day of the 90-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 9-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of the material event.

Rule 144

In general, under Rule 144, a person (or persons whose shares are aggregated), including any person who may be deemed our affiliate, is entitled to sell within any three month period, a number of restricted securities that does not exceed the greater of 1% of the then outstanding common stock and the average weekly trading volume during the four calendar weeks preceding each such sale, provided that at least one year has elapsed since such shares were acquired from us or any affiliate of ours and certain manner of sale, notice requirements and requirements as to availability of current public information about us are satisfied. Any person who is deemed to be our affiliate must comply with the provisions of Rule 144 (other than the one year holding period requirement) in order to sell shares of Class A common stock which are not restricted securities (such as shares acquired by affiliates either in this offering or through purchases in the open market following the completion of this offering). In addition, under Rule 144(k), a person who is not our affiliate, and who has not been our affiliate at any time during the 90 days preceding any sale, is entitled to sell such shares without regard to the foregoing limitations, provided that at least two years have elapsed since the shares were acquired from us or any affiliate of ours.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO

NON-U.S. HOLDERS OF CLASS A COMMON STOCK

The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our Class A common stock as of the date hereof. Except where noted, this summary deals only with Class A common stock that is held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation”, “passive foreign investment company”, a partnership or other pass-through entity for United States Federal Income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisors.

If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the Class A common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our Class A common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the

Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our Class A common stock who wishes to claim the benefit of an income tax treaty or claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States will be required to (a) complete Internal Revenue Service Form W-8BEN (or other applicable form), for treaty benefits, or W-8ECI (or other applicable form), for effectively connected income, respectively, or (b) if our Class A common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our Class A common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Class A Common Stock

Any gain realized on the disposition of our Class A common stock generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale at regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Class A common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

UNDERWRITING

Goldman, Sachs & Co. and Lehman Brothers Inc. are acting as representatives of the underwriters and joint book-running managers of this offering. Under the terms of an underwriting agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part, each of the underwriters named below has severally agreed to purchase from us and the selling stockholders the respective number of shares of our Class A common stock shown opposite its name below:

Underwriter	Number of Shares
Goldman, Sachs & Co.
Lehman Brothers Inc.
J.P. Morgan Securities Inc.
Credit Suisse Securities (USA) LLC
E*TRADE Securities LLC

Total	4,200,000

The underwriting agreement provides that the underwriters’ obligation to purchase shares of our Class A common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the obligation to purchase all of the shares of our Class A common stock offered hereby, if any of the shares are purchased;

•	the representations and warranties made by us and the selling stockholders to the underwriters are true;

•	there is no material adverse change in the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we and the selling stockholders will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 630,000 additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay for the shares.

The representatives of the underwriters have advised us that the underwriters propose to offer shares of our Class A common stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $                 per share.

Paid by Evercore

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

Paid by Selling Stockholders

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We estimate that the expenses of this offering that are payable by us, excluding underwriting discounts and commissions, will be approximately $1.5 million.

Option to Purchase Additional Shares

The selling stockholders have granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase, from time to time, in whole or in part, up to an aggregate of 630,000 shares of Class A common stock at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 4,200,000 shares of Class A common stock in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in this offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

We, all of our directors, officers and Senior Managing Directors, including the selling stockholders, have agreed that, without the prior written consent of Goldman, Sachs & Co. and Lehman Brothers Inc. on behalf of the underwriters, we and they will not, subject to some exceptions, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our Class A common stock (including, without limitation, shares of our Class A common stock that may be deemed to be beneficially owned in accordance with the rules and regulations of the SEC and shares of our Class A common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for shares of our Class A common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our Class A common stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of our Class A common stock or securities convertible, exercisable or exchangeable into shares of our Class A common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 90 days after the date of this prospectus.

The 90-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of the material event.

Indemnification

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our Class A common stock, in accordance with Regulation M under the Securities Exchange Act of 1934:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in this offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

•	Syndicate covering transactions involve purchases of our Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Class A common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids, as well as purchases by the underwriters for their own accounts, may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of the Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Listing on New York Stock Exchange

Our Class A common stock is listed on the New York Stock Exchange under the symbol “EVR”.

Stamp Taxes

If you purchase shares of our Class A common stock offered by this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to this offering price listed on the cover page of this prospectus.

Relationships

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they have received or will receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with or perform services for us in the ordinary course of their business. Affiliates of Goldman, Sachs & Co., Lehman Brothers Inc. and J.P. Morgan Securities Inc. were the lenders under our credit agreement, which we repaid with a portion of the proceeds from our IPO. In addition, we have received advisory fees from affiliates of Credit Suisse Securities (USA) LLC and E*TRADE Securities LLC for our advice in connection certain transactions.

Because some of the shares of Class A common stock are being offered by Evercore Partners Inc., a parent of a member of the NASD, this offering is being made in compliance with the applicable requirements of Rule 2720 of the Conduct Rules of the NASD. This rule provides generally that the public offering price of the Class A common stock may not be higher than that recommended by a “qualified independent underwriter” meeting certain standards. Accordingly, Lehman Brothers Inc. is assuming the responsibilities of acting as the qualified independent underwriter in pricing this offering and has conducted a due diligence investigation and review and has participated in the preparation of the registration statement of which this prospectus forms a part.

Selling Restrictions

United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong

The shares may not be offered or sold by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of the Class A common stock will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. An investment vehicle composed of certain partners of Simpson Thacher & Bartlett LLP, members of their families, related parties and others own an interest representing less than 1% of the capital commitments of investment funds managed by Evercore. Certain legal matters in connection with this offering will be passed upon for the underwriters by Wilmer Cutler Pickering Hale and Dorr LLP, New York, New York.

EXPERTS

The consolidated statement of financial condition of Evercore Partners Inc. and subsidiaries (the “Successor”) as of December 31, 2006, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the period from August 10, 2006 to December 31, 2006, and the combined statement of financial condition of Evercore Holdings (the “Predecessor”) as of December 31, 2005, and the related combined statements of income, changes in members’ equity and cash flows for the period from January 1, 2006 to August 9, 2006, and the years ended December 31, 2005 and 2004, included in this prospectus which is part of this registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report dated April 2, 2007 (April 20, 2007 as to Note 21) appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the formation of the Successor, the adoption of Statement of Financial Accounting Standard (SFAS) No. 123R Share-Based Payment on January 1, 2006, and the Successor becoming subject to U.S. corporate federal income taxes that it accounts for in accordance with SFAS No. 109 Accounting for Income Taxes), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited historical financial statements incorporated by reference from Evercore Partners Inc. Form 8-K dated February 21, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers, S.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Braveheart Financial Services Limited at March 31, 2006, and for the twelve months in the period ended March 31, 2006, incorporated by reference in this prospectus have been audited by Saffery Champness, chartered accountants and registered auditors, as stated in their report appearing herein, and are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our Class A common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and are required to file reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You also are able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. We intend to make available to our stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement and any reports filed by us with the SEC after the date of this prospectus and before the date that the offerings of the shares of common stock by means of this prospectus are terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC:

•	Current Report on Form 8-K, dated February 21, 2007, filed on February 21, 2007 (File No. 001-32975); and

•	Current Report on Form 8-K/A, dated December 19, 2006, filed on March 7, 2007 (File No. 001-32975).

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents from Evercore Partners Inc., 55 East 52nd Street, 43rd Floor, New York, NY 10055. You also may contact us at (212) 857-3100 or visit our website at http://www.evercore.com for copies of those documents. Our website and the information contained on our website are not a part of this prospectus, and you should not rely on any such information in making your decision whether to purchase the shares offered hereby.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The historical results of operations for periods prior to August 10, 2006, the date of the Reorganization, are not comparable to results of operations for subsequent periods. Accordingly, for periods prior to August 10, 2006, Evercore believes that the following unaudited condensed consolidated pro forma statement of income for the twelve months ended December 31, 2006 provides a meaningful basis for comparison of historical periods. The statement of income pro forma adjustments principally give effect to the IPO, the Formation Transaction, the Protego and Braveheart acquisitions as well as this offering as if they had been completed as of January 1, 2006 and include:

•

the Formation Transaction which includes the elimination of the financial results of the general partners of ECP I, ECP II and EVP and certain other entities through which certain Senior Managing Directors had invested capital in ECP I, which was not contributed to Evercore LP;

•

the Protego and Braveheart acquisitions which resulted in the inclusion of each of the acquired entity’s financial results, as well as certain purchase accounting adjustments, such as the recording of intangible assets and their periodic amortization;

•

in the case of the unaudited condensed consolidated pro forma statement of income data, the firm has targeted total employee compensation and benefits expense (excluding for these purposes, compensation and benefits expense associated with new business initiatives or any vesting of partnership units or RSUs granted in connection with the Reorganization and the IPO) at a level not to exceed 50% of net revenue (excluding for these purposes, any revenue associated with realized gains and losses on investments, carried interest and reimbursable expenses). As a result of hiring additional Senior Managing Directors the Company expects to exceed the compensation target in 2007 and possibly in future periods;

•

as calculated in accordance with our approach discussed above, Evercore’s pro forma compensation and benefit expenses for the full year 2006 was 51.1% or 50.0% with the exclusion of compensation associated with certain new business initiatives. Additionally, compensation expense was increased to reflect the vesting of certain post-IPO grants of restricted stock and RSUs that occurred as a result of this offering. See footnotes (g) and (l) of the notes to the unaudited condensed consolidated pro forma statement of income for a calculation of our revenues and compensation and benefits;

•

a provision for corporate income taxes at the actual post-IPO effective tax rate of approximately 43% for 2006, which assumes the highest statutory rates apportioned to each state, local and/or foreign tax jurisdiction and reflected net of U.S. federal tax benefit; and

•

the tax effect and minority interest impact associated with the issue and sale by Evercore Partners Inc. of 1,581,778 shares of Class A common stock in this offering, based on an assumed public offering price of $29.30 per share (the last reported price of the Class A common stock on the New York Stock Exchange on May 4, 2007), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us in this offering, and the minority interest impact of exchanging Class A common shares totaling 2,369,540 for 2,369,540 Evercore LP partnership units from certain of our Senior Managing Directors.

The unaudited condensed consolidated pro forma statement of financial condition principally gives effect to this offering as if it had been completed as of December 31, 2006 and includes the following adjustments:

•

the issue and sale by Evercore Partners Inc. of 1,581,778 shares of Class A common stock in this offering and our exchange of 2,369,540 shares of Class A common stock for 2,369,540 Evercore LP partnership units as described above;

•	the tax effects associated with the exchange by us of Evercore LP partnership units as described in “Summary—Tax Receivable Agreement”;

•	the vesting of 4,853,164 Evercore LP partnership units and 1,069,665 RSUs; and post IPO granted equity awards of 90,606 shares of restricted stock and 30,160 RSUs.

•	the tax benefits associated with the vesting of RSUs as described in “Summary—Vesting of Evercore LP Partnership Units and Restricted Stock Units as a Result of the Completion of this Offering”.

The pro forma adjustments are based on available information and upon assumptions that management believes are reasonable in order to reflect, on a pro forma basis, the impact of the foregoing transactions on the historical financial information of Evercore. The adjustments are described in the notes to the following unaudited condensed consolidated pro forma statements of income and statement of financial condition.

The unaudited condensed consolidated pro forma financial information is included for informational purposes only and should not be relied upon as being indicative of Evercore’s results of operations or financial condition had the foregoing transactions been completed on the dates assumed. The unaudited condensed consolidated pro forma financial information also does not project the results of operations or financial position for any future period or date.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF INCOME

TWELVE MONTHS ENDED DECEMBER 31, 2006

(in thousands, except per share data)

	January 1, 2006 through August 9, 2006 Predecessor	August 10, 2006 through December 31, 2006 Successor	Adjustments for Formation		Acquired Company Combination Adjustments(c)		Adjustments for the IPO		Total		Adjustments for Follow-on Offering		Evercore Partners Inc. Pro Forma
Advisory Revenue	$96,122	$87,659	$—		$10,045		$—		$193,826		—		$193,826
Investment Management Revenue	16,860	6,400	(5,005	)(a)	1,810		—		20,065		—		20,065
Interest Income and Other Revenue	643	8,813	—		6,112		—		15,568		—		15,568

Total Revenues	113,625	102,872	(5,005)		17,967		—		229,459		—		229,459

Interest Expense	—	6,783	—		6,287		—		13,070		—		13,070

Net Revenues	113,625	96,089	(5,005)		11,680		—		216,389		—		216,389

Employee Compensation and Benefits	20,598	52,316	—		8,885		25,273	(g)	107,072		4,051	(l)	111,123
Professional Fees	13,527	6,739	—		1,981		(4,300	)(h)	17,947		—		17,947
Other Operating Expense	11,175	8,573	—		2,729		—		22,477		—		22,477
Amortization of Intangibles	—	2,654	—		14,631	(d)	—		17,285		—		17,285

Total Expenses	45,300	70,282	—		28,226		20,973		164,781		4,051		168,832

Income Before Income Taxes and Minority Interest	68,325	25,807	(5,005)		(16,546)		(20,973)		51,608		(4,051)		47,557
Provision for Income Taxes	2,368	6,030	(131	)(b)	(166	)(e)	637	(i)	8,738		942	(i)	9,680

Income Before Minority Interest	65,957	19,777	(4,874)		(16,380)		(21,610)		42,870		(4,993)		37,877
Minority Interest	6	15,991	—		(258	)(f)	17,746	(j)	33,485		(6,153	)(j)	27,332

Net Income	$65,951	$3,786	$(4,874)		$(16,122)		$(39,356)		$9,385		$1,160		$10,545

Weighted Average Shares of Class A Common Stock Outstanding
Basic									6,567	(k)			10,286	(k)
Diluted									6,567	(k)			10,286	(k)
Net Income Available to Holders of Shares of Class A Common Stock Per Share
Basic									$1.43	(k)			$1.03	(k)
Diluted									$1.43	(k)			$1.03	(k)
Additional Data*
Weighted Average Shares of Class A Common Stock Outstanding
Basic									6,567	(k)			11,867	(k)
Diluted									6,567	(k)			11,867	(k)
Net Income Available to Holders of Shares of Class A Common Stock Per Share:
Basic									$1.43	(k)			$0.89	(k)
Diluted									$1.43	(k)			$0.89	(k)

*	Net income per share calculated giving effect to shares issued resulting in proceeds that will be used for general corporate purposes in our operating subsidiary, Evercore LP.

See Notes to Unaudited Condensed Consolidated Pro Forma Statement of Income

Notes to Unaudited Condensed Consolidated Pro Forma Statement of Income (dollars in thousands):

(a)	Adjustment reflects the elimination of the historical results of operations for the general partners of ECP I, ECP II and EVP and certain other entities through which Messrs. Altman and Beutner have invested capital in ECP I, specifically, Evercore Founders LLC and Evercore Founders Cayman Limited, which were not contributed to Evercore LP. For the year ended December 31, 2006, this adjustment reflects $5,005 of net gains associated with carried interest.
(b)	Adjustment reflects the tax impact on Evercore LP’s New York City unincorporated business tax (“UBT”), associated with adjustments for the Formation Transaction, including the New York City tax impact of converting the Subchapter S corporations to limited liability companies. Since the entities that form Evercore have been limited liability companies, partnerships or Subchapter S entities, Evercore’s income has not been subject to U.S. federal and state income taxes. Taxes related to income earned by limited liability companies and partnerships represent obligations of the individual Senior Managing Directors. Income taxes shown on Evercore Partners Inc.’s historical consolidated statements of income are attributable to the New York City UBT, attributable to Evercore’s operations apportioned to New York City.
(c)	To include the pre-acquisition results, the following balances reflect the historical financial results for Protego for the period from January 1, 2006 through August 10, 2006. Braveheart results are included for the period January 1, 2006 through December 19, 2006.

	January 1, 2006 through December 19, 2006 Braveheart	January 1, 2006 through August 10, 2006 Protego	January 1, 2006 through December 31, 2006 Evercore Adjustment	Total 2006 Combination Adjustments
Advisory Revenue	$2,997	$7,048	$—	$10,045
Investment Management Revenue	—	1,810	—	1,810
Interest Income and Other Revenue	—	6,612	(500)*	6,112

Total Revenues	2,997	15,470	(500)	17,967
Interest Expense	—	6,287	—	6,287

Net Revenues	2,997	9,183	(500)	11,680

Compensation and Benefits	4,382	4,503	—	8,885
Professional Fees	568	2,749	(1,336)*	1,981
Other Operating Expense	717	2,012	—	2,729
Amortization of Intangibles	13,912	719	—	14,631

Total Expenses	19,579	9,983	(1,336)	28,226

Income Before Income Taxes and Minority Interest	(16,582)	(800)	836	(16,546)
Provision for Income Taxes	(796)	274	356	(166)

Income Before Minority Interest	(15,786)	(1,074)	480	(16,380)
Minority Interest	—	(258)	—	(258)

Net Income	$(15,786)	$(816)	$480	$(16,122)

*	Represents elimination of pre-acquisition transactions.
(d)	Reflects the amortization of intangible assets acquired in conjunction with the purchase of Protego with an estimated useful life ranging from 0.5 years to five years and in conjunction with the purchase of Braveheart with an estimated useful life ranging from one to six years. The intangible assets with finite useful lives include the following asset types: client backlog and relationships, broker dealer license and, for Protego only, non-competition and non-solicitation agreements.
(e)	For tax purposes, no tax benefit will be realized related to the intangible assets acquired by Evercore LP in conjunction with the Protego acquisition. However, a tax benefit was realized by Evercore Partners Inc. upon consummation of the IPO and the acquisition of Braveheart. See Note (i).
(f)	Reflects an adjustment to eliminate a minority interest of 19% in PCB that Evercore acquired as part of the Protego acquisition.

(g)	Historically the entities that form Evercore have been limited liability companies, partnerships or Subchapter S entities. Accordingly, payments for services rendered by Evercore’s Senior Managing Directors generally have been accounted for as distributions of members’ capital rather than as compensation expense. Following the IPO, we have included all payments for services rendered by the Senior Managing Directors in compensation and benefits expense. In connection with the IPO, we have targeted total employee compensation and benefits expense (excluding for these purposes, compensation and benefits expense associated with a new business initiatives or any vesting of partnership units or RSUs granted in connection with the Reorganization and the IPO) at a level not to exceed 50% of net revenue (excluding for these purposes, any revenue associated with gains or losses on investments, carried interest or reimbursable expenses). We retain the ability to exceed the target, change the target or change how the target is calculated. Starting in 2007, we will no longer exclude gains or losses on investments from revenues used to calculate our compensation and benefits target. Additionally, since the acquisition of Braveheart represents a new business initiative, we have excluded revenues and compensation expenses associated with our European operations in calculating our compensation and benefits target for 2007. As a result of hiring additional Senior Managing Directors, the Company expects to exceed the compensation target in 2007 and possibly in future periods.

As calculated in accordance with our approach discussed above, Evercore’s pro forma compensation and benefit expenses for the full year were 50.0%, or 51.1% had certain new business initiatives not been excluded from the calculation of the ratio. These new business initiatives involved an additional $0.65 million of expense incurred by Protego for the full year related to its developing asset management business and an additional $1.6 million of expense incurred by Braveheart due to payment of the U.K. National tax for the full year.

For 2006, we recorded $4,349 in compensation expense associated with the initial vesting of RSUs awarded to non partner professionals at the time of the IPO. These expenses have been excluded from the Unaudited Condensed Consolidated Pro Forma Statement of Income for the twelve months ended December 31, 2006 as the charge is a non-recurring charge attributable to the IPO.

Twelve Months Ended December 31, 2006
Post formation Net Revenues(1)	$216,389
Less: Expense Reimbursements	(4,825)
Less: Carried Interest and Realized and Unrealized Gain/Loss on Investments	(1,887)

209,677

Compensation Expense Target—50%	104,838
Braveheart Adjustment	1,584
Protego Adjustment	650

Pro Forma Compensation	107,072

Historical Compensation and Benefits including IPO-issued RSU Expense	(81,799)

Total Pro Forma Compensation and Benefits Expense Adjustment	$25,273

(1)	Post formation Net Revenues have been adjusted for carried interest and realized and unrealized gain/loss on investments for the pre-IPO Period as discussed in Note (a) above.
(h)	Reflects non-recurring expenses associated with IPO and related Reorganization transactions.
(i)

As a limited liability company, partnership or Subchapter S entity, Evercore was generally not subject to income taxes except in foreign and local jurisdictions. For this pro forma financial statement, a provision for corporate income taxes at the actual post-IPO effective tax rate of approximately 43% for 2006, which assumes the highest statutory rates apportioned to each state, local and/or foreign tax jurisdiction and reflected net of U.S. federal tax benefit, were used respectively. There is no current foreign tax increase or benefits assumed with the Protego acquisition as it relates to the effective tax rate. However, Evercore Partners Inc. will realize deferred tax increases or benefits upon the Protego and Braveheart acquisitions as it relates to the tax amortization of intangibles and goodwill over a 15 year straight-line basis. The holders of partnership units in Evercore LP, including Evercore Partners Inc., will incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Evercore LP. In accordance with the partnership agreement pursuant to which Evercore LP is governed, management intends to cause Evercore LP to make pro rata cash distributions to Evercore’s Senior Managing Directors and Evercore Partners Inc. for purposes of funding their tax obligations in respect of the income of Evercore LP that is allocated to them.

The change in the provision for the follow-on offering relates to the change in the minority interest percentage increasing the share of income retained by Evercore Partners Inc.

(j)	Reflects an adjustment, for the IPO Pro Forma, to record the 67.9% minority interest ownership and 60.1% minority interest ownership for the Follow-on Offering Pro Forma of Evercore’s Senior Managing Directors in Evercore LP relating to their vested partnership units. Partnership units of Evercore LP are, subject to certain limitations, exchangeable into shares of Class A common stock of Evercore Partners Inc. on a one-for-one basis. Evercore Partners Inc.’s interest in Evercore LP is within the scope of Emerging Issues Task Force 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights”. Although Evercore Partners Inc. has a minority economic interest in Evercore LP, it will have a majority voting interest and control the management of Evercore LP. Additionally, although the limited partners have an economic majority of Evercore LP, they do not have the right to dissolve the partnership or substantive kick-out rights or participating rights, and therefore lack the ability to control Evercore LP. Accordingly, Evercore consolidates Evercore LP and records minority interest for the economic interest in Evercore LP held directly by the Senior Managing Directors.

(k)	For the purposes of the pro forma net income per share calculation, the weighted average shares outstanding, basic and diluted, are calculated as follows:

	Twelve Months Ended December 31, 2006 Evercore Partners Inc.
	IPO Pro Forma		Follow-on Offering Pro Forma
	Basic	Diluted	Basic	Diluted
Evercore Partners Inc. Shares of Class A Common Stock	45,238	45,238	45,238	45,238
New Shares from Offering	4,542,500	4,542,500	4,542,500	4,542,500
Evercore Partners Inc. RSUs—Vested	207,116	207,116	1,306,941	1,306,941
Shares Issued for Braveheart Acquisition	1,771,820	1,771,820	1,930,820	1,930,820
Shares Issued to Senior Managing Directors—Vested	—	—	90,606	90,606
Evercore LP Partnership Units—Converted to Shares of Class A Common Stock	—	—	2,369,540	2,369,540

Weighted Average Shares of Class A Common Stock Outstanding	6,566,674	6,566,674	10,285,645	10,285,645

13,430,500 and 15,914,125 vested Evercore LP partnership units are not included in the calculation of weighted average shares of Class A common stock outstanding for the IPO Pro Forma and the Follow-on Offering Pro Forma, respectively, as they are antidilutive.

Of the 23,136,829 Evercore LP partnership units that are held by parties other than Evercore Partners Inc. immediately following the IPO, 13,430,500 are fully vested and 9,706,329 are unvested for the IPO Pro Forma. We have heretofore concluded that it is not probable that the conditions relating to the vesting of these unvested partnership units will be achieved or satisfied and, accordingly, these unvested partnership units are not reflected as outstanding for purposes of calculating the minority interest for the economic interest in Evercore LP held by the limited partners. However, the completion of this offering will probably result in such conditions being achieved or satisfied and, therefore, will probably result in the vesting of 4,853,164, or 50%, of the unvested partnership units. Aside from the impact of converting vested partnership units to shares of Class A common stock, the vesting of these partnership units will increase minority interest and reduce Evercore’s net income and net income per share.

The additional shares issued as consideration for the Braveheart acquisition are assumed outstanding for the full year 2006. Pursuant to the Sale and Purchase Agreement, deferred consideration consisting of 159,000 shares of Class A common stock were issued to the former owners of Braveheart in April 2007.

The partnership units and RSUs issued as part of the Protego acquisition are included in the amounts for Class A common stock and vested RSUs, as appropriate.

Basic and diluted net income per share are calculated as follows:

	Twelve Months Ended December 31, 2006 Evercore Partners Inc.
	IPO Pro Forma	Follow-on Offering Pro Forma
Basic and Diluted Net Income Per Share
Net Income Available to Holders of Shares of Class A Common Stock	$9,385	$10,545
Basic and Diluted Weighted Average Shares of Class A Common Stock Outstanding	6,567	10,286

Basic and Diluted Net Income Per Share of Class A Common Stock	$1.43	$1.03

The 1,581,778 shares issued in this follow-on offering are excluded from the net income per share calculation as the proceeds from the issuance will be used for general corporate purposes in our operating subsidiary, Evercore LP. As shown on the face of the unaudited condensed consolidated pro forma statements of income, including these shares would have resulted in weighted average shares of Class A common stock outstanding of 11,867,423 and basic and diluted net income per share of $0.89.

The vested Evercore LP partnership units that could potentially dilute basic net income per share were not included in the computation of diluted net income per share because to do so would have been antidilutive for the periods presented. The increase in net income available to holders of shares of Class A common stock due to the elimination of the minority interest associated with vested Evercore LP partnership units (offset by the associated tax effect) that is implied in calculating diluted net income per share assuming the exchange of Evercore LP partnership units for shares of Class A common stock is antidilutive notwithstanding the corresponding increase in weighted average shares of Class A common stock outstanding. Antidilution is the result of the vested Evercore LP partnership units bearing a portion of income allocable to vested RSUs. Management does not expect dilution to result from the exchange of Evercore LP partnership units for shares of Class A common stock.

The shares of Class B common stock have no right to receive dividends or a distribution on liquidation or winding up of Evercore Partners Inc. The shares of Class B common stock do not share in the earnings of Evercore Partners Inc. and no earnings are allocable to such class. Accordingly, pro forma basic and diluted net income per share of Class B common stock have not been presented.

(l)	The pro forma adjustments for compensation and benefits exclude non-recurring one-time expenses. These include the expense related to the vesting of RSUs granted to employees at the time of the IPO of $21,830 and the vesting of Evercore LP partnership units resulting in expense of $101,916. The pro forma adjustments include the expense related to the vesting of certain post-IPO grants of restricted stock and RSUs. These amounts are $3,048 and $1,003, respectively, and are considered part of Evercore’s policy of accruing compensation and benefits expenses at 50% of revenue excluding compensation and benefits expenses related to new business initiatives and hiring of new Senior Managing Directors accordingly, have been reflected as additional compensation (see footnote (g)). If this offering is not completed or the Equity Committee does not accelerate vesting, the Company would not incur any of this compensation expense.

EVERCORE PARTNERS INC.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT

OF FINANCIAL CONDITION

(in thousands, except share data)

	As of December 31, 2006
	Actual	Adjustments for this Offering		Pro Forma
ASSETS
Current Assets
Cash and Cash Equivalents	$65,420	$43,000	(b)	$108,420
Trading Securities	4,216	—		4,216
Financial Instruments Owned and Pledged as Collateral at Fair Value	73,847	—		73,847
Securities Purchased Under Agreements to Resell	10,266	—		10,266
Accounts Receivable (net of allowances of $0, $0, $256 and $208 for the years ended December 31, 2003, 2004, 2005 and 2006 respectively)	55,247	—		55,247
Receivable from Members, Employees and Related Parties	1,443	—		1,443
Receivable from Affiliates	1,189	—		1,189
Prepaid Expenses	3,141	—		3,141
Other Current Assets	990	1,651	(c)	2,641

Total Current Assets	215,759	44,651		260,410

Investments	16,009	—		16,009
Deferred Tax Asset	1,774	28,045	(c,d)	29,819
Furniture, Equipment and Leasehold Improvements, Net	4,373	—		4,373
Goodwill	37,966	—		37,966
Intangible Assets	23,080	—		23,080
Other Assets	2,542	—		2,542

TOTAL ASSETS	$301,503	$72,696		$374,199

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accrued Compensation and Benefits	$48,094	—		$48,094
Accounts Payable and Accrued Expenses	8,948	—		8,948
Securities Sold Under Agreement to Repurchase	84,135	—		84,135
Deferred Revenue	404	—		404
Notes Payable—Related Party	3,000	—		3,000
Payable to Members and Employees	338	$1,496	(c)	1,834
Payable to Affiliates	306	—		306
Capital Leases Payable Current	132	—		132
Taxes Payable	6,535	—		6,535
Other Current Liabilities	15	—		15

Total Current Liabilities	151,907	1,496		153,403

Amounts due to Related Parties Pursuant to Tax Receivable Agreement	—	19,555	(c)	19,555
Deferred Tax Liability	107	—		107
Capital Leases Payable—Long-term	94	—		94

TOTAL LIABILITIES	152,108	21,051		173,159

Commitments and Contingencies
Minority Interest	36,918	(4,241	) (e)	32,677
Stockholders’ Equity
Common Stock
Class A Common Stock, par value $0.01 per share, 1,000,000,000 shares authorized; 6,359,558 shares issued and outstanding on an actual basis; 10,560,482(a) shares issued and outstanding on a pro forma basis	64	42	(a,c)	106
Class B Common Stock, par value $0.01 per share, 1,000,000 shares authorized; 51 shares issued and outstanding on an actual basis; 51 shares issued and outstanding on a pro forma basis	—	—		—
Additional Paid-In-Capital	108,564	178,711	(b,c,d,e)	287,275
Retained Earnings (Accumulated Deficit)	3,786	(122,867	)(e)	(119,081)
Accumulated Other Comprehensive Income	63	—		63

TOTAL STOCKHOLDERS’ EQUITY	112,477	55,886		168,363

TOTAL LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY	$301,503	$72,696		$374,199

See Notes to Unaudited Condensed Consolidated Pro Forma Statement of Financial Condition

Notes to Unaudited Condensed Consolidated Pro Forma Statement of Financial Condition (dollars in thousands)

(a)	Includes 159,000 of additional Class A shares issued to Braveheart shareholders on April 4, 2007. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Acquisition of Braveheart”. Includes 90,606 restricted Class A common stock issued to a Senior Managing Director who was hired during 2007 that will vest upon successful completion of this offering.
(b)	Reflects the net proceeds, after deducting estimated underwriting discounts and commissions and offering expenses, from the offering of shares of Class A Common Stock, which will be approximately $43,000. These net proceeds will be retained by the Company and used for expansion and general business purposes.
(c)	Reflects the tax impact associated with acquiring Evercore LP partnership units from certain of our Senior Managing Directors resulting in a deferred tax asset of $24,766, of which $1,651 is current and reflected in Other Current Assets. Pursuant to the Income Tax Receivable Agreement, 85% or $21,051, of this deferred tax asset is allocable to the Senior Managing Directors of Evercore LP, which will result in payments of approximately $1,403 per year over the next 15 years. Of these amounts due, $1,496 is current and reflected in Payable to Members and Employees, is reflected as amounts due to related parties under the Tax Receivable Agreement and 15%, or $3,715, is allocable to Evercore Partners Inc.
(d)	Reflects the deferred tax asset associated with the vesting of the RSUs, resulting in an increase in the deferred tax asset of $4,899 and a corresponding increase in Additional Paid-In-Capital of $4,899.
(e)	Reflects the impact of vesting Evercore LP units of $101,916, $3,048 of restricted stock and RSUs of $22,833 less the tax impact of vesting RSUs of $4,899. The exchange of vested Evercore LP units with our Senior Managing Directors is reflected as a reduction of Minority Interest at net book value of the units of $4,241.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Evercore Partners Inc.:

We have audited the accompanying consolidated statement of financial condition of Evercore Partners Inc. and subsidiaries (the “Successor”) as of December 31, 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the period from August 10, 2006 to December 31, 2006. We have also audited the accompanying combined statement of financial condition of Evercore Holdings (the “Predecessor”) as of December 31, 2005, and the related combined statements of income, changes in members’ equity and cash flows for the period from January 1, 2006 to August 9, 2006, and the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Successors and Predecessors’ (collectively the “Company”) management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Successor’s consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Successor as of December 31, 2006, and the results of its operations and its cash flows for the period August 10, 2006 to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor’s combined financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor as of December 31, 2005, and the results of its operations and its cash flows for the period January 1, 2006 to August 9, 2006, and the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the combined/consolidated financial statements, the Successor was formed on August 10, 2006 pursuant to a contribution and sale agreement. As discussed in Note 2 to the combined/consolidated financial statements, effective January 1, 2006, the Successor adopted Statement of Financial Accounting Standard (SFAS) No. 123(R) Share-Based Payment. As discussed in Note 2 to the combined/consolidated financial statements, commencing August 10, 2006, the Company became subject to U.S. corporate federal income tax that it accounts for in accordance with SFAS No. 109 Accounting for Income Taxes.

/s/ Deloitte & Touche LLP

New York, New York

April 2, 2007

April 20, 2007 (as to Note 21 related to Stock Based Compensation)

EVERCORE PARTNERS INC.

COMBINED/CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except share and per share data)

	Combined December 31, 2005	Consolidated December 31, 2006
	PREDECESSOR	SUCCESSOR
ASSETS
Current Assets
Cash and Cash Equivalents	$37,855	$65,420
Trading Securities	—	4,216
Financial Instruments Owned and Pledged as Collateral at Fair Value	—	73,847
Securities Purchased Under Agreements to Resell	—	10,266
Accounts Receivable (net of allowances of $256 on December 31, 2005 and $208 on December 31, 2006)	12,708	55,247
Receivable from Members, Employees and Related Parties	1,952	1,443
Receivable from Affiliates	1,255	1,189
Debt Issuance Costs	607	—
Prepaid Expenses	604	3,141
Other Current Assets	353	990

Total Current Assets	55,334	215,759
Investments	16,755	16,009
Deferred Tax Asset	205	1,774
Deferred Offering and Acquisition Costs	5,138	—
Furniture, Equipment and Leasehold Improvements, Net	2,263	4,373
Goodwill	—	37,966
Intangible Assets, Net	—	23,080
Other Assets	1,761	2,542

TOTAL ASSETS	$81,456	$301,503

LIABILITIES AND MEMBERS’ AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accrued Compensation and Benefits	$13,165	$48,094
Accounts Payable and Accrued Expenses	11,672	8,948
Securities Sold Under Agreements to Repurchase	—	84,135
Deferred Revenue	935	404
Notes Payable to Related Parties	—	3,000
Payable to Members and Employees	659	338
Payable to Affiliates	440	306
Capital Leases Payable—Current	193	132
Taxes Payable	1,730	6,535
Other Current Liabilities	626	15

Total Current Liabilities	29,420	151,907
Deferred Tax Liability	25	107
Capital Leases Payable—Long-Term	232	94

TOTAL LIABILITIES	29,677	152,108

Commitments and Contingencies
Minority Interest	274	36,918
Members’ and Stockholders’ Equity
Members’ Equity	51,301	—
Common Stock:
Class A, par value $0.01 per share (1,000,000,000 shares authorized, 6,359,558 issued and outstanding)	—	64
Class B, par value $0.01 per share (1,000,000 shares authorized, 51 issued and outstanding)	—	—
Additional Paid-In-Capital	—	108,564
Retained Earnings	—	3,786
Accumulated Other Comprehensive Income	204	63

TOTAL MEMBERS’ AND STOCKHOLDERS’ EQUITY	51,505	112,477

TOTAL LIABILITIES AND MEMBERS’ AND STOCKHOLDERS’ EQUITY	$81,456	$301,503

See Notes to Combined/Consolidated Financial Statements.

EVERCORE PARTNERS INC.

COMBINED/CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Combined For the Twelve Months Ended December 31, 2004	Combined For the Twelve Months Ended December 31, 2005	Combined	Consolidated
			For the Period
			January 1, 2006 through August 9, 2006	August 10, 2006 through December 31, 2006
	PREDECESSOR	PREDECESSOR	PREDECESSOR	SUCCESSOR
REVENUES
Advisory Revenue	$69,205	$110,842	$96,122	$87,659
Investment Management Revenue	16,967	14,584	16,860	6,400
Interest Income and Other Revenue	145	209	643	8,813

TOTAL REVENUES	86,317	125,635	113,625	102,872
Interest Expense	—	—	—	6,783

NET REVENUES	86,317	125,635	113,625	96,089

EXPENSES
Employee Compensation and Benefits	17,084	24,115	20,598	52,316
Occupancy and Equipment Rental	3,090	3,071	2,233	1,971
Professional Fees	8,031	23,892	13,527	6,739
Travel and Related Expenses	3,352	4,478	4,176	3,130
Communications and Information Services	812	898	1,075	815
Financing Costs	—	—	1,706	11
Depreciation and Amortization	667	778	666	3,234
Other Operating Expenses	1,437	1,871	1,319	2,066

TOTAL EXPENSES	34,473	59,103	45,300	70,282

Other Income	76	—	—	—

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	51,920	66,532	68,325	25,807
Provision for Income Taxes	2,114	3,372	2,368	6,030
Minority Interest	29	8	6	15,991

NET INCOME	$49,777	$63,152	$65,951	$3,786

Net Income Available to Holders of Shares of Class A Common Stock	N/A	N/A	N/A	$3,786
Weighted Average Shares of Class A Common Stock Outstanding:
Basic	N/A	N/A	N/A	4,956
Diluted	N/A	N/A	N/A	4,956

Net Income Per Share:
Basic	N/A	N/A	N/A	$0.76

Diluted	N/A	N/A	N/A	$0.76

See Notes to Combined/Consolidated Financial Statements.

EVERCORE PARTNERS INC.

COMBINED/CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ AND STOCKHOLDERS’ EQUITY

TWELVE MONTHS ENDED DECEMBER 31, 2004, 2005 and 2006

(in thousands, except share data)

	Members’ Equity	Common Stock		Additional Paid-In-Capital	Accumulated Other Comprehensive Income	Retained Earnings	Total Members’ and Stockholders’ Equity
		Shares	Dollars
Combined
PREDECESSOR
Balance at January 1, 2004	$26,963	—	$—	$—	$90	$—	$27,053
Net Income	49,777	—	—	—	—	—	49,777
Other Comprehensive Income:
Unrealized Gains on Available-For-Sale Securities (net of tax of $15)	—	—	—	—	157	—	157
Less Reclass for Unrealized Gains included in Net Income (net of tax of $8)	—	—	—	—	(84)	—	(84)

Net Other Comprehensive Income	—	—	—	—	73	—	73

Total Comprehensive Income	49,777	—	—	—	73	—	49,850
Members’ Contributions	900	—	—	—	—	—	900
Members’ Distributions	(26,524)	—	—	—	—	—	(26,524)

Balance at December 31, 2004	51,116	—	—	—	163	—	51,279
Net Income	63,152	—	—	—	—	—	63,152
Other Comprehensive Income:
Unrealized Gains on Available-For-Sale Securities (net of tax of $4)	—	—	—	—	41	—	41

Total Comprehensive Income	63,152	—	—	—	41	—	63,193
Members’ Contributions	2,291	—	—	—	—	—	2,291
Members’ Distributions	(65,258)	—	—	—	—	—	(65,258)

Balance at December 31, 2005	51,301	—	—	—	204	—	51,505
Net Income Allocable to Members	65,951	—	—	—	—	—	65,951
Members’ Contributions	2,644	—	—	—	—	—	2,644
Members’ Distributions	(100,711)	—	—	—	—	—	(100,711)
Members’ Draw	(6,503)	—	—	—	—	—	(6,503)
Private Equity Funds Distributions	(3,872)	—	—	—	—	—	(3,872)
Distribution of Available-For-Sale Securities	—	—	—	—	(204)	—	(204)
Elimination of Non-Contributed Entities	(16,452)	—	—	—	—	—	(16,452)
Capital Issuance Related to Acquisition	27,510	—	—	—	—	—	27,510
Transfer to Minority Interest	(19,868)	—	—	—	—	—	(19,868)

Balance at August 9, 2006	$—	—	$—	$—	$—	$—	$—

Consolidated
SUCCESSOR
Balance at August 10, 2006	$—	—	$—	$—	$—	$—	$—
Net Income Available to Class A Common Shareholders	—	—	—	—	—	3,786	3,786
Proceeds—Issuance of Common Stock, net of $13,995 Issuance Costs	—	4,542,500	45	81,352	—	—	81,397
Issuance of Common Stock Related to Acquisitions	—	1,817,058	19	22,813	—	—	22,832
Issuance of Restricted Stock Units	—	—	—	4,399	—	—	4,399
Other Comprehensive Income	—	—	—	—	63	—	63

Balance at December 31, 2006	$—	6,359,558	$64	$108,564	$63	$3,786	$112,477

See Notes to Combined/Consolidated Financial Statements.

EVERCORE PARTNERS INC.

COMBINED/CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

			Combined	Consolidated
	Combined For the Twelve Months Ended December 31, 2004	Combined For the Twelve Months Ended December 31, 2005	For the Period
			January 1, 2006 through August 9, 2006	August 10, 2006 through December 31, 2006
	PREDECESSOR	PREDECESSOR	PREDECESSOR	SUCCESSOR
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$49,777	$63,152	$65,951	$3,786
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Stock Compensation	—	—	—	4,399
Depreciation and Amortization	667	778	1,273	3,234
Gain (Loss) on Disposal of Equipment	69	—	—	—
Minority Interest	29	8	6	15,991
Bad Debt Expense	50	330	—	—
Realized Gain on Investment	(76)	—	—	—
Net Realized and Unrealized (Gains) and Losses on Investments	(3,122)	998	(4,845)	(1,476)
Net Realized and Unrealized (Gains) and Losses on Trading Securities	—	—	160	(461)
(Increase) Decrease in Operating Assets:
Trading Securities	—	—	(3,158)	(752)
Financial Instruments Owned and Pledged as Collateral at Fair Value	—	—	—	123,685
Securities Purchased Under Agreements to Resell	—	—	—	196,141
Accounts Receivable	(5,525)	(5,495)	3,982	(40,678)
Placement Fees Receivable	2,487	2,487	—	—
Receivable from Members, Employees and Related Parties—Current	(1,128)	250	494	15
Receivable from Affiliates	(1,800)	808	(302)	(883)
Prepaid Expenses	(54)	(306)	(1,270)	(908)
Other Current Assets	—	(335)	308	107
Deferred Tax Asset	(111)	—	—	(1,569)
Deferred Offering and Acquisition Costs	—	(5,138)	(7,089)	(1,140)
Receivable from Members, Employees and Related Parties—Long-term	134	—	—	—
Other Assets	3	(208)	(49)	327
Increase (Decrease) in Operating Liabilities:
Accrued Compensation and Benefits	3,601	4,355	2,488	28,235
Accounts Payable and Accrued Expenses	2,346	7,561	740	(6,428)
Securities Sold Under Agreements to Repurchase	—	—	—	(319,847)
Placement Fees Payable	(2,487)	(2,487)	—	—
Deferred Revenue	253	(478)	1,344	(1,875)
Payable to Members and Employees	237	(247)	(243)	(6,001)
Payable to Affiliates	141	104	832	306
Deferred Tax Liability	61	(68)	—	82
Taxes Payable	863	194	31	5,385
Other Current Liabilities	142	419	(529)	(82)

Net Cash Provided by (Used in) Operating Activities	46,557	66,682	60,124	(407)

EVERCORE PARTNERS INC.

COMBINED/CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(in thousands)

	Combined For the Twelve Months Ended December 31, 2004	Combined For the Twelve Months Ended December 31, 2005	Combined	Consolidated
			For the Period
			January 1, 2006 through August 9, 2006	August 10, 2006 through December 31, 2006
	PREDECESSOR	PREDECESSOR	PREDECESSOR	SUCCESSOR
CASH FLOWS FROM INVESTING ACTIVITIES
Cash Acquired from Acquisitions	—	—	3,972	1,370
Investments Purchased	(545)	(5,793)	(9,202)	(5,476)
Proceeds from Investments Sold	3,056	5,010	3,497	2,536
Purchase of Furniture, Equipment and Leasehold Improvements	(1,048)	(1,024)	(1,272)	(912)
Elimination of Cash for Non-Contributed Entities	—	—	(54)	—
Other Assets	(724)	(679)	—	(547)

Net Cash Provided by (Used in) Investing Activities	739	(2,486)	(3,059)	(3,029)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments for Capital Leases Payable	(107)	(147)	(120)	(85)
Contributions from Members	900	2,291	2,644	—
Net Capital Contributions from Minority Interest Members	81	1	—	—
Net Proceeds from IPO	—	—	—	88,590
Repayment of Short-Term Borrowings	—	—	—	(30,000)
Payment of Notes Payable-Protego	—	—	—	(6,050)
Short-Term Borrowings	—	—	30,000	—
Debt Issuance Costs	—	(607)	—	—
Distributions to Members	(26,524)	(65,258)	(111,086)	—

Net Cash Provided by (Used in) Financing Activities	(25,650)	(63,720)	(78,562)	52,455

EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	—	—	43
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	21,646	476	(21,497)	49,062
CASH AND CASH EQUIVALENTS—Beginning of Period	15,733	37,379	37,855	16,358

CASH AND CASH EQUIVALENTS—End of Period	$37,379	$37,855	$16,358	$65,420

EVERCORE PARTNERS INC.

COMBINED/CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(in thousands)

	Combined For the Twelve Months Ended December 31, 2004	Combined For the Twelve Months Ended December 31, 2005	Combined	Consolidated
			For the Period
			January 1, 2006 through August 9, 2006	August 10, 2006 through December 31, 2006
	PREDECESSOR	PREDECESSOR	PREDECESSOR	SUCCESSOR
SUPPLEMENTAL CASH FLOW DISCLOSURE
Payments for Interest—Company Debt	$145	$99	$917	$212

Payments for Interest—Collateralized Financing Transactions	$—	$—	$—	$6,783

Payments for Income Taxes	$1,284	$3,276	$3,808	$2,293

Fixed Assets Acquired Under Capital Leases	$55	$124	$—	$—

Non-Cash Distribution of Available-For-Sale-Securities	$—	$—	$416	$—

Purchase of Subsidiaries
Non-Interest bearing Evercore LP Notes	$—	$—	$7,000	$—
Interest bearing Evercore Partners Inc. Notes	—	—	—	3,000
Evercore Class A Shares	—	—	—	21,882
Evercore LP Partnership Units	—	—	27,510	—
Acquisition Costs	—	—	3,420	2,529
Cash Paid	—	—	—	392

Total Purchase Price	—	—	37,930	27,803

Accounts Receivable	—	—	(6,582)	(656)
Financial Instruments Owned and Pledged as Collateral at Fair Value	—	—	(198,511)	—
Securities Purchased Under Agreements to Resell	—	—	(207,596)	—
Other Current Assets	—	—	—	(613)
Investments	—	—	(1,670)	—
Fixed Assets	—	—	(990)	(183)
Intangible Assets	—	—	(3,480)	(22,254)
Goodwill	—	—	(30,986)	(6,829)
Other Assets	—	—	(483)	(62)
Securities Sold Under Agreements to Repurchase	—	—	406,150	—
Other Current Liabilities	—	—	2,756	4,556
Dividend Payable	—	—	6,375	—
Minority Interest	—	—	1,059	—

Cash Acquired from Purchase	$—	$—	$3,972	$1,762

Elimination of Non-Contributed Entities
Members’ Equity of Non-Contributed Entities	$—	$—	$16,452	$—
Due To (From) Members and Employees	—	—	1,255	—
Due To (From) Uncombined Affiliates	—	—	(1,257)	—
Investments	—	—	(16,757)	—
Accounts Payable and Accrued Expenses	—	—	88	—
Minority Interest	—	—	273	—

Cash Withdrawal from General Partner Entity	$—	$—	$54	$—

Issuance of Common Stock to repay Note Payable	$—	$—	$—	$950

Non-Cash Deferred IPO Costs	$—	$—	$—	$7,193

Transfer of Members’ Equity to Minority Interest	$—	$—	$19,868	$—

See Notes to Combined/Consolidated Financial Statements.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

Note 1—Organization

Evercore Partners Inc. and subsidiaries (the “Successor Company”) is an investment banking firm, incorporated in Delaware on July 21, 2005 and headquartered in New York, New York. The Successor Company is a holding company and its sole material asset is a controlling equity interest in Evercore LP. The Successor Company is the sole general partner of Evercore LP and, through Evercore LP and its operating entity subsidiaries, the Successor Company has continued to conduct the same business as prior to the Reorganization referred to below by certain combined and consolidated entities under the common ownership of the Evercore Senior Managing Directors (the “Members”) and common control of two of the founding Members (the “Founding Members”).

On August 10, 2006, pursuant to a contribution and sale agreement dated May 12, 2006: 1) the Members contributed to Evercore LP each of the various entities included in the historical combined financial statements of Evercore Holdings (the “Predecessor Company”), with the exception of the general partners of Evercore Capital Partners L.P. and its affiliated entities (collectively “ECP I”), Evercore Capital Partners II L.P. and its affiliated entities (collectively “ECP II”) and Evercore Venture Partners L.P. and its affiliated entities (collectively “EVP”), which are Company sponsored private equity funds, and of Evercore Founders L.L.C. and Evercore Founders Cayman Ltd. (collectively, the “Founders”), which are the entities through which the Founding Members fund their additional commitments to ECP I and acquired an interest in the general partner of ECP II, which will permit Evercore LP to receive 8% to 9% (depending on the particular fund investment) of any carried interest from that fund following the contribution (the “Formation Transaction”) and 2) Evercore LP acquired Protego Asesores S. de R.L. (“Protego”) and its subsidiaries and Protego SI, S.C. (“Protego SI”) from its directors and other stockholders. On August 16, 2006, the Company completed the initial public offering (“IPO”) of its Class A common stock. The Formation Transaction and IPO are collectively referred to as the “Reorganization”. On December 19, 2006, the Company acquired all of the outstanding shares of Braveheart Financial Services Limited (“Braveheart”) pursuant to a purchase and sale agreement dated July 31, 2006. Subsequently Braveheart was renamed Evercore Partners Limited (“Evercore Europe”). Where reference is made to the periods prior and subsequent to the IPO, the term “the Company” refers to the Predecessor Company and Successor Company, respectively.

The Successor Company’s combined/consolidated financial statements include the accounts of the Company’s subsidiaries. The sole direct subsidiary of the Company is Evercore LP. The subsidiaries of Evercore LP are as follows:

•

Evercore Group Holdings L.P. (“EGH”), which indirectly, through its wholly-owned subsidiary, Evercore Partners Services East L.L.C. (“East”), a Delaware limited liability company, owns all of the interests in each of the following entities:

•

Evercore Group L.L.C. (“EGL”), is a registered broker-dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is registered with the National Association of Securities Dealers, Inc. EGL is a limited service entity, which specializes in rendering selected financial advisory services. EGL was converted to a limited liability company from an S corporation on April 19, 2006;

•	Evercore Advisors L.L.C., a Delaware limited liability company, provides investment advisory services to ECP II;

•	Evercore Venture Advisors L.L.C., a Delaware limited liability company, provides investment advisory services to EVP;

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•

Evercore Advisors I L.L.C., a Delaware limited liability company, provides investment advisory services to ECP I. Evercore Advisors Inc. was converted into Evercore Advisors I L.L.C. on August 10, 2006;

•

Evercore Properties L.L.C., a Delaware limited liability company, is a lease holding entity for the Company’s New York offices. With respect to the Company’s California offices, such leases are held by East. Evercore Properties Inc. was converted into Evercore Properties L.L.C. on August 10, 2006.

•	Evercore Financial Advisors L.L.C., a Delaware limited liability company.

•	Evercore Restructuring L.L.C., a Delaware limited liability company.

•	Evercore Group Holdings L.L.C., a Delaware limited liability company, is the general partner of EGH.

•	Evercore GP Holdings L.L.C. (“GP Holdings”), which is a non-managing member of the general partner of ECP II.

•	Protego SI, a Mexican company whose main activity is the provision of advisory and related services.

•

Protego, which together with Evercore LP, owns all of the interests in each of the following entities that principally provide advisory, investment management and administrative services: Protego Administradores, S. de R.L., Sedna, S. de R.L., Protego PE, S. de R.L., Protego Servicios, S.C., Protego Casa de Bolsa (“PCB”) and Protego CB Servicios, S. de R.L. (“PCBS”). All of these entities are 100% owned by Protego, with the exception of PCB and PCBS. PCB and PCBS were established for Protego’s asset management business and are 70.0% and 70.6%, respectively, owned by the Company. The remaining interest in these entities is held by third party outsiders.

•	Evercore Partners Limited, a U.K. company whose main activity is the provision of advisory and related services.

The Predecessor Company, prior to the Reorganization referred to above, was comprised of certain combined entities under the common ownership of the Members and common control of the Founding Members.

The Combined Financial Statements of the Predecessor Company are comprised of the following entities:

•	EGH and subsidiaries.

•	Evercore Group Holdings L.L.C.

•	Evercore Partners L.L.C., Evercore Offshore Partners Ltd. and Evercore Partners Cayman L.P. are the general partners of various ECP I entities.

•	Evercore Partners II L.L.C. and Evercore Venture Management L.L.C. (“EVM”) are the general partners of ECP II and EVP, respectively.

•	The Founders are the entities through which the Company funds its additional commitments to ECP I.

The Company’s principal activities are divided into two reportable segments:

•	Advisory—includes advice on mergers, acquisitions, divestitures, leveraged buyouts, restructurings and similar corporate finance matters; and

•

Investment management—prior to the IPO, investment management includes the management of outside capital invested in the Company’s sponsored private equity funds: ECP I, ECP II and EVP, the Company’s principal investments in ECP I, ECP II and EVP, and the Company’s investments in, and managed by, Evercore Asset Management L.L.C. (“EAM”). Subsequent to the IPO, investment

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

management includes the management of outside capital invested in the Company’s sponsored private equity funds: ECP I, ECP II, EVP and Discovery Americas I, L.P. (the “Discovery Fund”), the Company’s principal investments in ECP II, GP Holdings, the Discovery Fund and EAM. Where reference is made to the periods prior and subsequent to the IPO, the term “Private Equity Funds” refers to the Company’s principal investments in the respective private equity funds mentioned above. Each of the Private Equity Funds is managed by its own general partners, and outside investors participate in the Private Equity Funds as limited partners. Investment management also includes the management of outside funds by PCB.

Note 2—Significant Accounting Policies

Basis of Presentation—The combined/consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s policy is to consolidate all majority-owned subsidiaries in which it has a controlling financial interest as well as variable interest entities where the Company is deemed to be the primary beneficiary. All intercompany transactions and balances have been eliminated.

The combined/consolidated financial statements of the Company are comprised of the consolidation of Evercore LP, EGH and its general partner, GP Holdings, Evercore LP’s wholly-owned subsidiaries, Protego and Braveheart and, prior to the Reorganization, the combination of its general partners of the Private Equity Funds and Founders, entities that are wholly-owned or controlled by the Company.

The current period financials reflect each financial statement category including the activity as the Company stood prior to the Reorganization through August 9, 2006. For the remainder of the period beginning August 10, 2006, the results of just those entities contributed to Evercore LP under the Reorganization are reflected in the combined/consolidated financial statements.

The Company accounted for the Formation Transaction as an exchange between entities under common control and recorded the net assets and members’ equity of the contributed entities at historical cost.

Subsequent to the IPO, the Company became the sole general partner of Evercore LP. The Company’s interest in Evercore LP is within the scope of the Emerging Issues Task Force Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF 04-5”). Although the Company has a minority economic interest in Evercore LP, it has a majority voting interest and controls the management of Evercore LP. Additionally, although the limited partners have an economic majority of Evercore LP, they do not have the right to dissolve the partnership or substantive kick-out rights or participating rights, and, therefore, lack the ability to control Evercore LP. Accordingly, the Company consolidates Evercore LP and records minority interest for the economic interest in Evercore LP held directly by the Members and Founding Members.

Investments in non-majority-owned companies in which the Company has significant influence are accounted for by the Company using the equity method.

The following accounting policies apply to both the Predecessor Company and Successor Company unless otherwise specified.

Reclassifications—Pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes” (“SFAS 109”), beginning in 2006, the Company began to separately disclose deferred tax assets and tax liabilities on the Combined/Consolidated Statement of Financial Condition.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reclassifications were made to the December 31, 2005 Combined/Consolidated Statement of Financial Condition for comparative purposes.

During the fourth quarter of 2006, the Company began reporting balances related to Restricted Cash as part of Other Assets, whereas in prior periods these balances were reported as Restricted Cash as part of current assets. All prior periods have been reclassified to conform to this presentation.

Minority Interest—Minority interest recorded on the combined financial statements of the Predecessor Company relates to the minority interest of an unrelated third-party in EVM, the general partner of EVP. EVM is owned by the Founding Members, an unrelated third-party, which owns approximately 53%, and Evercore Venture Partners L.L.C., which owns approximately 47%. Evercore Venture Partners L.L.C. is under common ownership of the Company and is the managing member of EVM. As a result, the Company included in its Combined Statements of Income all of the net income of EVM with an appropriate minority interest of approximately 53%. Minority interest recorded on the consolidated financial statements of the Successor Company relates to the minority interest of the Members in Evercore LP and the portion of PCB not owned by the Company.

Use of Estimates—The preparation of the combined/consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the combined/consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates relate to the valuation of portfolio investments in companies owned by the Private Equity Funds (the “Portfolio Companies”), financial instruments owned, the allowance for doubtful accounts for accounts receivables, compensation liabilities, tax liabilities, deferred tax assets and liabilities, goodwill, intangible assets and other matters that affect reported amounts of assets and liabilities. Actual amounts could differ from those estimates and such differences could be material to the combined/consolidated financial statements.

Cash and Cash Equivalents—Cash and cash equivalents consist of short-term highly liquid investments with remaining maturities of three months or less.

Trading Securities—The Company invests in readily marketable equity securities that are managed by EAM. Trading Securities are valued using quoted market prices on applicable exchanges or markets. The realized and unrealized gains and losses on Trading Securities are included in the Combined/Consolidated Statements of Income in Investment Management Revenue.

Restricted Cash—The Company was required to maintain compensating balances of $1,519 at December 31, 2005 and 2006 as collateral for letters of credit issued by a third party in lieu of a cash security deposit, as required by the Company’s lease for certain of its New York office space. Additionally, the Successor Company has $547 of cash being held in escrow related to carried interest received from the Private Equity Funds. These balances are included in Other Assets on the Combined/Consolidated Statements of Financial Condition. These funds are not considered as Cash and Cash Equivalents for purposes of the Combined/Consolidated Statements of Cash Flows.

Financial Instruments Owned and Pledged as Collateral at Fair Value—The Successor Company’s financial instruments owned and pledged as collateral at fair value consist principally of foreign government obligations, which are recorded on a trade date basis and are stated at quoted market values. Related gains and losses are reflected in Interest Income and Other Revenue on the Combined/Consolidated Statements of Income. The Successor Company pledges the financial instruments owned and pledged as collateral at fair value to collateralize certain financing arrangements which permits the counterparty to pledge the securities.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase—The Successor Company has securities purchased under agreements to resell of $10,266 at December 31, 2006, for which it received collateral with a fair value of $10,267 at December 31, 2006. Additionally, the Successor Company has securities sold under agreements to repurchase of $84,135 at December 31, 2006, for which it pledged collateral with a fair value of $84,115 at December 31, 2006. Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions. The agreements provide that the transferor will receive substantially the same securities in return at the maturity of the agreement and the transferor will obtain from the transferee sufficient cash or collateral to purchase such securities during the term of the agreement. These transactions are carried at the amounts at which the related securities will be subsequently resold or repurchased, plus accrued interest payables or receivable. As these transactions are short-term in nature, their carrying amounts are a reasonable estimate of fair value.

Accounts Receivable—Accounts receivable consists primarily of advisory fees and expense reimbursements charged to the Company’s clients. Accounts receivable as of December 31, 2005 and 2006 include unbilled client expense receivables in the amount of $1,451 and $2,630, respectively.

Accounts receivable are reported net of any allowance for doubtful accounts. Management of the Company derives the estimate through specific identification for the allowance for doubtful accounts by utilizing past client transaction history and an assessment of the client’s creditworthiness, and has determined that an allowance for doubtful accounts of $256 as of December 31, 2005 and $208 as of December 31, 2006 was required.

Fair Value of Financial Instruments—The majority of the Company’s assets and liabilities are recorded at fair value or at amounts that approximate fair value. Such assets and liabilities include cash and cash equivalents, investments, securities, financial instruments, receivables and payables, and accruals.

Investments—The Company’s investments, which are accounted for under the equity method of accounting, consist of investments in Private Equity Funds, the Company’s equity investment in EAM managed funds and the Company’s equity interest in EAM.

The Private Equity Funds consist primarily of investments in marketable and non-marketable securities of the Portfolio Companies. The underlying investments held by the Private Equity Funds are valued based on quoted market prices or estimated fair value if there is no public market. The fair value of the Private Equity Funds’ investments in non-marketable securities is ultimately determined by the Company. The Company determines fair value of non-marketable securities by giving consideration to a range of factors, including but not limited to market conditions, operating performance (current and projected) and subsequent financing transactions. Due to the inherent uncertainty in the valuation of these non-marketable securities, estimated values may materially differ from the values that would have been used had a ready market existed for these investments. Investments in publicly traded securities held by the Private Equity Funds are valued using quoted market prices.

The equity investment in funds managed by EAM consists primarily of readily marketable equity securities that are valued using quoted market prices on applicable exchanges or markets.

The Company reflects its pro rata share of realized and unrealized gains and losses from changes in the values associated with the private equity investments and the funds managed by EAM. Such gains and losses are included in the Combined/Consolidated Statements of Income in Investment Management Revenue.

The Company holds a 41.7% interest in EAM that is accounted for under the equity method. The Company records its pro rata share of net income or losses in Investment Management Revenue on the Combined/

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NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidated Statements of Income. Capital contributions made and distributions from EAM are reflected as an increase or decrease in basis, respectively.

The Company annually assesses its Equity Method Investments for Impairment per Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock”.

Business Combinations—The Company accounts for acquisitions using the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations”. The purchase price of the acquisition is allocated to the assets acquired and liabilities assumed using the fair values determined by management as of the acquisition date.

Goodwill and Intangible Assets—SFAS No. 142, “Goodwill and Other Intangible Assets” does not permit the amortization of goodwill and indefinite-lived assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment. Finite life intangible assets are amortized over their estimated useful lives, which are periodically reevaluated and are also reviewed annually for impairment.

Furniture, Equipment and Leasehold Improvements—Fixed assets, including office equipment, hardware and software and leasehold improvements, are stated at cost, net of accumulated depreciation and amortization. Furniture, equipment and computer hardware and software are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years. Leasehold improvements are amortized over the shorter of the term of the lease or the useful life of the asset.

The Company capitalizes certain costs of computer software obtained for internal use and amortizes the amounts over the estimated useful life of the software, generally not exceeding three years. Capitalized internal-use software costs include only external direct costs of materials and services consumed in developing or obtaining the software. Capitalization of these costs ceases no later than the point at which software development projects are substantially complete and ready for their intended purposes.

Upon retirement or disposition of assets, the cost and related accumulated depreciation or amortization is removed from the accounts and the resulting gain or loss, if any, is recognized as a gain or loss on disposition of assets in other operating income or expense. Expenditures for maintenance and repairs are expensed as incurred.

Leases—Leases are accounted for in accordance with SFAS No. 13, “Accounting for Leases”. Leases are classified as either capital or operating as appropriate. For capital leases, the present value of the future minimum lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on the straight-line method over the lesser of the lease term or useful life of the asset. For operating leases the Company reflects lease expense over the term of the lease on a straight-line basis.

Revenue—Total Revenues reflect revenues from advisory and investment management that includes transaction related client reimbursements plus Interest Income and Other Revenue. Net Revenues reflect Total Revenues less interest expense principally related to repurchase and reverse repurchase agreements.

Advisory Revenue—The Company earns advisory revenue through: 1) success fees based on the occurrence of certain events which may include announcements or completion of various types of financial transactions; 2) retainer arrangements and 3) fairness opinions.

The Company recognizes advisory revenue when: 1) there is evidence of an arrangement with a client; 2) agreed upon services have been provided; 3) fees are fixed or determinable and 4) collection is reasonably assured.

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NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fees paid in advance of services rendered are initially recorded as deferred revenue and recognized as advisory revenue ratably over the period in which the related service is rendered.

Investment Management Revenue—Our investment management business generates revenues from the management of the Private Equity Funds and traditional asset management products.

Private Equity Revenue—Private equity revenue sources include the following: 1) management fees; 2) Portfolio Company fees; 3) carried interest and 4) gains (or losses) on investments in the Private Equity Funds the Company manages.

Management Fees—Management fees are contractually based and are derived from investment management services provided in originating, recommending and consummating investment opportunities to the Private Equity Funds. Management fees are payable semi-annually in advance on committed capital during the Private Equity Funds’ investment period, and on invested capital, thereafter. Management fees are initially recorded as deferred revenue and revenue is recognized ratably, thereafter, over the period during which services are provided.

The Private Equity Funds partnership agreements provide for a reduction of management fees for certain Portfolio Company fees earned by the Company. Portfolio Company fees are recorded as revenue when earned and are offset, in whole or in part, against future management fees. Such offsets amounted to $742, $2,004, $1,452 and $3,295 for the twelve months ended December 31, 2004 and 2005 and the periods January 1, 2006 to August 9, 2006 and August 10, 2006 to December 31, 2006, respectively.

The ECP II partnership agreement also provides that placement fees paid by its limited partners are offset against future management fees. Such offsets amounted to $2,487, $2,487, $0 and $0 for the twelve months ended December 31, 2004 and 2005 and the periods January 1, 2006 to August 9, 2006 and August 10, 2006 to December 31, 2006, respectively.

Portfolio Company Fees—Portfolio Company fees include monitoring, director and transaction fees associated with services provided to the Portfolio Companies of the Private Equity Funds the Company manages.

Monitoring fees are earned by the Company for services provided to the Portfolio Companies with respect to the development and implementation of strategies for improving operating, marketing and financial performance. Monitoring fee revenue is recognized ratably over the period for which services are provided.

Director fees are earned by the Company for the services provided by Members who serve on the Board of Directors of Portfolio Companies. Director fees are recorded as revenue when payment is received. This policy does not yield results that are materially different compared to recording revenue when services are provided, as required by GAAP.

Transaction fees are earned by the Company for providing advisory services to Portfolio Companies. These fees are earned and recognized on the same basis as advisory revenue.

Gains (Losses) on Investments in the Private Equity Funds—Prior to the IPO, the Company’s investments in the Private Equity Funds consisted of general partnership interest and related commitments in ECP I, ECP II and EVP. Subsequent to the IPO, the Company’s investments in the Private Equity Funds consisted of its equity interest in ECP II and the Discovery Fund. Investments in the Private Equity Funds are accounted for under the Equity Method whereby the Company recognizes its allocable share of the fair value of the Private Equity Funds’ underlying investments as realized and unrealized gains (or losses), which are reflected as revenue in the Combined/Consolidated Statements of Income.

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NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Carried Interest—The Company records incentive fee revenue from the Private Equity Funds when the returns on the Private Equity Funds’ investments exceed certain threshold minimums. These incentive fees, or carried interest are computed in accordance with the underlying Private Equity Funds’ partnership agreements and are based on investment performance over the life of each investment partnership. Prior to the IPO, all of the carried interest earned from ECP I, ECP II and EVP was included in revenues. For the period subsequent to the IPO, the Company recognizes as revenue, through its equity interest in the general partner of ECP II and the Discovery Fund, its pro rata share of any realized and unrealized carried interest.

Future investment underperformance of the Private Equity Funds may require amounts of carried interest previously distributed to the general partners of the funds to be returned. The Members, in their capacity as members of the general partner of ECP I, have severally but not jointly guaranteed their pro rata share of the ECP I general partner’s obligation (which may arise due to investment underperformance) to refund to outside investors in ECP I amounts of carried interest previously distributed to the ECP I general partner. The Members, in their capacity as members of the general partner of ECP II, including the Company for the period after the IPO, have jointly and severally guaranteed their pro rata share of the ECP II general partner’s obligation (which may arise due to investment underperformance) to refund to outside investors in ECP II amounts of carried interest previously distributed to the ECP II general partner, however each Member’s obligation pursuant to such guarantee is capped at 125% of such Member’s pro rata share of such amount.

As required by the ECP I and ECP II partnership agreements, the general partner of each of ECP I and ECP II has established third party escrow accounts and deposited a portion of carried interest in such accounts to satisfy any obligation of such general partner, including the obligation to return all or a portion of carried interest previously distributed to such general partner due to investment underperformance of the related fund. Prior to the IPO, these escrowed amounts were not included in the Company’s accounts, as these funds were the property of members of the general partner. Subsequent to the IPO, the Company became a member of the general partner of ECP II and reflects its pro rata share of ECP II carried interest held in escrow on its balance sheet. The amount escrowed as of December 31, 2006 was $547 and this restricted cash is included in Other Assets on the Consolidated Statement of Financial Condition.

Traditional Asset Management Revenue—PCB’s revenue sources include the following: 1) management fees; 2) performance fees; 3) dealer spreads on client transactions and 4) net interest revenue earned by PCB in collateralized financing transactions.

Management Fees—Management fees are contractually based and are derived from investment management services provided in originating, recommending and consummating investment opportunities to clients of PCB. PCB receives fixed management fees that are recognized ratably over the relevant contract period.

Performance Fees—Performance fees, that are also referred to as incentive fees, are paid to the portfolio managers in an amount that depends on the managers’ performance relative to an associated benchmark. Performance fees are recorded as revenue pursuant to the client agreements.

Dealer Spreads—Dealer spreads are earned when PCB acts as an agent in securities transactions on behalf of its clients. Dealer spreads are recognized as revenue when transactions on behalf of clients are consummated.

Net Interest Revenue—Net interest revenue is derived from investing customer funds in financing transactions by PCB. These transactions are primarily repurchases and resales of Mexican government securities. Revenue and expenses associated with these transactions are recognized over the term of the repurchase or resale transaction.

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NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Client Expense Reimbursement—In the conduct of its financial advisory service engagements and in the pursuit of successful Portfolio Company investments for the Private Equity Funds, the Company receives reimbursement for certain transaction-related expenses incurred by the Company on behalf of its clients. Such reimbursements are classified as either advisory or investment management revenues, as applicable. Transaction-related expenses, which are billable to clients, are recognized as revenue in accordance with EITF 01-14, “Income Statement Characterization of Reimbursement Received for Out of Pocket Expenses Incurred”, and recorded in accounts receivable on the later of: 1) the date of an executed engagement letter or 2) the date the expense is incurred. The Company reported such expense reimbursement as revenue on the Combined/Consolidated Statements of Income in the amount of $2,355, $3,374, $2,463 and $2,260 for the twelve months ended December 31, 2004 and 2005 and the periods January 1, 2006 to August 9, 2006 and August 10, 2006 to December 31, 2006, respectively.

Share-Based Payment—On December 16, 2004, the Financial Accounting Standards Board, (“FASB”), issued SFAS 123(R) “Share-Based Payment” which is a revision of SFAS No. 123, “Accounting for Stock Based Compensation”. SFAS 123(R) supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, (“APB No, 25”) and amends SFAS No. 95, “Statement of Cash Flows” (“SFAS 95”). Prior to the IPO, the Predecessor Company operated as a series of partnerships, limited liability companies and Subchapter S corporations and did not historically issue stock-based compensation awards. The Company adopted SFAS 123(R) on January 1, 2006 and the impact on the Company’s Combined/Consolidated Statement of Financial Condition and Statements of Income subsequent to the IPO is discussed in Note 14—Stock Based Compensation.

Compensation and Benefits—Compensation includes salaries, bonuses (discretionary awards and guaranteed amounts) and severance but historically excluded any compensatory payments made to Members. After the Company’s IPO, compensatory payments made to these individuals are included in compensation expense. Bonuses are accrued over the service period to which they relate. Benefits includes both Member and employee benefit expense.

Foreign Currency Translation—Foreign currency assets and liabilities have been translated at rates of exchange prevailing at the end of the periods presented. Income and expenses transacted in foreign currency have been translated at average monthly exchange rates during the period. Translation gains and losses are included in the foreign currency translation adjustment as a component of Other Comprehensive Income in the Combined/Consolidated Statement of Changes in Members’ and Stockholders’ Equity.

Income Taxes—Prior to August 10, 2006, the Company had not been subject U.S. federal income tax, but had been subject to the New York City unincorporated business tax (“UBT”) and New York City general corporate tax on its U.S. earnings, including certain non-income tax fees in other jurisdictions where the Company had registered offices and conducted business. The Company’s operations were historically organized as a series of partnerships, limited liability companies and Subchapter S corporations. Taxes related to income earned by these entities represent obligations of the individual Members, partners or shareholders and have not historically been reflected in the accompanying combined/consolidated financial statements. Commencing August 10, 2006, the Company became subject to U.S. corporate federal income tax on its allocable share of the results of operations of the Company. The Company accounts for income taxes in accordance with SFAS 109, which requires the recognition of tax benefits or expenses on temporary differences between the financial reporting and tax bases of its assets and liabilities, as disclosed in Note 17—Income Taxes.

Deferred income taxes reflect the net tax effects of temporary differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. Such temporary differences are reflected on the Company’s Combined/Consolidated Statements of Financial Condition as deferred tax assets and liabilities.

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NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net Income Per Share—Subsequent to the IPO, the Company computes net income per share in accordance with SFAS No. 128, “Earnings Per Share”. Basic Net Income per Share is computed by dividing income available to common shareholders by the weighted average of common shares outstanding for the period. Diluted Net Income per Share reflects the assumed conversion of all dilutive securities. See Note 13—Net Income Per Share. Prior to the Reorganization, the Company historically operated as a series of related partnerships, limited liability companies and Subchapter S corporations under the common control of the Founding Members. There was no single capital structure upon which to calculate historical earnings per share information. Accordingly, earnings per share information has not been presented for the Predecessor Company.

Comprehensive Income—Comprehensive income consists of net income and other comprehensive income. Other comprehensive income refers to revenue, expenses, gains and losses that are included in Accumulated Other Comprehensive Income as a separate component of Members’ and Stockholders’ Equity but are excluded from net income. The Company’s other comprehensive income is comprised of unrealized gains on Available-for-Sale Securities and foreign currency translation.

Net Income—As a result of the Company operating as a series of partnerships, limited liability companies and Subchapter S corporations, payment for services rendered by the Members has historically been accounted for as a distribution from Members’ capital rather than as compensation and benefits expense. As a result, the Company’s operating income historically has not reflected payments for services rendered by its Members. These compensatory payments that occur after the Company’s IPO are included in Compensation and Benefits on the Combined/Consolidated Statements of Income.

The Members have historically received periodic distributions of operating proceeds, which are reported in the Statements of Changes in Members’ Equity as distributions. The amount of cash distributions received by the Members was $107,214 for the period January 1, 2006 through August 9, 2006.

Note 3—Recently Issued Accounting Pronouncements

SFAS 154—In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”), which replaces APB Opinion No. 20 and SFAS No. 3, and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, although early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date SFAS 154 was issued. The adoption of SFAS 154 did not have a material effect on the Company’s financial condition, results of operations and cash flows.

SFAS 155—In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140” (“SFAS 155”). SFAS 155 permits an entity to measure at fair value any financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS 155 is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The adoption of SFAS 155 is not expected to have a material impact on the financial condition, results of operations and cash flows of the Company.

SFAS 156—In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140” (“SFAS 156”) which requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable, and for subsequent measurements, permits an entity to choose either the amortization method or the fair value measurement method for each class of separately recognized servicing assets and servicing liabilities. SFAS 156 also requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of

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NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

financial condition and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS 156 is effective in fiscal years beginning after September 15, 2006. The adoption of SFAS 156 is not expected to have a material impact on the financial condition, results of operations and cash flows of the Company.

FSP FIN 46(R)-6—In April 2006, the FASB issued FASB Staff Position No. FIN 46(R)-6, “Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R)” (“FSP FIN 46(R)-6”). FSP FIN 46(R)-6 requires that the determination of the variability to be considered in applying FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46R”), be based on an analysis of the design of the entity. In evaluating whether an interest with a variable interest entity creates or absorbs variability, FSP FIN 46(R)-6 focuses on the role of a contract or arrangement in the design of an entity, regardless of its legal form or accounting classification. The Company adopted the guidance in FSP FIN 46(R)-6 prospectively on October 1, 2006 to all entities that the Company first became involved with and to all entities previously required to be analyzed under FIN 46R when a reconsideration event has occurred under paragraph 7 of FIN 46R. The adoption of FSP FIN 46(R)-6 did not have a material impact on the Company’s financial condition, results of operations and cash flows.

FIN 48—In July 2006, the FASB issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”) which clarifies the criteria that must be met prior to recognition of the financial statement benefit of a position taken in a tax return. FIN 48 provides a benefit recognition model with a two-step approach consisting of a “more-likely-than-not” recognition criteria, and a measurement attribute that measures the position as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. FIN 48 also requires the recognition of liabilities created by differences between tax positions taken in a tax return and amounts recognized in the financial statements. FIN 48 is effective as of the beginning of the first annual period beginning after December 15, 2006. The adoption of FIN 48 is not expected to have a material impact on the financial condition, results of operations and cash flows of the Company.

SFAS 157—In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective in fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of adopting SFAS 157 on the financial condition, results of operations and cash flows of the Company.

SFAS 158—In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS 158”) which requires an employer to recognize the overfunded or underfunded status of a defined benefit post-retirement plan (other than a multi-employer plan) as an asset or liability in its statement of financial condition and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 is effective in fiscal years beginning after December 15, 2008. The adoption of SFAS 158 is not expected to have a material impact on the financial condition, results of operations and cash flows of the Company.

SAB 108—In September 2006, the Securities and Exchange Commission (the “SEC”) released Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 permits the Company to adjust for the cumulative effect of immaterial errors relating to prior years in the carrying amount of assets and liabilities as of the beginning of the current fiscal year, with an offsetting adjustment to the opening balance of retained earnings in the year of adoption. SAB 108 also requires the adjustment of any prior quarterly financial statements within the fiscal year of adoption for the effects of such errors on the quarters when the information is

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

next presented. Such adjustments do not require previously filed reports with the SEC to be amended. The adoption of SAB 108 did not have a material impact on the financial condition, results of operations and cash flows of the Company.

SFAS 159—In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is currently assessing the impact of adopting SFAS 159 on the financial condition, results of operations and cash flows of the Company.

Note 4—Business Changes and Developments

Business Combination with Protego—The Company combined its business with that of Protego and its subsidiaries and Protego SI, an investment banking boutique in Mexico that provides advisory and investment management services to a wide array of clients in Latin America.

The combination with Protego happened prior to but in conjunction with the Formation Transaction and the closing of the IPO on August 16, 2006. Pursuant to the executed contribution and sales agreement, which is referred to collectively as the “Protego Combination”:

•

Evercore LP acquired all of Protego and its subsidiaries (including a 70% interest in PCB, Protego’s asset management subsidiary) and Protego SI in exchange for $7,000 aggregate principal amount of non-interest bearing notes; and

•

The Protego Directors became Senior Managing Directors of the Predecessor Company and subscribed, collectively with certain companies they control, certain trusts benefiting their families and a trust benefiting certain Directors and employees of Protego, for 1,760,187 vested and 351,362 unvested partnership units of Evercore LP.

Of the $7,000 in notes issued in consideration for the Protego Combination, $6,050 was paid in cash and $950 was issued in shares of Class A common stock valued at the IPO price of $21.00 per share. The Company issued 45,238 shares of Class A common stock upon the repayment of such notes. In addition, Protego distributed to its Directors cash and interests in certain accounts receivables, so as to distribute to its Directors all earnings for the period from January 1, 2005 through the closing date of August 9, 2006.

The Company accounted for the vested partnership units of Evercore LP issued in the Protego Combination as a component of the estimated purchase price pursuant to SFAS No. 141, “Business Combinations” (“SFAS 141”). The estimated value of the vested Evercore LP partnership units was determined by management.

The Company accounted for the unvested partnership units issued in the Protego Combination as future compensation expense and not as part of the purchase consideration. In accordance with SFAS 123(R), the unvested partnership units of Evercore LP will be charged to expense at the time a vesting event occurs or, if earlier, at the time a vesting event becomes probable. The expense will be based on the grant date fair value of the partnership units of Evercore LP, which will be the IPO price of the Class A common stock into which these partnership units are exchangeable.

The results of operations for Protego subsequent to the combination are reflected in the December 31, 2006 combined/consolidated financial statements of Evercore Partners Inc.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Acquisition of Braveheart—On July 31, 2006, the Company entered into a sale and purchase agreement to acquire Braveheart. On December 19, 2006, the Company completed this acquisition pursuant to this agreement. Braveheart was organized to provide corporate finance and private equity advisory services, subject to its receipt of applicable regulatory approvals. In exchange for 100% of the outstanding share capital of Braveheart, the Company paid initial consideration, deferred consideration and earn-out consideration, with a total value of $27,803. The initial consideration was comprised of 1,771,820 shares of Evercore Partners Inc. Class A common stock. The deferred consideration, payable at the Company’s sole discretion, is comprised of 590,607 additional shares of Class A common stock. If any portion of the payment of the deferred consideration becomes probable and the amount can be estimated, the Company will record deferred consideration payable in accordance with SFAS 141. The Braveheart shareholders also received earn-out consideration based on gross revenues generated by Braveheart. The amount of earn-out consideration was earned at the point of acquisition and accordingly, the Company issued to the Braveheart shareholders, collectively, $3,000 of loan notes due 2010, which bear interest at LIBOR plus 100 basis points and which are redeemable by the holder at any time after October 31, 2007. Additionally, the Company paid $392 in cash as part of the acquisition. As stated in Note 5—Related Parties, pursuant to a co-operation agreement, EGL paid Braveheart a retainer fee in the amount of $933 and the Company earned from Braveheart a retainer fee of $500.

If the Protego Combination and Braveheart acquisition were effective as of January 1, 2005 or January 1, 2006, respectively, the operating results of the Company, on a pro forma basis, would have been:

	Twelve Months Ended December 31, 2005	Twelve Months Ended December 31, 2006
	(unaudited)
Net Revenues	$146,294	$216,389
Net Income	5,293	9,385
Net Income Per Share	1.10	1.43

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NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pursuant to the executed contribution and sales agreement, the purchase price of the combination had been allocated to the assets acquired and liabilities assumed using the fair values as determined by management as of the acquisition date. The computation of the purchase price to net assets of Protego and Braveheart–based on their respective fair values as of August 9, 2006 and December 19, 2006, respectively–and resulting goodwill are presented below.

	Protego August 9, 2006	Braveheart December 19, 2006	Total
Purchase Price
Non-Interest-Bearing Evercore LP Notes	$7,000	$—
Interest-Bearing Evercore Partners Inc. Notes	—	3,000
Evercore LP Partnership Units	27,510	—
Evercore Class A Common Stock	—	21,882
Acquisition Costs	3,571	2,529
Cash Paid	—	392

Total Purchase Price	38,081	27,803
Fair Value of Assets Acquired and Liabilities Assumed
Cash	3,972	1,762
Accounts Receivable	6,582	656
Financial Instruments Owned and Pledged as Collateral at Fair Value	198,511	—
Securities Purchased Under Agreements to Resell	207,596	—
Investments	1,670	—
Fixed Assets	990	183
Intangible Assets	3,480	22,254
Other Assets	483	675
Securities Sold Under Agreements to Repurchase	(406,150)	—
Dividend Payable	(6,375)	—
Other Current Liabilities	(2,756)	(4,556)
Minority Interest	(1,059)	—

Identifiable Net Assets	6,944	20,974

Goodwill Resulting from the Business Combination	$31,137	$6,829	$37,966

In connection with the Protego and Braveheart acquisitions the Company recorded intangible assets of $25,734. The intangible assets were valued at the date of acquisition at their fair value, as determined by management. The assets will be amortized over their useful lives on a straight line basis, ranging from 0.5 years to 6 years. As of December 31, 2006 intangible assets, net of amortization, associated with these acquisitions were $23,080.

During the fourth quarter of 2006, an additional expense was incurred related to the Protego acquisition which increased the amount of goodwill recognized for the Protego acquisition by $151.

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NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In conjunction with the Protego and Braveheart acquisitions, the intangible assets amounts assigned by asset class are presented below.

	As of December 31, 2006
	Gross Carrying Amount			Accumulated Amortization
	Protego	Braveheart	Total	Protego	Braveheart	Total
Client Backlog	$2,710	$12,840	$15,550	$2,106	$422	$2,528
Client Relationships	80	9,330	9,410	21	50	71
Broker Dealer License	240	—	240	19	—	19
Financial Services Authority License	—	84	84	—	1	1
Non-compete/Non-solicit Agreements	450	—	450	35	—	35

Total	$3,480	$22,254	$25,734	$2,181	$473	$2,654

Expense associated with amortization of intangibles was $0, $0, $0 and $2,654 for the years ended December 31, 2004 and 2005 and for the periods January 1, 2006 to August 9, 2006 and August 10, 2006 through December 31, 2006, respectively.

Based on the intangible assets as of December 31, 2006, annual amortization of intangibles for each of the next five years is as follows:

2007	$14,785
2008	1,716
2009	1,710
2010	1,710
2011	1,656

The amounts of goodwill acquired in the Protego and Braveheart acquisitions and changes to the carrying value of Protego are presented below:

Evercore Partners Inc.
Balance as of January 1, 2006	$—
Goodwill acquired in Protego Combination	30,986
Changes in Carrying Value of Goodwill—Protego	151
Goodwill Acquired in Braveheart Acquisition	6,829

Balance as of December 31, 2006	$37,966

The Company has assessed whether there was any impairment of its goodwill or intangible asset balances at December 31, 2006. No adjustment was deemed necessary.

Note 5—Related Parties

The Company remits payment for expenses on behalf of the Private Equity Funds and is reimbursed accordingly. During the twelve months ended December 31, 2005 and 2006, the Company disbursed $794 and $938, respectively, on behalf of these entities. Included in Receivable from Affiliates on the Statements of Financial Condition as of December 31, 2005 and 2006 are accrued and unpaid management fees, reimbursable expenses relating to the Private Equity Funds, transaction and monitoring fees charged to Portfolio Companies and investment advances made to an affiliate in the amounts of $1,255 and $1,189, respectively. Payables to

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NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Affiliates amounted to $440 and $306 as of December 31, 2005 and 2006, respectively. At December 31, 2005, the payables represented obligations of the general partner pursuant to the respective partnership agreements of the Private Equity Funds and are payable to the Private Equity Funds. At December 31, 2006, the payables primarily represent net fees owed to EAM pursuant to a service level agreement discussed below.

Included in income from related parties are investment management revenues earned from our private equity funds for portfolio company fees, management fees, carried interest and realized and unrealized gains and losses of private equity fund investments. Total investment management revenues amounted to $16,967, $14,584, $16,860 and $6,400 for the years ended December 31, 2004, 2005, and for the periods from January 1, 2006 through August 9, 2006 and August 10, 2006 through December 31, 2006, respectively.

Effective October 28, 2005, EGH acquired (indirectly through a wholly-owned subsidiary) the right to invest in EAM, an entity engaged in the asset management business. The Company’s investment in EAM is accounted for under the equity method. Although EAM is considered a variable interest entity, the Company is not the primary beneficiary, and thus, not required to consolidate EAM. In addition, EAM and East are parties to a service level agreement whereby East provides certain administrative services to EAM. EAM provides certain investment and sales related consulting services that benefit the investment management segment of the Company.

Included in Receivable from Members, Employees and Related Parties on the Combined/Consolidated Statements of Financial Condition are loans to employees and former employees of the Company. These loans are collateralized by employees’ or former employees’ respective investments in the Private Equity Funds, are carried at face value and bear interest at the prime rate. The amount of such loans outstanding as of December 31, 2005 and 2006 were $83 and $0, respectively. Interest on these loans was $12, $4 and $4 for the twelve months ended December 31, 2004, 2005 and 2006, respectively. This interest revenue is included in Interest Income and Other Revenue on the Combined/Consolidated Statements of Income. Advances in the amount of $61 and $410 made to individuals who had accepted employment offers with the Company are also included in Receivable from Members, Employees and Related Parties on the Combined/Consolidated Statements of Financial Condition as of December 31, 2005 and 2006, respectively.

Also included in Receivable from Members, Employees and Related Parties are advances made by the Company on behalf of such individuals in connection with their general partner obligation to the Private Equity Funds. These advances are non-interest bearing and the amounts outstanding as of December 31, 2005 and 2006 were $1,540 and $0, respectively.

Amounts due in connection with personal expenses paid by the Company on behalf of Members, employees and related parties totaled $51 and $66 as of December 31, 2005 and 2006, respectively, and are included in Receivable from Members and Employees and Related Parties. These receivables are non-interest bearing and are repaid to the Company on a periodic basis.

Also included in Receivable from Members, Employees and Related Parties are reimbursable expenses due from portfolio companies of our Private Equity Funds of $213 and $967 at December 31, 2005 and 2006, respectively.

The general partner investment interests of one of the Members and the general partner and Founder interests of one of the Founding Members serve to collateralize their personal loans with a third party financial institution.

Payable to Members and Employees at December 31, 2005 and 2006 is $659 and $338, respectively. For 2005, the amount is related to payables due to Members and employees for Private Equity Funds’ distributions.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The 2006 amount relates to the assignment of certain accounts receivable that Protego has recorded as payable to shareholders of Protego as a part of Protego’s distribution of pre-combination profits.

Pursuant to the acquisition of Braveheart, the Company issued $3,000 of interest-bearing notes to Braveheart’s shareholders. These notes bear interest at LIBOR plus 100 basis points and are due in 2010 but may be called by the holders beginning in October 2007. These notes are reflected in Notes Payable to Related Parties on the Combined/Consolidated Statement of Financial Condition.

As discussed in Note 2, Investment Management Revenue is primarily earned from related parties.

During the year ended December 31, 2005 and for the period of January 1, 2006 through August 9, 2006, the Company paid commissions in the amount of $1,710 and $250, respectively to a former employee and senior advisor, or an affiliate of such, for services provided in connection with obtaining an advisory engagement. This commission is included in Professional Fees on the Combined Statements of Income.

Co-Operation Agreement with Braveheart—On April 19, 2006, EGL entered into a co-operation agreement with Braveheart. The arrangement under the co-operation agreement was intended to generate incremental fee income for each of EGL and Braveheart through mutual business referrals for financial advisory work and the sourcing and execution of private equity fundraising and investment opportunities. Pursuant to the co-operation agreement, Braveheart was to refer matters in North America to EGL and EGL was to refer matters in Europe, the Middle East or Africa to Braveheart. Each of the parties was obligated to pay fees to the other party for services provided under the co-operation agreement. On July 20, 2006, EGL paid Braveheart a retainer fee in the amount of $933. During the fourth quarter of 2006, the Company earned $500 from Braveheart under the agreement. The co-operation agreement was terminated upon completion of the Company’s acquisition of Braveheart.

Note 6—Deferred Offering and Acquisition Costs

The Company completed an IPO of its Class A common stock on August 16, 2006. The Company consummated a number of internal reorganization transactions to transition the Company to a corporate structure form. Costs of $7,318 directly attributable to the Company’s IPO were deferred and charged against the proceeds of the IPO.

The Company also executed a definitive agreement to acquire all the outstanding capital stock of Protego, a foreign investment bank based in Mexico, in exchange for both cash and equity consideration. The transaction was consummated prior to but in conjunction with the IPO referred to above. The direct costs of $3,571 incurred in connection with the acquisition were allocated to the purchase price.

The Company entered into a sale and purchase agreement to acquire Braveheart, an investment banking firm based in the United Kingdom on July 31, 2006. In exchange for all of the outstanding share capital of Braveheart, the Company paid cash and equity consideration. The direct costs of $2,529 incurred in connection with the acquisition were allocated to the purchase price upon the completion of the acquisition on December 19, 2006.

As of December 31, 2005 and 2006, $5,138 and $0, respectively, of costs incurred in connection with the IPO and the acquisitions, described above, were deferred and are shown on the Combined/Consolidated Statements of Financial Condition in Deferred Offering and Acquisition Costs.

Note 7—Trading Securities

During the twelve months ended December 31, 2006, the Company invested $4,000 in securities managed by EAM, of which $140 remains in cash. These investments managed by EAM are reflected as Securities on the

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Combined/Consolidated Statement of Financial Condition and are stated at quoted market value. For the period January 1, 2006 through August 9, 2006, and August 10, 2006 through December 31, 2006, these investments resulted in net unrealized and realized gains/(losses) and dividend income of $(160) and $515, respectively, and are included on the Combined/Consolidated Statements of Income in net investment management revenue.

Note 8—Financial Instruments Owned and Pledged as Collateral at Fair Value

The Successor Company’s financial instruments owned and pledged as collateral, which consist principally of foreign government obligations, are recorded on a trade date basis and are stated at quoted market values. Related gains and losses are reflected in Interest Income and Other Revenue on the Combined/Consolidated Statements of Income. The Successor Company pledges financial instruments owned to collateralize certain financing agreements and permits the counterparty to pledge the securities. At December 31, 2006, the Company had $73,847 included on the Combined/Consolidated Statement of Financial Condition as Financial Instruments Owned and Pledged as Collateral at Fair Value.

Note 9—Investments

The Company’s investments reported in the Combined/Consolidated Statements of Financial Condition consist of investments in Private Equity Funds, the Successor Company’s equity investment in an EAM managed fund and the Successor Company’s equity interest in EAM. These investments are accounted for under the equity method.

Prior to the IPO, investments in the Private Equity Funds primarily include the general partner and Founders’ entities investments in the Private Equity Funds. Subsequent to the IPO, the investments primarily include investments in ECP II and the Discovery Fund. Portfolio holdings of the Private Equity Funds are fair valued as discussed in Note 2—Significant Accounting Policies. Accordingly, the Company will reflect its pro rata share of unrealized gains, losses and carried interest of those fair values. Additionally, the Company will reflect its pro rata share of unrealized gains, losses and carried interest associated with any investment realizations.

As of December 31, 2005, the Company’s investment in ECP I represented 3.8% of the Private Equity Funds’ capital. The Company’s investments in ECP II and EVP were less than 5.0% of the Private Equity Funds’ capital as of December 31, 2005.

Net realized and unrealized gains and losses on Private Equity Fund investments, including carried interest and gains and losses on investments, were $3,122, $(998), $4,943 and $1,887 for the twelve months ended December 31, 2004 and 2005 and the periods January 1, 2006 through August 9, 2006 and August 10, 2006 through December 31, 2006, respectively, and are included on the Combined/Consolidated Statements of Income in Investment Management Revenue.

On January 5, 2006, the Company invested $1,137 in EAM. The Company holds a 41.7% interest in EAM, which is accounted for under the equity method. As of December 31, 2006, EAM had a carrying value of $426. For the periods January 1, 2006 to August 9, 2006 and August 10, 2006 to December 31, 2006, the investment resulted in an unrealized loss of $299 and $412, respectively, which are included on the Combined/Consolidated Statements of Income in Investment Management Revenue.

The Company invested in EAM managed funds. The funds principally hold readily marketable investment securities. The Company’s investment of $6,000 had a market value of $5,998 as of December 31, 2006, with a net unrealized loss of $2 for the period August 10, 2006 through December 31, 2006.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	December 31, 2005	December 31, 2006
Investments, equity method:
ECP I	$3,717	$—
ECP II	11,997	7,274
EVP	625	—
Discovery Fund	—	2,311

Total Private Equity Funds	16,339	9,585
EAM	—	426
Fund Investments	—	5,998

Total Investments, equity method	$16,339	$16,009

See Note 15—Commitments and Contingencies for commitments of future capital contributions to the Private Equity Funds.

At December 31, 2005, Investments reflects Available-for-Sale Securities that include options for the purchase of additional shares of common stock of a former Portfolio Company. The options were received at various dates, in lieu of cash payment for services rendered. The options as of December 31, 2005 were valued at $416. The options were transferred to an uncombined affiliate prior to the Company’s IPO pursuant to the Reorganization. The Company’s investments in available-for-sale-securities are summarized as follows:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2005
Options	$191	$225	$—	$416

Note 10—Furniture, Equipment and Leasehold Improvements, Net

Furniture, equipment and leasehold improvements, net, consisted of the following:

	December 31, 2005	December 31, 2006
Furniture and Office Equipment	$1,867	$2,777
Leasehold Improvements	878	2,354
Computer and Computer-related Equipment	1,093	1,995
Software	406	1,600

Total	4,244	8,726
Less: Accumulated Depreciation and Amortization	(1,981)	(4,353)

Furniture, Equipment and Leasehold Improvements, Net	$2,263	$4,373

Depreciation and amortization expense totaled $667 for the twelve months ended December 31, 2004, $778 for the twelve months ended December 31, 2005, $666 for the period January 1, 2006 through August 9, 2006, and $580 for the period August 10, 2006 through December 31, 2006.

Purchases of furniture, equipment and leasehold improvements totaled $1,148 for the twelve months ended December 31, 2005, $1,272 for the period January 1, 2006 through August 9, 2006, and $912 for the period August 10, 2006 through December 31, 2006.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 11—Employee Benefit Plans

Defined Contribution Retirement Plan—The Company, through a subsidiary, provides certain retirement benefits to employees through a qualified retirement plan. The Evercore Partners Services East L.L.C. Retirement Plan (the “Plan”) is a discretionary profit sharing plan with a salary deferral feature under Section 401(k) of the Internal Revenue Code. The Plan was formed on February 1, 1996 and amended February 1, 1999, February 1, 2000, February 1, 2001, January 1, 2002 and June 1, 2002. The Plan year ends on January 31 of each year. The Company, at its sole discretion, determines the amount, if any, of profit to be contributed to the Plan.

The Plan costs for the twelve months ended December 31, 2004, 2005 and 2006 totaled $501, $603 and $0, respectively. Plan administration expenses incurred related to the Plan totaled $100, $97 and $96 for the twelve months ended December 31, 2004, 2005 and 2006, respectively.

Note 12—Short Term Borrowings

On December 30, 2005, the Company executed a $30,000 credit agreement with a syndicated group of lenders that matured on the earlier of the consummation of the IPO or December 30, 2006 (the “Line of Credit”). The Line of Credit was a 364-day revolving facility that bore interest at a rate of either: 1) LIBOR plus 200 basis points (the “Eurodollar Loan”) or 2) the greater of: a) the Prime Rate or b) Federal Funds Effective Rate plus 100 basis points (the “Base Rate Loan”) for any amount drawn. The Company could elect either the Eurodollar Loan or the Base Rate Loan and either election included a commitment fee of 50 basis points for any unused portion. The Company was required to maintain liquid assets as a percentage of any amounts drawn on the facility based on the following schedule: from March 30, 2006 through June 30, 2006: 30%; from July 1, 2006 through September 30, 2006: 50%; and from October 1, 2006 through the termination date: 75%. The Members also pledged their beneficial interests in the Company as collateral for the Line of Credit. The Company maintained compliance with all covenants under the Line of Credit.

The Line of Credit was used for additional working capital purposes including, but not limited to, funding of the Company’s ongoing investment programs. Costs incurred in 2005 in connection with obtaining this credit facility totaled $607, and such costs are included in Debt Issuance Costs on the Combined/Consolidated Statement of Financial Condition. The Company amortized all of these costs for the twelve months ended December 31, 2006, which is reflected in Financing Costs on the Combined/Consolidated Statement of Income.

On January 12, 2006, the Company drew down $25,000 on the Line of Credit for additional working capital purposes at an interest rate of 6.6%. On June 22, 2006, the Company drew down an additional $5,000 at an effective interest rate of 7.48%. For the period of January 1, 2006 through August 9, 2006 and the period of August 10, 2006 through December 31, 2006, the Company incurred $16 and $0, respectively, for the commitment fee expense, and $1,083 and $11, respectively, for the interest expense.

The Line of Credit was terminated on August 16, 2006 and repaid in full subsequent to the IPO.

PCB maintains a line of credit with BBVA Bancomer to fund its trading activities on an intra-day and overnight basis. The intra-day facility is approximately $20,000, secured with trading securities and interest is charged at the Inter-Bank Balance Interest Rate plus 10 basis points, while the overnight facility is approximately $1,000, unsecured and interest is charged at two times the Inter-Bank Balance Interest Rate. There have been no drawdowns on PCB’s line of credit since August 10, 2006.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 13—Net Income Per Share

The Company’s net income and weighted average shares outstanding for the period August 10, 2006 through December 31, 2006 consists of the following:

For the Period August 10, 2006 through December 31, 2006
Net income	$3,786
Net income available for Class A common stockholders	$3,786

Weighted average shares outstanding:
Basic	4,955,929
Diluted	4,955,929

Net income per share information is not applicable for reporting periods prior to August 10, 2006. The calculations of basic and diluted net income per share amounts for the period August 10, 2006 through December 31, 2006 are described and presented below.

Basic Net Income Per Share

Numerator—utilizes net income available for Class A common stockholders for the period August 10, 2006 through December 31, 2006.

Denominator—utilizes the weighted average shares of Class A common stock, including vested restricted stock units (“RSUs”), for the period August 10, 2006 through December 31, 2006 including 207,116 RSUs that have vested and whose issuance is no longer contingent.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Diluted Net Income Per Share

Numerator—utilizes net income available for Class A common stockholders for the period August 10, 2006 through December 31, 2006 as in the basic net income per share calculation described above.

Denominator—utilizes the weighted average number of shares of Class A common stock, including vested RSUs, for the period August 10, 2006 through December 31, 2006 as in the basic net income per share calculation described above.

	For the Period August 10, 2006 through December 31, 2006
Basic Net Income Per Share of Class A Common Stock
Numerator:
Net income available for Class A common stockholders	$3,786
Denominator:
Weighted average number of shares of Class A common stock outstanding	4,955,929

Basic net income per share of Class A common stock	$0.76

Diluted Net Income Per Share of Class A Common Stock
Numerator:
Net income available for Class A common stockholders	$3,786
Add (deduct)—dilutive effect of:
Amounts applicable to Evercore LP’s share of Evercore Partners Inc. net income	(a	)
Additional corporate tax	(a	)

Diluted net income available for Class A common stockholders	$3,786

Denominator:
Basic weighted average number of shares of Class A common stock outstanding	4,955,929
Add—dilutive effect of:
Shares issuable relating to Evercore LP exchangeable interests	(a	)

Diluted weighted average number of shares of Class A common stock outstanding	4,955,929

Diluted net income per share of Class A common stock	$0.76

(a)	During the period August 10, 2006 through December 31, 2006, the Evercore LP exchangeable interests (which, as of December 31, 2006, represent the right to receive shares of Class A common stock upon exchange) were antidilutive and consequently the effect of their conversion into shares of Class A common stock has been excluded from the calculation of diluted net income per share of Class A common stock. These interests included 13,430,500 vested Evercore LP partnership units. The vested Evercore LP partnership units that could potentially dilute basic net income per share were not included in the computation of diluted net income per share because to do so would have been antidilutive for the periods presented. The increase in net income available to holders of shares of Class A common stock due to the elimination of the minority interest associated with vested Evercore LP partnership units (offset by the associated tax effect) that is implied in calculating diluted net income per share assuming the exchange of Evercore LP partnership units for shares of Class A common stock is antidilutive notwithstanding the corresponding increase in weighted average shares of Class A common stock outstanding. Antidilution is the result of the vested Evercore LP partnership units bearing a portion of income allocable to vested RSUs. Management does not expect dilution to result from the exchange of Evercore LP partnership units for shares of Class A common stock.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The shares of Class B common stock have no right to receive dividends or a distribution on liquidation or winding up of Evercore Partners Inc. The shares of Class B common stock do not share in the earnings of Evercore Partners Inc. and no earnings are allocable to such class. Accordingly, basic and diluted net income per share of Class B common stock have not been presented.

Note 14—Stock Based Compensation

Effective January 1, 2006, the Company adopted SFAS 123R. SFAS 123R requires the measurement and recognition of compensation expense for all stock-based payment awards made to employees and directors including employee stock options and other forms of equity compensation based on estimated fair values.

Pursuant to the Evercore Partners 2006 Stock Incentive Plan, the Company granted 2,286,055 RSUs to the Company’s employees at the time of the IPO. 207,116 of the RSUs are fully vested and, as a result, the Company recorded compensation expense at the time of the IPO equal to the value of these fully vested RSUs. The remaining 2,078,939 of these RSUs will vest only if certain conditions, described below, occur.

Compensation expense was recognized based on the fair value of RSUs as determined at the market value on the date of grant and is being expensed when certain vesting events occur. In addition to the grant of 207,116 vested RSUs granted at the consummation of the IPO, approximately 45% of RSUs granted will vest if and when our Founding Members and the chairman of Protego, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 90% of the aggregate Evercore LP partnership units owned by them on the date the Reorganization was effected. The remaining unvested RSUs will vest upon the earliest to occur of the following events:

•

when the Founding Members and chairman of Protego, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 50% of the aggregate Evercore LP partnership units owned by them at the time of the Reorganization;

•	a change of control of the Company; or

•	the Founding Members and the chairman of Protego are not employed by, or do not serve as directors of, Evercore Partners Inc. or one of its affiliates within a 10-year period following the IPO.

In addition, 100% of the unvested RSUs held by an employee will vest if such employee dies or becomes disabled while in our employ. Our Equity Committee, which is comprised of the Founding Members and the chairman of Protego, may also accelerate vesting of unvested RSUs at any time. Management has concluded that at the current time it is not probable that the conditions relating to the vesting of unvested partnership units or RSUs will be achieved or satisfied. If all the unvested partnership units and RSUs were deemed to vest at some point in the future, the total amount of compensation expense that the Company would record in connection with the vesting would be $203,842 and $43,658, respectively, based upon the grant price of $21.00 per share.

The Company recorded stock compensation expense of approximately $4,349 during the period August 10, 2006 through December 31, 2006 related to the grant of 207,116 vested RSUs granted to employees at the date of the IPO and valued at the IPO price of $21.00 per share. Stock compensation expense is included in Employee Compensation and Benefits in the Combined/Consolidated Statement of Income. The total income tax benefit related to stock-based compensation arrangements recognized in the Company’s Combined/Consolidated Statement of Income for the period August 10, 2006 through December 31, 2006 was $583.

Each non-management director received a one-time award of RSUs with a value of $50 upon their initial appointment to the Board. These RSUs will vest over two years. The Company recorded $50 of stock compensation expense related to these grants in the period August 10, 2006 through December 31, 2006.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

There were no other grants, forfeitures or conversions of stock-based awards during the twelve months ended December 31, 2006.

Note 15—Commitments and Contingencies

Operating Leases—The Company leases office space under non-cancelable lease agreements, which expire on various dates through 2023. The Company reflects lease expense over the lease term on a straight-line basis.

Occupancy lease agreements, in addition to base rentals, generally are subject to escalation provisions based on certain costs incurred by the landlord. Occupancy and Equipment Rental on the Combined/Consolidated Statements of Income for the twelve months ended December 31, 2004 includes $2,315, for the twelve months ended December 31, 2005 includes $2,151, for the period of January 1, 2006 through August 9, 2006 includes $1,747, and for the period of August 10, 2006 through December 31, 2006 includes $1,398 of rental expense relating to operating leases. As of December 31, 2006, the Company maintains, as part of the leases for office space in New York, irrevocable standby letters of credit as security in the amount of $1,446. With respect to such letters of credit, $627 expires in 2007 and $819 expires each December 31, resetting annually through 2012. The Company maintained compensating balances of $1,519 as of December 31, 2004, December 31, 2005 and December 31, 2006. No amounts have been drawn down under the respective letters of credit.

The Company has entered into various operating leases for the use of certain office equipment and furniture. For the years ended December 31, 2004 and 2005 and the periods January 1, 2006 to August 9, 2006 and August 10, 2006 through December 31, 2006, rental expense for office equipment and furniture is included in Occupancy and Equipment Rental on the Combined/Consolidated Statements of Income and totaled $102, $165, $74 and $46, respectively.

The Company has entered into an operating lease for a fractional interest of a private corporate aircraft. For the years ended December 31, 2004 and 2005 and the periods January 1, 2006 to August 9, 2006 and August 10, 2006 through December 31, 2006, rental expense for the fractional lease of the aircraft is included in Travel and Related Expenses on the Combined/Consolidated Statements of Income and totaled $105, $105, $17 and $0, respectively.

The Company has agreed to lease an additional 124,000 square feet of office space at the Company’s principal executive offices at 55 East 52nd Street, New York, New York. The rental payment obligations under the sublease are as follows: $9,578 per year for years one through five of the lease term; $10,200 per year for years six through ten of the lease term; $10,822 per year for years 11 through 15 of the lease term; and $11,444 per year for year 16 through the expiration of the lease term. Evercore intends to sublease a portion of this additional space to a third party. The Company’s current annual lease expense is $3,162. In connection with the execution of the lease, the Company delivered a security deposit in the form of an unsecured letter of credit in the amount of $4,789. If the Company does not meet certain covenants of the unsecured letter of credit agreement, the Company may be required to secure the letter of credit. The Company began to take possession of this additional space on February 1, 2007. The term of the lease expires on April 29, 2023.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2006, the approximate aggregate minimum future payments required on the operating leases are as follows:

2007	$12,964
2008	12,991
2009	12,999
2010	12,850
2011	12,641
Thereafter	122,426

Total	$186,871

Capital Leases—The Company has entered into various capital leases for office equipment. As of December 31, 2006, the leases had an aggregate outstanding balance of $226 with $132 classified as current. Interest expense on capital leases for the twelve months ended December 31, 2004, 2005 and 2006 was $30, $29 and $20, respectively.

The Company’s net investment in these leases, which is included in Furniture, Equipment and Leasehold Improvements, Net, as of December 31, 2005 and 2006, was $393 and $207, respectively.

	December 31, 2005	December 31, 2006
Capitalized Office Equipment Leases	$729	$718
Accumulated Depreciation	(336)	(511)

Net Investment	$393	$207

As of December 31, 2006, the approximate aggregate minimum future payments required on the capital leases are as follows:

2007	$140
2008	95
2009	2
2010	—
2011	—

Total Future Minimum Lease Payments	237
Less Interest Discount	(11)

Total Present Value of Future Minimum Lease Payments	226
Less Current Portion	(132)

Long-term Portion	$94

Other Commitments—At December 31, 2006, the Company has commitments for capital contributions of $1,861 to the Private Equity Funds. These commitments primarily will be funded as required through the end of each Private Equity Funds’ investment period, subject to certain conditions. Such commitments are satisfied in cash and are generally required to be made as investment opportunities are consummated by the Private Equity Funds.

Legal—In the past, the Company or its present personnel have been named as a defendant in civil litigation matters involving present or former clients.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In re High Voltage Engineering Corp. (“High Voltage”) in the U.S. Bankruptcy Court for the District of Massachusetts and Stephen S. Gray, Trustee (“Trustee”) of The High Voltage Engineering Liquidating Trust. v. Evercore Restructuring L.P. Evercore Restructuring L.L.C (collectively, “Evercore Restructuring”) et al., in the United States District Court of Massachusetts.

In 2003, High Voltage engaged Evercore Restructuring to assist in its restructuring efforts. During the engagement, Evercore Restructuring assisted High Voltage in negotiating a restructuring plan and related financing. During the period of engagement, which ended in August 2004, High Voltage filed for Chapter 11 bankruptcy protection and later emerged from bankruptcy with new financing. However, in February 2005, High Voltage again filed for Chapter 11 bankruptcy protection. In July 2006, as part of the second bankruptcy proceeding, High Voltage’s businesses were sold and its creditors were repaid in full out of the proceeds of the sale. In addition, the Trustee conducted an informal investigation into the causes of the second bankruptcy and the knowledge of professionals who assisted High Voltage in its first bankruptcy.

On August 15, 2006, Stephen S. Gray, as trustee of the High Voltage Engineering Liquidating Trust (the “Plaintiff”), filed a motion in the bankruptcy court seeking to undo an order entered in November 2004 approving $2,341 in fees and expenses for Evercore Restructuring’s services, alleging, among other matters, that Evercore Restructuring should have known that the projections prepared by High Voltage in connection with the first bankruptcy proceedings were inaccurate. On September 8, 2006, Evercore Restructuring responded in the bankruptcy court denying the factual allegations and asserting a variety of legal bases to deny the request. The motion was fully briefed and the bankruptcy court heard arguments. In a decision issued January 19, 2007, the bankruptcy court decided in favor of Evercore and denied the Plaintiff’s motion. On January 29, 2007, Plaintiff filed a notice of appeal of the January 19, 2007 decision. On March 28, 2007, Evercore Restructuring moved to dismiss that appeal. No further appellate activity has occurred to date.

In addition, on August 15, 2006, the same Plaintiff filed a complaint against Evercore and Jefferies & Company, Inc. in the United States District Court of Massachusetts. The Plaintiff’s complaint asserts claims against Evercore for gross negligence and breach of fiduciary duty in connection with a 2003 client engagement. Evercore has filed a motion for judgment on the pleadings, briefing on the motion was completed by January 16, 2007, and a hearing on the motion occurred January 23, 2007. No ruling on the motion has been issued at this time. Although it is not possible to predict with a reasonable degree of certainty the likely outcome of this action, Evercore has substantial meritorious defenses to the Plaintiff’s allegations and plans vigorously to contest the allegations.

General.    In addition to the proceedings set forth above, from time to time the Company may be involved in judicial, regulatory and arbitration proceedings concerning matters arising in connection with the conduct of its businesses, and U.S. and non-U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the United States and Mexican Financial Authorities, conduct periodic examinations and initiate administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees. When those circumstances arise, management will make what it believes are adequate provisions in the financial statements for any expected liabilities which may result, although the Company determined that no provisions were required to be accrued at December 31, 2005 or 2006. Nevertheless, such proceedings are subject to inherent uncertainties and unfavorable events could occur. If unfavorable events were to occur, there exists the possibility of a material adverse impact to the Company’s operating results, financial condition or liquidity as of and for the period in which such events occur.

The Company has determined that as of December 31, 2005 and 2006 there was no SFAS 5, “Accounting for Contingencies” accrual.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 16—Regulatory Authorities

EGL is a U.S. registered broker-dealer and is subject to the net capital requirements of Rule 15c3-1 under the Exchange Act. Rule 15c3-1 requires the maintenance of net capital, as defined, which shall be the greater of $5 or 6 2/3% of aggregate indebtedness, as defined. EGL’s regulatory net capital at December 31, 2005 and 2006 was $6,773 and $11,229, respectively, which exceeded the minimum net capital requirement by $6,603 and $10,874, respectively. Certain other non-U.S. subsidiaries are subject to various securities and banking regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. These subsidiaries have consistently operated in excess of their local capital adequacy requirements.

Note 17—Income Taxes

Prior to August 10, 2006, the Company had not been subject to U.S. federal income tax, but had been subject to the New York City UBT and New York City general corporate tax on its U.S. earnings, including certain non-income tax fees in other jurisdictions where the Company had registered offices and conducted business. As a result of the IPO, the operating business entities of the Company were restructured and a portion of the Company’s income will be subject to U.S. federal, state, local and foreign income taxes and taxed at the prevailing corporate tax rates.

Taxes payable as of December 31, 2005 and 2006 in the amount of $1,730 and $6,535, respectively, include a reserve for taxes payable in the amount of $964 and $713, respectively, for any future tax liability related to these periods.

The components of the provision for income taxes reflected on the Combined/Consolidated Statements of Income for the twelve months ended December 31, 2004 and 2005 and the periods January 1, 2006 through August 9, 2006 and August 10, 2006 through December 31, 2006 consist of:

	Combined For the Twelve Months Ended December 31, 2004	Combined For the Twelve Months Ended December 31, 2005	Combined	Consolidated
			For the Period
			January 1, 2006 through August 9, 2006	August 10, 2006 through December 31, 2006
	PREDECESSOR	PREDECESSOR	PREDECESSOR	SUCCESSOR
Current:
Federal	$—	$—	$—	$1,954
Foreign	—	—	—	3,409
State and Local	2,101	3,444	2,351	2,173

Total Current	2,101	3,444	2,351	7,536

Deferred:
Federal	—	—	—	(624)
Foreign	—	—	—	(467)
State and Local	13	(72)	17	(415)

Total Deferred	13	(72)	17	(1,506)

Total	$2,114	$3,372	$2,368	$6,030

For the period August 10, 2006 through December 31, 2006, an effective tax rate of 42.6% was used to compute the tax provision of $6,030 on the portion of the Company’s income subject to corporate level federal, state and local income taxes. For the periods January 1, 2006 through August 9, 2006, taxes related to New York City UBT and general corporation tax expense for Evercore LP totaled $2,368.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s effective tax rate includes a rate benefit attributable to the fact the Company operates as a series of limited liability companies and flow-through entities whereby a portion of the Company’s earnings are not subject to corporate level taxes, thereby reducing the 42.6% to 23.4%.

The effective tax rates for the period January 1, 2006 through August 9 was 3.5% and for the period August 10, 2006 through December 31, 2006 was 23.4%, compared to 5.1% for the calendar year ended 2005, and 4.1% for the corresponding period in 2004. A reconciliation between the statutory federal income tax rate and the Company’s effective tax rate for the twelve months ended December 31, 2004 and 2005 and the periods January 1, 2006 through August 9, 2006 and August 10, 2006 through December 31, 2006 is as follows:

	2004	2005	January 1, 2006 through August 9, 2006	August 10, 2006 through December 31, 2006
Reconciliation of Federal Statutory Tax Rates
U.S. Statutory Tax Rate	35.0%	35.0%	35.0%	35.0%
Increase Due to State and Local Taxes	4.1%	5.1%	3.5%	6.8%
Rate Benefits as a Limited Liability company	(35.0)%	(35.0)%	(35.0)%	(29.8)%
Foreign Taxes	0.0%	0.0%	0.0%	11.4%

Effective Income Tax Rate	4.1%	5.1%	3.5%	23.4%

Deferred income taxes are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the Combined/Consolidated Statements of Financial Condition. These temporary differences result in taxable or deductible amounts in future years. Details of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2005	2006
Deferred Tax Assets:
Depreciation & Amortization	$193	$494
Compensation & Benefits	—	907
Unrealized Loss on Investments	—	177
Deferred Professional Fees	—	75
Other	12	121

Total Deferred Tax Assets	205	1,774

Deferred Tax Liabilities:
Depreciation & Amortization	25	107

Total Deferred Tax Liabilities	25	107

Net Deferred Tax Assets	$180	$1,667

At December 31, 2005 and 2006, the Company recognized deferred tax assets related to differences between the financial reporting basis and the tax basis of the net assets of the Company, which totaled $205 and $1,774, respectively. The increase in gross deferred tax assets of $1,569 was primarily attributable to the tax effect of a $907 increase in compensation deductions for financial reporting purposes associated with RSUs that vested during the year and the $336 amortization of intangible assets associated with the Braveheart and Protego acquisitions. The deferred tax assets were also increased by $119 in unrealized losses from private equity interests and a $58 net operating loss from the Company’s controlled foreign subsidiary.

The $82 increase in deferred tax liabilities was due to the goodwill amortization associated with the Braveheart and Protego acquisitions during the year.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Based on the Company’s historical taxable income and its expected future earnings, management has evaluated the uncertainty associated with booking tax benefits and has determined that the deferred tax assets will be realized as offsets to deferred tax liabilities and future taxable income.

Note 18—Concentrations of Credit Risk

Financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, foreign government obligations and receivables from clients. The Company has placed its cash and cash equivalents in interest-bearing deposits in U.S. banks, U.S. investment banks and U.S. branches of Cayman banks that meet certain rating and capital requirements. The Company’s foreign subsidiaries maintain cash and cash equivalents in interest bearing accounts at large commercial banking institutions domiciled in their respective countries of operation. Concentrations of credit risk are limited due to the quality of the Company’s clients.

Revenues:    For the year ended December 31, 2004, one client accounted for 26.6% of the Company’s combined revenues. For the year ended December 31, 2005, three separate clients each individually accounted for 16.5%, 12.2% and 10.2%, respectively, of the Company’s combined revenues. For the period of January 1, 2006 to August 9, 2006, three separate clients each individually accounted for 15.4%, 8.8% and 5.8%, respectively, of the Company’s consolidated revenues. For the period of August 10, 2006 to December 31, 2006, three separate clients each individually accounted for 21.6%, 21.6% and 6.4% of the Company’s consolidated revenues.

Accounts Receivable:    As of December 31, 2005 one client accounted for 37.4% of the Company’s combined Accounts Receivable balance. As of December 31, 2006, three separate clients each individually accounted for 37.6%, 35.3% and 5.4%, respectively, of the Company’s consolidated Accounts Receivable balance.

Note 19—Segment Operating Results

Business Segments—The Company’s business results are categorized into the following two segments: advisory and investment management. Advisory includes providing advice on mergers, acquisitions, divestitures, leveraged buyouts, restructurings, and similar corporate finance matters. Investment management includes the management of outside capital invested in the Private Equity Funds, the management of outside capital by PCB, the Company’s principal investments in the Private Equity Funds and the Company’s share of the results of EAM and related investments. The accounting policies of the segments are consistent with those described in Note 2—Significant Accounting Policies.

The Company’s segment information for the twelve months ended December 31, 2004, 2005 and 2006 is prepared using the following methodology:

•	Revenue and expenses directly associated with each segment are included in determining operating income.

•	Expenses not directly associated with specific segments are allocated based on the most relevant measures applicable, including headcount and other factors.

•

Segment assets are based on those directly associated with each segment, or for certain assets shared across segments, these assets are allocated based on the most relevant measures applicable, including headcount and other factors.

•	Investment gains and losses, interest income and interest expense are allocated between the segments based on the segment in which the underlying asset or liability is held.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Each segment’s operating expenses include: a) employee compensation and benefits expenses that are incurred directly in support of the segments and b) other operating expenses, which include expenses for premises and occupancy, professional fees, travel and entertainment, communications and information services, equipment and indirect support costs (including compensation and other operating expenses related thereto) for administrative services. Such administrative services include, but are not limited to, accounting, tax, legal, facilities management and senior management activities.

The Company evaluates segment results based on net revenue and operating income.

Corporate-level activity represents operating expenses not specifically attributable to a segment. These expenses primarily include professional fees relating to the preparation of the Company’s historical financial statements that were not directly attributable to the IPO, costs associated with the Line of Credit and costs of operating as a public entity.

The Company believes that the following information provides a reasonable representation of each segment’s contribution to net revenue, operating expenses, operating income and total assets.

		Combined For the Twelve Months Ended December 31, 2004	Combined For the Twelve Months Ended December 31, 2005	Combined	Consolidated
				For the Period
				January 1, 2006 through August 9, 2006	August 10, 2006 through December 31, 2006
		PREDECESSOR	PREDECESSOR	PREDECESSOR	SUCCESSOR
Advisory	Net Revenues(1)	$69,315	$111,012	$96,582	$88,703
	Operating Expenses(2)	24,502	36,605	29,812	58,629

	Segment Operating Income	$44,813	$74,407	$66,770	$30,074

	Identifiable Segment Assets(3)	$45,555	$61,181	$84,926	$182,120

Investment Management	Net Revenues(1)	$17,078	$14,623	$17,043	$7,386
	Operating Expenses(2)	9,971	12,165	10,810	8,930

	Segment Operating Income	$7,107	$2,458	$6,233	$(1,544)

	Identifiable Segment Assets(3)	$26,331	$20,275	$420,703	$119,383

Corporate	Operating Expenses(2)	$—	$10,333	$4,678	$2,723

Total	Net Revenues(1)	$86,393	$125,635	$113,625	$96,089
	Operating Expenses(2)	34,473	59,103	45,300	70,282

	Segment Operating Income	$51,920	$66,532	$68,325	$25,807

	Identifiable Segment Assets(3)	$71,886	$81,456	$505,629	$301,503

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(1)	Net revenues include Interest Income and Other Revenue and Interest Expense as set forth in the table below:

	Combined For the Twelve Months Ended December 31, 2004	Combined For the Twelve Months Ended December 31, 2005	Combined	Consolidated
			For the Period
			January 1, 2006 through August 9, 2006	August 10, 2006 through December 31, 2006
	PREDECESSOR	PREDECESSOR	PREDECESSOR	SUCCESSOR
Segment Interest Income and Other Revenue and Interest Expense
Advisory	$110	$170	$460	$1,044
Investment Management	111	39	183	7,769

Total Interest and Other Revenue	221	209	643	8,813
Less Investment Management Interest Expense	—	—	—	6,783

Net Revenues	$221	$209	$643	$2,030

(2)	Operating expenses include Depreciation and Amortization as set forth in the table below:

	Combined For the Twelve Months Ended December 31, 2004	Combined For the Twelve Months Ended December 31, 2005	Combined	Consolidated
			For the Period
			January 1, 2006 through August 9, 2006	August 10, 2006 through December 31, 2006
	PREDECESSOR	PREDECESSOR	PREDECESSOR	SUCCESSOR
Segment Depreciation and Amortization
Advisory	$504	$615	$550	$3,050
Investment Management	163	163	116	184

Total	$667	$778	$666	$3,234

(3)	Goodwill has been included in the Advisory Segment only since at the date of the acquisitions Braveheart and Protego were principally Advisory businesses.

Geographic Information—The Company manages its business based on the profitability of the enterprise as a whole.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s net revenues were derived from clients and Private Equity Funds located in the following geographical areas:

	Combined For the Twelve Months Ended December 31, 2004	Combined For the Twelve Months Ended December 31, 2005	Combined	Consolidated
			For the Period
			January 1, 2006 through August 9, 2006	August 10, 2006 through December 31, 2006
	PREDECESSOR	PREDECESSOR	PREDECESSOR	SUCCESSOR
Net Revenues:(1)
United States	$80,019	$127,513	$93,234	$63,267
Europe	—	2,900	18,236	22,928
Latin America	1,142	968	—	7,317
Other	5,011	(5,955)	1,512	547

Total	$86,172	$125,426	$112,982	$94,059

(1)	Excludes interest and other income

The Company earned revenue in the following geographic areas:

	Combined For the Twelve Months Ended December 31, 2004	Combined For the Twelve Months Ended December 31, 2005	Combined	Consolidated
			For the Period
			January 1, 2006 through August 9, 2006	August 10, 2006 through December 31, 2006
	PREDECESSOR	PREDECESSOR	PREDECESSOR	SUCCESSOR
Net Revenues:(1)
United States	$86,172	$125,426	$112,982	$65,943
Europe	—	—	—	20,799
Latin America	—	—	—	7,317

Total	$86,172	$125,426	$112,982	$94,059

(1)	Excludes interest and other income

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 20—Evercore Partners Inc. (Parent Company Only) Financial Statements

EVERCORE PARTNERS INC.

(parent company only)

CONDENSED STATEMENT OF FINANCIAL CONDITION

(in thousands)

December 31, 2006
ASSETS
Equity Investment in Subsidiary	$118,396

TOTAL ASSETS	$118,396

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Payable to Related Party	$815
Taxes Payable	2,104
Notes Payable to Related Parties	3,000

Total Current Liabilities	5,919

TOTAL LIABILITIES	5,919

Stockholders’ Equity
Common Stock:
Class A, par value $0.01 per share (1,000,000,000 shares authorized, 6,359,558 issued and outstanding)	64

Class B, par value $0.01 per share (1,000,000 shares authorized, 51 issued and outstanding)	—
Additional Paid-In-Capital	108,564
Retained Earnings	3,786
Accumulated Other Comprehensive Income	63

TOTAL STOCKHOLDERS’ EQUITY	112,477

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$118,396

See notes A to C to parent company only financial statements.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

EVERCORE PARTNERS INC.

(parent company only)

CONDENSED STATEMENT OF INCOME

(in thousands)

For the Period August 10, 2006 (date of inception) through December 31, 2006
SUCCESSOR
REVENUES
NET REVENUES	$—

EXPENSES
TOTAL EXPENSES	—

OPERATING INCOME	—
Equity in Income of Subsidiary	6,705
Provision for Income Taxes	2,919

NET INCOME	$3,786

See notes A to C to parent company only financial statements.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

EVERCORE PARTNERS INC.

(parent company only)

CONDENSED STATEMENT OF CASH FLOWS

(in thousands)

For the Period August 10, 2006 (date of inception) through December 31, 2006
SUCCESSOR
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$3,786
Undistributed Income of Subsidiary	(6,705)
(Increase) in Operating Assets:
Increase in Operating Liabilities:
Payable to Uncombined Affiliates	815
Taxes Payable	2,104

Net Cash From Operating Activities	—
CASH FLOWS FROM INVESTING ACTIVITIES
Investment in Subsidiary	(88,590)

Net Cash Used in Investing Activities	(88,590)
CASH FLOWS FROM FINANCING ACTIVITIES
Net Proceeds from IPO	88,590

Net Cash Provided by Financing Activities	88,590
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—
CASH AND CASH EQUIVALENTS-Beginning of Period	—

CASH AND CASH EQUIVALENTS-End of Period	$—

See notes A to C to parent company only financial statements.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

EVERCORE PARTNERS INC.

(parent company only)

NOTES TO CONDENSED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

Note A—Organization

Evercore Partners Inc. (the “Company”) was incorporated as a Delaware corporation on July 21, 2005. The Company did not begin meaningful preparations until the reorganization discussed below. Therefore no financial statements are presented for periods before 2006. Pursuant to a reorganization into a holding company structure, the Company became a holding company and its sole asset is a controlling equity interest in Evercore LP. As the sole general partner of Evercore LP, the Company operates and controls all of the business and affairs of Evercore LP and, through Evercore LP and its subsidiaries, continues to conduct the business now conducted by these subsidiaries.

Note B—Significant Accounting Policies

Basis of Presentation.    The Statements of Financial Condition, Income and Cash Flows have been prepared in accordance with GAAP.

Equity in Income of Subsidiary.    The Equity in Income of Subsidiary represents the Company’s share of income from Evercore LP.

Note C—Stockholders’ Equity

The Company is authorized to issue 1,000,000,000 shares of Class A common stock, par value $0.01 per share, and 1,000,000 shares of Class B common stock, par value $0.01 per share. All shares of Class A common stock and Class B common stock are identical. The Company has issued 6,359,558 shares of Class A common stock. The Company has issued 51 shares of Class B common stock in exchange for $1.00, all of which were held by Evercore LP at December 31, 2006.

Note 21—Subsequent Events

Bonus Payments—In the first quarter of 2007, the Company made $44,841 in cash payments for bonuses accrued in 2006.

Tax Distributions—The Company’s subsidiary, Evercore LP, made tax distributions to Members and Evercore Partners Inc. during the first quarter of 2007 of $12,922, of which $449 remains to be paid.

Stock Based Compensation—Subsequent to April 2, 2007, the Company filed a Registration Statement on Form S-1 relating to a proposed public offering of shares of the Company’s Class A common stock. If this offering is successful, certain Senior Managing Directors intend to convert their Evercore LP units into Evercore Partners Inc. Class A common stock, and sell a portion or all of these shares. As a result, approximately 50% of the unvested partnership units and unvested RSUs, as discussed in Note 14, will vest if this offering, which is subject to market conditions, is successfully completed. If this vesting occurs, it will result in the Company recording a non-cash equity based compensation charge at the completion of this offering of $127,797.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SUPPLEMENTAL FINANCIAL INFORMATION

Combined/Consolidated Quarterly Results of Operations (unaudited)

The following represents the Company’s unaudited quarterly results for the years ended December 31, 2005 and 2006. These quarterly results were prepared in accordance with GAAP and reflect all adjustments that are, in the opinion of management, necessary for a fair statement of the results.

	Three Months Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
	Predecessor	Predecessor	Predecessor	Predecessor
Net Revenues	$22,434	$14,274	$46,439	$42,488
Operating Expense	10,586	12,014	18,751	17,752

Income Before Tax and Minority Interest	11,848	2,260	27,688	24,736
Provision for Income Taxes	670	377	776	1,549
Minority Interest	2	8	(7)	5

Net Income	$11,176	$1,875	$26,919	$23,182

Net Income Per Share
Basic	N/A	N/A	N/A	N/A
Diluted	N/A	N/A	N/A	N/A
Dividends Declared Per Common Share	N/A	N/A	N/A	N/A

	Three Months Ended March 31, 2006	Three Months Ended June 30, 2006	For the Period July 1, 2006 through August 9, 2006(a)	For the Period August 10, 2006 through September 30, 2006(a)	Three Months Ended December 31, 2006
	Predecessor	Predecessor	Predecessor	Successor	Successor
Net Revenues	$45,626	$43,490	$24,509	$17,226	$78,863	(b)
Operating Expense	18,706	17,926	8,668	15,214	55,068	(c)

Income Before Tax and Minority Interest	26,920	25,564	15,841	2,012	23,795
Provision for Income Taxes	979	905	484	297	5,733	(d)
Minority Interest	(7)	6	(1)	1,417	14,575	(e)

Net Income	$25,948	$24,653	$15,358	$298	$3,487

Net Income Per Share
Basic	N/A	N/A	N/A	$0.06	$0.69
Diluted	N/A	N/A	N/A	$0.06	$0.69
Dividends Declared Per Common Share	N/A	N/A	N/A	$—	$—

(a)	See Note 1 for a discussion of the Company’s Reorganization.
(b)	Increase in revenue largely due to the impact of the Company’s acquisitions. See Note 4 for a discussion of business developments.
(c)	Includes compensation payments to Senior Managing Directors that had not been included in compensation prior to the Company’s IPO. See Note 2 for a discussion associated with compensation and benefits.
(d)	See Note 17 for a discussion of income taxes.
(e)	Post-IPO minority interest represents the interest of the Members of Evercore LP and the portion of PCB not owned by the Company. See Note 2 for a discussion on minority interest.

4,200,000 Shares

Class A Common Stock

PROSPECTUS

                    , 2007

Joint Book-Running Managers

Goldman, Sachs & Co.	Lehman Brothers

JPMorgan

Credit Suisse	E*TRADE Securities

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses payable by the Registrant in connection with the issuance and distribution of the common stock being registered hereby. All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.

Filing Fee—Securities and Exchange Commission	$4,511
Fee—National Association of Securities Dealers	15,193
Fees and Expenses of Counsel	750,000
Printing Expenses	200,000
Fees and Expenses of Accountants	500,000
Blue Sky Fees and Expenses	20,000
Transfer Agent Fees and Expenses	30,000
Miscellaneous Expenses	30,000

Total	$1,549,704

*	To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to us, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by us only as authorized in each specific case upon a determination by the stockholders, disinterested directors or independent legal counsel that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law and that no director shall be liable for monetary damages to us or our stockholders for any breach of fiduciary duty, except to the extent provided by applicable law.

We currently maintain liability insurance for our directors and officers. In connection with this offering, we will obtain additional liability insurance for our directors and officers. Such insurance would be available to our directors and officers in accordance with its terms.

Reference is made to the form of purchase agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriters and Evercore Partners Inc. are obligated under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

On May 12, 2006, we issued 100 shares of our Class B common stock, par value $0.01 per share, to Evercore LP for $1.00. On August 16, 2006, Evercore LP distributed 51 of such shares of Class B common stock to its limited partners as part of the Reorganization described in Part I of this Registration Statement under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reorganization”. The issuance and the subsequent distribution of such shares of Class B common stock were not registered under the Securities Act because the shares were offered and sold in a transaction exempt from registration under Section 4(2) of the Securities Act.

On August 16, 2006, we issued 45,238 shares of our Class A common stock, par value $0.01 per share, to Banco Inbursa, S.A., Institucion de Banca Multiple, Grupo Financiero Inbursa, as Trustee of Inbursa Trust F/1338, a trust benefiting certain directors and employees of Protego upon repayment of a $0.95 million note issued as consideration for the Protego Combination described in Part I of this Registration Statement under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reorganization”. The issuance of such shares of Class A common stock was not registered under the Securities Act because the shares were offered and sold in a transaction exempt from registration under Section 4(2) of the Securities Act.

On December 19, 2006, we completed the acquisition of Braveheart. On such date, an aggregate of 1,771,820 shares of Class A common stock were issued to Braveheart’s previous shareholders as part of the purchase price for the acquisition. On April 4, 2007, we issued an additional 159,000 shares of Class A Common Stock to Braveheart’s previous shareholders as additional consideration. The shares were issued under the exemption from registration provided in Section 4(2) of the Securities Act on the basis that the issuance did not involve any public offering.

On January 22, 2007, we issued 90,606 shares of our Class A Common Stock to a new hire. The shares were issued under the exemption from registration provided in Section 4(2) of the Securities Act on the basis that the issuance did not involve any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement, which information is incorporated herein by reference pursuant to Rule 411 of the Securities and Exchange Commission’s Rules and Regulations under the Securities Act of 1933.

ITEM 17. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 8th day of May, 2007.

EVERCORE PARTNERS INC.

By:	/S/ ROGER C. ALTMAN
Name:	Roger C. Altman
Title:	Chairman and Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 8th day of May, 2007.

Signature	Title

* Roger C. Altman	Chairman and Co-Chief Executive Officer (principal executive officer)

* Austin M. Beutner	Director, President, Co-Chief Executive Officer and Chief Investment Officer (principal executive officer)

* Pedro Aspe	Co-Chairman

* Gail Block Harris	Director

* Curt Hessler	Director

Signature	Title

* Anthony N. Pritzker	Director

* Francois de St. Phalle	Director

* David E. Wezdenko	Chief Financial Officer (principal financial officer)

* Thomas J. Gavenda	Controller (principal accounting officer)

*By:	/S/ ROGER C. ALTMAN
Roger C. Altman as Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
1.1	Underwriting Agreement(1)

3.1	Amended and Restated Certificate of Incorporation of the Registrant(2)

3.2	Amended and Restated Bylaws of the Registrant(2)

5.1	Opinion of Simpson Thacher & Bartlett LLP(1)

10.1	Amended and Restated Limited Partnership Agreement of Evercore LP, dated as of August 7, 2006(3)

10.1.1	Supplement to Amended and Restated Limited Partnership Agreement of Evercore LP, dated as of August 7, 2006(3)

10.2	Tax Receivable Agreement, dated as of August 10, 2006(3)

10.3	Registration Rights Agreement, dated as of August 10, 2006(3)

10.4	Contribution and Sale Agreement, dated as of May 12, 2006, among Evercore LP, Evercore Partners Inc., Roger C. Altman, Austin M. Beutner, Pedro Aspe and the Other Parties Named Therein(2)

10.5

Contribution and Sale Agreement, dated as of May 12, 2006, among Evercore LP, Evercore Partners Inc. and Banco Inbursa, S.A., Institucion de Banca Multiple, Grupo Financiero Inbursa, as Trustee of Inbursa Trust F1338(2)

10.6	Employment Agreement between the Registrant and Roger C. Altman(3)

10.7	Employment Agreement between the Registrant and Austin M. Beutner(3)

10.8	Employment Agreement between the Registrant and Pedro Aspe(3)

10.9	Employment Agreement between the Registrant and David E. Wezdenko(2)

10.10	Evercore Partners Inc. 2006 Stock Incentive Plan(2)

10.11	Evercore Partners Inc. 2006 Stock Incentive Plan(4)

10.12	Evercore Partners Inc. 2006 Annual Incentive Plan(2)

10.13	Employment Agreement between the Registrant and Adam B. Frankel(2)

10.14	Form of Indemnification Agreement between the Registrant and each of its director nominees(2)

10.15	Evercore Partners II L.L.C. Limited Liability Company Agreement(2)

10.16	Sale and Purchase Agreement among the Shareholders of Braveheart Financial Services Limited and Evercore Partners Inc.(2)

10.17	Closing Agreement, dated December 19, 2006, among Evercore Partners Inc. and Bernard J. Taylor and Julian P. Oakley(5)

21.1	Subsidiaries of the Registrant (2)

23.1	Consent of Deloitte & Touche LLP (filed herewith)

23.2	Consent of PricewaterhouseCoopers, S.C. (filed herewith)

23.3	Consent of Saffery Champness (filed herewith)

23.4	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1)(1)

24.1	Power of Attorney (included on signature page to the registration statement)(6)

99.1	Form of Voting Agreement between Roger C. Altman and Austin M. Beutner(2)

(1)	To be filed by amendment or incorporated by reference from a Current Report on Form 8-K.
(2)	Incorporated by Reference to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-134087), as amended, originally filed with the SEC on May 12, 2006.

(3)	Incorporated by Reference to the Registrant’s Quarterly Report on Form 10-Q (Commission File No. 001-32975), for the period ended June 30, 2006.
(4)	Incorporated by Reference to the Registrant’s Quarterly Report on Form 10-Q (Commission File No. 001-32975), for the period ended September 30, 2006.
(5)	Incorporated by Reference to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 21, 2006.
(6)	Previously filed.